As filed with the Securities and Exchange Commission on October 15, 2002
Registration No. 333-97353

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 4
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CEVA, INC.
(Exact name of registrant as specified in its charter)
Delaware	3674	77-0556376
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

3120 Scott Boulevard
Santa Clara, California 95054
(408) 986-4300
(Address and telephone number of principal executive offices and principal place of business)

Eliyahu Ayalon
Chief Executive Officer
Ceva, Inc.
3120 Scott Boulevard
Santa Clara, California 95054
(408) 986-4300
(Name, address, and telephone number of agent for service)

Copies to:
Bruce A. Mann, Esq. S. David Goldenberg, Esq. Jaclyn Liu, Esq. Linda K. Lee, Esq. Morrison & Foerster LLP 425 Market Street San Francisco, California 94105	John A. Burgess, Esq. Wendell C. Taylor, Esq. Jessica S. Semerjian, Esq. Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109

        Approximate date of commencement of proposed distribution:    As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)

Common Stock, $0.001 par value per share	9,432,992 shares	$0.44	$4,150,516	$381.28

(1)
Based on the total number of DSP Group common stock outstanding as of September 30, 2002 and options to purchase DSP Group common stock outstanding as of September 30, 2002 which are exercisable prior to October 22, 2002.

(2)
Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(f)(2) under the Securities Act, is based upon the book value of the Common Stock computed as of June 30, 2002.

(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted

SUBJECT TO COMPLETION, DATED OCTOBER 15, 2002

PROSPECTUS RELATING TO THE SEPARATION OF
CEVA, INC. FROM DSP GROUP, INC.

Common Stock
(par value $0.001 per share)

This prospectus is being furnished in connection with the pro rata distribution by DSP Group, Inc. to its stockholders of all outstanding shares of common stock of Ceva, Inc. in connection with the separation of Ceva from DSP Group.

Pursuant to the terms and conditions of the Separation Agreement and related agreements among DSP Group, Ceva and certain other subsidiaries of DSP Group, DSP Group contributed its DSP cores licensing business to Ceva and its subsidiaries and distributed all of the issued and outstanding stock of Ceva to DSP Group stockholders. Shares of Ceva’s common stock were distributed to holders of record of DSP Group’s common stock as of the close of business on the record date of the distribution, which was            , 2002. Each of those holders received one share of Ceva common stock for every three shares of DSP Group common stock held on            , 2002, the record date. You do not have to take any action to receive your shares of Ceva common stock. The Ceva common stock will be delivered as promptly as practicable after the date of this prospectus. No consideration will be paid by holders of DSP Group common stock for the shares of Ceva common stock they receive.

Immediately following the distribution described above, pursuant to the terms and conditions of a Combination Agreement dated as of April 4, 2002, by and among DSP Group, Ceva and Parthus, as amended, Parthus combined with Ceva and Ceva changed its name to ParthusCeva, Inc. The combination was effected as a scheme of arrangement under the laws of the Republic of Ireland. The existing shares of Parthus were cancelled and the existing Parthus shareholders received one share of ParthusCeva’s common stock for every             Parthus ordinary shares held by them.

Prior to the separation, no public market existed for ParthusCeva’s common stock. ParthusCeva’s common stock has been approved for quotation on the Nasdaq National Market under the symbol “PCVA” and has been approved for listing on the London Stock Exchange under the symbol “PCV.”

Stockholders with inquiries relating to the distribution should contact American Stock Transfer & Trust Company, the distribution agent, at +1-718-921-8145 or +1-800-937-5449, or Elaine Coughlan, Chief Financial Officer of ParthusCeva, at +353-1-402-5700.

In reviewing this prospectus, you should carefully consider the matters described under the caption “ Risk Factors” beginning on page 7.

DSP Group, as the sole stockholder of Ceva, has approved the transactions entered into by Ceva relating to the separation and combination. DSP Group stockholder approval of the separation and combination is not required or sought. We are not asking DSP Group stockholders for a proxy and you are requested not to send us a proxy. This prospectus is first being mailed to holders of record of DSP Group’s common stock on            , 2002.

This prospectus is not an offer to sell, or a solicitation of an offer to buy, any securities of ParthusCeva.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2002

You should rely only on the information contained in this document. We have not authorized anyone to provide you with the information that is different. This document may only be used where it is legal to distribute these securities.

PROSPECTUS SUMMARY

The following is a summary of some of the information contained in this prospectus. We urge you to read the entire prospectus carefully, especially the risks associated with our business discussed under “Risk Factors” and our financial statements.

Except for our historical financial statements or as otherwise indicated, we describe in this prospectus the business contributed to us by DSP Group, Inc. (see “Separation of DSP Cores Licensing Business from DSP Group”), and the business acquired by us in the combination with Parthus (see “Combination with Parthus Technologies plc”) as if they had been operated by ParthusCeva for all periods presented herein. We are an independent public company, and DSP Group has no continuing stock ownership in us. Accordingly, our historical financial results as part of DSP Group may not reflect our financial results in the future as an independent company or what our financial results would have been had we been a stand-alone company during the periods presented herein.

Our Business

ParthusCeva licenses to semiconductor companies and electronic equipment manufacturers (also known as original equipment manufacturers, or OEMs) complete, integrated intellectual property (IP) solutions that enable a wide variety of electronic devices. Our programmable digital signal processing (DSP) cores and application-level IP platforms power handheld wireless devices, global positioning system (GPS) devices, consumer audio products, automotive applications and a range of other consumer products. We intend to license complete system solutions consisting of our IP platforms built around our DSP cores technology, while also continuing to license our DSP cores and IP platforms as stand-alone offerings. ParthusCeva was formed in 2002 through the combination of Ceva, the former DSP cores licensing business of DSP Group, founded in 1991, and Parthus, a provider of platform-level IP for the consumer electronics market, founded in 1993.

Our DSP cores licensing business (formerly the business of Ceva) develops and licenses designs of programmable DSP cores and DSP core-based sub-systems. A programmable DSP core is a special-purpose, software-controlled processor that, through complex mathematical calculations, analyzes, manipulates and enhances digital voice, audio and video signals. Chips incorporating these core designs as their central processor are used in a wide variety of electronic devices, including digital cellular telephones, modems, hard disk drive controllers, MP3 players, voice over packet products and digital cameras, and are critical to the performance of the electronic products in which they are used. A DSP core-based sub-system incorporates additional hardware blocks required as interfaces from the DSP core for the overall system.

Our platform-level IP business (formerly the business of Parthus) develops semiconductor intellectual property for a range of consumer electronic products and licenses this technology to semiconductor manufacturers and OEMs. Our portfolio of IP platforms spans major broadband and local area wireless connectivity technologies as well as key application IP including multimedia, location and smartphone/handheld technologies. The intellectual property we license can take the form of schematics and designs for silicon chips and circuitry and software to perform particular functions on those chips. In addition, we also sell finished modules (which we refer to as Hard IP) to these customers.

Strategy

Our goal is to become the leading licensor of programmable DSP cores and platform-level IP solutions. In particular, we seek to establish our DSP core technology and IP solutions as the standards for high-volume and emerging applications. To meet these goals we intend to:

•
Provide an integrated solution.    We seek to maximize our competitive advantage by focusing on providing integrated solutions, both for our programmable DSP cores and our application-level IP platforms, and we intend to continue to invest in the development of technology for complete systems in our target markets.

•
Enhance our expertise.    We seek to maximize our expertise in DSP, analog, mixed-signal and related software technology, and to capitalize on that expertise to address critical customer demands. We intend to enhance our existing DSP cores and IP platforms with additional features and performance, while developing new offerings that will focus on other emerging applications across the range of end markets we serve.

•
Target top-tier customers.    We seek to strengthen relationships and expand licensing and royalty arrangements with our existing customers and to extend our customer base with other key industry companies in order to facilitate the development of our technology. We believe that we can achieve the best results by targeting our sales and marketing activities at high-volume semiconductor companies and leading OEMs with a track record of successful end-user product deployments. Parthus and Ceva together have entered into license agreements with nine of the top ten semiconductor companies worldwide.

•
Focus on large and fast-growing markets.    We believe that our expertise in programmable DSP cores and platform-level IP allows us to target fast-growing segments within the consumer electronics market, such as wireless communications, mobile computing, automotive electronics, and consumer entertainment. We intend to strengthen our relationships and expand licensing and royalty arrangements with customers in those markets and to extend our customer base with key industry leaders within each of those segments.

•
Take advantage of the industry shift towards open-standard architectures.    We believe that the industries in which we compete are moving away from proprietary IP solutions towards open-standard architectures, and that this trend creates an opportunity for providers of licensable DSP cores and platform-level IP. As a consequence, we intend to use our expertise to create leading products and services in critical open standards fields, such as Bluetooth, GPS and multimedia, to position ourselves to take advantage of this trend. We also participate in the development of industry standards in these and other emerging technology areas.

•
Focus on a portfolio approach to the licensing of our IP platforms.    We seek to differentiate ourselves through the breadth of our IP offerings and our ability to integrate these offerings into a single solution built around our family of state-of-the-art DSP cores. In tandem with targeting top-tier customers, we intend to focus on offering a variety of solutions. Our product architecture is designed to allow multiple platforms to reside on the same piece of silicon, significantly reducing the cost and complexity of integration while simultaneously improving power dissipation and time to market for next-generation devices. This approach enables our customers to develop product solutions for next-generation devices that incorporate multiple functions. This approach will also provide our customers with the benefits of “one-stop shopping” and a technology roadmap for the next generation of multi-functional devices.

•	Establish, maintain and expand relationships with key technology providers. We have established and seek to expand our close working relationships with:

•
contract semiconductor companies, usually referred to as silicon foundries, in order to assure adequate supplies of chips for our customers who purchase our technology in chip form and in order to give our other OEM customers a means of obtaining competitive manufacturing capabilities;

•	third-party suppliers of block-level semiconductor IP, in order to have access to their most current technologies; and

•	developers of both application-level and system-level software so that we can continue to offer complete platform solutions.

In addition, we have and seek to expand our relationships with companies that offer complementary technologies for designing system-on-a-chip applications based on our DSP core designs. We believe that these relationships will increase the markets for our products.

Separation of the DSP Cores Licensing Business from DSP Group

Ceva, Inc. was formed as a Delaware corporation and wholly-owned subsidiary of DSP Group in November 1999. The separation of the DSP cores licensing business from DSP Group, including the transfer of related assets, liabilities and intellectual property rights, was completed in October 2002.

We believe that we will realize the following benefits by separating from DSP Group:

•
We will be able to focus on developing our business and pursuing strategic opportunities in the licensing of technology to third parties, increase our research and development efforts, better target our markets, and focus our sales and support infrastructures in different markets than those of DSP Group.

•	As a stand-alone, independent company, our management will be able to devote time and energy exclusively to our business.

•	We plan to make our technology accessible to all potential users, free of competitive considerations faced by DSP Group.

•	Our employees will be motivated by incentive compensation programs tied to the market performance of our common stock.

•	As a more focused company, we expect to be able to make decisions more quickly, deploy resources more rapidly and efficiently and enhance our responsiveness to customers and partners.

•	We expect to have direct access to the capital markets to issue debt or equity securities and to grow through acquisitions.

Combination of Parthus and Ceva

In October 2002, Parthus and Ceva combined their businesses under the terms and conditions of a Combination Agreement, dated as of April 4, 2002, as amended, by and among DSP Group, Ceva and Parthus. As part of the combination, Ceva changed its name to ParthusCeva, Inc., and Parthus became a wholly-owned subsidiary of ParthusCeva. Pursuant to arms-length negotiations between DSP Group and Parthus, and as set forth in the Combination Agreement, immediately following the separation and combination, approximately 50.1% of the outstanding shares of common stock of ParthusCeva were held by the stockholders of DSP Group, and approximately 49.9% were held by the former shareholders of Parthus.

Our principal headquarters are located at 2033 Gateway Place, Suite 150, San Jose, CA 95110-1002, and our telephone number at this location is +1-408-514-2900.

PalmDSPcore, PineDSPcore, OakDSPcore, OCEM, TeakDSPcore, Pine, Teak and Teaklite are United States registered trademarks of ParthusCeva or its affiliates. Parthus, the Parthus logo and BlueStream are European Community trademarks of ParthusCeva or its affiliates. The registration of the following trademarks is pending in the United States: ParthusCeva, the ParthusCeva logo, SmartCores, Assyst, CedarDSPcore, Parthus, the Parthus logo, MachStream, MobiStream, WarpStream, MediaStream, BlueStream, PLLXpert and NavStream. Application for the following trademarks is pending in other jurisdictions: ParthusCeva, the ParthusCeva logo, SmartCores, CedarDSPcore, Parthus, the Parthus logo, MachStream, MobiStream, WarpStream, MediaStream, InfoStream, BlueStream, PLLXpert and NavStream. The following trademarks are in use: PalmASSYST, PINE ASSYST SIMULATOR, XpertDSP, XpertPalm, OpenKey, DSCKey, VoPKey, EDP, SmartCores Enabled, CamStream, VoPStream, PDKit, ODKit, TLDKit, TDKit and In8Stream. All other trademarks and service marks appearing in this prospectus are the property of their respective owners.

Summary Unaudited Pro Forma Combined Condensed Consolidated Financial Data

The following table presents summary unaudited pro forma combined condensed consolidated financial data of ParthusCeva, giving effect to the combination of Parthus and Ceva as if it had occurred as of January 1, 2001 for statements of operations purposes and on June 30, 2002 for balance sheet purposes. Per share data and the number of shares outstanding have been computed on the assumption that one share of Ceva’s common stock will be distributed for every three shares of DSP Group’s common stock outstanding on the record date for the distribution and that the aggregate number of shares of Ceva’s common stock to be issued to Parthus shareholders in connection with the combination will represent 49.9% of the total number of shares of ParthusCeva’s common stock outstanding after the combination. This information should be read in conjunction with the unaudited pro forma combined condensed consolidated financial statements and related notes included elsewhere in this prospectus. This summary unaudited pro forma combined condensed consolidated financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved had the combination been consummated as of the dates indicated or that may be achieved in the future.

	Year Ended December 31, 2001	Six Months Ended June 30, 2002
	(U.S. Dollars in thousands)
Pro Forma Combined Condensed Consolidated Statements of Operations Data:
Revenues	$66,163	$30,173
Gross profit	52,848	24,913
Operating expenses	72,527	28,252
Operating loss	(19,679)	(3,339)
Net loss for the period	$(16,719)	$2,167
Basic and diluted net loss per share	$(0.93)	$(0.15)

Weighted average number of shares used in computing basic and diluted net loss per share	18,044	18,044

June 30, 2002
(U.S. Dollars in thousands)
Pro Forma Combined Condensed Consolidated Balance Sheet Data:
Cash and cash equivalents	$90,643
Working capital	76,564
Total assets	136,810
Total stockholders’ equity	$102,043

Summary Historical Consolidated Financial Data of Ceva

The following table presents summary historical consolidated financial data of Ceva, giving effect to the transfer of the DSP cores licensing business from DSP Group to Ceva as if this business had operated as a separate entity throughout the relevant periods. This information should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus. This summary historical consolidated financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved had the separation been consummated as of the dates indicated or that may be achieved in the future.

	Year Ended December 31, 2001	Six Months Ended June 30, 2002
	(U.S. Dollars in thousands)
Consolidated Statement of Income Data:
Revenues	$25,244	$8,682
Gross profit	23,993	8,066
Operating expenses	10,845	6,064
Operating income	13,148	2,002
Net income	$10,355	$1,510

June 30, 2002
(U.S. Dollars in thousands)
Consolidated Balance Sheet Data:
Working capital	$6,055
Total assets	14,544
Total stockholders’ equity and Parent company investment	$8,738

FORWARD-LOOKING STATEMENTS

This prospectus and other materials filed or to be filed by ParthusCeva with the Securities and Exchange Commission, as well as information included in oral statements or other written statements made or to be made by ParthusCeva, contain forward-looking statements that involve risks and uncertainties. These forward-looking statements are not historical facts but rather are based on current expectations, estimates and projections about our industry, our beliefs and assumptions. We use words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate” and variations of these words and similar expressions to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in “Risk Factors” and elsewhere in this prospectus and the documents incorporated by reference in this prospectus. You should not place undue reliance on these forward-looking statements, which reflect our view only as of the date of this prospectus.

RISK FACTORS

You should carefully consider each of the following risks and uncertainties associated with our company and ownership of our common stock, as well as all other information set forth in this prospectus. Holding our common stock involves risk. The occurrence of any of the following risks could materially and adversely affect our business, financial condition and operating results, which could result in a decline in the trading price of our common stock.

RISKS RELATING TO THE SEPARATION OF
OUR DSP CORES LICENSING BUSINESS FROM DSP GROUP

We may have potential business conflicts of interest with DSP Group with respect to our past and ongoing relationships and we may not be able to resolve these conflicts on terms that are most favorable to us.

Conflicts of interest may arise between DSP Group and us in a number of areas relating to our past and ongoing relationships, including:

•	labor, tax, employee benefit, indemnification and other matters arising from our separation from DSP Group;

•	intellectual property matters;

•	employee retention and recruiting;

•	the nature, quality and pricing of transitional services DSP Group has agreed to provide us; and

•	business opportunities that may be attractive to both DSP Group and us.

We may not be able to resolve any of the potential conflicts of interest discussed above, and even if we do, the resolution may be less favorable than if we were dealing with an unaffiliated party. Under the separation agreement, DSP Group has agreed not to compete with us for a period of five years in the business of developing and licensing designs for programmable digital signal processor cores, and we have agreed not to compete with DSP Group in the business of designing, manufacturing and marketing high performance digital signal processor-based integrated circuit devices for integrated digital cordless telephones and voice-over broadband products for a period of five years.

We currently use DSP Group’s operational, administrative and technical infrastructure and if these services are not sufficient to meet our needs or if we are not able to replace these services, we may be unable to manage critical operational functions of our business.

Pursuant to our transition services agreement, DSP Group, Ltd. has agreed to provide our subsidiary, Corage, Ltd., with certain general and administrative services, including management and information services and network, hardware and software maintenance and support.

In addition, DSP Group, Ltd. has assigned to us a lease covering the facilities we will occupy in Herzeliya, Israel.

The transition services agreement provides that DSP Group, Ltd. will continue to provide these services to Corage, Ltd. in exchange for fees payable by Corage, Ltd. to DSP Group, Ltd. until terminated in accordance with its terms. Although DSP Group, Ltd. is contractually obligated to provide Corage, Ltd. with these services, these services may not be provided at the same level as when we were part of DSP Group, and we may not be able to obtain the same benefits. In addition, we cannot assure you that during the initial terms of the transition services agreement, the quality of services and level of responsiveness will meet our needs. If we are unable to obtain sufficient quality of these services or replace these services which are not effectively provided, our business and results of operations could be harmed.

After the initial terms of the transition services agreement, we will need to either extend the term of this agreement, engage others to perform these services or perform these services internally. We cannot assure you that DSP Group, Ltd. will continue to provide us with these services after the initial term of the transition services agreement, that the quality of services and level of responsiveness will meet our needs or that the cost of these services will not be significantly higher if we purchase them from unaffiliated providers or employ staff to handle them internally.

Although agreed in the context of arms-length negotiations between DSP Group and Parthus in connection with the combination, the transition services agreement was entered into in the context of a parent-subsidiary relationship with DSP Group. As a result, the prices charged to Corage, Ltd. under the transition services agreements may be lower than the prices that we may be required to pay third parties for similar services or the costs of similar services if we undertake them ourselves. If we fail to find replacements for these services in a timely fashion, or if we are not able to replace them on favorable terms, our business, results of operations and financial condition could be harmed.

For a more detailed description of the services provided to Corage, Ltd. by DSP Group, Ltd., please see “Separation of DSP Cores Licensing Business from DSP Group.”

Restrictions on our ability to issue stock and take certain other actions could inhibit our growth.

The restrictions in the separation agreement on issuances of our capital stock and other specified actions by us during the one-year period following the distribution, or the liquidation, disposition or discontinuation of the DSP cores licensing business during the two-year period following the distribution, and the requirement that we indemnify DSP Group if we do not comply with these restrictions, could limit our ability to grow our business and compete effectively during the period following the distribution. In addition, these restrictions and indemnification obligations could make us a less attractive acquisition or merger candidate during this period.

We could be subject to joint and several liability for taxes of DSP Group.

As a former member of a group filing consolidated income tax returns with DSP Group, we could be liable for federal income taxes of DSP Group and other members of the consolidated group, including taxes, if any, incurred by DSP Group on the distribution of our stock to the stockholders of DSP Group. DSP Group has agreed to indemnify us against these taxes, other than taxes for which we have agreed to indemnify DSP Group pursuant to the terms of the tax indemnification and allocation agreement and separation agreement we entered into with DSP Group.

Our historical financial information may not be representative of our results as a separate company.

Ceva’s historical consolidated financial statements have been carved out from the consolidated financial statements of DSP Group using the historical results of operations and historical bases of the assets and liabilities of the DSP cores licensing business. Accordingly, the historical financial information we have included in this prospectus does not necessarily reflect what our financial position, results of operations and cash flows would have been had this business operated as a separate, stand-alone entity during the periods presented. DSP Group did not account for us, and we did not operate, as a separate, stand-alone entity for the periods presented. Our costs and expenses include allocations from DSP Group for centralized corporate services and infrastructure costs, including accounting and legal, research and development, sales and marketing, and general administration costs. These allocations have been determined on bases that we and DSP Group consider to reasonably reflect the utilization of services provided to us or the benefit we received. In addition, because the Ceva financial statements included herein relate to a period ending several months prior to the separation of the DSP cores licensing business from DSP Group, the balances of assets and liabilities transferred in the separation will be subject to change between the date of the financial statements and the separation.

The historical financial information for Ceva and Parthus presented herein is not necessarily indicative of what our results of operations, financial position and cash flows will be in the future. We have not made adjustments to either company’s historical financial information to reflect the significant changes in the cost structure, funding and operations which will result from the separation of the DSP cores licensing business from DSP Group and the combination with Parthus, potentially including increased costs associated with reduced economies of scale, increased marketing expenses related to building our brand and increased costs associated with being a stand-alone, publicly traded company. If our actual results differ significantly from these estimates, our stock price could be harmed.

Some of our directors and executive officers may have conflicts of interest because of their ownership of DSP Group’s common stock.

Some of our directors and executive officers, including Eliyahu Ayalon, the Chairman of our board of directors and who will remain as Chairman of the board of directors of DSP Group, Gideon Wertheizer, our Executive Vice President—Business Development and Chief Technology Officer, Issachar Ohana, our Vice President and General Manager of the DSP Intellectual Property Licensing Division and Bat-Sheva Ovadia, our Chief Scientist—DSP Technologies, will continue to hold a significant number of shares of DSP Group’s common stock and options to purchase shares of DSP Group’s common stock. Ownership of DSP Group’s common stock by certain of our directors and executive officers after our separation from DSP Group could create, or appear to create, conflicts of interest when they are faced with decisions that could have different implications for DSP Group and us.

With respect to Eliyahu Ayalon, the Chairman of our board of directors, to limit conflicts of interest and the appearance of conflicts, Delaware corporate law provides that transactions between a corporation and interested directors can be voided by the corporation if the interested director’s vote is counted for approval of the transaction unless there is either (i) disclosure of the conflict to the board and the transaction is approved by a majority of the disinterested directors, or (ii) there is disclosure to the stockholders of the transaction who then approve the transaction, or (iii) a court determines, in the event the transaction is challenged, that the transaction is fair to the corporation. Accordingly, any transaction between DSP Group and ParthusCeva considered by the board of directors will be subject to these requirements.

RISKS RELATING TO THE DISTRIBUTION

We have agreed to indemnify DSP Group if certain of our actions or Parthus’ actions cause the distribution to be taxable to DSP Group.

DSP Group has received a private letter ruling from the U.S. Internal Revenue Service to the effect that, among other things, the distribution of our stock to the DSP Group stockholders will be tax-free under Section 355 of the Internal Revenue Code of 1986, as amended, and that the receipt of shares of our common stock in the distribution will not result in the recognition of income, gain or loss to stockholders of DSP Group for federal income tax purposes, except with respect to cash received in lieu of fractional shares. The continuing validity of this ruling is subject to factual representations and assumptions made in the private letter ruling request. We are not currently aware of any facts or circumstances which would cause these representations and assumptions to be untrue.

Notwithstanding the receipt of this private letter ruling, if we and/or DSP Group engage in certain activities, the distribution may become taxable to DSP Group and possibly to its stockholders. For example, it is possible that even a small issuance of our capital stock, when combined with the 49.9% of our capital stock issued to shareholders of Parthus in the combination, may cause the distribution to be taxable.

The separation agreement generally provides that we will not issue capital stock or take other specified actions during the one-year period following the distribution, or liquidate, dispose of, discontinue or take similar actions with respect to the DSP cores licensing business during the two-year period following the distribution, unless either DSP Group consents to the action, or we receive a supplemental ruling from the Internal Revenue Service or an opinion of tax counsel satisfactory to DSP Group providing that the action will not cause the distribution to be taxable to either DSP Group or to its stockholders.

If we make such an issuance or take any other prohibited actions without complying with the terms of the separation agreement, we will be required to indemnify DSP Group for any resulting tax liability.

We also have agreed to indemnify DSP Group for any tax liability of DSP Group to the extent that the liability results from the inaccuracy of any factual information provided or representation made by Parthus, or by us after the distribution, in the application for rulings filed with the Internal Revenue Service or in connection with any tax opinion regarding the separation and distribution.

If the distribution were rendered taxable to DSP Group and its stockholders, then:

•
corporate-level taxable gain would be recognized by DSP Group in an amount equal to the difference between the market value of the Ceva’s common stock at the time of distribution to the DSP Group stockholders and DSP Group’s basis in that stock (and the tax would be determined by multiplying such gain by DSP Group’s net effective tax rate at the time of the distribution (currently approximately 38%)); and

•
each holder of DSP Group’s common stock who received shares of our common stock in the distribution would be treated as having received a dividend taxable as ordinary income in an amount equal to the fair market value of our common stock received (assuming that DSP Group had sufficient current or accumulated “earnings and profits”). Dividends paid to holders that are U.S. corporations may be eligible for the dividends received deduction. For certain holders of DSP Group common stock — mainly non-U.S. stockholders — the dividend may be subject to withholding at a rate of 30%, or less if there is a lower rate under an applicable treaty. To the extent the distribution exceeds a DSP Group stockholder’s ratable portion of the current or accumulated earnings and profits of DSP Group, such distribution would be a non-taxable return of capital to the extent of the basis in such stockholder’s DSP Group common stock, and capital gain (if the DSP Group common stock is held by the stockholder as a capital asset) to the extent the amount distributed exceeds such basis.

This discussion is not intended to be a complete analysis or description of all potential tax consequences of the distribution under U.S. federal income tax law if the distribution were rendered taxable to DSP Group and its stockholders, and does not address state, local or foreign tax laws. In addition, stockholders may be subject to special treatment under U.S. federal income tax law as a result of their individual circumstances. Accordingly, all stockholders should consult their own tax advisers concerning the tax effects to them of the distribution.

The distribution could adversely affect the aggregate value of an existing investment in DSP Group’s common stock.

Following the separation and distribution, the value of our common stock and DSP Group’s common stock will not necessarily be related. The combined value of our common stock and DSP Group’s common stock after the separation and distribution may be less than the trading price of DSP Group’s common stock immediately before the separation and distribution. As a result of the separation and distribution, the trading price range of DSP Group’s common stock may be lower than the trading price range of DSP Group’s common stock immediately before the separation and distribution.

RISKS RELATING TO THE COMBINATION OF PARTHUS AND CEVA

You should not consider any particular information in this prospectus, in published news reports, or any published financial targets, without carefully evaluating the risks and other information contained in this prospectus.

During April, July, August and September 2002, articles appeared in the Irish and the U.K. press regarding the combination, including statements that ParthusCeva’s target for revenues in 2003 is approximately $75-$80 million with targeted profits between $17-$18 million. These stories also noted that the combined company’s current strategic goal is to achieve operating margins of approximately 20% in 2003. You should be aware that these targets are forward looking statements that are necessarily speculative in nature and it can be anticipated that one or more of the estimates or assumptions upon which the published projections were based will not materialize, or will vary significantly from actual results, and that these variances will likely increase over time. In addition, the financial and business targets appearing or reflected in these articles were based on information available in April 2002, and have not been updated for any subsequently available information, including the continued worldwide slow-down in the semiconductor industry and significant depression in share equity values. In light of these subsequent developments, we currently do not endorse such targets and note that our actual results will vary from such targets, and those variations are likely to be material.

A number of factors could impair our ability to successfully integrate the businesses of Parthus and Ceva, and thereby harm the combined company’s business, financial condition and operating results.

We must integrate the operations of Ceva and Parthus, each of which has previously operated independently of the other. We cannot assure you that we will be able to successfully integrate these businesses in a timely and efficient manner, if at all. To integrate operations, we will need to focus on a number of key tasks, including:

•	retaining and integrating management, engineering and other key employees of each of Ceva and Parthus;

•	retaining existing customers, suppliers, distributors, licensees, vendors and others that have historically done business with Ceva or Parthus;

•	integrating sales efforts so that customers can do business easily with the combined company; and

•	preventing delays in ongoing research and development activities to permit efficient time-to-market introductions and time-to-volume production for acquired products and new technologies.

We may face difficulties in effecting the successful integration of these businesses, including the following:

•	impairment and/or loss of relationships with employees, customers, suppliers, distributors, licensees, vendors and others that have historically done business with Ceva or Parthus;

•	adverse financial results associated with integration of the two businesses, including unanticipated expenses related to the integration and deployment of acquired technologies; and

•	disruption of our business and distraction of our management.

In addition, the anticipated benefits of the combination may not be realized because, among other reasons:

•	ParthusCeva’s technology may not be as robust as expected or may not achieve the expected performance, features or product yield;

•	ParthusCeva’s intellectual property, including its patent portfolio, may not be as valuable as expected; and

•	the value of the combination may not be accretive.

We may not succeed in addressing these risks. Further, we cannot assure you that our growth rate will equal the historical growth rates experienced by Ceva or Parthus.

The integration of Parthus and Ceva, as well as any future acquisitions or strategic investments, could interrupt our business and our financial condition could be harmed.

The integration of Parthus and Ceva and any future acquisitions or strategic investments may entail numerous risks, including the following:

•	difficulties integrating acquired operations, personnel, technologies or products;

•	diversion of management’s focus from our core business concerns;

•	write-offs related to acquired assets, including write-offs related to impairment of goodwill and other intangible assets; and

•	dilution to existing stockholders and earnings per share.

Any such difficulties encountered as a result of the integration of Parthus and Ceva or any future acquisitions or strategic investments could adversely affect our business, operating results and financial condition. In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” which requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment annually, or more frequently when events or circumstances occur indicating that goodwill might be impaired. If we determine through the impairment review process that goodwill has been impaired, we will record the impairment charge in our statement of operations. Any future write-off of goodwill or intangible assets could be significant and would likely have an adverse impact on our reported operating results. As a result, the market price of ParthusCeva’s common stock could be significantly and adversely affected.

In connection with the combination, we expect to write off substantial acquired in-process research and development, which may adversely affect our stock price.

The amount of excess cost attributable to in-process research and development of Parthus is estimated to be approximately $5.8 million. This in-process research and development was not considered to have reached technological feasibility and had no alternative or future use and, in accordance with generally accepted accounting principles, the value of such in-process research and development will be expensed by ParthusCeva. This amount will be recorded as part of ParthusCeva’s research and development expense in the fiscal quarter during which the combination is consummated. This write-off will reduce ParthusCeva’s net income, negatively impact ParthusCeva’s results of operations and reduce ParthusCeva’s earnings per share for that fiscal quarter. As a result, ParthusCeva’s stock price could be significantly and adversely affected.

Employee uncertainty related to the combination could harm the combined company.

Former Ceva and Parthus employees may experience uncertainty about their future roles with the combined company until or after strategies for ParthusCeva are implemented and may terminate their respective employment relationships as a result of the combination. In addition, we may streamline our operations to achieve cost savings or in response to general economic conditions. We cannot assure you that any such efforts will be properly tailored or will achieve the cost savings and other benefits we want. Employee uncertainty may adversely affect our ability to attract and retain employees necessary to implement our strategies and may disrupt our operations.

RISKS RELATING TO THE PARTHUSCEVA BUSINESS

We may not be successful in licensing integrated, system-level solutions.

We intend to offer our application-level IP platforms built around our DSP cores, as well as to continue to offer our DSP cores and IP platforms on a stand-alone basis, as Ceva and Parthus, respectively, have done in the past. We have no experience in offering DSP cores and IP platforms as an integrated solution, and may not be successful in obtaining licensees for these integrated solutions. Any licenses for these integrated solutions may be on terms less favorable than we currently anticipate.

We may be required to invest substantial resources, including to support additional sales and marketing efforts and to fund additional research and development expenditures, to attract customers and improve the technologies for our integrated solutions. We cannot assure you that any increased expenditure related to the offering of our integrated solutions will generate a corresponding return for our business.

We rely significantly on revenue derived from a small number of licensees and customers and the success of the products they introduce, and our business and results of operations may be materially harmed if we do not continue to obtain agreements with new customers or expand our relationships with existing and former customers.

We expect that a limited number of licensees and customers will account for a substantial portion of our revenues in any period. For example, two DSP core licensees generated more than 58% of Ceva’s revenues in the second quarter of 2002 with revenues from one licensee accounting for 35%. Similarly, 68%, 39% and 31% of Parthus’ annual revenues in 1999, 2000 and 2001, respectively, were derived from a single customer, STMicroelectronics. We expect to continue to derive a significant portion of our revenue from a small number of licensees and customers in the future.

Moreover, we anticipate that we will depend upon new license agreements and purchase orders to generate revenues for future quarters because, historically, Ceva’s license agreements have not generally provided for substantial ongoing license payments, although they may provide for royalties based on product shipments. Therefore, significant portions of our anticipated future revenue will likely depend upon our success in attracting new customers or expanding our relationships with existing and former customers. Our ability to attract new customers and expand our relationships with existing and former customers will depend on a variety of factors, including the performance, quality, breadth and depth of our current and future products. Our failure to obtain agreements with these customers will impede our future revenue growth.

In addition, our unit royalties from licenses are totally dependent upon the success of our licensees in introducing products incorporating our technology and the success of those products in the marketplace. If we do not retain our current licensees and customers and continue to attract new licensees and customers, our business may be harmed.

Our quarterly operating results will fluctuate due to a variety of factors and are not a meaningful indicator of future quarterly performance.

The operating results of each of Ceva’s DSP cores licensing business and Parthus’ IP platforms licensing business have fluctuated from quarter to quarter in the past, and our operating results as a combined company may continue to do so in the future. As a result, it is possible that in some quarters, ParthusCeva’s operating results could be below the expectations of securities analysts and investors, which could cause our stock price to fall. Factors that may affect our results of operations in the future include, among other things:

•	timely introduction, demand and market acceptance of new or enhanced products;

•	new product announcements and introductions by competitors;

•	supply constraints for and changes in the cost of components incorporated in our products;

•	timing and volume of orders and production;

•	gain or loss of significant customers, licensees, distributors and suppliers; and

•	changes in our pricing policies and those of our competitors and suppliers.

Parthus has implemented a reduction in workforce in connection with the streamlining of two product lines. The reduction in workforce and realignment of resources is expected to result in the incurrence of a one time restructuring charge during Parthus’ third quarter of fiscal 2002 of approximately $3 million. However, we cannot assure you that the restructuring charge will not exceed that amount.

ParthusCeva’s operating results will also be affected by general economic and other conditions affecting the timing of customer orders and capital spending. Unfavorable general economic conditions have harmed Ceva’s DSP cores licensing business and Parthus’ IP platforms licensing business in the past and may continue to harm our business in the future.

Seasonal trends may cause our quarterly operating results to fluctuate, which may adversely affect the market price of our common stock.

Historically, there have been seasonal variations in the operating results of our DSP cores licensing business. Typically this business has generated more licensing revenues in the last quarter of the fiscal year, which we believe may be due to our licensees’ desire to exhaust their year-end budgets, as well as prepare for the next year’s new design trends. These seasonal trends may cause ParthusCeva’s operating results to fluctuate, which may have an adverse effect on our stock price.

We depend on market acceptance of third-party semiconductor intellectual property.

In recent years, both the manufacturing processes and the complexity of semiconductor chips have advanced significantly, requiring chip manufacturers to either devote the substantial resources required to develop all of the components found in many of today’s complex chips, or outsource some of these functions to third parties. Due to a lack of qualified personnel, many semiconductor designers and manufacturers are increasingly licensing from third parties proven re-useable intellectual property components, such as DSP cores, general purpose processors, memory technologies and logic blocks. Our programmable DSP technology is part of a relatively young and evolving market for third-party semiconductor intellectual property (SIP). Our future growth will depend on the level of acceptance by the market of this intellectual property concept and the variety of intellectual property offerings available on the market, which to a large extent are not in our control. If the market shifts and third-party SIP is no longer desired by our customers, our business, results of operations and financial condition could be materially harmed.

Since we do not sell our products directly to end users, we depend on the success of our licensees to promote our solutions in the marketplace.

We license our technology primarily to semiconductor companies, such as STMicroelectronics, Texas Instruments and National Semiconductor, who then incorporate our technology into the products they sell or incorporate our intellectual property with technology from other sources to produce components that they sell. We rely to a large extent on manufacturers and designers of application-specific integrated circuits (ASICs) and application-specific standard products (ASSPs) to add value to our licensed DSP cores by providing complete SmartCores-based programmable DSP solutions to meet the specific application needs of system OEMs. We believe that our licensee network is essential to improving our brand name recognition, bringing more rapid acceptance of our architectures and platforms and ensuring that there are multiple, reliable sources of products incorporating our technologies available at competitive prices. We cannot assure you that we will be able to maintain our current relationships or establish new relationships with additional licensees, and any failure by us to do so could have a material adverse effect on our business. Existing and potential licensees are not contractually obligated to use our architecture and some of them design and develop processors based on competing architectures, including their own, and others may do so in the future. None of our current semiconductor manufacturer customers is obligated to license new or future generations of our technology designs. In addition, because we do not control the business practices of our customers, we do not influence the degree to which they promote our technology or set the prices at which they sell products incorporating our technology to consumer product manufacturers. We cannot assure you that our licensees will devote satisfactory efforts to promote our solutions which is important to our business and future growth.

We also depend significantly on system OEMs to adopt our solutions and on their success in selling products containing our technology.

Although we have licensed directly to system OEMs in the past, these companies typically purchase chips or components containing our technology from our semiconductor manufacturing licensees. As system OEMs are the creators of many of the final products containing our technology, our success is substantially dependent upon the adoption and continued use of chips containing our technology by system OEMs. We face numerous risks because of this fact, including the potential difficulties in persuading large system OEMs to rely on our technology for their critical components, rather than developing the technology themselves or relying on competing products of more established companies with greater resources and name recognition than we have. In addition, we might face difficulties in persuading users of our technologies to bear certain development costs associated with adopting our technologies and to make other necessary investments to produce embedded processors using our technologies, and of electronic product manufacturers to incorporate our technologies into their products. We depend on electronic product manufacturers to incorporate our technology in their products, and any failure by them to do so or to successfully sell their products to end users could substantially limit our revenue growth.

We also face substantial risks which are beyond our control that influence the success or failure of our existing or potential system OEM customers, including the competition they face and the market acceptance of their products; their engineering, marketing and management capabilities and the technical challenges unrelated to our technology that they face in developing their products; and their financial and other resources. The failure of one or more of the system OEMs using our technology may have a material adverse effect on our business, results of operations and financial condition.

If we are unable to meet the changing needs of our end-users or address evolving market demands, our business may be harmed.

The markets for programmable DSP cores and IP platforms are characterized by rapidly changing technology, emerging markets and new and developing end-user needs, requiring significant expenditure for research and development. Our future success will depend on our ability to develop enhancements to and new generations of our IP platforms and our SmartCores family of DSP cores, DSP based sub-systems and related development tools to address the requirements of specific product applications, and to introduce these new technologies in a timely manner. Our success will further depend upon our ability to successfully identify, anticipate and respond to technological changes in hardware, software and architecture, and the needs associated with emerging markets within our field. We cannot assure you that we will be able to introduce systems and solutions that reflect prevailing industry standards on a timely basis, to meet the specific technical requirements of our end-users or to avoid significant losses due to rapid decreases in market prices of our products, and our failure to do so may seriously harm our business. In addition, the reduction in the number of employees devoted to RF and wireless communications research and development as the result of the Parthus reduction in force in September 2002 could adversely affect our ability to attract or retain customers who require those capabilities from their IP providers either specifically or as part of integrated IP solutions.

To remain competitive, we must be able to meet our needs for substantial capital, and financing from other sources may not be available on favorable terms, if at all.

We believe that success in our markets requires substantial capital in order to maintain the flexibility to take advantage of opportunities as they arise and to fund our anticipated combined research and development needs. Our capital requirements may vary greatly from quarter to quarter, depending on, among other things, capital expenditures, fluctuations in our operating results, financing activities, acquisitions and investments and receipt of receivables. In the past, capital needs for our DSP cores licensing business have been satisfied by DSP Group. However, as a result of the separation of the DSP cores licensing business from DSP Group, DSP Group will no longer provide funds to finance our working capital or other cash requirements. We believe that the existing resources of Ceva and Parthus, including existing cash and cash equivalents, and anticipated cash flows from operations, will be adequate to meet the combined company’s projected working capital, capital expenditure and research and development requirements for at least the next 12 months. However, we may need to raise funds sooner if, among other things, we acquire additional businesses, products or technologies. We cannot assure you that additional financing will be available on commercially reasonable terms, if at all, which may prevent ParthusCeva from taking advantage of available opportunities. To the extent that existing resources and anticipated cash flows are not adequate for the combined company’s operational and other cash needs, our operating results and financial position could be harmed. If additional funds were raised through the issuance of equity securities, your percentage ownership in ParthusCeva would be reduced. Moreover, our ability to raise funds using equity securities may be limited because the separation agreement provides that we will not issue capital stock or take certain other actions during the one-year period following the distribution unless either DSP Group consents to the action or we receive a supplemental ruling from the Internal Revenue Service or an opinion of tax counsel satisfactory to DSP Group to the effect that the action will not cause the distribution to be taxable to either DSP Group or its stockholders. If we were to issue equity securities without fulfilling these conditions, we would be required to indemnify DSP Group if such issuance causes the distribution to be taxable to DSP Group. Similarly, future debt financings could involve restrictive covenants that may limit our ability to manage and grow our business.

We depend on a limited number of key personnel who would be difficult to replace. If we lose the services of these individuals or cannot hire additional qualified personnel, our business will be harmed.

The success of ParthusCeva will depend to a significant extent upon our key employees and senior management. The loss of the service of these employees could materially harm us. We believe that the future success of ParthusCeva will depend in large part upon our ability to attract and retain highly skilled technical, managerial and marketing personnel. Competition for skilled employees in these fields is intense. We cannot assure you that we will be successful in attracting and retaining the required personnel. In addition, we cannot assure you that the Ceva and Parthus management teams who became part of our company as a result of the separation and the combination, or their respective employees, will remain employed by ParthusCeva, or if they remain employed, will successfully work together to build our business.

The continued growth and success of ParthusCeva will also depend on the managerial and technical skills of key technical, sales and management personnel, whose knowledge of our business and industry would be difficult to replace. In addition, although Ceva employees have executed agreements containing non-competition provisions, the enforceability of these provisions in Israel has been questioned and we cannot assure you that a court would enforce the terms of these provisions. Because of these facts, our employees could join competitors. If any of the members of ParthusCeva’s senior management team, including Kevin Fielding, Gideon Wertheizer or Eoin Gilley, are unable or unwilling to continue in ParthusCeva’s employ, our results of operations could be materially harmed.

ParthusCeva’s success will also depend on our ability to manage our expanding and geographically dispersed operations successfully.

Any expansion of our operations in the near future is likely to place a significant strain on our existing managerial resources and may require us to retain additional management personnel. Expansion may also require us to implement additional operating and financial controls, improve coordination among engineering and finance functions, and hire additional personnel. As part of this process, we would need to install additional reporting and management information systems for production monitoring and financial reporting. To the extent we are unable to attract additional management personnel in a timely fashion, or lose the services of our existing management personnel, our operating results and financial position could be harmed.

Although ParthusCeva will be headquartered in San Jose, California, most of our executives will be based in Dublin, Ireland and Herzeliya, Israel and most of our employees will be based in Dublin. Accordingly, our ability to compete successfully will depend in part on the ability of a limited number of key executives located in geographically dispersed offices to integrate management, address the needs of ParthusCeva’s customers and respond to changes in our markets. If we are unable to effectively manage our remote operations, our business may be harmed.

We may seek to expand our business through acquisitions that could result in diversion of resources and extra expenses, which could disrupt our business and harm our financial condition.

We may pursue acquisitions of businesses, products and technologies, or establish joint venture arrangements in the future that could expand our business. The negotiation of potential acquisitions or joint ventures, as well as the integration of acquired or jointly developed businesses, technologies or products could cause diversion of management’s time and our resources. Future acquisitions could result in:

•	potential dilutive issuances of equity securities;

•	the incurrence of debt and contingent liabilities;

•	amortization of intangibles and impairment of goodwill;

•	research and development write-offs; and

•	other acquisition-related expenses.

We may not be able to successfully integrate acquired businesses or joint ventures with our operations. If we were to make any acquisition or enter into a joint venture, ParthusCeva may not receive the intended benefits of the acquisition or joint venture. If future acquisitions or joint ventures disrupt our operations, or if we have difficulty integrating the businesses or technologies we acquire, our business, financial condition and results of operations could suffer.

ParthusCeva may not be able to adequately protect its intellectual property.

ParthusCeva’s success and ability to compete will depend in large part upon protecting our proprietary technologies. We will rely on a combination of patent, copyright, trademark, trade secret, mask work and other intellectual property rights, confidentiality procedures and licensing arrangements to establish and protect our proprietary rights. These agreements and measures may not be sufficient to protect our technology from third-party infringement, or to protect us from the claims of others. As a result, we face risks associated with our patent position, including the potential need to engage in significant legal proceedings to enforce our patents, the possibility that the validity or enforceability of our patents may be denied, the possibility that third parties will be able to compete against us without infringing our patents and the possibility that our products may infringe patent rights of third parties.

As part of their confidentiality procedures, both Ceva’s DSP cores licensing business and Parthus’ IP platforms licensing business generally have entered into non-disclosure agreements with their employees, consultants and corporate partners and have attempted to control access to and distribution of their technologies, documentation and other proprietary information. We plan to continue these procedures. Despite these procedures, third parties could copy or otherwise obtain and make unauthorized use of our technologies or independently develop similar technologies. The steps Parthus and Ceva have taken and that ParthusCeva may take in the future may not prevent misappropriation of our solutions or technologies, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.

Effective protection of intellectual property rights may be unavailable or limited, both in the United States and in foreign countries. Patent protection throughout the world is generally established on a country-by-country basis. Ceva and Parthus have applied for patent protection for some of their technologies both inside the United States and in various countries outside the United States. However, we cannot assure you that pending patents that are being transferred and assigned to ParthusCeva will issue or that the issued patents will be valid or enforceable. We cannot assure you that the protection of our proprietary rights will be adequate or that our competitors will not independently develop similar technologies, duplicate our services or design around any patents or other intellectual property rights we hold.

Our tradenames or trademarks may be registered or utilized by third parties in countries other than those in which we have registered them, impairing our ability to enter and compete in these markets. In the United States, the trademark SmartCore has been registered by an unrelated company. While we have successfully co-existed with this other trademark holder, we cannot assure you that this state of affairs will continue. If we were forced to change any of our brand names, we could lose a significant amount of our brand equity.

If we fail to protect our intellectual property rights and proprietary technologies adequately, if there are changes in applicable laws that are adverse to our interests, or if we become involved in litigation relating to our intellectual property rights and proprietary technologies or relating to the intellectual property rights of others, our business, results of operations and financial condition could be harmed.

Our business will suffer if we are sued for infringement of the intellectual property rights of third parties or if we cannot obtain licenses to these rights on commercially acceptable terms.

Although neither DSP Group (with respect to the DSP cores licensing business) nor Parthus was involved in any material litigation regarding its respective intellectual property prior to the combination, we will be subject to the risk of adverse claims and litigation alleging infringement of the intellectual property rights of others in the future. Many participants in the semiconductor intellectual property industry have an increasing number of patents and patent applications and have frequently demonstrated a readiness to pursue litigation based on allegations of patent and other intellectual property infringement. Our products rely on technology that could be the subject of existing patents or patent applications of third parties. There are a large number of patents held by others, including our competitors, pertaining to the broad areas in which we are active. We have not, and cannot reasonably, investigate all such patents. From time to time, we have become aware of patents in our technology areas and have sought legal counsel regarding the validity of such patents and their impact on how we operate our business, and we will continue to seek such counsel when appropriate in the future. Third parties may assert infringement claims in the future with respect to our current or future products. These claims may require us to enter into license arrangements or result in protracted and costly litigation, regardless of the merits of these claims.

Any necessary licenses may not be available or, if available, may not be obtainable on commercially reasonable terms. If we cannot obtain necessary licenses on commercially reasonable terms, we may be forced to stop licensing our technology, and our business would be seriously harmed. For additional discussion of our intellectual property and proprietary rights, see “Business—Proprietary Rights.”

In any potential dispute involving our patents or other intellectual property, our licensees could also become the target of litigation. Some of our license agreements require us to provide technical support and information to a licensee who is subject to litigation involving the use of our technology. We are also generally bound to indemnify many of our licensees under the terms of their license agreements, particularly with respect to our IP platforms licensing business, and we may agree to indemnify others in the future. We could incur substantial expenses for these support and indemnification obligations. In addition to the time and expense required for us to supply support or indemnification to these licensees, their development, marketing and sales of products incorporating our technology could be severely disrupted or shut down as a result of litigation, which in turn could have a material adverse effect on our business, financial condition and results of operations.

The industries in which we license our technologies are experiencing a challenging period of slow growth and have experienced and will continue to experience other cyclical effects which may negatively impact our operating results and business.

The primary customers for our products are semiconductor design and manufacturing companies, system OEMs and electronic equipment manufacturers, particularly in the telecommunications field. These industries are highly cyclical and have been subject to significant economic downturns at various times. These downturns are characterized by production overcapacity and reduced revenues, which at times may, if the downturn is sufficiently prolonged or severe, encourage semiconductor companies or electronic product manufacturers to reduce their expenditure on our technology. During 2001, the semiconductor industry as a whole experienced the most severe contraction in its history, with total semiconductor sales worldwide declining by more than 30%, according to the Semiconductor Industry Association. The market for semiconductors used in mobile communications was particularly hard hit, with the overall decline in sales worldwide estimated by Gartner Dataquest to have been well above 30%. If the market does not recover during the second half of 2002 and the beginning of 2003, our business could be materially and adversely affected. In addition, economic problems in certain regions have harmed and may continue to negatively affect our business. For example, in recent years certain Asian countries have experienced significant economic difficulties, including currency devaluation and instability, business failures and a depressed business environment. These difficulties triggered a significant downturn in the semiconductor market, resulting in reduced budgets for our solutions which, in turn, negatively impacted our Asian business activities. Our business is harmed when capital and research and development budgets of our current and potential customers are curtailed.

The slow growth of the telecommunication and semiconductor industries has resulted and may continue to result in the reduction of capital and research and development budgets or the delay of product introduction, both of which have resulted and may continue to result in a reduction in demand for our products. Our success depends on increasing demand for products that use our technology. In particular, in 2001, more than 56% of Ceva’s sales of DSP cores were to chip manufacturers whose products are incorporated in or are being developed for use in digital cellular telephones. Recently there has been a downturn in the cellular handset industry. As a result, the growth rate of sales by our customers and potential customers has slowed significantly. Demand for other products that incorporate our DSP cores, such as MP3 devices, hard disk drives and voice over packet network services, has also weakened. For example, Ceva’s total revenues decreased by 35% for the second quarter of 2002 as compared to the second quarter of 2001 as a result of the global economic slowdown which inhibited Ceva’s ability to obtain new licensees. Continued weakening demand for digital cellular telephones and these other products will adversely affect our ability to maintain our current growth rate, and could harm our financial results.

Our failure to detect unknown defects could materially harm our relationship with customers, reputation and business.

Designs as complex as those we offer frequently contain undetected errors. Despite testing, errors may occur in our existing or new designs, which could result in loss of revenue or market share, failure to achieve market acceptance, diversion of development resources, injury to our reputation, indemnification claims, litigation, increased insurance costs and increased service costs, any of which could materially harm our business. Furthermore, we often provide implementation, customization, consulting and other technical services in connection with licenses of our IP. In addition, since we typically do not control the manufacturing of products containing our technology, which are made in many different foundries chosen by our licensees, we may be blamed for their manufacturing defects. Our inability to meet customer expectations with respect to our IP and delivery of other services in a timely manner could also result in a loss of or delay in revenue, loss of market share, failure to achieve market acceptance, injury to our reputation, litigation and increased costs which could harm our results of operations and financial condition.

Because customers rely on our DSP core designs and IP platforms as a central part of their applications, errors in our products might discourage customers from purchasing our products. These errors could also result in product liability or warranty claims. Although we attempt to reduce the risk of losses resulting from these claims through warranty disclaimers and liability limitation clauses in our license agreements, these contractual provisions may not be enforceable or sufficient in every instance. Furthermore, although we maintain errors and omissions insurance, this insurance coverage may not adequately cover these claims. If a court refused to enforce the liability-limiting provisions of our agreements for any reason, or if liabilities arose that were not contractually limited or adequately covered by insurance, our business could be materially harmed.

We have a very lengthy sales cycle, which increases the likelihood that our quarterly revenue will fluctuate and which may, in turn, adversely affect the market price of our common stock.

Our lengthy sales cycle may also cause our revenue and operating results to vary unpredictably from period to period. The period of time between our initial contact with a potential customer and the receipt of a request for a quote on an intellectual property license is generally at least six months, and the time from such a request to a binding contract is generally at least another four to six months. Due to the complexity of our technology and of the legal framework in which our industry operates, we must devote a substantial amount of time to negotiating the terms of our licensing arrangements with our customers. In addition, customers perform, and require us to perform, extensive process and product evaluation and testing before entering into purchase or licensing arrangements. Even after we enter into an agreement and provide a final product to a customer in the form of silicon or intellectual property, we expect that it will be at least six months more before the customer begins to sell its products incorporating our technology, and therefore even longer before we begin to receive royalty income.

Many of the milestones along the sales cycle for our IP platforms business are beyond our control and difficult to predict. This fact makes it more difficult to forecast our quarterly results and can cause substantial variations in operating results from quarter to quarter that are unrelated to the long-term trends in our business. This lack of predictability and variability in our results could harm our stock price and could significantly affect it in particular periods.

The markets in which we operate are highly competitive, and as a result we could experience a loss of sales, lower prices and lower revenue.

The markets for the products in which our technology is used are highly competitive. Aggressive competition could result in substantial declines in the prices that we are able to charge for our intellectual property. It could also cause our existing customers to move their orders to our competitors. Many of our competitors are large companies that have significantly greater financial and other resources than we have. As a result, they may be able more quickly and effectively to:

•	respond to new technologies or technical standards;

•	react to changing customer requirements and expectations;

•	devote needed resources to the development, production, promotion and sale of products; or

•	deliver competitive products at lower prices.

In addition, we may face increased competition from smaller, niche semiconductor design companies in the future. Some of our customers may also decide to satisfy their needs through in-house design and production. We compete on the basis of price, product quality, design cycle time, reliability, performance, customer support, name recognition and reputation and financial strength. Our inability to compete effectively on these bases could have a material adverse effect on our business, results of operations and financial condition.

Terrorist attacks and threats or actual war may negatively impact all aspects of ParthusCeva’s operations, revenues, costs and stock price.

Recent terrorist attacks in the United States, as well as any future events occurring in response to or in connection with them, including, without limitation, future terrorist attacks against United States targets, rumors or threats of war, actual conflicts involving the United States or its allies or military or trade disruptions impacting our domestic or foreign suppliers, may substantially negatively impact our operations. Any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the United States and worldwide financial markets and economy. They also could result in economic recession in the United States or abroad. Any of these occurrences could have a significant impact on our operating results, revenues and costs.

RISKS RELATING TO THE DSP CORES LICENSING BUSINESS

Our DSP cores licensing business depends on OEMs and their suppliers to obtain required complementary components.

Some of the raw materials, components and subassemblies included in the products manufactured by our OEM customers, which also incorporate our DSP cores are obtained from a limited group of suppliers. Supply disruptions, shortages or termination of any of these sources could have an adverse effect on the business and results of operations of our DSP cores licensing business due to the delay or discontinuance of orders for products containing our IP or for our products until those necessary components are available.

The future growth of our DSP cores licensing business depends in part on our ability to license to system OEMs and small-to-medium-sized semiconductor companies directly.

Historically our DSP cores licensing business has derived a substantial portion of its revenue in any period from license fees from a relatively small number of licenses. Because of the high license fees we currently charge, only large semiconductor companies or vertically integrated system OEMs typically license our DSP core technologies. Part of our current growth strategy for our DSP cores licensing business is to broaden its client base by offering tailored packages to small- and medium-sized semiconductor companies and other system OEMs to enable them to license our DSP core technologies. We plan to expand the sales and marketing organization of our DSP cores licensing business for this purpose. We cannot assure you that we will be successful in expanding this marketing and sales organization for this purpose and in promoting its products to system OEMs and small- to medium-sized semiconductor companies. If we are unable to effectively develop and market its intellectual property through this model, our DSP cores licensing business revenues will continue to be dependent on a smaller number of licensees and the failure to secure these types of relationships could harm our business and results of operations.

The success of our DSP cores licensing business depends on its ability to compete successfully with other providers of DSP solutions.

The market for programmable DSP solutions is highly competitive and is dominated by large, fully integrated semiconductor companies that have significant brand recognition, a large installed base of customers and a large network of field support and field application engineers. We and the companies that license our technology from us compete with companies such as 3DSP, BOPS, LSI Logic and StarCore, a venture formed by Infineon, Agere and Motorola, which license DSP cores, and companies such as Analog Devices, Agere, Motorola, and Texas Instruments, which sell their own complete general purpose DSP or application specific DSP solutions. Our DSP cores licensing business also faces competition from some of its strategic partners, which are not committed exclusively to our technology and may develop products competing with our DSP cores, or products based on architectures of our direct competitors.

As demand for programmable DSP solutions increases, large manufacturers of off-the-shelf chips and system manufacturers may make their intellectual property available to others, and developers of microprocessors, microcontrollers or other processors may devote more resources to create DSP extensions to their products. It is also possible that new competitors or alliances among competitors could emerge. For example, Infineon, Agere and Motorola formed a venture to develop and market DSP technologies used in communications systems, wireless phones and consumer electronic products. These existing or future alliances could rapidly acquire significant market share in our markets.

We cannot assure you that our DSP cores licensing business will be able to compete successfully against current or future competitors, or that we will be able to improve or even maintain our competitive position or that our new products will achieve market acceptance. If our DSP cores licensing business is unable to maintain its competitive position in the marketplace, its business, results of operations and financial condition may be harmed.

Our DSP cores licensing business may need to increase its research and development efforts to remain competitive.

The DSP cores market is experiencing extensive efforts by some of our competitors to use new technologies to manipulate their chip designs to increase the parallel processing of the chips and/or designs they offer. For example, one such technology used is Very Long Instruction Word (VLIW), of which some of our competitors possess elements, but which we do not possess at the present time. If such technology continues to improve the programming processing of these chips, or if other new technologies are demanded by our customers, we may need to change the focus of our research and development to obtain such technologies. Failure to do so could hurt our ability to remain competitive and could have an adverse effect on our results of operations. Our DSP cores licensing business spent $1.6 million, or 34% of its total revenues, on research and development in the second quarter of 2002 and $5.1 million, or 20% of its total revenues, in 2001, on research and development and we expect to continue to invest heavily in this area. However, we cannot assure you that these past or future expenditures will result in new and enhanced products or such products will be accepted in the market.

RISKS RELATING TO OUR IP PLATFORMS LICENSING BUSINESS

We utilize third-party foundries to produce the chips we sell, and any failure by them to deliver the chips we require on time could limit our ability to satisfy our customers’ demands.

Our business strategy calls for revenue from the sale of silicon chips embodying our intellectual property to comprise an increasing percentage of the total revenue of our IP platforms licensing business over the next two years. We currently utilize third party foundries to produce chips using our designs. Any interruption in our relationship with these third party foundries could harm our ability to develop this part of our business profitably. We do not have the ability to produce chips independently and thus depend on these foundries to:

•	allocate a portion of their manufacturing capacity to our needs;

•	produce acceptable quality silicon wafers and chips with acceptable manufacturing yields; and

•	deliver chips on a timely basis at a competitive price.

RISKS RELATING TO PARTHUSCEVA’S INTERNATIONAL OPERATIONS

Potential political, economic and military instability in Israel may adversely affect our results of operations.

Some of our principal research and development facilities are located in the State of Israel. In addition, although we are incorporated in Delaware, some of our directors and executive officers are residents of Israel. Although substantially all of our sales currently are being made to customers outside Israel, we are nonetheless directly influenced by the political, economic and military conditions affecting Israel. Any major hostilities involving Israel, or the interruption or curtailment of trade between Israel and its present trading partners, could significantly harm our business, operating results and financial condition.

Israel’s economy has been subject to numerous destabilizing factors, including a period of rampant inflation in the early to mid-1980’s, low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and civil unrest. In addition, Israel and companies doing business with Israel have been the subject of an economic boycott by the Arab countries since Israel’s establishment. Although they have not done so to date, these restrictive laws and policies may have an adverse impact on our operating results, financial condition or expansion of our business.

Since the establishment of the State of Israel in 1948, a state of hostility has existed, varying in degree and intensity, between Israel and the Arab countries. Although Israel has entered into various agreements with certain Arab countries and the Palestinian Authority, and various declarations have been signed in connection with efforts to resolve some of the economic and political problems in the Middle East, hostilities between Israel and some of its Arab neighbors have recently escalated and intensified. We cannot predict whether or in what manner these conflicts will be resolved. Our results of operations may be negatively affected by the obligation of key personnel to perform military service. In addition, certain of our officers and employees are currently obligated to perform annual reserve duty in the Israel Defense Forces and are subject to being called for active military duty at any time. Although we have operated effectively under these requirements since our inception, we cannot predict the effect of these obligations on the company in the future. Our operations could be disrupted by the absence, for a significant period, of one or more of our officers or key employees due to military service.

The Israeli tax benefits and government program that we currently receive or participate in require us to meet several conditions and may be terminated or reduced in the future, which could increase our costs.

We were assigned certain tax benefits in Israel from DSP Group, and have received others for our Israeli facilities particularly as a result of the “Approved Enterprise” status of our facilities and programs. To maintain our eligibility for these tax benefits, we must continue to meet certain conditions, relating principally to adherence to the investment program filed with the Investment Center of the Israeli Ministry of Industry and Trade and to periodic reporting obligations. We believe that we will be able to continue to meet such conditions. Should we fail to meet such conditions in the future, however, these benefits would be cancelled and we would be subject to corporate tax in Israel at the standard rate of 36%, and could be required to refund tax benefits already received. In addition, we cannot assure you that such grants and tax benefits will be continued in the future at their current levels or otherwise.

We also receive funding as part of our participation in Magnet research programs supported by the Office of Chief Scientist operated by Israel’s Ministry of Industry and Trade. In the second quarter of 2002, we received $318,000 in grants to us from these programs. In the years 2001 and 2000, we recorded $542,000 and $578,000, respectively, in grants to us from these programs. All of these grants are non-refundable.

The termination or reduction of certain programs and tax benefits (particularly benefits available to us as a result of the Approved Enterprise status of our facilities and programs) or a requirement to refund tax benefits already received may seriously harm our business, operating results and financial condition.

The corporate tax rate applicable to our IP platforms licensing business may increase, which could adversely impact our cash flow, financial condition and results of operations.

We have significant operations in the Republic of Ireland and a substantial portion of the taxable income on our IP platforms licensing business has historically been generated there. Currently, some of our Irish subsidiaries are taxed at rates substantially lower than U.S. tax rates. Although there is no expectation of any changes to Irish tax law, if our Irish subsidiaries were no longer to qualify for these lower tax rates or if the applicable tax laws were rescinded or changed, our operating results could be materially adversely affected. In addition, because the IP platforms licensing business will be owned by subsidiaries of a U.S. corporation, distributions to the U.S. corporation, and in certain circumstances undistributed income of the subsidiaries, may be subject to U.S. tax. Moreover, if U.S. or other foreign tax authorities were to change applicable foreign tax laws or successfully challenge the manner in which our subsidiaries’ profits are currently recognized, our overall taxes could increase, and our business, cash flow, financial condition and results of operations could be materially adversely affected.

Our results of operations may be affected by currency fluctuations.

Due to our multinational operations, our business is subject to fluctuations based upon changes in the exchange rates between the U.S. dollar, British pound, the euro and the new Israeli shekel, the currencies in which we collect revenues or pay expenses. Part of our expenses in Israel are paid in Israeli currency, which subjects us to the risks of foreign currency fluctuations and to economic pressures resulting from Israel’s general rate of inflation. Additionally, some of our revenues and part of our expenses in Dublin, Ireland are paid in euros, which subjects us to similar risks with respect to the European economies. While a significant part of our sales and expenses are denominated in United States dollars, a portion of our expenses are denominated in new Israeli shekels and the euros. As a result, an increase in the value of the Israeli shekel and/or the euro in comparison to the United States dollar could increase the cost of our technology development, research and development expenses and general and administrative expenses. We cannot assure you that currency fluctuations, changes in the rate of inflation between these regions and the U.S. or any of the other factors mentioned above will not have a material adverse effect on our business, financial condition and results of operations. From time to time, we may use derivative instruments in order to minimize the effects of such developments. Our hedging positions may be partial, may not exist at all in the future or may not succeed to minimize our foreign currency fluctuation risks. Our reporting currency will be the U.S. dollar and, therefore, fluctuations in the exchange rate between the U.S. dollar and other currencies in which we transact business may cause fluctuations in our reported financial information.

Foreign courts might not enforce judgments rendered in the United States, which may make it difficult to collect on judgments rendered against us.

Most of our directors and officers, as well as the experts named in this prospectus, are not residents of the United States, and most of our assets and their assets are located outside the United States. Service of process upon our non-U.S. resident directors, officers or the experts named herein and the enforcement of judgments obtained in the United States against us, our directors and executive officers, or the experts named herein, may be difficult to obtain.

There is also doubt as to the enforceability in Ireland and in Israel of judgments obtained in any federal or state court in the United States in civil and commercial matters, including actions predicated upon the civil liability provisions of the U.S. securities laws. The United States does not currently have a treaty with the Republic of Ireland and/or Israel providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Therefore, a final judgment for the payment of a fixed debt or sum of money rendered by any federal or state court in the United States based on civil liability, whether or not based solely upon the U.S. federal securities laws, would not automatically be enforceable in the Republic of Ireland or in Israel. In addition, there is doubt as to whether an Irish or an Israeli court would impose civil liability based solely on the U.S. federal securities laws in an action brought in a court of competent jurisdiction in the Republic of Ireland or in Israel.

RISKS RELATING TO HOLDING PARTHUSCEVA COMMON STOCK
AND TO PARTHUSCEVA BECOMING A PUBLIC COMPANY

Our securities have no prior market, and we cannot assure you that our stock price will not decline.

There has not been a public market for our common stock, and an active public market for our common stock may not develop or be sustained. The market price of our common stock could be subject to significant fluctuations. Among the factors that could affect the stock price are:

•	negative market reaction to the separation of the DSP cores licensing business from DSP Group;

•	negative market reaction to the combination of Parthus and Ceva;

•	quarterly variations in our operating results;

•	changes in revenue or earnings estimates or publication of research reports by analysts;

•	speculation in the press or investment community;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	actions by institutional stockholders;

•	general market conditions; or

•	domestic and international economic factors unrelated to our performance.

In particular, the realization of any of the risks described above could have a significant and adverse effect on the market price of our common stock. We cannot assure you that you will be able to resell your shares of our common stock at any particular price, or at all.

Substantial sales of our common stock may occur in connection with the distribution and combination, which could cause our stock price to decline.

DSP Group is distributing all of the shares of our common stock it holds to DSP Group’s stockholders. In addition, we are issuing new shares to all of the former Parthus shareholders as part of the combination. Other than shares held by certain of our insiders and “affiliates” and former Parthus “affiliates” under applicable securities laws, substantially all of these shares will be eligible for immediate resale in the public market. We are unable to predict whether significant amounts of common stock will be sold in the open market following the distribution and combination. We are also unable to predict whether a sufficient number of buyers will be in the market at that time. Any sales of substantial amounts of common stock in the public market, or the perception that such sales might occur, whether as a result of the distribution or otherwise, could harm the market price of our common stock.

Market prices of technology companies have been highly volatile and the market for our common stock may be volatile as well.

The stock market has experienced significant price and trading volume fluctuations, and the market prices of shares of technology companies generally have been extremely volatile and have recently experienced sharp declines. Broad market fluctuations may adversely affect the trading price of our common stock regardless of our actual performance. In the past, following periods of volatility in the market price of a public company’s securities, securities class action litigation has often been instituted against that company. Such litigation could result in substantial costs and a diversion of management’s attention and resources.

The anti-takeover provisions in our charter documents and in Delaware law could prevent or delay transactions that our stockholders may favor.

Our certificate of incorporation and bylaws contain provisions which could make it harder for a third party to acquire us without the consent of our board of directors. For example, if a potential acquirer were to make a hostile bid for us, the acquirer would not be able to call a special meeting of stockholders to remove our board of directors or act by written consent without a meeting. The acquirer would also be required to provide advance notice of its proposal to remove directors at an annual meeting. In addition, our board of directors is authorized to issue preferred stock in series, with the terms of each series to be fixed by the board of directors, which could be issued in a way to make acquisition of our company more difficult or expensive.

Section 203 of the General Corporation Law of the State of Delaware limits business combination transactions with 15% stockholders that have not been approved by the board of directors. These provisions and other similar provisions make it more difficult for a third party to acquire us without negotiation. These provisions may apply even if the offer may be considered beneficial by some stockholders.

Our board of directors could choose not to negotiate with an acquirer that it did not feel was in the strategic interests of ParthusCeva. If the acquirer were discouraged from offering to acquire us or prevented from successfully completing a hostile acquisition by the anti-takeover measures, you could lose the opportunity to sell your shares at a favorable price.

Our ability to pay dividends is limited.

We currently intend to retain all future earnings to fund the development and growth of our business and, therefore, do not anticipate paying any dividends. Section 170 of the General Corporation Law of the State of Delaware provides that we can pay dividends only out of surplus or net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. In addition, because our Israeli subsidiary received certain benefits under Israeli laws relating to its Approved Enterprise status, the payment of dividends by our Israeli subsidiary to us may subject us to certain Israeli taxes to which we would not otherwise be subject. For additional information regarding our dividend policy, please see “Dividend Policy” and “Description of Capital Stock.”

SEPARATION OF DSP CORES LICENSING BUSINESS FROM DSP GROUP

Overview

In October 2000, DSP Group announced its plan to establish Ceva, one of its wholly-owned subsidiaries, as an independent business focused on the licensing of technology for the design and manufacture of DSP cores. The separation of the DSP cores licensing business from DSP Group, including the transfer of related assets, liabilities and intellectual property rights, was substantially completed on             , 2002. DSP Group distributed its shares of Ceva’s common stock to the DSP Group stockholders on                 , 2002.

Benefits of the Separation

We believe that we will realize benefits from the separation of the DSP cores licensing business from DSP Group, including the following:

•
Greater Strategic Focus.    DSP Group designs, manufactures and markets DSP integrated circuit devices for highly-integrated digital cordless phones, Internet telephony devices and other digital speech products. Our focus for the DSP cores licensing business will be on developing businesses and strategic opportunities in the licensing of technology to third parties for the manufacturing of these products. Our separation from DSP Group and the subsequent combination with Parthus will allow the board of directors, management team and employees of the combined company to focus specifically on our business and strategic opportunities. As a combined entity separate from DSP Group, we will have a greater ability to modify our business processes and organization to fulfill our goals with respect to enhanced research and development and the creation of targeted markets and sales and support infrastructures that better accommodate the needs of our business, customers and employees.

•
Greater Management Focus.    As a stand-alone, independent company, our management can devote time and energy exclusively to our business. Our business requires a significant amount of executive attention at the sales and marketing level because license agreements are typically not finalized without the involvement of a sophisticated negotiator. The separation will enable our management team to focus on the licensing business without the distractions of the competing needs of DSP Group’s business.

•
Avoid Conflicts of Interest.    As a licensor of intellectual property, we can make our technology accessible to all potential users. Our relationship with DSP Group raised competitive considerations for both DSP Group and potential customers of the products of the DSP cores licensing business, including direct competitors of DSP Group. We believe our separation from DSP Group will enable us to enter into license agreements with direct competitors of DSP Group, to offer more competitive agreements to potential customers, and to enter into mergers, joint ventures and technology development relationships as the opportunities present themselves.

•
Better Incentives for Employees and Greater Accountability.    We expect the motivation of our employees and the focus of our management will be strengthened by incentive compensation programs tied to the market performance of our common stock. Our separation from DSP Group and combination with Parthus will enable us to offer our employees compensation directly linked to the performance of our business, which we expect to enhance our ability to attract and retain qualified personnel.

•
Increased Speed and Responsiveness.    As a stand-alone company, we expect to be able to make decisions more quickly, deploy resources more rapidly and efficiently and operate with more agility than we could as a part of a more diverse organization. In addition, we expect to enhance our responsiveness to the needs of our customers and partners.

•	Direct Access to Capital Markets. As a separate company, we will have direct access to the capital markets to finance our operational and financial requirements, including growth through acquisitions.

Arrangements Between Ceva and DSP Group

We have provided below a summary description of the separation agreement along with the other key agreements which govern our separation from DSP Group. The following description is a summary of the material terms of these agreements. You should read the full text of these agreements, which have been filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part.

Separation Agreement

The separation agreement contains the key provisions relating to our separation from DSP Group and DSP Group’s distribution of our shares to its stockholders.

The Separation.    The separation of the DSP cores licensing business from DSP Group, including the transfer of related assets, liabilities and intellectual property rights, was substantially completed immediately prior to the consummation of Ceva’s combination with Parthus. The separation agreement provides for the transfer to Ceva of assets and liabilities from DSP Group related to the DSP cores licensing business as described in this prospectus in exchange for the issuance by Ceva to DSP Group of 1,000 shares of Ceva’s common stock, effective on the separation date. Further, in accordance with the separation agreement, DSP Group’s Israeli subsidiary, DSP Group, Ltd., transferred to DSP Group all of the share capital of Corage, Ltd., an Israeli company, which DSP Group then contributed to Ceva. Ceva subsequently contributed all of the Corage, Ltd. share capital to DSP Ceva, Inc., its wholly-owned subsidiary, and upon the closing of the combination, DSP Ceva, Inc. changed its name to DSP ParthusCeva, Inc. and Corage, Ltd. changed its name to ParthusCeva, Ltd. Following the separation, ParthusCeva, Ltd. is a wholly-owned subsidiary of DSP ParthusCeva, Inc. After its contribution of assets to Ceva, DSP Group surrendered shares of Ceva’s common stock it held to Ceva without consideration, to adjust the number of shares of Ceva’s common stock held by DSP Group, and then distributed the remaining shares of Ceva common stock it held to the DSP Group stockholders on the basis of one share of Ceva common stock for every three shares of DSP Group common stock held by such stockholders on the record date for the distribution. Ceva then acquired Parthus pursuant to a scheme of arrangement.

In connection with the separation, one share of Ceva common stock was distributed for every three shares of the DSP Group common stock outstanding (approximately 27 million shares in the aggregate), resulting in an aggregate of approximately 9 million shares of Ceva common stock being distributed to DSP Group stockholders on the distribution date. Since the number of shares distributed to the former Parthus shareholders was approximately 49.9% of the total outstanding shares, following the combination, ParthusCeva had approximately 18 million shares of its common stock outstanding. Since there was no public market for Ceva’s common stock prior to the combination, the decision to distribute one share of Ceva common stock for every three shares of DSP Group common stock held by DSP Group stockholders on the distribution date was determined through negotiations between DSP Group and Parthus. The parties had previously considered distributing one share of Ceva common stock for every two shares of DSP Group common stock outstanding, which would have resulted in ParthusCeva having a total of 27 million shares outstanding immediately following the combination. In determining the final distribution ratio, the parties assumed that the market capitalization of ParthusCeva would not be affected by the number of shares of ParthusCeva common stock outstanding. The parties agreed that it would be preferable from a market trading price perspective to have an approximately 50% greater per-share value resulting from a total of 18 million shares of ParthusCeva common stock outstanding, rather than the per-share value if 27 million shares had been distributed in the separation and combination, and therefore revised the ratio accordingly. See “Combination with Parthus Technologies plc.”

The various ancillary agreements that are exhibits to the separation agreement (or forms thereof mutually agreed upon by the parties) and which detail the separation and various interim and ongoing relationships among DSP Group, its subsidiaries, Ceva and its subsidiaries following the separation date include:

•	a technology transfer agreement whereby DSP Group transfers and/or assigns certain technology, third party licenses and other contracts to Ceva;

•	a technology transfer assignment and assumption agreement whereby Ceva transfers and/or assigns the technology, as well as its rights under the transfer agreement, to DSP Ceva, Inc.;

•	a technology transfer agreement whereby DSP Group, Ltd. transfers and/or assigns certain technology, third party licenses and other contracts to Corage, Ltd.;

•	a transition services agreement between DSP Group, Ltd. and Corage, Ltd.; and

•	a tax indemnification and allocation agreement between DSP Group and Ceva.

To the extent that the terms of any of these ancillary agreements conflict with the separation agreement, the terms of the ancillary agreements will govern. These agreements are described more fully below.

The Contribution.    As part of the assets contributed to Ceva in the separation, DSP Group also contributed to Ceva a total of the sum of $40 million plus cash equal to the amount by which the transaction costs of the separation and combination exceeded $2 million as initial working capital. In addition, as part of the separation and distribution and pursuant to the terms of the separation agreement, Ceva agreed with DSP Group to settle the intercompany investment account between them by (i) converting part of DSP Group’s investment account in Ceva (consisting of the value of the property, equipment and inventory) into Ceva’s stockholders’ equity, (ii) allowing DSP Group to retain all rights to Ceva’s accounts receivable existing on the date of the separation, and (iii) having DSP Group retain certain of Ceva’s current liabilities existing on the date of separation, such that the settlement arrangement resulted in the net amount of assets retained by DSP Group to equal the amount of the intercompany account on the date of separation (as of September 30, 2002, approximately $9.9 million).

The Distribution.    After the contribution of the assets related to the DSP cores licensing business discussed above, DSP Group surrendered shares of Ceva’s common stock it held to Ceva without consideration, to adjust the number of shares of Ceva’s common stock held by DSP Group, and then distributed the remaining shares of Ceva’s common stock it held to the DSP Group stockholders on the basis of one share of Ceva common stock for every three shares of DSP Group common stock held by such stockholders on the record date for the distribution. DSP Group did not issue any fractional shares in the distribution. Instead, fractional shares were aggregated and sold on the market on the first day after the consummation of the separation and combination, or as soon as possible thereafter, and each DSP Group stockholder entitled to a fraction of a ParthusCeva share received cash in lieu of such fraction in an amount equal to their portion of the amount received for the shares sold, net of commissions.

In connection with the distribution, the payment of cash in lieu of a fractional share of Ceva common stock will be treated for U.S. federal income tax purposes as if the fractional share had been distributed as part of the separation and then had been sold by the DSP Group stockholder. Accordingly, a DSP Group stockholder will recognize gain or loss on the sale of such fractional share in an amount equal to the difference between the cash received by that stockholder and the basis the stockholder has in the fractional share. If the Ceva common stock is held by the stockholder as a capital asset, the gain or loss generally will be capital gain or loss. Certain of the DSP Group stockholders–primarily non-U.S. shareholders not engaged in a trade or business in the United States–may not be subject to U.S. taxation with respect to the sale of a fractional share.

Representations, Warranties, Covenants and Indemnification Regarding the Distribution.

The separation agreement contains representations, warranties and covenants from DSP Group and Ceva as to the accuracy of facts and representations made by DSP Group, Ceva and Parthus in connection with the tax rulings issued by the Internal Revenue Service in connection with the separation, distribution and combination. Under the separation agreement, we have agreed that:

(a) during the two-year period immediately following completion of the distribution, we will not:

•	liquidate or dispose of all or a substantial portion of our “active trade or business” as defined in the separation agreement;

•	discontinue the conduct of our “active trade or business”; or

•
except in accordance with the provisions of the separation agreement, dispose of any business or assets that would cause us to be operated in a manner inconsistent in any material respect with the business purposes of the distribution as set forth in the representation letter sent to, and the tax rulings issued by, the Internal Revenue Service in connection with the separation and distribution; and

(b) during the one-year period immediately following completion of the distribution, we will not, except in accordance with the terms of the separation agreement, directly or indirectly, enter into any agreement, understanding, arrangement or substantial negotiations regarding a proposed acquisition transaction (as that term is defined in the separation agreement);

unless (1) the IRS has ruled that such action or transaction is not pursuant to a plan or series of transaction related to the distribution, (2) DSP Group expressly consents in writing to the action or transaction, which consent may be withheld by DSP Group in its sole discretion taking into account solely the preservation of the tax-free treatment of the distribution, or (3) we obtain a supplemental ruling from the Internal Revenue Service or a tax opinion from a nationally recognized law firm or accounting firm reasonably acceptable to DSP Group that the action will not adversely affect the tax-free status of the distribution. In addition, we have represented and warranted that any factual information presented or representations made by Parthus (or by us after the distribution) in the application for supplemental rulings or any supplement to this application filed with the Internal Revenue Service regarding the separation, distribution and combination are true, correct and complete.

Under the terms of the separation agreement, we have agreed to indemnify DSP Group and its affiliates for any tax liability incurred by DSP Group or such affiliates with respect to the distribution as a result of our breach of any of our representation, warranties or covenants made in the separation agreement or in any representation letter issued by us after the combination with respect to the tax matters listed in the separation agreement.

In the event that the IRS subsequently determines that DSP Group’s distribution of Ceva’s common stock to its stockholders is not a tax-free transaction as to DSP Group, DSP Group will recognize a corporate-level taxable gain in an amount equal to the difference between the market value of the Ceva’s common stock at the time of distribution to the DSP Group stockholders and DSP Group’s basis in that stock (and its tax owed would be determined by multiplying this gain by DSP Group’s net effective tax rate at the time of the distribution (currently approximately 38%)).

These rights and obligations shall survive until 30 days following the expiration of the applicable statute of limitations. There are no limitations on the rights and obligations relating to the amount of any claim for indemnification.

In addition, each of the parties has agreed to indemnify the other with respect to:

•	the failure to pay, perform or discharge any liabilities for which it is responsible under the separation agreement;

•	the breach by it or any of its affiliates of the terms of the separation agreement and the ancillary agreements associated with the separation agreement; and

•
the breach by it or any of its affiliates of any of the covenants or obligations in the combination agreement or any other documents or instruments executed or delivered by that party in connection with the separation, distribution and combination. These rights and obligations shall survive until the second anniversary following the distribution date. The amount of any claims for indemnification will be reduced by the amount of any insurance proceeds. There are no other limitations on the rights and obligations relating to the amount of any claim for indemnification.

The limitations on the issuance of shares of our capital stock and other restrictions discussed above could have a negative impact on our financial flexibility following the distribution.

Dispute Resolution.    If problems arise between the parties to the separation agreement, the parties have agreed to the following procedures:

•	the parties will make a good-faith effort to first resolve the dispute through negotiation;

•	in connection with these attempts to resolve the dispute, the parties may agree to attempt to resolve the dispute through non-binding mediation; and

•
after certain events occur as described in the separation agreement, the parties can resort to binding arbitration. In addition, under limited circumstances any party acting in good faith may initiate litigation in lieu of complying with the arbitration provisions of the separation agreement.

Noncompetition and Nonsolicitation.    Subject to the restrictions and rights set forth in the technology transfer agreements, DSP Group has agreed that for a period of five years from the distribution date, DSP Group will not, and will ensure that affiliates of DSP Group will not, directly or indirectly engage in any business which is competitive with the DSP cores licensing business. Furthermore, we have agreed that, subject to the restrictions and rights set forth in the technology transfer agreements, for a period of five years from the distribution date, we will not, and will ensure that our affiliates will not, directly or indirectly engage in designing, manufacturing and marketing high performance digital signal processor-based integrated circuit devices for integrated digital cordless phones and voice-over broadband products. This restriction does not, however, prevent us from licensing our technologies to third parties who use them to make these or similar products. In addition, except in accordance with the terms of the agreement, for three years after the distribution date, the parties each agree that they will not solicit for hire any employee of the other party.

Expenses.    Each party to the separation agreement will bear its own respective third party fees, costs and expenses paid or incurred in connection with the transactions contemplated thereby.

Ceva Technology Transfer Agreement

Asset Transfer and Assumption of Liabilities.    The Ceva technology transfer agreement identifies the assets, including but not limited to intellectual property, that DSP Group transferred to us and certain of the liabilities that we assumed from DSP Group in the separation in exchange for the issuance by us to DSP Group of shares of our common stock. The agreement also describes when and how these transfers and assumptions occurred.

Retention of Certain Rights.    Notwithstanding the assignment and assumption, DSP Group reserves for itself, its successors and assigns, the nonexclusive, royalty-free right to use, make, modify, reproduce, sell, import, prepare derivative works from, and sublicense (subject to certain restrictions) the intangible property transferred by DSP Group to us, as such intangible property exists on the date of the transfer, solely in connection with the design, manufacture, development, testing, use and sale or other distribution of its products. DSP Group also retains the right to use our trademarks and logos in connection with the marketing and distribution of its products.

DSP Ceva, Inc. Technology Transfer Agreement

The DSP Ceva, Inc. technology transfer agreement implements the transfer from us to our wholly-owned subsidiary, DSP Ceva, Inc., of the assets transferred by DSP Group to us and the assumption by DSP Ceva, Inc. of liabilities assumed by us from DSP Group in the separation in exchange for the issuance by DSP Ceva, Inc. to us of shares in its share capital. The agreement also describes when and how these transfers and assumptions occurred.

Corage, Ltd. Technology Transfer Agreement

Asset Transfer and Assumption of Liabilities.    The Corage, Ltd. technology transfer agreement identifies the assets that DSP Group, Ltd., an Israeli subsidiary of DSP Group, transferred to Corage, Ltd., our Israeli subsidiary, as well as the liabilities Corage, Ltd. assumed from DSP Group, Ltd. in the separation in exchange for the issuance by Corage, Ltd. to DSP Group, Ltd. of shares in its share capital. The agreement also describes when and how these transfers and assumptions occurred.

Retention of Certain Rights.    Notwithstanding these assignments and assumptions, DSP Group, Ltd. reserves, for itself and its successors and assigns, the nonexclusive, royalty-free right to use, make, modify, reproduce, sell, import, prepare derivative works from, and sublicense (subject to certain restrictions) the intangible property transferred by DSP Group, Ltd. to us as that intangible property exists on the date of the transfer, solely in connection with the design, manufacture, development, testing, use and sale or other distribution of its products. DSP Group, Ltd. also retains the right to use our trademarks and logos transferred to Corage, Ltd. in connection with the marketing and distribution of DSP Group, Ltd.’s products.

ParthusCeva, as the owner of the intellectual property relating to the DSP cores licensing business, has the exclusive right to bring actions against third parties for infringement of all intellectual property assigned to it. ParthusCeva also has the right to grant licenses and sublicenses of this intellectual property, and to give these rights to others (subject only to DSP Group’s existing rights). As a licensee, DSP Group has only the rights explicitly granted to it in the separation agreement and related documents, including the various technology transfer agreements. DSP Group is not able to engage in ParthusCeva’s business as it is currently conducted for a period of five years after the separation, and after the non-competition period, DSP Group only has the right to grant sublicenses to the intellectual property relating to the DSP cores licensing business as part of DSP Group’s products that offer functions and features in addition to the DSP core functions. These agreements therefore prevent DSP Group from granting the type of license which ParthusCeva may grant to its licensees or customers in its ordinary course of business.

Ceva and DSP Group have transferred the assets used for sales made by our DSP cores licensing business in the United States to DSP Ceva, Inc. and for sales of our DSP cores licensing business made outside the United States to Corage, Ltd. to take advantage of the favorable tax treatment provided by this structure. Because Corage, Ltd.’s assets remain outside the United States, income from its operations that are entitled to an “approved enterprise” status are subject to advantageous tax rates in Israel, and are not currently subject to U.S. taxation. In addition, in order for the separation of the DSP cores licensing business operated in Israel to obtain the same tax free treatment following the combination under Israeli tax law that the separation of the DSP cores licensing business operated in the U.S. received under U.S. tax law, it was necessary that, at the time of the separation and combination, Corage Ltd. be owned by a wholly-owned subsidiary of Ceva, Inc. (or ParthusCeva, Inc. after the combination) rather than directly by Ceva, Inc. Were this not done, the separation of Israeli operations of the DSP cores licensing business would have still been tax free under U.S. law, but would have been subject to Israeli taxes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Israeli Taxation and Investment Programs.”

Since both ParthusCeva and DSP Ceva, Inc. are United States corporations that will file a consolidated federal income tax return, we do not anticipate that whether particular assets are held by one versus the other of these two corporations will have U.S. federal income tax consequences. Also, as no assets or businesses subject to U.S. federal income taxes are being transferred abroad and no Israeli-based assets or businesses that are not currently subject to U.S. federal income taxes are being transferred into the United States, no change in the federal income tax treatment of the assets or businesses involved in the separation and combination is anticipated as a result of those transactions.

Transition Services Agreement between DSP Group, Ltd. and Corage, Ltd.

Services.    The transition services agreement governs the provision of transition services by DSP Group, Ltd. to Corage, Ltd. after the separation date. DSP Group, Ltd. is obligated to provide certain general and administrative services, including management and information services and network, hardware and software maintenance and support, to Corage, Ltd., as Corage, Ltd. requires and requests. For research and development services, Corage, Ltd., is obligated to pay DSP Group, Ltd. for services provided at agreed upon rates.

Term.    The term of the transition services agreement commenced on the date of the separation agreement and continues until December 31, 2003. However, Corage, Ltd. may terminate or limit any of the services provided by DSP Group, Ltd. at any time upon at least 30 days’ prior notice.

Although agreed in the context of arms-length negotiations between DSP Group and Parthus in connection with the combination, the transition services agreement was entered into in the context of a parent-subsidiary relationship with DSP Group. As a result, the prices charged to Corage, Ltd. under the transition services agreement may be lower than the prices that we may be required to pay third parties for similar services or the costs of similar services if we undertake them ourselves. If we fail to find replacements for these services after the expiration of the term of the agreement, or if we are unable to replace them on terms as favorable as those provided in the transition services agreement, our business, results of operations and financial condition could be harmed.

Tax Indemnification and Allocation Agreement

Ceva was included as part of DSP Group’s consolidated group for federal income tax purposes until the separation date. In general, under the U.S. Internal Revenue Code, each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Pursuant to arms-length negotiations between DSP Group and Parthus to allocate the responsibilities between us and DSP Group for tax liabilities that may be asserted in the future, in addition to the indemnification provided in the separation agreement, we have entered into a tax indemnification and allocation agreement with DSP Group pursuant to which DSP Group will be liable for, and will indemnify us for, any federal income tax related to the consolidated returns filed by it for all periods ending on or before the distribution date. Under that agreement, we and DSP Group will each be liable for, and shall indemnify the other against, liability for our respective federal income tax for subsequent periods after the distribution. In the case of income taxes other than federal income taxes, the tax indemnification and allocation agreement provides for an allocation that is generally similar to the allocation of federal income taxes. Taxes other than income taxes are allocated based on the legal entity on which the legal incidence of the tax is imposed.

In general, the separation agreement described above, rather than the tax indemnification and allocation agreement, governs indemnification for any taxes due by reason of the distribution.

Other Tax Matters

Our DSP cores licensing business operations have been granted Approved Enterprise status under Israeli law under four separate investment plans which were assigned to us from DSP Group in the separation, and one plan has been approved for our activities, thereby entitling us to enjoy certain program and tax benefits.

Voting Agreements

As a condition to the combination of Parthus and Ceva, our stockholders Eliyahu Ayalon, Kevin Fielding, Brian Long, William McCabe, Peter McManamon, Sven-Christer Nilsson, Issachar Ohana, Michael Peirce, Joan Scully, Gideon Wertheizer, Enterprise Ireland and Kelburn Limited each entered into individual voting agreements with us on the following terms. These agreements, which cover approximately 18.2% of our outstanding stock as of the date of the combination (plus any additional shares subsequently acquired by such stockholders, including upon exercise of options), provide that each stockholder will vote all his or her ParthusCeva shares for the ParthusCeva nominees to our board or directors and, with respect to all other matters to be voted on by our stockholders, either in accordance with the recommendations of our board or directors or, if the board of directors makes no recommendation, for or against such matters in the same proportion as the shares owned by all other stockholders (excluding the stockholder who is the subject of the voting agreement and any transferee or assignee who is an affiliate of that stockholder). Each voting agreement terminates upon the earlier of two years from the date of the agreement, the sale of all or substantially all of our assets or a consolidation or merger of ParthusCeva as a result of which our stockholders prior to such a consolidation or merger hold less than 50% of the voting equity of the surviving or resulting entity, a liquidation, dissolution or winding up of our business operations, the execution by us of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of our property and assets. In the event that any of these stockholders wishes to transfer any of their shares to a party or group who, after the transfer, will hold more than 3% of ParthusCeva’s common stock, the transferee must also agree to be bound by the terms of this agreement.

Treatment of DSP Group Stock Options

As of the distribution date, each outstanding option to purchase DSP Group’s common stock granted prior to the distribution was adjusted as described below.

On the distribution date, each DSP Group option held by any person who will serve as an employee of ParthusCeva following the separation was converted into two options: an option to purchase the same number of shares of DSP Group’s common stock covered by the original DSP Group option (to the extent unexercised as of the distribution date) and an option to purchase one share of ParthusCeva’s common stock for every three shares of DSP Group’s common stock purchasable under the original DSP Group option (to the extent unexercised as of the distribution date).

The exercise prices per share for each converted DSP Group option and ParthusCeva option were established in a manner so that:

(i)  the aggregate “intrinsic value” (which is the market value of the stock underlying the option, less the exercise price of that option, multiplied by the number of shares then covered by that option) after the distribution of the converted DSP Group option plus the intrinsic value of the new ParthusCeva option was not greater than the intrinsic value of the original DSP Group option immediately prior to the distribution;

(ii)  the ratio of the exercise price of the converted DSP Group option to the market value per share of DSP Group’s common stock after the distribution was not lower than the ratio of the exercise price of the original DSP Group option to the market value per share of DSP Group’s common stock immediately prior to the distribution; and

(iii)  the ratio of the exercise price of the new ParthusCeva option to the market value per share of ParthusCeva’s common stock after the distribution was not lower than the ratio of the exercise price of the original DSP Group option to the market value per share of DSP Group’s common stock immediately prior to the distribution.

The determination of the exercise prices for each converted DSP Group option and ParthusCeva option was made by DSP Group with the advice of its professional advisors.

The terms of each converted DSP Group option and each new ParthusCeva option (other than the exercise price and the number of shares) are substantially similar to the original DSP Group option from which they were converted. In the case of non-qualified stock options, if, and to the extent that, the vesting of any converted DSP Group non-qualified stock option is subject to vesting based on the continuous employment of the option holder with DSP Group or its subsidiaries, the vesting of the converted DSP Group non-qualified stock option is subject to the same vesting schedule as the original DSP Group option and continuation of the holder’s employment with either DSP Group or ParthusCeva or their respective subsidiaries, as the case may be, and giving credit for continuous employment with DSP Group or ParthusCeva or their respective subsidiaries, prior to the distribution date.

In the case of stock options intended to qualify under Section 422 of the U.S. Internal Revenue Code, if, and to the extent that, the vesting of any converted DSP Group incentive stock option is subject to vesting based on the continuous employment of the option holder with DSP Group or its subsidiaries, the vesting of the converted DSP

Group incentive stock option is subject to the same vesting schedule as the original DSP Group option and continuation of the holder’s employment with DSP Group or its respective subsidiaries, and giving credit for continuous employment with DSP Group or ParthusCeva or their respective subsidiaries, prior to the distribution date. Any converted DSP Group incentive stock option held by an option holder who terminates employment with DSP Group or its subsidiaries as of the distribution date will cease vesting and terminate on the forty-sixth day following the distribution. DSP Group may amend DSP Group incentive stock options held by individuals who will terminate employment with DSP Group as of the distribution to provide that the option will vest based on continuation of the holder’s employment with ParthusCeva or their respective subsidiaries, as the case may be.

All of the ParthusCeva options issued in connection with the distribution are non-qualified stock options. The vesting of each ParthusCeva option is subject to the same vesting schedule as the original DSP Group option and continuation of the holder’s employment with either DSP Group or ParthusCeva or their respective subsidiaries, as the case may be, with credit given for continuous employment with DSP Group or ParthusCeva or their respective subsidiaries, prior to the distribution date. The ParthusCeva options granted with respect to each original DSP Group option were issued under the Ceva 2000 Stock Incentive Plan.

COMBINATION WITH PARTHUS TECHNOLOGIES PLC

Overview

On                 , 2002, immediately after the separation described above, Parthus and Ceva effected a combination of their businesses pursuant to the terms and conditions of a combination agreement, dated as of April 4, 2002, as amended, by and among DSP Group, Ceva and Parthus. As part of the combination, Ceva immediately changed its name to ParthusCeva, Inc., and Parthus became a wholly owned subsidiary of ParthusCeva. Pursuant to arms-length negotiations between DSP Group and Parthus and as set forth in the Combination Agreement, immediately following the combination, the stockholders of DSP Group and the former shareholders of Parthus owned approximately 50.1% and 49.9%, respectively, of the common stock of ParthusCeva.

Strategic Rationale for the Combination

The combination of Ceva and Parthus brings together the expertise of a provider of DSP cores architectures with the expertise of a supplier of complete platform-level IP solutions, which we believe strongly positions us to become a leading supplier of open-standard IP solutions to the industry.

Historically, DSP Group, Ceva’s parent, has operated in two primary, but distinct, lines of business addressing the DSP market. One involves the development and sale of semiconductor products and the other involves the licensing of DSP core intellectual property for application in DSP processor chips. Increasingly, it has become apparent to DSP Group’s management that these two lines of business generate limited synergy and do not effectively complement each other. In particular, the concurrent conduct of both lines of business has placed difficult demands on corporate resources and management time, as well as created the risk of confusion by targeted customers regarding the two lines of business.

DSP Group’s management therefore concluded that the continued operation of both lines of business impaired the opportunity to maximize the value of either line of business for DSP Group stockholders. DSP Group’s management therefore decided to spin-off the DSP cores licensing business, thereby:

—	permitting dedicated management to focus on that line of business;

—	eliminating potential lack of focus and customer confusion with respect to the DSP Group product business;

—	presenting the opportunity for the DSP cores licensing business to obtain financing through third party sources or strategic relationships; as well as

—	offering targeted employment incentives through the creation of separate equity incentive plans.

In October 2000, DSP Group announced its plan to establish Ceva, one of its wholly-owned subsidiaries, as an independent business focused on the DSP cores licensing business. It also began to evaluate the potential for an initial public offering of Ceva’s common stock to fund its expansion and continued operations. Towards that end, DSP Group sought in November 2000 and obtained in September 2001 a private letter ruling from the U.S. Internal Revenue Service regarding a proposed tax-free spin-off of the DSP cores licensing business. The significant downturn in the initial public offering market during 2000, which continued in 2001, however, led DSP Group’s management to conclude that a spin-off followed by an initial public offering was not, in the then-current market environment, likely to generate a sufficient level of value for DSP Group stockholders.

Commencing in September 2001, DSP Group’s management began efforts to identify a complementary strategic partner for the DSP cores licensing business. DSP Group’s management identified Parthus as an attractive strategic partner, and began discussions with Parthus management in January 2002 based on a belief that the combined enterprise would address two critical components of the targeted market:

—	DSP cores, which provide the processing capability for digital electronic devices; and

—	platform applications that make DSP technology useful to manufacturers of digital electronic devices.

In addition, the combined enterprise would have the financial resources, the research and development capabilities, and a market presence which would enhance its viability in a highly competitive environment.

The parties recognized in the negotiations regarding a proposed combination that, although Parthus had substantially greater assets and revenue, Ceva had realized significant earnings during each of the past two years and was expected to realize significant earnings in the current fiscal year. In contrast, Parthus incurred substantial losses during each of the past two fiscal years and was expected to incur a loss during the current fiscal year. In addition, the proposed combination would only be economically viable if the underlying spin-off of the DSP cores licensing business remained tax free to DSP Group and its stockholders. To avoid taxation to DSP Group under U.S. tax law, Section 355(e) of the U.S. Internal Revenue Code requires that DSP Group’s stockholders own more than 50% of the combined entity. In light of the fact that the parties, for the reasons described above, viewed the transaction as a merger of equals, they agreed that, taking into account the requirements of Section 355(e), DSP Group’s stockholders should receive 50.1%, and former Parthus shareholders should receive 49.9%, of the equity of the combined enterprise.

Based upon negotiations between the managements of DSP Group and Parthus, during which negotiations both managements took positions as to the theoretical market valuations of Ceva as compared to Parthus, the parties settled on an assumption whereby the assumed market valuation of Parthus was approximately $100 million greater than that of Ceva after giving effect to the spin-off, assuming that Ceva would not maintain cash which would otherwise be needed to fund its ongoing operations and growth. The $100 million amount was arrived at by the parties based on extensive negotiations between the parties, including between the Chief Executive Officers of both companies. While both parties generated many arguments for higher valuations for their respective companies during such negotiations, including arguments based on various strategic, operational, financial, tax and other parameters, the actual assumption agreed upon was not based upon any specific argument or set of financial analyses. Since Ceva would need $40 million in cash to maintain its ongoing operations and growth, which was approximately equal to its after tax earnings from 1996 through 2001, in order to preserve the equity ratios discussed above, DSP Group agreed to contribute $40 million as part of the assets contributed to Ceva in the separation and Parthus agreed to effect a $60 million cash distribution, thereby:

—	eliminating the disparity in value between the entities;

—	providing adequate levels of working capital for the DSP cores licensing business; and

—	providing a return of capital to Parthus shareholders.

The terms described above were negotiated by the management of DSP Group and Parthus, and approved by their respective boards, taking into account their knowledge of the DSP cores licensing and IP platform businesses and the DSP market, as well as advice from their respective financial, accounting and legal advisors. However, in view of the lack of a public market for Ceva’s securities, the extreme volatility in the value of technology stocks throughout 2002, and the uncertainties surrounding the semiconductor market, the assumptions regarding the relative valuations of the two enterprises were of necessity estimates that are not susceptible to precise quantification or certainty.

Management and Operations

ParthusCeva is headquartered in San Jose, California, and has principal offices in Dublin, Ireland, and Herzeliya, Israel. It has approximately 316 employees, with approximately 227 involved in research and development. The board of directors of ParthusCeva is comprised of eight members, including five non-employee directors. The management includes former executive officers of both Parthus and Ceva.

We are incorporated under the laws of the State of Delaware. With respect to most of our subsidiaries, the jurisdiction of incorporation relates to the principal location of corporate operations and assets and reflects the historically and geographically dispersed operations of ParthusCeva, principally in Ireland, Israel and the United States.

Three of our Irish subsidiaries hold patents covering certain of our intellectual property that has been developed in Ireland. Pursuant to Irish tax law, Irish companies that hold patents with respect to which the development work underlying the patent was performed in Ireland are exempt from Irish corporate income tax. The benefit to date has been nominal due to losses incurred by the Parthus group. In addition, Parthus Inc., a Cayman Islands corporation, holds certain of our cash investments, currently amounting to approximately $47 million (after the Parthus capital repayment). Interest on this amount is not subject to Irish taxation. Parthus organized this subsidiary in the Cayman Islands for the purpose of minimizing the level of taxation on its working capital held in the form of cash or cash equivalents. It is our understanding, however, that Parthus Inc. will likely be treated as a “controlled foreign corporation” under U.S. tax law and therefore our future interest income earned by this subsidiary will likely be taxable in the United States.

Terms of the Combination

The combination was effected through a scheme of arrangement pursuant to the laws of the Republic of Ireland—a form of corporate reorganization that is approved by the shareholders and sanctioned by the High Court of Ireland. The scheme provided as follows:

•	Immediately prior to the combination with Ceva, Parthus distributed to its shareholders an aggregate capital repayment of $60 million in cash.

•	The existing Parthus shares were then cancelled and each Parthus shareholder received new shares of ParthusCeva’s common stock.

•	Immediately following the combination, the stockholders of DSP Group and the former shareholders of Parthus own approximately 50.1% and 49.9%, respectively, of the common stock of ParthusCeva.

•
ParthusCeva assumed all outstanding Parthus share options and the option plans and option agreements that govern them. These options continue with the same terms and conditions, except that they have become options to purchase shares of ParthusCeva’s common stock and have been adjusted in the manner set forth below. Option holders will no longer be able to obtain Parthus shares or ADSs upon exercise of such options.

•
The number of shares of ParthusCeva’s common stock purchasable upon the exercise of each Parthus option is equal to the number of Parthus shares underlying the option, adjusted to take into account the conversion of Parthus shares into ParthusCeva shares. The exercise price per share was also adjusted proportionately and further adjusted as described below.

Adjustment of Exercise Prices of Parthus Options

Parthus and Ceva have agreed to the repricing of certain Parthus options, as further described below.

Immediately prior to the effective time of the combination, the exercise price of existing Parthus options that had an exercise price in excess of $0.267 per ordinary share ($2.67 per ADS) was adjusted to $0.267 per ordinary share ($2.67 per ADS). Options for the acquisition of an aggregate of 91,020,570 Parthus ordinary shares (9,102,057 ADSs) were adjusted. These included options to purchase an aggregate of 26,478,340 Parthus ordinary shares (2,647,834 ADSs), which had an aggregate decrease in exercise price of approximately $6.1 million, or $1,567,688, $1,770,293, $712,094 and $124,956, with respect to Parthus ordinary shares held by Kevin Fielding, Elaine Coughlan, William McLean and Sven-Christer Nilsson, respectively, each of whom served as a director or executive officer of Parthus and each of whom serves as a director or executive officer of ParthusCeva following the combination.

Parthus and Ceva agreed to effect the adjustment in the exercise price of Parthus options to create a performance-oriented environment for employees in the combined company. Many of the Parthus options had an exercise price significantly in excess of the market price of Parthus shares on July 24, 2002, the date Parthus and Ceva agreed to reprice the Parthus options. Furthermore, the distribution of $60 million to Parthus shareholders immediately before the combination further reduced value of the Parthus shares. As a result of the reduction in the market price of Parthus shares, the Parthus options with high exercise prices were no longer a meaningful incentive for the Parthus employees. Generally, the exercise price of Ceva’s options is equal to or less than the market price of Ceva common stock, based upon the terms of the combination.

We believe the repricing permits both Parthus’ and Ceva's employees to have an equally realistic possibility of participating in any increase in share value of ParthusCeva and enhances shareholder value by creating better performance incentives for, and thus increasing retention of, Parthus’ employees.

Integration of Operations

Ceva has contributed its DSP cores licensing business, which employs an aggregate of 67 persons and includes facilities of approximately 10,170 square feet located in Herzeliya, Israel, and Parthus has contributed its IP platforms licensing business, totalling 249 employees and facilities of approximately 94,000 square feet located in San Jose, California; Dublin, Ireland; Cork, Ireland; Limerick, Ireland; Belfast, Northern Ireland; Northampton, England; Austin, Texas; and Caen, France, to form the business of the combined enterprise.

We do not currently anticipate any significant relocation of employees, or material relocation or amalgamation of research and development and sales activities in connection with the combination. In view of our target markets, and focused research and development activities, we believe that our business plan can most effectively be implemented, and our development targets best met, by drawing on the existing locations of our respective teams. Consequently, we do not currently anticipate any material adjustments in facilities. While we anticipate that the DSP cores licensing business and the IP platforms licensing business will be administered and managed on a combined basis, the two businesses will continue to operate as separate businesses in the combined enterprise.

We do expect that there will be integration of management and administrative functions. In that regard, we anticipate that certain activities may be located at our California offices, and others transferred, or enhanced, at our Dublin offices. In addition, we will evaluate all corporate functions, with a view to minimizing duplication of activity and, where possible, achieving costs synergies. Both Parthus and Ceva are experienced in the management of geographically dispersed operations, and we believe that we will be able to maintain effectively operations on a geographically dispersed basis after the combination.

ParthusCeva Common Stock

Our common stock has been approved for quotation on The Nasdaq National Market under the symbol “PCVA” and has been approved for listing on the London Stock Exchange under the symbol “PCV.”

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future. Our board of directors will have discretion as to whether future dividends will be paid, after taking into account factors such as our financial condition, operating results and current and anticipated cash needs.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2002:

•	on an actual basis (not giving effect to the contribution and combination described below);

•	pro forma to give effect to:

—
the contribution of the DSP cores licensing business of DSP Group to us, including a sum of $40 million in cash and $2.5 million in other assets, plus the amount by which the transaction costs of the separation and combination exceed $2 million, as though it had occurred on June 30, 2002;

—	the combination of Ceva and Parthus as though it had closed on June 30, 2002;

—	the results of the cancellation of certain shares of Ceva’s common stock in connection with its separation from DSP Group; and

—	the repricing of certain Parthus options, including changes made as a result of Parthus’ $60 million cash repayment of capital to the Parthus shareholders.

	June 30, 2002
	Actual	Pro Forma
	(U.S. Dollars in thousands)
Stockholders’ equity and parent company investment:
Common stock, $.001 par value; 100,000,000 shares authorized—actual; 105,000,000 shares authorized—pro forma; 20,000,000 shares issued and outstanding—actual; 18,044,420 shares issued and outstanding—pro forma	$20	$18
Preferred stock, $.001 par value; none authorized—actual; 5,000,000 shares authorized—pro forma; none issued and outstanding—actual and pro forma	—	—
Parent company investment	8,718	—
Additional paid-in capital, deferred stock compensation and accumulated deficit	—	102,025

Total stockholders’ equity	$8,738	$102,043

All share numbers above exclude:

•
2,517,020 (1,135,035 pro forma) shares of our common stock subject to outstanding options under our 2000 Stock Incentive Plan at a weighted average exercise price of $5.54 per share ($12.29 per share pro forma);

•
3,482,980 (1,570,629 pro forma) shares of our common stock available for issuance pursuant to our 2000 Stock Incentive Plan. No option grants will be made under our 2000 Stock Incentive Plan following the distribution;

•
2,210,155 shares of DSP Group’s common stock (736,718 shares of Ceva’s common stock pro forma) will be subject to options to be granted on the distribution date to holders of options to purchase shares of DSP Group’s common stock.

•	3,991,622 (1,800,000 pro forma) shares of our common stock available for issuance pursuant to our 2002 Stock Incentive Plan;

•	2,217,568 (1,000,000 pro forma) shares of our common stock available for issuance pursuant to our 2002 Employee Stock Purchase Plan; and

•
The pro forma share numbers above also exclude 1,644,435 additional shares of our common stock that will be subject to options to be assumed by us in connection with the combination with Parthus. As of June 30, 2002, there were outstanding options to purchase an aggregate of 107,799,111 ordinary shares of Parthus.

You should read this table together with “Separation of DSP Cores Licensing Business from DSP Group—Treatment of DSP Group Stock Options,” “Management—Stock Plans,” “Description of Capital Stock” and Note 5 to our consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL DATA OF PARTHUSCEVA

The following unaudited pro forma condensed combined consolidated financial statements have been prepared to give effect to the acquisition of Parthus under the purchase method of accounting after giving effect to the pro forma adjustments described in the accompanying notes. This financial data is not intended to be a profit forecast and the profits of ParthusCeva will not necessarily be in line with such data.

The following unaudited pro forma condensed combined consolidated balance sheet as of June 30, 2002 gives effect to the acquisition of Parthus as if it had occurred on that date, and reflects the allocation of the purchase price to the Parthus assets acquired and liabilities assumed, based on their estimated fair values at the date of acquisition based upon Ceva’s preliminary estimates of their fair values. The allocation of purchase price for the acquisition is subject to revision when additional information concerning asset and liability valuations is obtained. In the opinion of Ceva’s management, the asset and liability valuations for the acquisition will not be materially different from the pro forma financial data presented. The unaudited pro forma condensed combined consolidated financial information reflects Ceva’s best estimates; however, the actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein because of various factors, including, without limitation, access to additional information, changes in value and changes in operating results between the date of preparation of the unaudited pro forma condensed financial information and the date on which the transaction closed, the number of shares outstanding of DSP Group and Parthus and the value of the combined company’s shares. The excess of the consideration given by Ceva in the transaction over the fair value of Parthus’ identifiable assets and liabilities has been recorded as goodwill. Goodwill will be tested for impairment on an annual basis. Patents will be amortized over their useful lives, unless the useful life is deemed to be indefinite. An intangible asset with an indefinite useful life will not be amortized until its useful life is determined to be no longer indefinite. Intangible assets that are amortized will be reviewed for impairment annually and on an interim basis. Any portion of the purchase price allocated to in-process research and development and stock based compensation expenses related to vested Ceva options, which will be measured upon the consummation of the combination of Ceva with Parthus based on the fair market value of Ceva’s common stock, will be charged to expenses immediately upon the consummation of the transaction.

The following unaudited pro forma condensed combined consolidated statements of operations for the six-month period ended June 30, 2002 and for the year ended December 31, 2001 give effect to the transaction as if it had occurred on January 1, 2001 and combine the historical statements of operations of Ceva and Parthus for those periods. Integration costs are not included in the accompanying pro forma condensed combined consolidated financial statements.

This pro forma information should be read in conjunction with the respective consolidated historical financial statements (including notes thereto) of Ceva and Parthus included in this prospectus.

Unaudited pro forma condensed combined consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the transaction occurred at the beginning of the periods presented, nor is it necessarily indicative of future financial position or results of operations. These unaudited pro forma condensed combined consolidated financial statements are based upon the respective historical financial statements of Ceva and Parthus and do not incorporate, nor do they assume, any benefits from cost savings or synergies of the combined company. The pro forma adjustments are based on available financial information and certain estimates and assumptions that Ceva believes are reasonable and that are set forth in the notes to the unaudited pro forma condensed combined consolidated financial statements.

PARTHUSCEVA, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
As of June 30, 2002
(U.S. Dollars in Thousands)

	Ceva, Inc.	Parthus Technologies Plc	Pro forma adjustments	References	Pro forma combined
	Historical
ASSETS
Current Assets:
Cash and cash equivalents	$—	$114,101	$(23,458)	A, B, G, H	$90,643
Trade receivables, net	8,683	5,421	—		14,104
Other accounts receivable and prepaid expenses	1,592	3,968	(1,079)	G	4,481
Deferred income tax	240	—	—		240
Inventories	125	517	—		642

Total current assets	10,640	124,007	(24,537)		110,110
Long term lease deposits	209	—	—		209
Severance pay fund	1,197	—	—		1,197
Property and equipment, net	2,498	6,617	—		9,115
Investments	—	4,500			4,500
Goodwill	—	63,579	(59,900)	C, E	3,679
Other intangible assets	—	3,752	4,248	D, F	8,000

Total Assets	$14,544	$202,455	$(80,189)		$136,810

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Trade payables	$1,582	$4,680	$—		$6,262
Accrued expenses and other payables	2,158	12,718	—		14,876
Related party—DSP Group Inc.	—	—	6,095	O	6,095
Income taxes payable	783	1,554	—		2,337
Deferred revenues	62	3,914	—		3,976

Total current liabilities	4,585	22,866	6,095		33,546
Accrued severance pay	1,221	—	—		1,221

Total liabilities	5,806	22,866	6,095		34,767
Parent company investment	8,718	—	(8,718)	O, P	—
Stockholders’ equity	20	179,589	(77,566)	B, G, H, I, J, K, P	102,043

Total Liabilities and Stockholders’ Equity	$14,544	$202,455	$(80,189)		$136,810

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

PARTHUSCEVA, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED  STATEMENT OF OPERATIONS
For the year ended December 31, 2001
(U.S. Dollars in Thousands Except Per Share Data)

	Ceva, Inc.	Parthus Technologies Plc	Pro forma adjustments	References	Pro forma combined
	Historical
Revenues	$25,244	$40,919	$—		$66,163
Cost of revenues	1,251	12,064	—		13,315

Gross profit	23,993	28,855	—		52,848

Operating expenses
Research and development, net	5,095	28,578	—		33,673
Marketing and sales	2,911	10,857	—		13,768
General and administration	2,839	7,171	—		10,010
Amortization of other intangible assets	—	9,195	(7,595)	L, M	1,600
In process research and development	—	10,895	—		10,895
Amortization of noncash stock compensation	—	1,806	10	N	1,816
Restructuring charge	—	765	—		765

Total operating expenses	10,845	69,267	(7,585)		72,527

Income (loss) from operations	13,148	(40,412)	7,585		(19,679)
Financial income, net	462	6,153	—		6,615
Minority interest	—	(100)	—		(100)

Income (loss) before taxes on income	13,610	(34,359)	7,585		(13,164)
Taxes on income	3,255	300	—		3,555

Net income (loss)	$10,355	$(34,659)	$7,585		$(16,719)

Basic and diluted net loss per share					$(0.93)

Weighted average number of shares of Common Stock used in computation of basic and diluted loss per share (in thousands)					18,044

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

PARTHUSCEVA, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED  STATEMENT OF OPERATIONS
For the six months ended June 30, 2002
(U.S. Dollars in Thousands Except Per Share Data)

	Ceva, Inc.	Parthus Technologies Plc	Pro forma adjustments		Pro forma combined
	Historical		References
Revenues	$8,682	$21,491	$—		$30,173
Cost of revenues	616	4,644	—		5,260

Gross profit	8,066	16,847	—		24,913

Operating expenses
Research and development, net	3,216	12,705	—		15,921
Marketing and sales	1,493	4,436	—		5,929
General and administration	1,355	2,979	—		4,334
Amortization of other intangible assets	—	680	120	L, M	800
Amortization of noncash stock compensation	—	1,050	5	N	1,055
Loss on disposal of division	—	213	—		213
Combination costs	—	1,463	(1,463)	Q	—

Total operating expenses	6,064	23,526	(1,338)		28,252

Income (loss) from operations	2,002	(6,679)	1,338		(3,339)
Financial income, net	50	1,122	—		1,172

Income (loss) before taxes on income	2,052	(5,557)	1,338		(2,167)
Taxes on income	542	—	—		542

Net income (loss)	$1,510	$(5,557)	$1,338		$(2,709)

Basic and diluted net loss per share					$(0.15)

Weighted average number of shares of Common Stock used in computation of basic net loss per share (in thousands)					18,044

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

NOTES TO PARTHUSCEVA UNAUDITED PRO FORMA
CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

1.    BASIS OF PRO FORMA PRESENTATION

On April 4, 2002, Ceva, Inc. (“Ceva” or “the Company”) entered into an agreement to acquire 100 percent of the outstanding share capital of Parthus Technologies plc (“Parthus”), an Irish company, in consideration of the assumed issuance of 9,004,165 shares of Ceva’s common stock equal to 49.9% of the aggregate number of shares of Ceva’s common stock outstanding immediately after the acquisition.

The total consideration for the acquisition is approximately $179 million (including $6 million of costs related to the acquisition), which will be financed by an assumed issuance of 9,004,165 shares of common stock of the Company. However, the actual number of shares of common stock to be issued by Ceva, and the related consideration, will depend on the actual number of ordinary shares of Parthus and Common Stock of DSP Group (the “Parent”) outstanding on the closing date of the acquisition, as well as the market price of the Company’s common stock at that date. The transaction has been accounted for using the purchase method of accounting, and accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based upon their fair values at the date the acquisition was completed. Because Ceva had no outstanding shares traded in a public market on the date the transaction was announced, the value of the consideration given was not objectively evidenced. Accordingly, it was determined, based upon related authoritative guidance, to value this transaction based on the closing price of ParthusCeva’s common stock on the consummation date of the transactions. The closing share price of Parthus’ ADSs on the Nasdaq National Market on October 8, 2002 was used in this pro forma presentation as the best estimate for the value of Ceva’s common stock to be issued, as if the consummation of the transactions had occurred on that date, as the value of Ceva’s common stock to be issued is expected to approximate the value of the purchased Parthus ordinary shares. In a similar manner, the number of shares used was the number of outstanding shares of DSP Group common stock and Parthus ordinary shares on that same date. As a result, the pro forma financial information presented herein is not necessarily indicative of the final value of the consideration, which will be determined at the consummation date based on the actual number of shares of ParthusCeva’s common stock issued and the market price per share of ParthusCeva’s common stock as of the consummation date. Ceva will adjust its shares outstanding prior to the distribution by means of an issuance of shares to DSP Group in exchange for the assets contributed, followed by a surrender of shares of Ceva common stock by DSP Group to Ceva for no consideration.

The number of shares to be issued upon the combination was calculated as follows:

Number of Ceva’s common stock currently issued to DSP Group	20,000,000
Number of Ceva’s common stock outstanding following the separation (1:3 ratio) (giving effect to the issuance of 1,000 shares followed by the surrender for cancellation without consideration of all outstanding Ceva’s common stock not distributed to DSP’s Group’s stockholders)	9,040,254	(X)
Percentage of Ceva’s common stock held by former DSP Group’s stockholders post-combination	50.1%
Total number of ParthusCeva’s common stock outstanding post-combination	18,044,420	(Y)
Number of shares to be issued to former Parthus shareholders (constituting 49.9% of the ParthusCeva’s common stock post-combination):	9,004,165	(Y-X)

The Parthus options assumed by Ceva are valued herein by applying the Black-Scholes valuation model to the Parthus options in accordance with FASB Interpretation No. 44 (“FIN 44”), “Accounting for Certain Transactions Involving Stock Compensation—an Interpretation of APB 25.” The calculations were made using the following assumptions: (i) valuation date is October 8, 2002, (ii) market share price is $0.975, which represents the fair value of the Ceva common stock after the $60 million cash capital repayment by Parthus to its shareholders, (iii) risk-free interest rate is 2%, (iv) volatility is 60%, (v) time to expiration is 5 years and (vi) annual dividend rate is 0%. The calculations were made after taking into consideration the repricing of

NOTES TO PARTHUSCEVA UNAUDITED PRO FORMA
CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

certain Parthus options and changes made as a result of Parthus’ $60 million cash repayment of capital to the Parthus shareholders. The intrinsic value of unvested options of Parthus has been allocated to deferred compensation. Such deferred compensation was deducted from the fair value of the awards in determining the amount of the purchase price. The final amount of deferred compensation will also be determined on the consummation date based on the closing price of ParthusCeva’s common stock on that date. The calculation of the deferred compensation amounting to $20,000 was based on the number of Parthus unvested options outstanding multiplied by the intrinsic value, which is the difference between the market price on October 8, 2002 of $0.975 (giving effect to the $60 million cash capital repayment by Parthus to its shareholders) and the various exercise prices. This deferred compensation was deducted from the fair value of the awards in determining the amount of the purchase price.

The purchase consideration is estimated as follows (U.S. Dollars in thousands):

Common Stock(1)	$58,067
Assumption of Parthus options	3,159
Less—Deferred compensation	(20)
Estimated transaction expenses	6,000

Total consideration(2)	$67,206

(1)    The value of the 9,004,165 shares of Ceva’s common stock to be issued upon the consummation of the acquisition was calculated based on the market price of Parthus’ ADSs on October 8, 2002 and after taking into consideration the future repayment of capital by Parthus to its shareholders in the amount of $60 million, as follows (U.S. Dollars in thousands, except share and per share data):

Number of Parthus’ ADSs outstanding*	59,330
Price per ADS	$1.99
Total value of Parthus’ ADSs	$118,067
Less—Repayment of capital to be made	$(60,000)

Net value	$58,067

*	Assuming all ordinary shares were held in the form of ADSs

(2)    The preliminary purchase price allocation, which is subject to change based on Ceva’s final analysis, is as follows (U.S. Dollars in thousands):
Tangible assets acquired	$75,124
Intangible assets acquired:
Patents	8,000
Goodwill	3,679
In-process research and development	5,806
Liabilities assumed	(22,866)
Merger and restructuring costs	(2,537)

Total consideration	$67,206

NOTES TO PARTHUSCEVA UNAUDITED PRO FORMA
CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill arising from acquisitions would not be amortized. In lieu of amortization, Ceva is required to perform an annual and interim impairment review. If Ceva determines, through the impairment review process, that goodwill has been impaired, it will record the impairment charge in its statement of operations. Ceva will also assess the impairment of goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

2.    PRO FORMA ADJUSTMENTS

The amount of the excess cost attributable to in-process research and development of Parthus is estimated to be approximately $5.8 million. This amount will be recorded as a separate item line “In process research and development write-off” during the fiscal quarter in which the acquisition is consummated. These expenses have not been included in the pro forma condensed combined consolidated statements of operations, as they do not represent a continuing expense.

Adjustments included in the pro forma condensed combined consolidated balance sheet and statements of operations are summarized as follows:

(A)  Distribution of $60 million cash to Parthus’ shareholders by means of a repayment of capital prior to the acquisition.

(B)  Additional cash investment of $44 million by DSP Group prior to the acquisition (representing DSP Group’s contribution of cash equal to $40 million, plus the amount by which transaction expenses have been estimated to exceed $2 million).

(C)  Valuation of Parthus’ intangible assets allocated to goodwill of $3.7 million.

(D) Valuation of Parthus’ intangible assets allocated to patents of $8.0 million.

(E)  Elimination of Parthus’ goodwill from previous acquisitions of $63.6 million.

(F)  Elimination of Parthus’ patents from previous acquisitions of $3.7 million.

(G)  Transaction costs paid by Ceva of $6 million, out of which $1.0 million were already paid as of June 30, 2002 and included in prepaid expenses.

(H)  Transaction costs paid by Parthus of $2.5 million.

(I)  Elimination of Parthus’ shareholders’ equity accounts of $180 million.

(J)  Shares and options issued upon the acquisition by Ceva valued at $67.2 million.

(K)  Write-off of estimated acquired in-process research and development of $5.8 million.

(L)  Elimination of goodwill and patents amortization recorded in Parthus from previous acquisitions of $9.2 million for the year ended December 31, 2001 and $680,000 for the six month period ended June 30, 2002.

(M)  Amortization of patents (amortized over 5 years) of $1.6 million for the year ended December 31, 2001 and $800,000 for the six month period ended June 30, 2002.

NOTES TO PARTHUSCEVA UNAUDITED PRO FORMA
CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(N)  Amortization of deferred stock compensation arising from the options exchanged in the acquisition of $10,000 for the year ended December 31, 2001 and $5,000 for the six month period ended June 30, 2002.

(O)  Conversion of DSP Group’s investment account in Ceva into an inter-company account of approximately $6.1 million between Ceva and DSP Group. This amount will be settled between the parties under the terms of the Separation Agreement whereby DSP Group will retain all rights to Ceva’s accounts receivable existing on the date of the separation and will also retain certain of Ceva’s current liabilities existing on the date of separation.

(P)  Conversion of DSP Group’s investment account in Ceva into stockholders equity, consisting of the value of property and equipment and inventory assigned by DSP Group upon consummation of the combination of $2.6 million.

(Q)  Elimination of combination costs paid by Parthus.

The pro forma combined stockholders’ equity, after appropriate reclassifications, comprises the following (U.S. Dollars in thousands):

Common stock, $0.001 par value	$18
Additional paid in capital	107,851
Deferred compensation	(20)
Accumulated deficit	(5,806)

Total stockholders’ equity	$102,043

Shares used in the pro forma net loss per share calculation reflect approximately 18.0 million shares of Common Stock of Ceva, Inc. as if they had been outstanding from January 1, 2001. Pro forma weighted average number of shares used in computing basic and diluted net loss per share excludes employee stock options outstanding in each period because they are anti-dilutive.

3.    SENSITIVITY ANALYSIS:

As explained in Note 1 to these unaudited pro forma condensed combined financial data, the final determination of the purchase price will be calculated based on the closing market price of ParthusCeva’s Common Stock at the date of the consummation date of the combination.

The following table represents the anticipated goodwill, total assets and total stockholders’ equity that would result from different price per share at the date of the closing:

	Price per Parthus ADS (US Dollars)
	$1.00	$1.50	$2.00	$2.50	$3.00
	(in thousands)
Goodwill and other intangible assets	$0	$0	$11,679	$44,456	$77,634
Total assets	23,511	84,716	136,810	169,587	202,765
Stockholders’ equity	$39,554	$70,156	$102,043	$134,820	$167,998

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CEVA

Selected Historical Consolidated Financial Data of Ceva

The following selected historical consolidated financial data of the DSP cores licensing business of DSP Group transferred to Ceva should be read in conjunction with, and is qualified by reference to, our consolidated financial statements and related notes to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The consolidated statement of income data for 1999 through 2001 and the consolidated balance sheet data as of December 31, 2000 and 2001 are extracted from, and are qualified by reference to, the audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statement of income data for 1997 and 1998 and the selected consolidated balance sheet data as of December 31, 1997 through 1999 are extracted from our audited consolidated financial statements not included in this prospectus. The consolidated financial data as of June 30, 2002 and for the six months ended June 30, 2001 and 2002 are extracted from unaudited financial statements included elsewhere in this prospectus. We have prepared the unaudited information on the same basis as the audited consolidated financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a relevant fair presentation of our financial position and operating results for these periods.

The financial information below reflects the separation of the DSP cores licensing business from DSP Group, and is presented as if this business had operated as a separate entity throughout the relevant periods. This information has been extracted from the consolidated financial statements of DSP Group using the historical results of operations and historical bases of assets and liabilities of our DSP cores licensing business. These historical results may not necessarily be indicative of what our results of operations and financial position would have been had this business operated as a separate company during the periods presented, nor are they an indicator of future performance.

	Year Ended December 31,					Six Months Ended June 30,
	1997	1998	1999	2000	2001	2001	2002
	(in thousands)
Consolidated Statement of Income Data:
Revenues:
Licenses and royalties	$6,790	$11,614	$16,249	$19,951	$20,959	$10,666	$6,995
Technical support, maintenance and other	1,975	1,630	1,952	2,959	4,285	2,322	1,687

Total revenues	8,765	13,244	18,201	22,910	25,244	12,988	8,682
Cost of revenues	288	280	207	410	1,251	607	616

Gross profit	8,477	12,964	17,994	22,500	23,993	12,381	8,066
Operating expenses:
Research and development, net	2,692	3,404	3,230	4,835	5,095	2,688	3,216
Selling and marketing	1,012	1,137	1,997	2,466	2,911	1,330	1,493
General and administrative	1,877	2,020	2,480	2,810	2,839	1,354	1,355

Total operating expenses	5,581	6,561	7,707	10,111	10,845	5,372	6,064

Operating income	2,896	6,403	10,287	12,389	13,148	7,009	2,002
Financial income, net	92	174	292	322	462	221	50

Income before taxes on income	2,988	6,577	10,579	12,711	13,610	7,230	2,052
Taxes on income (benefit)	(397)	359	1,453	3,438	3,255	1,123	542

Net income	$3,385	$6,218	$9,126	$9,273	$10,355	$6,107	$1,510

	December 31,					June 30, 2002
	1997	1998	1999	2000	2001
	(in thousands)
Consolidated Balance Sheet Data
Working capital	$94	$893	$1,173	$411	$1,996	$6,055
Total assets	$2,093	$3,831	$6,915	$9,615	$12,197	$14,544
Total stockholders’ equity and parent company investment	$709	$1,680	$2,556	$2,020	$4,345	$8,738

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PARTHUS

The consolidated financial data set forth below for the years 1999, 2000 and 2001 have been extracted from Parthus’ audited consolidated financial statements, which appear elsewhere in this prospectus. The consolidated financial data set forth below for the years 1997 and 1998 have been extracted from Parthus’ audited consolidated financial statements not included in this prospectus. The consolidated financial data for the six-month periods ended June 30, 2001 and 2002 have been extracted from our unaudited interim consolidated financial statements, which appear in this prospectus. The interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results of Parthus for the unaudited six-month periods ended June 30, 2001 and 2002. Parthus has prepared its consolidated financial statements in accordance with U.S. generally accepted accounting principles. The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Parthus’ audited consolidated financial statements and the related notes for the three years ended December 31, 2001 included elsewhere in this prospectus.

	Year Ended December 31,					Six Months Ended June 30,
	1997	1998	1999	2000	2001	2001	2002
	(in thousands, except per share data)
Statement of Operations Data:
Revenue
IP license	$—	$119	$5,214	$16,059	$29,998	$13,016	$18,766
IP creation	12,820	15,450	13,826	12,433	6,756	4,302	1,427
Hard IP	—	—	—	3,428	4,165	2,625	1,298

Total revenue	12,820	15,569	19,040	31,920	40,919	19,943	21,491
Cost of revenue
IP license	—	—	983	2,960	5,052	2,149	2,943
IP creation	7,459	8,621	8,325	8,334	4,751	3,034	1,002
Hard IP	—	—	—	2,116	2,261	1,423	699

Total cost of revenue	7,459	8,621	9,308	13,410	12,064	6,606	4,644
Gross margin	5,361	6,948	9,732	18,510	28,855	13,337	16,847
Research and development	1,086	3,372	7,128	19,090	29,994	13,744	13,516
Sales and marketing	812	1,200	2,479	9,012	11,054	5,604	4,554
General and administrative	1,031	1,369	2,994	9,741	7,364	3,790	3,100
Amortization of goodwill & intangible assets	—	—	—	1,081	9,195	1,674	680
In-process research & development charge	—	—	—	—	10,895	—	—
Restructuring charge	—	—	—	—	765	—	—
ParthusCeva merger costs	—	—	—	—	—	—	1,463
Loss on disposal of facility	—	—	—	—	—	—	213

Total operating expenses	2,929	5,941	12,601	38,924	69,267	24,812	23,526

Income (loss) from operations	2,432	1,007	(2,869)	(20,414)	(40,412)	(11,475)	(6,679)
Interest income, net	56	127	145	5,346	6,394	3,784	1,337
Foreign exchange gain (loss)	—	—	241	434	(241)	(89)	(215)
Minority interest	(183)	(186)	(75)	(204)	(100)	(100)	—

Income (loss) before income taxes	2,305	948	(2,558)	(14,838)	(34,359)	(7,880)	(5,557)
Provision for income taxes	(312)	(231)	—	(1,205)	(300)	(300)	—

Net income (loss)	1,993	717	(2,558)	(16,043)	(34,659)	(8,180)	(5,557)

Preferred dividends	—	(29)	(54)	(15)	—	—	—

Net income (loss) available to ordinary shareholders	$1,993	$688	$(2,612)	$(16,058)	$(34,659)	$(8,180)	$(5,557)

Net income (loss) per ordinary share Basic and diluted	$0.006	$0.002	$(0.007)	$(0.034)	$(0.062)	$(0.015)	$(0.010)

Shares used in computing net income (loss) per ordinary share

Basic	314,022,800	317,075,870	362,473,760	471,389,525	558,946,827	538,661,930	583,404,690

Diluted	356,688,700	386,074,820	362,473,760	471,389,525	558,946,827	538,661,930	583,404,690

Non-cash stock compensation expenses for the years ended December 31, 1999, 2000 and 2001 and for the six months ended June 30, 2001 and 2002 have been recorded as follows:

	Year ended December 31,			Six months ended June 30,
	1999	2000	2001	2001	2002
	(in thousands)
Research and development	$36	$923	$1,416	$590	$811
Sales and marketing	12	120	197	83	118
General and administrative	4	4,497	193	83	121

	$52	$5,540	$1,806	$756	$1,050

Parthus adopted Statement of Financial Accounting Standards, otherwise known as SFAS, No. 142 effective January 1, 2002. Under SFAS No. 142, goodwill is no longer amortized, but instead is tested for impairment at least annually. The following table provides a reconciliation of reported net income (loss) to adjusted net income (loss) and net income (loss) per ordinary share excluding goodwill amortization for all periods presented.

	Year ended December 31,					Six months ended June 30,
	1997	1998	1999	2000	2001	2001	2002
	(in thousands, except per share data)
Reported net income (loss)	$1,993	$688	$(2,612)	$(16,058)	$(34,659)	$(8,180)	$(5,557)
Add back goodwill amortization	—	—	—	—	7,824	942	—

Adjusted net income	$1,993	$688	$(2,612)	$(16,058)	$(26,835)	$(7,238)	$(5,557)

Basic and diluted net income (loss) per ordinary share	$0.006	$0.002	$(0.007)	$(0.034)	$(0.062)	$(0.015)	$(0.010)
Add back goodwill amortization	—	—	—	—	0.014	0.004	—

Adjusted basic and diluted net income (loss) per ordinary share	$0.006	$0.002	$(0.007)	$(0.034)	$(0.048)	$(0.011)	$(0.010)

	December 31,					June 30, 2002
	1997	1998	1999	2000	2001
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$3,415	$14,350	$10,314	$159,865	$121,503	$114,101
Working capital	3,365	13,117	8,057	147,386	107,273	101,141
Total assets	7,626	19,208	16,900	179,246	205,820	202,455
Minority interest	755	989	909	1,001	—	—
Redeemable shares	987	2,598	1,635	—	—	—
Total shareholders’ equity	$3,558	$12,109	$7,881	$157,516	$182,087	$179,589

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The discussion below of the financial condition and results of operations of our DSP cores licensing business assumes that this business had operated as a stand-alone entity for the periods presented. This discussion does not give effect to the combination of this business with Parthus.

The discussion below of the financial condition and results of operations of Parthus does not give effect to the combination of Parthus with the DSP cores licensing business.

You should read the following discussion together with Ceva’s and Parthus’ consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

DSP Cores Licensing Business—Overview

Our DSP cores licensing business develops and licenses designs of programmable digital signal processor (DSP) cores and DSP core-based sub-systems. A programmable DSP is a special-purpose, software-controlled processor that, through complex mathematical calculations, analyzes, manipulates and enhances digital voice, audio and video signals. The programmable DSP cores we design are used as the central processors in semiconductor chips made for specific applications. These chips are used in a wide variety of electronic devices, including digital cellular telephones, modems, hard disk drive controllers, MP3 players, voice over packet products and digital cameras, and are critical to the performance of the electronic products in which they are used. A DSP core-based sub-system incorporates additional hardware blocks required as interfaces from the DSP core for the overall system.

Our DSP cores product line, first introduced in 1991, consists of a family of five DSP core designs and one DSP core-based sub-system, the XpertTeak, that are sold under the SmartCores brand name throughout the world. Each of our SmartCores products offers a different balance of high performance, power-efficiency and cost-effectiveness. Our designs are independent of specific semiconductor manufacturing processes, and can therefore be used by a wide variety of customers. The DSP cores we design are appropriate for use in both current and emerging applications requiring digital signal processing. We market our designs as well as a wide array of software and hardware development tools and technical support services.

We license our designs to leading semiconductor companies throughout the world. These companies incorporate our cores and core-based subsystems into application-specific chips or custom-designed chips that they manufacture, market and sell to original equipment manufacturers (OEMs) of a variety of electronic products. We also license our designs to OEMs directly. To date, we have licensed our cores to more than 60 licensees, including leading semiconductor companies and OEMs such as Atmel, Fujitsu, Infineon Technologies, Kawasaki, LSI Logic, Mitsubishi, National Semiconductor, NEC, Oki, Philips Semiconductors, Samsung, Seiko-Epson, Sony and Tower Semiconductors, some of which have multiple licenses with us. We generate our revenues in our DSP cores licensing business from license and maintenance and support fees and from royalties. Our goal is to establish our licensable DSP cores as the standard in DSP-based chips for high-volume and emerging digital signal processing applications.

For the purpose of separating the DSP cores licensing business and technology activities into an independent company, Ceva was incorporated in Delaware in November 1999 under the name DSP Cores, Inc. as a wholly-owned subsidiary of DSP Group and changed our name to Ceva, Inc. in April 2002. We have two wholly-owned subsidiaries, DSP Ceva, Inc., a Delaware corporation, and ParthusCeva, Ltd., an Israeli company wholly owned by DSP Ceva. DSP Ceva holds our intellectual property rights in the United States and conducts our marketing, sales and technical support for our U.S. customers. In addition to conducting our research and development activities, ParthusCeva, Ltd. is engaged in marketing, sales, technical support and certain general and administrative functions associated with the sale of our products in areas other than the United States. In addition, we utilize the services of DSP Group, Ltd. for sales and technical support activities, and their costs are allocated to us under the transition service agreement with DSP Group, Ltd. For additional information relating to the terms of various agreements we entered into with DSP Group and its subsidiaries in connection with the separation of the DSP cores licensing business from DSP Group, including the separation agreement, the transition services agreement and the technology transfer agreements, please see the section captioned “Separation of DSP Cores Licensing Business from DSP Group.”

The financial information presented in this prospectus and Ceva’s consolidated financial statements reflect its separation from DSP Group and have been prepared as if the separation of the DSP cores licensing business from DSP Group had been in effect throughout the relevant periods. The historical consolidated financial statements show the DSP cores licensing business as a carved out entity from the consolidated financial statements of DSP Group, using the historical results of operations and historical bases of assets and liabilities of our DSP cores licensing business as described in this prospectus. This information may not be indicative of our future financial position, results of operations or cash flows, nor is it necessarily indicative of what our financial position, results of operations or cash flows would have been had we been a separate, stand-alone entity for the periods presented. We have not made adjustments to our historical financial information to reflect the significant changes in the cost structure, funding and operations which will result from the separation of the DSP cores licensing business from DSP Group and the combination with Parthus, including any increased costs associated with reduced economies of scale, increased marketing expenses related to building our brand, and increased costs associated with being a stand-alone, publicly traded company. Additionally, upon the termination of the transition services agreement with DSP Group, Ltd., we may be required to incur additional expenses for services that DSP Group, Ltd. has agreed to provide pursuant to the transition services agreement, including general and administrative services, information services, sales and marketing services and certain research and development services, because the prices charged to us by DSP Group, Ltd. for such services may be lower than the prices that we may be required to pay third parties for similar services or the costs of similar services if we undertake them ourselves. As a result, the cost of retaining such services after the termination of the transaction services agreement with DSP Group, Ltd. may be higher than the cost allocation for such services reflected in our historical financial statements. However, we do not believe that such additional costs, if any, will be material.

Ceva’s Critical Accounting Policies and Estimates

Our discussion and analysis of the financial condition and results of operations of our DSP cores licensing business are based upon the consolidated financial statements of this business, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to bad debts, taxes on income, financing operations, warranty obligations and contingencies and litigation. Ceva based its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. In December 2001, the Securities and Exchange Commission requested that all registrants discuss their “critical accounting policies” in the discussion and analysis of their financial condition and results of operations. The Securities and Exchange Commission indicated that a “critical accounting policy” is one which is both important to the portrayal of a company’s financial condition and results and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Ceva’s significant accounting policies are fully described in Note 2 to its consolidated financial statements. Not all of these significant accounting policies, however, require management to make difficult, complex or subjective judgements or estimates. We believe that the DSP cores licensing business’ accounting policies relating to revenue recognition, business combination, goodwill and other identifiable intangibles and options to employees described below fit the definition of “critical accounting policies.”

Revenue Recognition

The DSP cores licensing business reports revenue in two categories: licensing and royalties, and technical support and other. The first, licensing and royalty revenues are derived from the following: (i) licensing revenues from our license agreements; and (ii) royalty revenues when our licensees sell products incorporating DSP cores technology. Technical support and other revenues are derived from providing training, maintenance and technical support services to our DSP cores licensing customers. All license, royalties and technical support agreements are denominated in U.S. dollars. We recognize revenues based upon the country of origin of our licensees. Therefore, our geographic revenue stream for the DSP cores business fluctuates from period to period depending upon the country of origin of new license agreements signed and recognized in a given period.

We recognize software revenue for the DSP cores licensing business in accordance with SOP 97-2, “Software Revenue Recognition,” as amended by SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions.” Under SOP 97-2, revenues are recognized when: (1) collection is probable; (2) delivery has occurred; (3) the license fee is otherwise fixed or determinable; and (4) persuasive evidence of an arrangement exists and no further obligation exists. SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair value of the elements. We have also adopted SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions,” for all multiple element transactions entered into after January 1, 2000. SOP 98-9 requires that revenue be recognized under the “residual method” when vendor specific objective evidence, otherwise known as VSOE, of fair value exists for all undelivered elements and VSOE does not exist for one of the delivered elements. The VSOE of fair value of the undelivered elements (maintenance and technical support) is determined based on the renewal rate or on the price charged for the undelivered element when sold separately. SOP 97-2 specifies that extended payment terms in a software licensing arrangement may indicate that the software license fees are not deemed to be fixed or determinable. If the fee is not fixed or determinable, or if collection is not considered probable, revenue is recognized as payments become due. However, SOP 97-2 specifies that if a company has a standard business practice of using extended payment terms in software licensing arrangements and has a history of successfully collecting the software license fees under the original terms of the software licensing arrangement without making concessions, the company should recognize the software license fees when all other SOP 97-2 revenue recognition criteria are met. We have concluded that, in our DSP cores licensing business, for certain software arrangements with extended payment terms, the “fixed or determinable” presumption has been overcome and software license fees have been recognized upon meeting the remaining SOP 97-2 revenue recognition criteria. Maintenance and technical support revenues included in multiple element arrangements in our DSP cores licensing business are deferred and recognized on a straight-line basis over the term of the maintenance and the support agreement or when such services are performed.

Business Combinations

We account for the combination with Parthus utilizing the purchase method of accounting with Ceva treated as the accounting acquirer. The purchase method of accounting requires the determination of the acquiring entity in all business combinations. Statement 141 provides that all pertinent facts and circumstances should be considered. Statement 141 provides, in particular, a listing of facts and circumstances for consideration in determining the acquirer. Following is an analysis of the such facts and circumstances as applicable to the combination:

    Voting Rights

DSP Group stockholders will hold shares representing no less than 50.1% of the ParthusCeva common  stock issued and outstanding immediately following the combination. Former Parthus shareholders will receive

ParthusCeva common stock representing no more than 49.9% of the ParthusCeva common stock issued and outstanding immediately following the combination. Taking into account the exercise of options granted by DSP Group and options and contingent share issuances granted by Parthus, DSP Group stockholders will hold shares representing between 50.1% to 51% of the ParthusCeva common stock in any scenario.

According to this criteria, Ceva is the legal and accounting acquirer.

    Minority voting interest

No significant/large minority voting interest will exist in the combined company (ParthusCeva). The largest stockholder of DSP Group will hold approximately 4.5% in the combined company and the largest percentage of voting interests held by one former shareholder of Parthus will be approximately 9% in the combined company. The particular former shareholder of Parthus agreed not to acquire shares of ParthusCeva during a period of one year from the effective date of the combination (except for receipt of stock options meeting certain requirements). Immediately following the combination, no other stockholder of the combined company will hold 5% or more of the issued and outstanding common stock of ParthusCeva.

Since immediately following the combination no shareholders group will hold a significant minority voting interest and since both of the largest existing voting interests will be approximately the same, this criteria does not support either Ceva or Parthus as the acquirer for accounting purposes.

    Composition of the Board of Directors

The board of directors of ParthusCeva will comprise eight members in total, including five non-executive directors. Four directors will be representatives of DSP Group stockholders and four directors will be representatives of former Parthus shareholders. Except for specific circumstances, generally, matters brought before the board of directors will be made by vote of a majority of the directors.

It has been agreed by the parties that a two year voting agreement will be signed by certain former shareholders of Parthus and stockholders of DSP Group who will hold in the aggregate approximately 18.2% and less than 1%, respectively, of the ParthusCeva common stock outstanding as of the date of the combination (although the voting agreements apply to any additional shares subsequently acquired by such stockholders, including upon the exercise of options).

The voting agreement obligates them to vote together for the election of nominees to serve as members of the ParthusCeva board of directors. Further, with respect to all other matters to be voted on by stockholders, the stockholder must vote either: (X) in accordance with the recommendations of the ParthusCeva board of directors, or (Y) for or against any such matter in the same proportion as the shares owned by all other stockholders that are voted with respect to such matters, if the board of directors makes no such recommendation.

This criteria does not support that either Ceva or Parthus is the acquirer for accounting purposes.

    Senior Management

Key executives of ParthusCeva will include four executives from DSP Group and five executives from Parthus:

•
DSP Group executives will hold the positions of Chairman of the board of directors; Executive Vice President—Business Development and Chief Technology Officer; Vice President and General Manager of the DSP Intellectual Property Licensing Division; and Chief Scientist—DSP Technologies.

•	Parthus executives will hold the positions of President and Chief Executive Officer, who will also be a board member of ParthusCeva; Vice Chairman; Chief Financial Officer; and Vice President—Sales.

In addition, ParthusCeva will have a management committee to decide on and be responsible for significant issues. This committee will comprise two executives from DSP Group and two executives from Parthus. The Chief Financial Officer of ParthusCeva will be entitled to attend management committee meetings on a non-voting basis. The management committee is to be consulted with respect to any proposed budget, business plan, major policy or business decision before implementation thereof by ParthusCeva or submission thereof to the board for review or approval.

Since the management committee will include two executives from DSP Group and two executives from Parthus, and since key executives of ParthusCeva will include four persons from DSP Group and five persons from Parthus, but with the Chairman from DSP Group, this criteria does not support that either Ceva or Parthus is the acquirer for accounting purposes.

    Premium Over the Market

FAS 141 indicates that this criteria can be used only if the two combining companies are public companies.

Only Parthus is a public company. Therefore, this criteria is irrelevant to this case.

    Combining companies’ assets, revenues, and earnings

The revenues and net tangible assets of Parthus are greater then those of Ceva. However the gross margin and net income of Ceva significantly exceed those of Parthus.

This criteria does not support either Ceva or Parthus as the acquirer for accounting purposes, but in an IP company net income is a more important factor than tangible assets.

    Distribution of cash

Immediately prior to the closing, Parthus will distribute a $60 million cash repayment of capital to its shareholders.

The total consideration received by Parthus’ shareholders includes both cash and shares. According to this criteria, Ceva is the accounting acquirer.

Ceva is the issuer of the shares in the transaction, and accordingly the legal acquirer.

The FASB notes that in general no one factor set forth above is more important than another in identifying the acquirer. Based on the above guidance and analysis, considering especially the fact that DSP Group’s stockholders will hold more than 50% (on an actual and on a fully diluted basis) of the voting stock of ParthusCeva, the existence of the management committee, that the Chairman of the board of directors of ParthusCeva is currently an employee of DSP Group, the existence of voting agreements between the largest minority stockholders of ParthusCeva, that the former shareholders of Parthus will receive a $60 million cash repayment of capital and that Ceva is the legal acquirer, we came to the conclusion that the acquirer for accounting purposes is Ceva.

The business combination of Parthus and Ceva requires management to estimate the fair value of the assets acquired and liabilities assumed in the combination. These estimates of fair value are based on our business plan for the entities acquired including redundancies, restructuring, use of assets acquired and assumptions as to the ultimate resolution of obligations assumed for which no future benefit will be received. Should the actual use of assets or resolution of obligations differ from our estimates, revisions to the estimated fair values would be required. If a change in estimate occurs after one year of the acquisition, the change would be recorded in our statement of operations.

Goodwill and Other Identifiable Intangibles

We assess the impairment of goodwill and other identifiable intangibles whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Some factors we consider important which could trigger an impairment review include the following:

•	Significant under performance relative to expected historical or projected future operating results;

•	Significant changes in the manner of our use of the acquired assets or the strategy for our overall business; and

•	Significant negative industry or economic trends.

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002 we will ceased amortizing goodwill arising from acquisitions completed prior to July 1, 2001. In lieu of amortization, we are required to perform an initial impairment review of our goodwill in 2002 and an annual impairment review thereafter. If we determine through the impairment review process that goodwill has been impaired, we would record the impairment charge in our statement of operations.

Accounting for Stock Based Compensation

In accordance with the provisions of the Financial Accounting Standards Board’s (“FASB”) Statement of Accounting Standard No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), the Company has elected to follow the Accounting Principles Board’s Opinion No. 25, “Accounting for Stock Issued to Employees and the related interpretations” (“APB No. 25”) in accounting for its employee stock based compensation plan. Because the transfer of the assets and liabilities and employees from DSP Group to Ceva has not yet occurred, the measurement date for valuing the options that had previously granted to Ceva employees will be taking place upon the separation. Consequently, on the measurement date (i.e., separation date) compensation expense, which will be calculated as the difference between actual fair value of ParthusCeva’s shares on the separation date (i.e., first trading date) and the exercise prices of the options multiplied by the number of options granted to Ceva employees, may need to be recognized. For the vested options the stock compensation expenses will be recorded immediately on the separation date. For the unvested options, the compensation expenses will be recorded ratably over the remaining vesting period.

Results of Operations for the DSP Cores Licensing Business

Six Months Ended June 30, 2002 and 2001

    Total Revenues

The total revenues for the DSP cores licensing business decreased to $8.7 million for the six months ended June 30, 2002 from $13.0 million for the six months ended June 30, 2001. This decrease of 33% was due to decreased revenues from licensing royalty revenues in our DSP cores licensing business, as well as decreased technical support and other revenues primarily due to the slowdown in the global economy, which affected our ability to sign new license agreements.

Licensing and royalty revenues accounted for 81% of the total revenues for the DSP cores licensing business for the six months ended June 30, 2002, as compared to 82% of the total revenues for the same period in 2001. Technical support and other revenues accounted for 19% of the total revenues for the DSP cores licensing business for the six months ended June 30, 2002, as compared to 18% of the total revenues for the same period in 2001.

We had three customers who generated more than 45% of the revenues for our DSP cores licensing business in the six months ended June 30, 2002, with revenues from these three licensees accounting for approximately

19%, 14% and 12% of total revenues in that period. Revenues from four licensees generated more than 71% of the revenues for our DSP cores licensing business in the six months ended June 30, 2001, with revenues from these four licensees accounting for approximately 21%, 18%, 17% and 15% of total revenues for the DSP cores licensing business in that period. Generally, the composition of our significant customers that generate greater than 10% of revenues for our DSP cores licensing business varies from quarter to quarter because we generally recognize a substantial amount of the revenues derived from a license agreement during the quarter that the DSP cores technology is delivered to the customer, which is typically during the quarter of signing of the license agreement. As a result, revenues in any given quarter for our DSP cores licensing business are largely dependent on our ability to enter into license agreements with new customers.

    Licensing and Royalty Revenues

Licensing and royalty revenues for our DSP cores licensing business decreased for the six months ended June 30, 2002 to $7.0 million from $10.7 million for the same period in 2001. This decrease of approximately 34% was primarily due to decreases in both licensing revenues and royalty revenues.

    Licensing Revenues

Licensing revenues for the DSP cores licensing business decreased to $4.7 million for the six months ended June 30, 2002 from $7.0 million for the six months ended June 30, 2001. The decrease of approximately 33% was primarily due to the fact that we received greater revenues from certain of our agreements in 2001, as compared to 2002, primarily because we were able to negotiate higher licensing fees for certain of our products in 2001. We believe our ability to enter into new license agreements in 2002 was particularly hindered by the slowdown in the global wireless and cellular market.

    Unit and Prepaid Royalty Revenues

Unit and prepaid royalty revenues for our DSP cores licensing business were $2.3 million for the six months ended June 30, 2002, as compared to $3.7 million for the six months ended June 30, 2001. We had nine and seven unit royalty-paying licensees in this business for the six months ended June 30, 2002 and 2001, respectively. The decrease was primarily due to lower per-unit royalties from some of the license agreements in our DSP cores licensing business due to volume pricing, as well as lower overall quantities of products shipped by our licensees that incorporated our technology (mostly in the cellular and hard disk drive markets) for the six months ended June 30, 2002, as compared to the same period in 2001. Royalty-generating licensees for our DSP cores licensing business reported sales of 41.2 million chips incorporating our technology for the six months ended June 30, 2002, as compared to 46.7 million DSP core-based chips for the same period in 2001.

One royalty-generating licensee accounted for 19% of the total revenues for the DSP cores licensing business for the six months ended June 30, 2002.

    Technical Support and Other Revenues

Technical support and other revenues for the DSP cores licensing business decreased to $1.7 million for the six months ended June 30, 2002 from $2.3 million for the six months ended June 30, 2001. The decrease of approximately 26% was primarily due to the provision of fewer technical support and related services to our DSP cores licensees in 2002, as compared to 2001, primarily as a result of the slowdown in the global wireless and cellular markets.

    Geographic Revenue Analysis

For the six months ended June 30, 2002, revenues for the DSP cores licensing business in the United States represented 34% of the total revenues for the DSP cores licensing business, while Japan represented 8%, the rest of Asia represented 9% and Europe and the rest of the world represented 49% of our total revenues. For the six months ended June 30, 2001, revenues for the DSP cores licensing business in the United States represented 24% of the total revenues, while Japan represented 19%, the rest of Asia represented 19% and Europe and the rest of the world represented 38% of our total revenue.

    Cost of Revenues

Cost of revenues for the DSP cores licensing business was $616,000 for the six months ended June 30, 2002, as compared to $607,000 for the six months ended June 30, 2001. Cost of revenues for the DSP cores licensing business accounted for 7% of the total revenues for the DSP cores licensing business for the six months ended June 30, 2002, as compared to 5% of the total revenues for the six months ended June 30, 2001. The increase was primarily due to our lower revenues for the six months ended June 30, 2002, as compared to the same period in 2001. The above resulted in total gross profits for our DSP cores licensing business of 93% and 95% for the six months ended June 30, 2002 and 2001, respectively. Cost of revenues for our DSP cores licensing business consisted mainly of payroll of employees involved in providing various technical and support services to our customers and associated facilities expenses.

    Research and Development Expenses, Net

Research and development expenses for the DSP cores licensing business, net of related research grants we received from the Office of Chief Scientist of Israel magnet programs, were $3.2 million for the six months ended June 30, 2002, as compared to $2.7 million for the six months ended June 30, 2001. For the six months ended June 30, 2002, we recorded $558,000 in research grants from the magnet programs for the DSP cores licensing business. For the six months ended June 30, 2001, we recorded $153,000 in these research grants. We have no obligation to pay royalties on the intellectual property developed using these research grants, and all monies received are non-refundable. The increase of approximately 20% in research and development expenses in 2002, as compared to 2001, was primarily due to an 8% increase in the number of engineering personnel and additional investment in the development of our new XpertTeak platform. Research and development expenses as a percentage of total revenues for the DSP cores licensing business were approximately 37% for the six months ended June 30, 2002, as compared to 21% for the six months ended June 30, 2001. The increase of 16% was primarily due to lower revenues for the six months ended June 30, 2002, as compared to the same period in 2001. Research and development expenses for our DSP cores licensing business consisted mainly of payroll for employees involved in research and development, depreciation and maintenance fees relating to equipment and software tools and associated facilities expenses.

    Sales and Marketing Expenses

Sales and marketing expenses for the DSP cores licensing business increased by 12% to $1.5 million for the six months ended June 30, 2002 from $1.3 million for the same period in 2001. This increase was primarily due to an increase in the number of sales and marketing personnel as a result of increased sales and marketing efforts. Sales and marketing expenses as a percentage of total revenues for the DSP cores licensing business were 17% for the six months ended June 30, 2002 as compared to 10% for the six months ended June 30, 2001. The increase was primarily due to lower revenues for the six months ended June 30, 2002, as compared to the same period in 2001. Sales and marketing expenses for our DSP cores licensing business consisted mainly of payroll of direct sales and marketing employees, sales commissions, production of marketing literature and trade show expenses.

    General and Administrative Expenses

General and administrative expenses for the DSP cores licensing business were $1.4 million for both of the six months ended June 30, 2002 and 2001, respectively. General and administrative expenses as a percentage of total revenues for the DSP cores licensing business were 16% for the six months ended June 30, 2002, as compared to 10% for the six months ended June 30, 2001. The increase was primarily due to lower revenues in our DSP cores licensing business for the six months ended June 30, 2002, as compared to the same period in 2001. General and administrative expenses for our DSP cores licensing business consisted mainly of allocated employee, accounting, legal, facility and maintenance costs.

    Financial Income, Net

Financial income, net, for the DSP cores licensing business was $50,000 for the six months ended June 30, 2002, as compared to $221,000 for the six months ended June 30, 2001. This decrease was due primarily to lower net income for in DSP cores licensing business for the six months ended June 30, 2002, as compared to the same period in 2001, which resulted from less income for investment purposes.

    Taxes on Income

The DSP cores licensing business had an effective tax expense of $0.5 million and $1.1 million for the six months ended June 30, 2002 and 2001, respectively. The overall effective tax rate for the six months ended June 30, 2001 was lower than the effective tax rate for the same period in 2002, due to a lower percentage of its revenues generated in the United States, which are subject to higher tax rates than revenues earned elsewhere because revenues earned elsewhere generally benefit from Israeli tax holiday treatment and tax-exempt income status. Revenues generated in the United States for the DSP cores licensing business represented 34% of its total revenues for the six months ended June 30, 2002, as compared to 24% of total revenues for the six months ended June 30, 2001.

Years Ended December 31, 2001 and 2000

    Total Revenues

Total revenues for our DSP cores licensing business were $25.2 million in 2001, as compared to $22.9 million in 2000. This increase of 10% was primarily the result of an increase in revenues from new licensees of our technology and higher number of technical support agreements.

Licensing and royalty revenues accounted for 83% of the total revenues for the DSP cores licensing business in 2001, as compared to 87% of the total revenues in 2000. Technical support and other revenues accounted for 17% of the total revenues for the DSP cores licensing business in 2001, as compared to 13% of the total revenues in 2000. Revenues from three customers accounted for 24%, 15% and 14% of the total revenues for the DSP cores licensing business in 2001. Revenues from one customer accounted for 18% of the total revenues for the DSP cores licensing business in 2000.

    Licensing and Royalty Revenues

Licensing and royalty revenues increased in 2001 to $21.0 million from $20.0 million in 2000. This increase of 5% was primarily due to an increase in licensing and royalty revenues that was off-set by a slight decrease in royalty revenues.

    Licensing Revenues

Licensing revenues for the DSP cores licensing business increased by 9% to $13.7 million in 2001 from $12.6 million in 2000 primarily due to more revenues received from certain of our agreements in 2001, as compared to 2000, primarily as a result of higher licensing fees we were able to negotiate for the licensing of certain of our products in 2001.

    Unit and Prepaid Royalty Revenues

Unit and prepaid royalty revenues for the DSP cores licensing business in 2001 were $7.3 million, as compared to $7.4 million in 2000, representing a slight decrease of 1%. Our royalty-paying licensees reported sales of 79.2 million units of DSP core-based chips incorporating our DSP core technology in 2001, as compared to 111.3 million units in 2000. To date, a majority of the royalties for our DSP cores licensing business have been from PineDSPCores and OakDSPCores. In 2001, our first TeakLite DSP Core licensee started to ship products utilizing our TeakLite technology, and 47% of our total unit and prepaid royalties in 2001 were generated from the agreement with this TeakLite DSP core licensee, which generates higher royalty revenues than our license agreements for Pine and Oak Cores. In the future, we expect more of the royalties for our DSP cores licensing business to be derived from our newer products, Teak, TeakLite and PalmDSPCore.

    Technical Support and Other Revenues

Technical support and other revenues for the DSP cores licensing business increased to $4.3 million in 2001 from $2.9 million in 2000, representing an increase of 48%. This growth was driven mainly by the increasing number of technical support agreements we entered into with our licensees and the broader offering of applications, services and development tools we licensed in 2001.

    Geographic Revenue Analysis

In 2001, revenues generated in the Unites States for the DSP cores licensing business represented 43% of its total revenues, while Japan represented 13%, the rest of Asia represented 16% and Europe and the rest of the world represented 28%. In 2000, revenues generated in the United States represented 52% of total revenues for the DSP cores licensing business, while Japan represented 15%, the rest of Asia represented 12% and Europe and the rest of the world represented 21%. The decrease in the revenues generated in the United States was primarily due to fewer licensing deals signed with U.S. companies and recognized in 2001, as compared with 2000.

    Cost of Revenues

Cost of revenues for the DSP cores licensing business increased significantly to $1.3 million in 2001 from $0.4 million in 2000. The increase was primarily due to an increase in support personnel of 233% for our DSP cores licensing business, as our business grew and we began to provide more support to our licensees. We expect the cost of revenues for our DSP cores licensing business to increase in the future as we continue to expand our technical support services for the DSP cores licensing business. Cost of revenues accounted for 5% of the total revenues for our DSP cores licensing business in 2001, as compared to 2% of its total revenues in 2000.

    Research and Development Expenses, Net

Research and development expenses, net, for the DSP cores licensing business increased by 6% to $5.1 million in 2001 from $4.8 million in 2000. Research and development costs for the DSP cores licensing business are net of related research grants from the Office of Chief Scientist magnet programs in Israel. In 2001 and 2000, we recorded $542,000 and $578,000, respectively, in these research grants from the magnet programs. We have no obligation to pay royalties on the intellectual property developed using these grants, and all monies received are non-refundable. The increase of approximately 6% in research and development expenses for the DSP cores licensing business in 2001, as compared to 2000, primarily resulted from a slight increase in engineering personnel. We intend to continue to expand our research and development efforts to focus on the development of DSP cores with high performance, low power consumption and manufacturing process independence, while maintaining compatibility with our existing DSP cores products. Research and development expenses for the DSP cores licensing business, as a percentage of the total revenues for the DSP cores licensing business, were 20% in 2001, as compared to 21% in 2000.

    Sales and Marketing Expenses

Sales and marketing expenses for the DSP cores licensing business increased to $2.9 million in 2001 from $2.5 million in 2000. The increase of approximately 16% in sales and marketing expenses in 2001, as compared to those in 2000 was primarily due to an increase in commissions paid to our sales representatives. In addition, we incurred higher facility and overhead costs for the services we used from DSP Group’s Japanese subsidiary, Nikon DSP K.K., which provides marketing and sales services for our DSP cores licensing business in Japan, and an increase in our market data research and communications efforts. Sales and marketing expenses, as a percentage of total revenues for the DSP cores licensing business, were 12% in 2001 and 11% in 2000.

    General and Administrative Expenses

General and administrative expenses for our DSP cores licensing business were $2.8 million in both 2001 and 2000. General and administrative expenses as a percentage of total revenues for the DSP cores licensing business decreased to 11% in 2001 from 12% in 2000. The decrease was due to higher total revenues in this business in 2001 as compared to 2000.

    Financial Income, Net

Financial income, net for our DSP cores licensing business was $462,000 in 2001, as compared to $322,000 in 2000. This increase of 43% was due to higher levels of net income in our DSP cores licensing business from operations.

    Provision for Income Taxes

The DSP cores licensing business had an effective tax rate of 24% in 2001, as compared to 27% in 2000. The decrease in the effective tax rate for the DSP cores licensing business was primarily due to a lower percentage of its total revenues generated in the United States, which are subject to higher tax rates than revenues earned elsewhere because revenues earned elsewhere generally benefit from Israeli tax holiday treatment and tax-exempt income status. Revenues generated in the United States represented 43% of the total revenues for the DSP cores licensing business in 2001, as compared to 52% of total revenues in 2000. If our United States revenues increase in the future, our effective tax rate may increase as well.

Years Ended December 31, 2000 and 1999

    Total Revenues

Total revenues for the DSP cores licensing business were $22.9 million in 2000, as compared to $18.2 million in 1999. This increase of approximately 26% was primarily due to increases in licensing revenues, as well as an increase in royalty revenues.

Licensing and royalty revenues accounted for 87% of the total revenues in the DSP cores licensing business in 2000, as compared to 89% of those total revenues in 1999. Technical support and other revenues accounted for 13% of the total revenues in 2000 for the DSP cores licensing business, as compared to 11% of total revenues in 1999. Revenues from one customer accounted for 18% of the total revenues for this business in 2000, while revenues from four customers accounted for 15%, 12%, 11% and 10% of its total revenues in 1999.

    Licensing and Royalty Revenues

Licensing and royalty revenues for our DSP cores licensing business increased in 2000 to $20.0 million from $16.2 million in 1999. This increase of 23% was primarily due to an increase in both licensing and royalty revenues.

    Licensing Revenues

Licensing revenues for the DSP cores licensing business increased by 21% from $10.4 million in 1999 to $12.6 million in 2000, primarily due to an increased number of licenses of our newer DSP cores products.

    Unit and Prepaid Royalty Revenues

Unit and prepaid royalty revenues for the DSP cores licensing business increased by 26% to $7.4 million in 2000, as compared to $5.9 million in 1999. Royalty-generating licensees of our DSP cores reported sales of approximately 111.3 million units of DSP core-based chips incorporating our technologies in 2000, as compared to approximately 55.3 million units in 1999. Unit and prepaid royalty revenues for this business increased by 38% in 2000 as compared to 1999.

    Technical Support and Other Revenues

Technical support and other revenues for our DSP cores licensing business increased by 45% to $2.9 million in 2000 from $2.0 million in 1999. This increase was primarily due to a different mix and pricing for technical support services and the broader offering of development tools associated with our licenses, as well as a higher number of technical support agreements in 2000, as compared to 1999.

    Geographic Revenue Analysis

In 2000, revenues generated in the United States represented 52% of the total revenues for the DSP cores licensing business, while Japan represented 15%, the rest of Asia represented 12% and Europe and the rest of the world represented 21% of these total revenues. In 1999 revenues generated in the United States represented 25% of the total revenues for the DSP cores licensing business, while Japan represented 37%, the rest of Asia represented 9% and Europe and the rest of the world represented 29% of these total revenues.

    Cost of Revenues

Cost of revenues for the DSP cores licensing business was $410,000 in 2000, as compared to $207,000 in 1999. This increase of approximately 98% was due to the addition to our technical support staff of a third member. Cost of revenues accounted for 2% of the total revenues in 2000 for the DSP cores licensing business, as compared to 1% of these revenues in 1999.

    Research and Development Expenses, Net

Research and development expenses for the DSP cores licensing business increased to $4.8 million in 2000 from $3.2 million in 1999. Research and development costs for the DSP cores licensing business are net of related research grants from the Office of Chief Scientist magnet programs in Israel. In 2000, we received $578,000 in these research grants, and in 1999 we received $70,000 in grants. We have no obligation to pay royalties on the intellectual property developed using these grants, and all monies received are non-refundable. The 50% increase of our research and development expenses in 2000, as compared to 1999, was primarily due to an approximate 32% increase in the number of engineering personnel in our DSP cores licensing business, as well as from higher expenses associated with mask charges for our Teak and TeakLite DSP Cores’ development chips. Research and development expenses for the DSP cores licensing business, as a percentage of the total revenues for the DSP cores licensing business, were 21% in 2000 as compared to 18% in 1999.

    Sales and Marketing Expenses

Sales and marketing expenses for the DSP cores licensing business increased to $2.5 million in 2000 from $2.0 million in 1999. This increase of 25% was primarily due to an increase in the compensation paid to our sales and marketing personnel. The increase in expenses was also attributed to our increased sales and marketing efforts, including travel expenses and higher facility costs. Sales and marketing expenses for the DSP cores licensing business were 11% of our total revenues in both 2000 and 1999.

    General and Administrative Expenses

General and administrative expenses for the DSP cores licensing business increased to $2.8 million in 2000 from $2.5 million in 1999. This increase of 12% was primarily due to an increase in accounting, tax and legal professional expenses we incurred with respect to preparations for the proposed separation of the licensing division from DSP Group, including the tax planning and filing of an application with the tax authorities in both Israel and the United States in order to receive a tax-free ruling for the separation. General and administrative expenses for the DSP cores licensing business, as a percentage of the total revenues for the DSP cores licensing business, decreased slightly to 12% in 2000 from 14% in 1999.

    Financial Income, Net

Financial income, net, for the DSP cores licensing business was $322,000 in 2000 as compared to $292,000 in 1999. This increase of 10% was primarily due to higher levels of net income in our DSP cores licensing business operations.

    Provision for Income Taxes

The effective tax rate for our DSP cores licensing business was 27% in 2000 as compared to 14% in 1999. The higher tax rate in 2000 was due to a higher percentage of total revenues generated in the United States, which are subject to higher tax rates than revenues earned elsewhere because revenues earned elsewhere generally benefit from Israeli tax holiday treatment and tax-exempt income status. Revenues generated in the United States for the DSP cores licensing business represented 52% of the total revenues in 2000, as compared to 25% of total revenues in 1999.

DSP Cores Licensing Business Liquidity and Capital Resources

Prior to the separation of the DSP cores licensing business from DSP Group, all of the year end available cash from these operations was transferred to DSP Group. As part of the assets contributed to us in the separation, DSP Group also contributed a total of the sum of $40 million as initial working capital plus cash equal to the amount by which the transaction costs of the separation and combination exceeded $2 million.

Operating activities for the DSP cores licensing business provided net cash of $9.5 million in 2001, $10.6 million in 2000 and $9.1 million in 1999. Cash generated from operations in all three years was primarily from net income, and, in 2000 and 1999, the corresponding increases in income tax payables were additionally offset by increases in trade receivables. In 2001, our net income was mainly offset by the increase in our trade receivables. Net cash used during the six months ended June 30, 2002 for operating activities for the DSP cores licensing business was $2.1 million, as compared to $3.7 million of net cash provided by operating activities for the six months ended June 30, 2001. Cash used by the DSP cores licensing business during the six months ended June 30, 2002 was primarily due to lower income, a decrease in income tax payable and an increase in other accounts receivable and prepaid expenses, mainly in connection with the separation and combination. Cash generated by this business during the six months ended June 30, 2001 was primarily from net income, which was off-set by decreases in income tax payable.

Cash flow from operations of the DSP cores licensing business has been used to fund working capital requirements, as well as property and equipment expenditures which to date have been relatively low due to the fact that the DSP cores licensing business model requires no manufacturing facilities. Capital equipment purchases of computer hardware and software used in engineering development in the DSP cores licensing business, the company vehicles, furniture and fixtures amounted to approximately $1.5 million in 2001, $696,000 in 2000 and $832,000 in 1999. Capital expenditures for the DSP cores licensing business were $752,000 during the six months ended June 30, 2002, as compared to $729,000 during the six months ended June 30, 2001. The high level of expenditures in 2001 as compared to 2000 and to 1999 was due to investments in new software for the design of our next generation of DSP cores for our research and development team.

In the future, we may invest significantly in purchasing new engineering tools for the DSP cores licensing business and renewing current engineering software licenses that we shared with DSP Group prior to the separation. We also may invest in integrating our management, accounting, sales and technical support systems and software with those of Parthus. Additionally, as our business expands, we may need to devote increasing amounts of cash to fund working capital needs, principally for the anticipated increases in headcount and office space expansion.

Future capital requirements for the DSP cores licensing business will depend on a number of factors, including the timing and rate of the expansion of the business of the new combined company. We anticipate a substantial increase in our capital expenditures for the combined company to support anticipated growth in operations, purchases of hardware and software for research and development and increases in personnel. We believe that current working capital and cash flow from operations of the combined company and the remainder of the $40 million contribution will provide sufficient capital to fund our operations for the next 12 months. We cannot assure you, however, that the underlying assumed levels of revenues and expenses will prove to be accurate. We may need to raise additional funds through public or private financing or other arrangements in order to:

•	support more rapid expansion of the business of the new combined company than we currently anticipate;

•	develop and introduce new or enhanced DSP core designs or services;

•	respond to competitive pressures;

•	invest in or acquire complementary businesses or technologies; or

•	respond to unanticipated requirements or developments.

We cannot be certain that external financing will be available to us when we need it on favorable terms, if at all. If additional funds are raised through the issuance of equity securities, dilution to existing stockholders may result. Future debt financings could involve restrictive covenants that may limit our ability to manage and grow our business. If sufficient funds are not available, we may not be able to introduce new or enhanced DSP core designs or related services, expand our operations or compete effectively in any of our markets, any of which could materially harm our business, financial condition and results of operations.

Seasonality

We have experienced seasonal variations in the operating results of our DSP cores licensing business. Historically it has generated more licensing and prepaid royalty revenues in the last quarter of the fiscal year, which we believe may be due to our licensees’ desire to exhaust their year-end budgets as well as prepare for the next year’s new design trends. Therefore, licensing and prepaid royalty revenues for the DSP cores licensing business may continue to be higher in the fourth quarter, which could result in our revenues being flat or slightly down in the subsequent fiscal first quarter. See also “Risk Factors.” In addition, we depend on a relatively small number of licensees in each particular period and our inability to enter into new license agreements in a specific period, as well as other factors, could cause our operating results to fluctuate significantly, which may affect our stock price.

DSP Cores Licensing Business—Israeli Taxation and Investment Programs

Our DSP cores licensing business operations have been granted Approved Enterprise status under Israeli law under four separate investment plans which were assigned to us from DSP Group in the separation, and one plan approved for our activities. According to the provisions of such Israeli plans, we have chosen to enjoy “alternative plan benefits,” which provide for tax exemption in Israel instead of receipt of governmental grants. Accordingly, our Israeli subsidiary, Corage, Ltd.’s income as an Approved Enterprise is tax-exempt for a period of two or four years, and is subject to a reduced corporate tax rate of 10% or 25% for an additional period of six or eight years subject to the percentage of the company capital stock which is held by non-Israeli shareholders. In addition, by virtue of related Israeli law, Corage, Ltd. is entitled to claim accelerated rates of depreciation on equipment used by an Approved Enterprise during the first five tax years from the beginning of use of the equipment. We are currently being taxed under the 10% tax bracket for our DSP cores licensing business operations outside of the United States. The period of tax benefits is subject to limits of the earlier of 12 years from the commencement of production, or 14 years from receiving the approval and are scheduled to gradually expire starting in 2005 through 2009. To maintain Corage, Ltd.’s eligibility for these tax benefits, we must continue to meet several conditions, including making specified investments in fixed assets and equity funding. According to the fifth approval we received for our operations from the government of Israel, we were obligated to invest $970,000 in specified properties by the end of 2002. As of June 30, 2002, we have already invested the required investment amount. Recently we applied for an extension of the plan, pursuant to which we would invest an additional $1,110,000. We are also obligated to finance thirty percent of these investments by the issuance of additional shares of Corage, Ltd. to its parent company, DSP Ceva, Inc. However, even if we meet these conditions, these programs and tax benefits may not continue in the future at their current levels or at any level, and if we fail to comply with these conditions in the future, the benefits received could be cancelled, we may be required to refund tax benefits already received, and we could be required to pay increased taxes.

We also receive funding as part of our participation in research programs supported by the Office of Chief Scientist operated by Israel’s Ministry of Industry and Trade. We have received $558,000 of royalty-free magnet grants for the six months ended June 30, 2002, $542,000 in 2001, $578,000 in 2000 and $70,000 in 1999. The Israeli government has reduced the benefits available under these programs in recent years and has indicated that it may reduce or eliminate these benefits in the future.

DSP Cores Licensing Business—Quantitative and Qualitative Disclosures About Market Risk

As a significant part of both the revenues and expenses of our DSP cores licensing business are denominated in U.S. dollars, we have experienced only insignificant foreign exchange gains and losses to date. However, although we have not done so to date as part of the DSP cores licensing business, because recent increases in the volatility of the exchange rate of the NIS versus U.S. dollar could have an adverse effect on the expenses that we incur in the State of Israel, we may hedge part of the risk of a devaluation of the NIS in the future. We will ensure that options and forward contracts meet the requirements of cash flow hedges, as defined by SFAS No. 133 (as discussed further below), and are all effective as hedges of these expenses. Such amounts will be recorded in earnings in the period in which they occur.

Parthus Overview

Parthus was established in 1993 as a contract developer of semiconductor intellectual property for semiconductor manufacturers and electronic product manufacturers. Between 1993 and 1998, Parthus accumulated expertise in the design and development of digital, analog, mixed-signal and software technology for our customers, focusing in particular on data storage technologies.

In late 1998 Parthus decided to leverage its existing expertise into new and emerging markets, refocusing its strategy to become a leading supplier of fully integrated platform solutions to electronic product manufacturers and semiconductor manufacturers for applications in the mobile Internet market. With this strategy, Parthus generates revenues from IP licensing, IP creation, and Hard IP.

Parthus Principal Developments in 2001

Total revenue for the year increased 28% to $40.9 million from $31.9 million in 2000. IP licensing revenue was Parthus’ largest revenue stream, accounting for 72% of its total revenue in 2001. Parthus entered into 25 license agreements during the year, including a portfolio license, with 14 new licensing customers, making a total of 74 license agreements in place by December 31, 2001.

In April 2001, Parthus entered into a multi-year technology portfolio licensing and royalty agreement with STMicroelectronics for the complete suite of its mobile Internet IP platforms. In June 2001 Parthus also acquired the remaining 20% minority interest in Silicon Systems Design Limited from STMicroelectronics for approximately $13.0 million in cash and approximately 18.4 million new Parthus ordinary shares.

In May 2001, Parthus completed its acquisition of Chicory Systems Inc., a privately held company based in Austin, Texas, for approximately $11.7 million in cash and approximately 24.2 million Parthus ordinary shares. Through this transaction, Parthus acquired Chicory’s advanced technology for accelerating mobile Internet applications by migrating complex systems software into high-performance silicon.

Parthus Recent Developments

In April 2002, Parthus signed an agreement with DSP Group, Inc., and Ceva, Inc., providing for the combination of Parthus with Ceva, the intellectual property licensing subsidiary of DSP Group, in a merger of equals. This transaction closed in October 2002.

In the first quarter of 2002 Parthus announced a broad ranging strategic agreement with UbiNetics, an established expert and market leader in 3G wireless device technology. Under a license agreement, UbiNetics will integrate Parthus’ GPRS/GSM technology into its 3G WCDMA silicon and software technologies to create a fully integrated multi-mode 2.5G/3G (W-CDMA/GPRS/GSM) solution. Parthus will market this multi-mode 2.5G/3G solution as part of its portfolio of technologies, licensing the solution through its global sales channel and semiconductor relationships. To underpin the alliance, Parthus subscribed for a minority shareholding interest in UbiNetics.

During the first half of 2002, Parthus has actively monitored its level of expenses in light of the continued weakness in demand for semiconductor devices, reflecting the market softness for electronic devices generally and wireless communication devices in particular. As a result, Parthus is discontinuing investments in RF and wireless communications IP and wireless communications IP. The related reduction in workforce and realignment of resources has resulted in an aggregate reduction of 95 Parthus employees and is expected to result in the incurrence of a one time restructuring charge during the third quarter of fiscal 2002 of approximately $3 million. As part of this realignment, Parthus intends to focus its research and development investments in the areas of DSP and application signal processing, mixed signal and wireline communications IP and wireless communications, areas where it believes that the opportunity exists to establish market leadership.

Parthus Revenue

IP license.    The intellectual property that Parthus licenses consists of IP that Parthus developed in its IP creation business for other customers in the past, IP developed in Parthus’ research and development activities and third-party IP, and consists of circuit designs, software and related documentation that enable a customer to produce integrated circuits and related technology and software.

Fees for Parthus’ agreements are payable upon completion of agreed-upon milestones, such as the delivery of specifications and technical documentation. Each license is designed to meet the specific requirements of the particular customer and can vary from rights to allow the customer to incorporate Parthus’ technology into the customer’s own product to the complete design of a “system-on-a-chip” product by Parthus.

Revenue from Parthus’ initial license fees is recognized based on the percentage-of-completion method over the period from signing of the license to customer acceptance. The amount of revenue recognized is based on the total license fees under the license agreement and the percentage to completion achieved. The percentage to completion is measured by monitoring progress using records of actual time incurred to date on the project compared with the total estimated project requirements, which corresponds to the costs of earned revenue. Parthus continuously reviews the expected time of customer acceptance based on Parthus’ experience with similar projects and make adjustments in revenue recognition accordingly. As a result of this method of revenue recognition, payment and the recognition of revenue are often not contemporaneous. This timing difference means that Parthus typically has deferred, and may occasionally have accrued, revenue on its balance sheet.

In addition to the initial license fees, Parthus receives revenue in two additional ways under its license agreements: re-use fees and per-unit royalties. Parthus will receive re-use fees each time a manufacturer uses intellectual property licensed from Parthus to manufacture a different product. Per-unit royalties are calculated either as a percentage of the licensee’s sale price for products containing Parthus’ IP or as a fixed amount per unit sold. These per-unit royalties are payable by licensees upon shipment of products and Parthus will recognize revenue as they are earned. Alternatively, licensees may pay a one-time buyout fee in lieu of subsequent re-use fees and per-unit royalties. Through December 31, 2001, Parthus had entered into 51 contracts that provide for Parthus to receive royalties.

IP creation.    Historically, the most significant component of Parthus’ revenue arose from payments for IP creation. For 1999, IP creation accounted for 73% of Parthus’ total revenue, compared with 39% of Parthus’ total revenue in 2000 and 17% of Parthus’ total revenue in 2001. Parthus expects its new multi-technology portfolio agreement with STMicroelectronics to result in a further significant reduction in the level of IP creation revenue in absolute terms and as a percentage of revenue, as a greater proportion of Parthus’ business with STMicroelectronics will be based on the IP licensing model. As noted above, Parthus’ IP creation contracts are usually multi-year contracts. IP creation involves the performance of fee-for-service contracts that are reimbursed on a time-and-materials basis. It is Parthus’ policy to retain ownership of, or rights to use, the IP created pursuant to Parthus’ IP creation arrangements. Under the overall terms of a typical IP creation contract Parthus agrees to perform specific projects. Parthus recognizes revenue from IP creation when the service has been provided and all obligations to the customer under the contract have been fulfilled.

Hard IP.    Parthus refers to the incorporation of its intellectual property into reference designs (either as silicon chips or printed circuit boards) as Hard IP.

Parthus Cost of Revenue

Cost of IP license revenue includes related labor costs directly attributable to developing or customizing the licensed technology to the customer’s specific needs.

Cost of IP creation revenue includes related labor, travel and other non-recoverable costs directly attributable to consulting work performed for third parties as well as the costs of support and maintenance services to licensees.

Cost of Hard IP revenue includes labor costs and materials directly attributable to the production of reference boards incorporating Parthus’ IP.

Parthus Gross Margin

Parthus’ IP license margin reflects the economies associated with licensing previously developed technology. Accordingly, Parthus believes that the margins to be earned on Parthus’ IP licensing business will continue to be significantly higher than the margins earned on either Parthus’ IP creation business or Hard IP business.

Parthus Operating Expenses

Parthus’ operating expenses increased due to Parthus’ continued investment, internally and by acquisition, in developing and licensing a strong portfolio of technology platforms.

Research and development expenses for Parthus consist primarily of related labor and associated costs connected with the development of its intellectual property. Because technological feasibility is generally not established until all design, coding and testing activities are completed, Parthus expenses all development costs as incurred. Work that Parthus performs to develop technology for customers on a fee-for-services basis is not included in research and development expenses; nevertheless, Parthus generally retains the right to use intellectual property developed in this manner. Research and development expenses include payments that Parthus makes to third parties to license technology from them when Parthus incorporates their technology into Parthus’ intellectual property as part of Parthus’ research and development activities.

Sales and marketing expenses for Parthus consist of related labor costs, including commissions, travel and other costs associated with sales activity, as well as advertising, trade show participation, public relations and other marketing costs.

General and administrative expenses for Parthus consist primarily of related labor and recruitment costs, information systems and technology, infrastructure, facilities costs, telephone and other office costs and depreciation.

Parthus Minority Interest

Parthus performed much of its IP creation work through its subsidiary Silicon Systems Design Limited. STMicroelectronics owned 20% of that subsidiary until June 29, 2001 at which time Parthus purchased its interest.

Parthus Provision for Income Taxes

Parthus operates as a holding company with operating subsidiaries in Ireland, the United Kingdom and the United States. Each subsidiary is taxed based on the law of the jurisdiction in which it is incorporated. Because taxes are incurred at the subsidiary level, and one subsidiary’s tax losses cannot be used to offset the taxable income of subsidiaries in other tax jurisdictions, Parthus’ consolidated effective tax rate may increase to the extent that Parthus reports tax losses in some subsidiaries and taxable income in others. In addition, Parthus’ tax rate may be affected by costs that are not deductible in certain jurisdictions for tax purposes, such as amortization of goodwill.

Parthus has significant operations in the Republic of Ireland. Some of Parthus’ Irish operating subsidiaries are taxed at rates substantially lower than U.S. or U.K. tax rates. Two Irish subsidiaries currently qualify for a 10% tax rate, which, under current legislation, will remain in force until December 31, 2010, and three other Irish subsidiaries qualify for an exemption from income tax as their revenue source is license fees from qualifying patents within the meaning of Section 234 of the Irish Taxes Consolidation Act 1997. Parthus currently anticipates that Parthus will continue to benefit from this tax treatment, although the extent of the benefit could vary from period to period, and Parthus’ tax situation may change. In addition, if these subsidiaries were no longer to qualify for these tax rates or if the tax laws were rescinded or changed, Parthus’ operating results could be materially adversely affected.

Parthus Currency Risk

A portion of Parthus’ revenue, costs, assets and liabilities are denominated in currencies other than the U.S. dollar. Through 2001, Parthus and all of its subsidiaries, other than Parthus’ U.S. subsidiaries, had functional currencies other than the U.S. dollar. Parthus has implemented a strategic shift over the past three years from being a contractor of semiconductor IP to being a supplier of platform solutions, with emphasis on licensing to the semiconductor industry. Because this industry is predominantly U.S.-dollar-based, the economic environment in which Parthus operates has consequently shifted to the U.S. dollar. As a result, beginning January 1, 2002, Parthus and certain of its subsidiaries adopted the U.S. dollar as their functional currency. The principal economic facts and circumstances which led Parthus to conclude a change was appropriate were: (i) the increase in US dollar denominated cash that Parthus held; (ii) a shift in business focus from intellectual property (IP) creation (primarily contract research and development) to IP licensing; and (iii) the increase in US operations and other US dollar denominated costs. Each of these factors is described in more detail below.

Change in Capitalization

Prior to Parthus’ initial public offering in May 2000, Parthus satisfied its working capital requirements and fixed asset expenditures through cash generated by operations and equity private placements. In May 2000, Parthus received approximately US$140.2 million of gross proceeds from the initial public offering of its ordinary shares and ADSs, and in November 2000, Parthus received approximately US$23.9 million of gross proceeds from a follow-on offering of Parthus’ ordinary shares and ADSs. Over 90% of Parthus’ current cash balances are held in US dollar accounts which Parthus draws on as required to fund working capital requirements and fixed asset expenditures.

Change in Business Focus

Parthus has historically derived the majority of its revenues from research and development contracts. The cash inflows and outflows under these arrangements were generally in currencies other than the U.S. dollar (predominantly the Irish pound). Beginning in 1998, Parthus decided to change the strategy for its business and focus on the development and subsequent licensing of intellectual property. The change in strategy has meant that Parthus’ cash inflows have become predominantly denominated in U.S. dollars over time. Parthus markets its intellectual property to the semiconductor industry and the pricing of Parthus’ intellectual property licenses is almost entirely denominated in U.S. dollars. Parthus’ success in implementing its strategy has resulted in the following changes in the U.S. dollar cash flows over the past three years.

	Year ended December 31,
	1999	2000	2001
Parthus US$ revenue as a percentage of total revenues	30%	61%	85%
Parthus US$ cash expenses as a percentage of total cash expenses	19%	29%	41%

Increase in US Operations and US Dollar Costs

Parthus’ cash expenses exceeded its revenues in each of the past three fiscal years. As part of Parthus’ change in strategy, Parthus has experienced growth in U.S.-based business, both organically and through acquisition, in particular the acquisition of Chicory Systems, which is included in Parthus’ results of operations for only 7 months of the year ended December 31, 2001. Parthus’ U.S. sales force has more than doubled from 5 at December 31, 1999 to 11 at December 31, 2001. Parthus expects this trend to continue in 2002 with expected increases when Chicory is consolidated in Parthus’ financial statements for a full 12 month period.

Parthus’ business continues to develop in line with the strategy outlined above and, while a clear date change was not evident, Parthus deemed January 1, 2002 an appropriate date from which to apply the amended functional currency. This judgment was reached following consideration of all of the above factors, but was mainly due to the change in cash outflows, which currently exceed inflows.

Parthus does not anticipate that either changes in the underlying facts and circumstances noted above, or the change in functional currency, will have a material impact on Parthus’ business or financial statements.

Certain of Parthus’ subsidiaries continue to use functional currencies other than the U.S. dollar. These currencies may fluctuate significantly against the U.S. dollar. As a result of such currency fluctuations and the conversion to U.S. dollars for financial reporting purposes, Parthus may experience fluctuations in its operating results on an annual and a quarterly basis. Parthus has not in the past, but we may in the future, hedge against fluctuations in exchange rates. Future hedging transactions may not successfully mitigate losses caused by currency fluctuations. Parthus expects to continue to experience the effect of exchange rate fluctuations on an annual and quarterly basis, and currency fluctuations could have a material adverse impact on Parthus’ results of operations.

The conversion to the euro has not had a material effect on the pricing of, or the market for, Parthus’ licenses and services, and Parthus does not expect the conversion will have a material effect in the future.

Parthus Results of Operations

The following table presents Parthus’ results of operations expressed as a percentage of total revenue, after giving effect to rounding, for the periods indicated:

	Year Ended December 31,			Six Months Ended June 30,
	1999	2000	2001	2001	2002
Revenue:
IP license	27%	50%	73%	65%	87%
IP creation	73	39	17	22	7
Hard IP	—	11	10	13	6

Total revenue	100	100	100	100	100
Cost of revenue:
IP license	5	9	12	11	14
IP creation	44	26	12	15	5
Hard IP	—	7	5	7	3

Total cost of revenue	49	42	29	33	22
Gross margin	51	58	71	67	78

Operating expenses:
Research and development	37	60	73	69	63
Sales and marketing	13	28	27	28	21
General and administrative	16	30	19	19	14
Amortization of goodwill and intangible assets	—	3	22	8	3
In-process research and development charge	—	—	27	—	—
Restructuring charge	—	—	2	—	—
ParthusCeva combination costs	—	—	—	—	7
Loss on disposal of facility	—	—	—	—	1

Total operating expenses	66	121	170	124	109

Loss from operations	(15)	(63)	(99)	(58)	(31)
Other income:
Interest income, net	1	16	16	19	6
Exchange gain, net	1	1	(1)	—	(1)

Minority interest	—	(1)	—	—	—

Loss before income taxes	(13)	(47)	(84)	(39)	(26)
Provisions for income taxes	—	(3)	(1)	(2)	—

Net loss	(13)%	(50)%	(85)%	(41)%	(26)%

Parthus six months ended June 30, 2002 compared with six months ended June 30, 2001

Revenue

Total revenue for Parthus for the six months ended June 30, 2002 amounted to $21.5 million, up 8% over the first half 2001 total revenue of $19.9 million. The increase in total revenue was due to the increase in IP license revenue, offset by a continued anticipated decrease in IP creation revenue and a decrease in Hard IP revenue.

IP licensing and royalty revenue for Parthus grew to $18.8 million, up 44% year-on-year from $13.0 million in the first half 2001, reflecting strong licensing activity. Parthus’ royalty revenue increased to $1.0 million, up 266% year-on-year from $282,000 in the first half 2001 as customers are shipping products mainly in the consumer electronics area.

IP creation revenue for Parthus declined to $1.4 million, down 67% year-on-year from $4.3 million in the first half of 2001. The decrease was attributable to a planned reduction in the number of IP creation engagements in 2002 as Parthus continued to focus its resources on expanding its IP license business.

Hard IP revenue for Parthus declined to $1.3 million, down 51% year-on-year from $2.6 million in the first half of 2001.

Cost of revenue

Total cost of revenue for Parthus decreased in the first half of 2002 to $4.6 million from $6.6 million for the same period last year, a 30% decrease year-on-year. Parthus’ total gross margin increased to 78% for the first half of 2002, from 67% in the first six months of 2001. This reflects the continuing change in business mix to higher margin IP licensing and royalty revenue, which represents 87% of total revenue in the first half 2002.

Cost of IP licensing and royalty revenue for Parthus increased by 37% to $2.9 million or 16% of its IP licensing and royalty revenue year-on-year from $2.1 million or 17% of IP licensing and royalty revenue

Cost of IP creation revenue for Parthus decreased by 67% to $1 million or 70% of IP creation revenue year-on-year from $3 million or 71% of IP creation revenue. The absolute decrease in the cost of its IP creation revenue reflects lower IP creation revenue for the period.

Cost of Hard IP revenue for Parthus decreased by 51% to $0.7 million or 54% of Hard IP revenue year-on-year from $1.4 million or 54% of its Hard IP revenue. The absolute decrease in the cost of Hard IP revenue reflects lower Hard IP revenue for the period.

Operating expenses

Total operating expenses for Parthus, excluding merger expenses in connection with the proposed combination with Ceva, declined $2.7 million or 11% from $24.8 million to $22.1 million, principally reflecting the full benefits of the cost management program in 2002 and lower amortization costs of $1 million following Parthus’ adoption of SFAS 142 on 1 January 2002 which changes the accounting for goodwill from an amortization method to an impairment-approach only.

Research and development expenses for Parthus declined $228,000 or 2% year-on-year to $13.5 million from $13.7 million in the first half of 2001. The 2002 period includes increased expenses associated with the business Parthus acquired from Chicory Systems, Inc., which Parthus completed near the end of the first half of 2001. This increase in costs was offset by the reduction in costs arising from Parthus’ reduced investment in 2.5/3G development and the impact of Parthus’ cost reduction measures begun in the fourth quarter of 2001.

Sales and marketing expenses for Parthus decreased by $1.1 million or 19% year-on-year to $4.6 million from $5.6 million in the first half of 2001, reflecting targeted cost savings in 2002.

General and administration expenses for Parthus declined by $690,000 or 18% year-on-year to $3.1 million from $3.8 million in the first half 2001, reflecting the benefits of the cost management program in 2002.

Amortization of goodwill & intangibles for Parthus decreased $994,000 to $680,000 in the first half 2002 from $1.7 in the first half 2001, reflecting changes in the accounting for goodwill from an amortization method to an impairment-only approach following the adoption of SFAS 142 on 1 January 2002.

Merger expenses for Parthus associated with the proposed transaction with Ceva in the first half of 2002 amounted to $1.5 million.

Other

Interest income and similar income for Parthus amounted to $1.3 million for the first half of 2002, compared with $3.8 million for the first half of 2001. This decrease in interest income reflects Parthus’ lower cash balances and the lower interest rate environment in the first half of this year. The most significant changes in cash in the period relates primarily to acquisitions of $25 million during the first half of 2001.

Net loss for Parthus was $5.6 million, representing a loss of $0.010 per ordinary share or $0.095 per ADS. This represents a 32% decline in the overall reported net loss for Parthus from the same period last year.

Parthus 2001 Compared with 2000

Revenue

Total revenue for Parthus increased by 28% from $31.9 million in 2000 to $40.9 million in 2001. The increase in total revenue was due to the increase in IP license revenue and Hard IP revenue, offset by a continued anticipated decrease in IP creation revenue. Parthus continued to expand its customer base in 2001, while maintaining and extending existing key relationships. Revenue from Parthus’ largest customer, STMicroelectronics, although higher in absolute terms, decreased to 31% of total revenue compared with 39% in 2000, a direct result of broadening Parthus’ customer base.

In terms of geographic spread, Parthus improved its penetration into the Asian market, which accounted for 11% of total revenue in 2001 compared to 6% in 2000. The United States and Europe represented 47% and 42% of total revenue in 2001 respectively, compared to 2000 when each represented 47% of its total revenue.

IP license revenue for Parthus increased by 87% from $16.1 million, or 50% of total revenue, in 2000 to $30.0 million, or 73% of total revenue, in 2001. The increase reflects the strong licensing activity during 2001. IP license revenue from Parthus’ royalties increased to $532,000 compared to $124,000 in the previous year. Royalty revenue was first recognized in the third quarter of 2000.

IP creation revenue for Parthus decreased from $12.4 million, or 39% of total revenue, in 2000 to $6.8 million, or 17% of total revenue, in 2001. This decrease was attributable to a planned reduction in the number of IP creation engagements in 2001 as Parthus continued to focus its resources on expanding its IP license business.

Hard IP revenue for Parthus increased by 2% from $3.4 million, or 11% of total revenue, in 2000 to $4.2 million, or 10% of total revenue, in 2001. Parthus expects Hard IP revenue to remain relatively constant in absolute terms but to decrease as a percentage of total revenue over the next several years.

Cost of Revenue

Total cost of revenue for Parthus decreased by 11% from $13.4 million, or 42% of total revenue, in 2000 to $12.1 million, or 29% of total revenue, in 2001. Parthus’ gross margin increased to 71% in 2001 from 58% in 2000. The increase in total cost of revenue and gross margin was due primarily to the continuing change in revenue mix, with the majority of revenue derived from higher gross margin IP licensing activity.

Cost of IP license revenue for Parthus increased by 71% from $3.0 million, or 19% of IP license revenue, in 2000 to $5.1 million, or 17% of IP license revenue, in 2001. Parthus expects this line item to continue to decrease in future periods as a percentage of IP license revenue as Parthus receives royalties from its customers, because the associated costs are minimal.

Cost of IP creation revenue for Parthus decreased from $8.3 million, or 67% of IP creation revenue, in 2000 to $4.8 million, or 70% of IP creation revenue, in 2001. The increase in cost of Parthus’ IP creation revenue as a percentage of its IP creation revenue was primarily due to increased labor costs. Parthus expects that these costs may continue to increase as a percentage of its IP creation revenue due to continuing increases in labor costs.

Cost of Hard IP revenue for Parthus marginally increased from $2.1 million in 2000 to $2.3 million in 2001. Cost of Parthus’ Hard IP revenue as a percentage of Hard IP revenue decreased from 62% in 2000 to 54% principally due to change in product mix with focus on higher margin products.

Operating Expenses

Total operating expenses for Parthus for 2001 were $69.3 million, an increase of 78%. This increase was due to Parthus’ continued investment, internally and by acquisition, in developing and licensing a strong portfolio of technology platforms. The investment has resulted in higher engineering staff, facilities costs, patent costs and depreciation charges for Parthus throughout, as planned, 2001. Parthus incurred a one-time non-cash charge of $10.9 million in the third quarter 2001 relating to in-process R&D in connection with its acquisition of Chicory Systems Inc. Parthus also incurred a restructuring charge of $765,000, representing severance charges following a headcount reduction of 29 employees in December 2001. Amortization charges for Parthus for 2001 of $9.2 million increased by $8.1 million from $ 1.1 million in 2000 reflecting the impact of acquisitions made during 2001. Non-cash stock compensation expense for Parthus decreased from $5.5 million in 2000 to $1.8 million in 2001 due to one-time charges in 2000. The increase also reflects the continued expansion of Parthus’ sales and marketing and administrative capabilities to support and leverage Parthus’ investments.

Research and development expenses for Parthus, the largest element of Parthus’ operating expenses, increased by 57% from $19.1 million, or 60% of its total revenue, in 2000 to $30.0 million, or 73% of total revenue, in 2001. Parthus views research and development as a principal strategic investment and has continued its commitment to invest heavily in this area. This commitment is reflected primarily in higher labor and associated costs resulting from increased headcount throughout 2001 and increased investment in design tools and sub-contract design. The number of Parthus research and development personnel was 307 at December 31, 2001 compared with 308 in 2000 and during 2001 peaked at 336. Included in Parthus’ research and development expenses is a non cash stock compensation charge of $1.4 million which increased from $0.9 million in 2000.

Sales and marketing expenses for Parthus increased by 22% from $9.0 million, or 28% of total revenue, in 2000 to $11.1 million, or 27% of total revenue, in 2001. The increase primarily resulted from the recruitment of additional sales personnel into Parthus’ existing sales operations to a peak of 49 during 2001 compared to 40 in 2000, related sales commissions and increases in Parthus’ direct marketing activities and travel costs.

General and administrative expenses for Parthus decreased by 24% from $9.7 million, or 30% of total revenue, in 2000 to $7.4 million, or 19% of total revenue, in 2001. Included in general and administrative expenses is a non cash stock compensation charge of $0.2 million which decreased from $4.5 million in 2000. The charge in 2000 included a one-time non cash compensation expense of $4.3 million as a result of stock options which were granted to some of Parthus’ executives. Excluding the non-cash stock compensation charge, general and administrative expenses increased by 37% from $5.2 million in 2000 to $7.2 million in 2001. This increase reflects the additional infrastructure costs associated with the successful integration of Parthus’ acquisitions and increased facility costs arising from additional sales locations.

Amortization of goodwill and intangible assets for Parthus increased from $1.1 million in 2000 to $9.2 million in 2001. The increase related primarily to the amortization of goodwill of $7.8 million on Parthus’ acquisitions of Chicory Systems Inc. and the remaining 20% minority interest in Silicon Systems Design Limited.

In-process research and development charge for Parthus of $10.9 million in 2001 represents a one time non cash charge relating to Parthus’ acquisition of Chicory Systems Inc.

The value assigned to purchased in-process technology related to two microprocessor architecture projects, designated as Project A and Project B, was $7,370,000 and $3,525,000, respectively. These projects involved the development of technology to accelerate Internet applications by migrating complex software to silicon chips. Technological feasibility or commercial viability of these projects was not established at the acquisition date. These products were considered to have no alternative future use other than the technological indications for which they were in development. Projects A and B were estimated to be 80% and 50% complete, respectively, estimated costs to completion of these products were approximately $570,000 and $700,000, respectively, and discount rates of 35% and 40%, respectively, were used. Both projects involve completion of hardware and software elements. The hardware component must be finalized before the software piece (consisting of validation work, completion of the driver code, etc.) can be started. At the valuation date, Project A had not completed the software element and Project B had not completed the hardware component. These projects were expected to be completed by the end of 2001 when Parthus expected to commence sales of the products. The principal risks relating to the development of the Project A product technology include developing the reference software and reference manual, testing and debugging. The principal risks relating to the development of the Project B product technology include completing the micro-architecture, developing the driver code and software for the end product, debugging and testing. Each of these steps must be completed before the products can be released into the market.

Parthus’ primary focus was on the completion of Project A, not only as a stand-alone architecture, but also with the ability to fully integrate it with existing and future Parthus technology platforms. Costs of approximately $700,000 were incurred on the completion of the Project A architecture. Project A was completed, in line with expectations, in the fourth quarter of 2001 and is the primary architecture used in Parthus’ Machstream platform technology, which Parthus is currently licensing.

In the third quarter of 2001 after a strategic review Parthus decided to suspend further investment in Project B. Parthus does not believe that this refocus of effort will adversely impact Parthus’ overall expected return on investment, future results and financial condition.

Restructuring charge for Parthus of $765,000 in 2001 represents severance charges following a headcount reduction of 29 employees in December 2001.

Interest Income

Parthus’ interest income, net, increased from $5.3 million in 2000 to $6.4 million in 2001. The increase was due to higher cash balances held throughout 2001 as a result of the closing of Parthus’ initial public offering in May 2000 and Parthus’ follow-on offering in November 2000, which generated combined net proceeds to Parthus of approximately $157 million. This was offset by the lower interest rate environment in 2001 which impacted overall returns on cash and cash equivalents invested.

Provision for Income Taxes

The provision for income taxes for Parthus was $300,000 in 2001 compared to $1.2 million in 2000 and was provided for tax liabilities in non-Irish jurisdictions.

Parthus 2000 Compared with 1999

Revenue

Total revenue for Parthus increased by 68% from $19.0 million in 1999 to $31.9 million in 2000. The increase in Parthus’ total revenue was due to the increase in Parthus’ IP license revenue described below as well as the introduction of Hard IP revenue, offset in part by a planned decrease in IP creation revenue. Parthus expanded its customer base significantly in 2000, while continuing to maintain and extend existing key relationships. Revenue from Parthus’ largest customer, STMicroelectronics, although higher in euro terms, decreased to 39% of total revenue compared with 68% in 1999, a direct result of broadening Parthus’ customer base and a weakening of the euro against the U.S. dollar.

In terms of geographic spread, Parthus entered new markets in Asia in 2000, which accounted for 6% of total revenue for that year. Parthus also achieved a greater balance between Europe and the United States as Parthus’ customer based developed and expanded. Europe and the United States each represented 47% of Parthus’ total revenue in 2000, compared to 68% and 32%, respectively, in 1999.

IP license revenue for Parthus increased by 208% from $5.2 million, or 27% of total revenue, in 1999 to $16.1 million, or 50% of its total revenue, in 2000. The increase in its IP license revenue was driven by strong licensing activity and growth in average deal size. Parthus also recognized IP license revenue from royalties for the first time in the third quarter of 2000. The amount of these royalties was $124,000 for the year.

IP creation revenue for Parthus decreased by 10% from $13.8 million, or 73% of total revenue, in 1999 to $12.4 million, or 39% of its total revenue, in 2000. This decrease was attributable both to the weakness of the euro against the U.S. dollar and to a planned reduction in the number of IP creation engagements in 2000 as Parthus continued to refocus its resources on expanding its IP license business.

Hard IP revenue for Parthus was $3.4 million in 2000. Parthus had no Hard IP revenue in 1999. Parthus’ Hard IP revenue in 2001 derives from its acquisition in March 2000 of the GPS division of Symmetricom Limited.

Cost of Revenue

Total cost of revenue for Parthus increased by 44% from $9.3 million, or 49% of its total revenue, in 1999 to $13.4 million, or 42% of total revenue, in 2000. Parthus’ gross margin increased to 58% in 2000 from 51% in 1999. The increase in its total cost of revenue and gross margin was due primarily to the continuing change in revenue mix, with the majority of revenue derived from higher gross margin IP licensing activity.

Cost of IP license revenue for Parthus increased by 201% from $983,000, or 19% of IP license revenue, in 1999 to $3.0 million, or 18% of IP license revenue, in 2000.

Cost of IP creation revenue for Parthus remained level at $8.3 million in 1999 and 2000, respectively, representing 60% of its IP creation revenue in 1999 and 67% of IP creation revenue in 2000. The increase in cost of IP creation revenue as a percentage of IP creation revenue was primarily due to increased labor costs.

Cost of Hard IP revenue for Parthus amounted to $2.1 million in 2000, the first year in which Parthus recognized Hard IP revenue. Cost of Hard IP revenue as a percentage of Hard IP revenue was 62% in 2000.

Operating Expenses

Parthus’ total operating expenses for 2000 were $38.9 million, an increase of 209%. This increase was due to Parthus’ significant investment in developing the licensing and royalty business model and launching key new product platforms, which resulted in planned higher engineering staff, facilities costs, patent costs and depreciation charges. The increase also reflects the continued expansion of Parthus’ sales and marketing capabilities and the opening of sales offices in new geographic regions to support and leverage the R&D effort, as well as non cash stock compensation charges.

Research and development expenses, the largest element of Parthus’ operating expenses, increased by 169% from $7.1 million, or 37% of total revenue, in 1999 to $19.1 million, or 60% of total revenue, in 2000. Parthus views research and development as a principal strategic investment and has continued its commitment to invest heavily in this area. This commitment is reflected primarily in higher labor and associated costs resulting from Parthus’ increased headcount, including through Parthus’ acquisition of the GPS division of Symmetricom Limited. Parthus’ research and development personnel increased to 308 as of December 31, 2000 from 205 as of December 31, 1999. Included in Parthus’ research and development expenses is a non-cash stock compensation charge of $0.9 million which increased from $36,000 in 1999.

Sales and marketing expenses for Parthus increased by 260% from $2.5 million, or 13% of its total revenue, in 1999 to $9.0 million, or 28% of total revenue, in 2000. The increase primarily resulted from the recruitment of additional sales personnel into Parthus’ existing sales operations, the expansion of Parthus’ sales offices into Japan, Korea, Finland and Sweden, related sales commissions, the launch of the new corporate brand and increases in Parthus’ direct marketing activities and travel costs.

General and administrative expenses for Parthus increased by 223% from $3.0 million, or 16% of its total revenue, in 1999 to $9.7 million, or 30% of its total revenue, in 2000. Included in Parthus’ general and administrative expenses is a non-cash stock compensation charge of $4.5 million which increased from $4,000 in 1999. The charge includes a one-time non cash compensation expense of $4.3 million as a result of stock options that were granted to some of Parthus’ executives. Excluding the non-cash compensation charge, Parthus’ general and administrative expenses increased from $3.0 million in 1999 to $5.2 million in 2000. This increase reflects Parthus’ commitment to investing in a management and administrative structure to support Parthus’ business going forward and increased facility costs arising from additional locations.

Amortization of intangible assets for Parthus of $1.1 million in 2000 related primarily to the amortization of patents acquired as part of Parthus’ acquisitions of the GPS division of Symmetricom Limited and of the GSM and GPRS technologies and design center of Frontier Design Inc.

Interest Income

Parthus’ interest income, net, increased from $0.1 million of interest income, net, in 1999 to $5.3 million of interest income, net, in 2000. The increase was due to higher cash balances as a result of the closing of Parthus’ initial public offering in May 2000, which generated net proceeds to Parthus of approximately $133 million, and of a follow-on offering in November 2000, which generated net proceeds to Parthus of approximately $23.9 million.

Provision for Income Taxes

Parthus’ provision for income taxes was $1.2 million in 2000 and was provided for tax liabilities in non-Irish jurisdictions for 2000.

Parthus Liquidity and Capital Resources

At June 30, 2002, Parthus had working capital of $101.1 million including $114.1 million in cash or cash equivalents. At December 31, 2001, Parthus had working capital of $107.3 million, including $121.5 million in cash and cash equivalents, compared with working capital at December 31, 2000 of $147.4 million, including $159.9 million in cash and cash equivalents. The principal reason for the annual change is the $25.1 million invested in acquisitions undertaken in 2001. Parthus has no borrowings.

Prior to Parthus’ initial public offering, Parthus satisfied its working capital requirements and fixed asset expenditures principally through cash generated by operations and equity private placements. In May 2000, Parthus received approximately $140.2 million of gross proceeds from the initial public offering of its ordinary shares and ADSs and in November 2000, Parthus received approximately $25.3 million of gross proceeds from a follow-on offering of its ordinary shares and ADSs. The proceeds from these financings have been and are currently being expended primarily to fund research and development of Parthus’ portfolio of technology platforms and expansion both organically and through acquisitions.

Parthus believes that the net proceeds from its initial and follow-on public offerings, and existing cash and cash equivalents will suffice to meet Parthus’ present requirements. The total cash outflow from operating activities for first six months of 2002 amounted to $4.0 million and continues to be in line with Parthus’ budgeted cash flow range for the business. The total cash outflow from operating activities in 2001 amounted to $7.9 million and is within the annual cash flow range Parthus anticipated for the business. This compares with a cash inflow of $2.9 million in 2000. Several factors affected Parthus’ cash flow in 2001, particularly in the second half of the year as conditions deteriorated in the operating environment. The timing of signing of Parthus license agreements shifted in the third and fourth quarter to the latter end of the quarter. Payment terms under license agreements have changed, as customers implement aggressive cash management measures, with a smaller upfront cash component under each contract. These have extended the timing of Parthus’ cash receipts.

Parthus expects that its business will continue to consume cash from operating activities mainly through its investment in growing Parthus’ IP licensing business until Parthus’ planned return to positive operating cash flow by the end of 2002. Parthus’ accounts receivable and deferred revenues may vary unpredictably and will be affected by the timing of signing Parthus’ contracts, the milestone terms and the credit terms.

In the first six months of 2002, Parthus’ capital expenditures amounted to $1.1 million. Parthus’ capital expenditures and acquisition costs were $31.4 million in 2001 and $10.9 million in 2000. Parthus anticipates its rate of capital expenditures will remain consistent through the second half of 2002. In January 2002, Parthus realized $1.8 million from the sale of short term investments and spent approximately $4.9 million on its minority interest investment in UbiNetics and disposal of facility to UbiNetics. In May 2001, Parthus spent approximately $12 million in cash in connection with its purchase of Chicory Systems Inc., and in June 2001 Parthus spent approximately $13 million in cash in connection with its purchase from STMicroelectronics of its minority shareholding in Parthus’ subsidiary, Silicon Systems Design Limited. In March 2000, Parthus invested approximately $6.5 million in cash to partially finance the purchase of the GPS business of Symmetricom Limited.

Parthus’ net cash provided by financing activities of $1.1 million in the first six months of 2002 and $1.4 million in 2001 reflects net proceeds from the issuance of share capital. In 2000, Parthus’ net cash provided by financing activities was $158.2 million, reflecting principally Parthus’ initial and follow-on public offerings conducted in that year.

Parthus’ contractual obligations are limited to operating leases as disclosed in note 21 to Parthus’ financial statements for the year ended December 31, 2001.

Parthus Critical Accounting Policies, Estimates and Assumptions

The preparation of consolidated financial statements in accordance with generally accepted accounting principles in the United States requires Parthus management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Parthus management bases its estimates and judgments on historical experience and on other factors that are believed to be reasonable under current circumstances. Actual results may differ from these estimates if these assumptions prove to be incorrect or if conditions develop other than as assumed for purposes of such estimates. Parthus’ significant accounting policies and the basis of preparation of our consolidated financial statements are detailed in note 2 to its consolidated financial statements.

The following is a brief discussion of the critical accounting policies used by Parthus which require estimates and judgments by management:

Revenue Recognition.    Significant management judgments and estimates must be made and used in connection with the recognition of Parthus’ revenue in any accounting period. Material differences in the amount of Parthus’ revenue in any given period may result if these judgments or estimates prove to be incorrect or if Parthus management’s estimates change on the basis of development of the business or market conditions.

Parthus applies the provisions of Statement of Position No.97-2 and No.98-4 “Software Revenue Recognition” in recognizing its revenue. A significant portion of Parthus’ revenue is derived from license agreements with customers to enable them to use Parthus’ IP, which is customized to each customer’s specific requirements. Revenues from Parthus’ initial license fees are recognized based on the percentage to completion method over the period from signing of the license through to customer acceptance, as Parthus’ IP requires significant modification or customization that takes time to complete. The percentage to completion is measured by monitoring progress using records of actual time incurred to date in the project compared to the total estimated project requirement, which corresponds to the costs related to earned revenues.

Estimates of total project requirements for Parthus are based on prior experience of customization, delivery and acceptance of the same or similar technology and are reviewed and updated regularly by management. After delivery, if uncertainty exists about customer acceptance of the IP, license revenue would not be recognized by Parthus until acceptance. Under the percentage to completion method, provisions for estimated losses on Parthus’ uncompleted contracts are recognized in the period in which the likelihood of such losses is determined.

If Parthus does not accurately estimate the resources required or the scope of the work to be performed, or does not manage its projects properly within the planned periods of time or satisfy its obligations under the contracts, then future results may be significantly and negatively affected or losses on existing contracts may need to be recognized.

Acquired Intangibles and Goodwill.    Parthus’ intangible fixed assets and goodwill arising on acquisition are capitalized and amortized to the income statement over the period during which benefits are expected to accrue, currently estimated at five years. Where events and circumstances are present which indicate that the carrying value may not be recoverable, Parthus will recognize an impairment loss. Factors Parthus considers important which could trigger an impairment include:

•	significant underperformance relative to expected historical or projected future operating results;

•	significant changes in the manner of Parthus’ use of the acquired assets or the strategy for Parthus’ overall business;

•	significant negative industry or economic trends;

•	significant decline in Parthus’ stock price for a sustained period; and

•	changes in the ratio of Parthus’ market capitalization to net book value.

Parthus measures such impairment loss by comparing the recoverable amount of the asset with its carrying value. The determination of the value of such intangible assets requires management to make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. If these estimates or the related assumptions change in the future, Parthus could be required to record impairment charges.

Parthus incurred expenses of $10,895,000 relating to amounts assigned to acquired in-process technology in 2001. Parthus determined the value assigned to acquired in-process technology by identifying those acquired specific in-process research and development projects that would be continued and for which:

•	technological feasibility had not been established at the acquisition date;

•	there was no alternative future use and;

•	the fair value was estimable with reasonable certainty.

Parthus Recent Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board, otherwise known as FASB, issued SFAS No. 141, “Business Combinations”. This statement requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. The adoption of this standard did not have any impact on Parthus’ consolidated financial statements.

In July 2001, the FASB issued SFAS No. 142 “Goodwill and Other Intangible Assets” (“SFAS No. 142”) which revises the accounting for purchased goodwill and other intangible assets. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001, with earlier adoption permitted. Parthus adopted SFAS No. 142 effective from January 1, 2002. Under SFAS No. 142, purchased goodwill and intangible assets with indefinite lives are no longer amortized, but instead tested for impairment at least annually. Accordingly, Parthus ceased amortization of all goodwill as of January 1, 2002. Parthus’ goodwill amortization amounted to $7,824,000 for the year ended December 31, 2001. No goodwill amortization for Parthus arose in either of the years ended December 31, 1999 or 2000. Parthus does not have any intangible assets, other than goodwill, with indefinite lives. Parthus’ intangible assets with finite lives, primarily patents and intellectual property, will continue to be amortized over their useful lives, currently estimated at five years. Parthus recorded amortization of intangible assets of $0, $1,081,000 and $1,371,000 for the years ended December 31, 1999, 2000 and 2001 respectively.

SFAS No. 142 requires a two step impairment test for goodwill. The first step is to compare the carrying amount of the reporting unit’s assets to the fair value of the reporting unit. If the carrying amount exceeds the fair value then the second step is required to be completed, which involves the fair value of the reporting unit being allocated to each asset and liability with the excess being implied goodwill. The impairment loss is the amount by which the recorded goodwill exceeds the implied goodwill. Parthus is required to complete a “transitional” impairment test for goodwill as of the beginning of the fiscal year in which the statement is adopted. Parthus completed its transitional assessment of goodwill impairment in the second quarter of 2002 as required under SFAS No. 142, and the assessment indicated that no charges for impairment were required.

SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”), addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. Parthus does not expect that SFAS No. 143 will have a material impact on its financial statements.

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” (“SFAS No. 144”) addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The provisions of this statement are effective for Parthus’ financial statements issued for fiscal years beginning after December 15, 2001. Parthus does not expect that SFAS No. 144 will have a material impact on its financial statements.

In April 2002, FASB issued SFAS No. 145 “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” (“SFAS No. 145”). SFAS No. 145 provides for the rescission of several previously issued accounting standards, new accounting guidance for the accounting for certain lease modifications and various technical corrections that are not substantive in nature to existing pronouncements. SFAS No. 145 will be adopted beginning January 1, 2003, except for the provisions relating to the amendment of SFAS No. 13, which will be adopted for transactions occurring subsequent to May 15, 2002. Parthus does not expect adoption of SFAS No. 145 will have a material impact on its consolidated financial statements.

BUSINESS

Overview

ParthusCeva licenses to semiconductor companies and electronic equipment manufacturers complete, integrated intellectual property solutions that enable a wide variety of electronic devices. Our programmable DSP cores and application-level IP platforms power wireless connectivity, handheld devices, consumer electronics products, GPS devices, consumer audio products and automotive applications. We intend to license highly integrated system solutions consisting of our IP platforms built around our DSP cores technology, while also continuing to license our DSP cores and IP platforms as stand-alone offerings. ParthusCeva was formed in October 2002 through the combination of Ceva, the former DSP cores licensing business of DSP Group, founded in 1991, and Parthus, a provider of platform-level IP for the consumer electronics market, founded in 1993.

Our DSP cores licensing business (formerly the business of Ceva) develops and licenses designs of programmable DSP cores and DSP core-based sub-systems. A programmable DSP core is a special-purpose, software-controlled processor that, through complex mathematical calculations, analyzes, manipulates and enhances digital voice, audio and video signals. These chips are used in a wide variety of electronic devices, including digital cellular telephones, modems, hard disk drive controllers, MP3 players, voice over packet products and digital cameras, and are critical to the performance of the electronic products in which they are used. A DSP core-based sub-system incorporates additional hardware blocks required as interfaces from the DSP core for the overall system.

Our platform-level IP business (formerly the business of Parthus) develops semiconductor intellectual property for a range of consumer electronic products and licenses this technology to semiconductor manufacturers and OEMs. Our portfolio of IP platforms spans broadband and local area wireless connectivity as well as key application IP including multimedia, location and technologies and smartphone/handheld technologies. The intellectual property we license can take the form of schematics and designs for silicon chips and circuitry and software to perform particular functions on those chips. In addition, we also sell finished modules (which we refer to as Hard IP) to these customers.

We believe that the continuing evolution of the wireless and consumer electronics market has created significant demand for semiconductor intellectual property providers that can add greater value by delivering complete system solutions that combine DSP processor cores with application-specific IP platforms (such as analog, mixed-signal, digital baseband and software). We anticipate that our approach will permit our customers to introduce feature-rich products while simultaneously minimizing their development cost, risk, complexity and time to market.

Industry Background

Semiconductors, the key building blocks of electronic products, are devices that permit the controlled flow of electronic signals. An integrated circuit is a semiconductor that combines a number of individual electronic circuits, each of which performs a particular function. Continuous improvements in semiconductor design have led to smaller, more complex integrated circuits that perform a wide range of functions. As the performance of semiconductors has improved and their size, cost, and power consumption have decreased, they have been used in an increasing number of applications, including telecommunications systems, automotive electronics, audio and video devices and a range of other consumer electronics products. Rising consumer expectations have increased the demand for more frequent introductions of high-performance semiconductors with lower power consumption and enhanced functionality.

System-on-a-Chip

Semiconductor manufacturing processes have advanced significantly in recent years to allow a substantial increase in the number of circuits placed on a single chip. At the same time, requirements for increased product functionality, higher performance and lower cost have driven demand for such system-level integration. Through this integration, complete electronic systems containing both analog and digital functions are combined on a single silicon chip, known as a system-on-a-chip. A typical system-on-a-chip incorporates a processor (such as a DSP core or a general purpose processor), memory, input/output devices and other specific components, as well as software.

The increased complexity of system-on-a-chip design and manufacturing requires a high level of design resources to fully capitalize on the improvements in semiconductor manufacturing technology and to maximize functionality. Designers’ capabilities and semiconductor companies’ internal design resources have not kept pace with the advances in this technology. As a result, some chip manufacturers are facing a growing “design gap” between their increasing manufacturing potential and needs and their limited chip design capabilities.

Semiconductor Intellectual Property

To address this “design gap,” many semiconductor designers and manufacturers are increasingly choosing to license proven intellectual property components, such as processor cores and application-specific IP from third parties, rather than to develop those technologies internally. By relying on third parties for the most advanced designs of specialized components, system-on-a-chip designers and manufacturers can create differentiated products while reducing their development costs, complexity, risk and time to market.

The creation of licensable, re-useable design components, which we refer to as third-party semiconductor intellectual property (SIP), is a relatively new and emerging trend in the semiconductor market. According to Gartner-Dataquest, the market for semiconductor intellectual property was $892 million in 2001, representing a 25% year-on-year growth from 2000.

Semiconductor intellectual property providers have traditionally delivered intellectual property blocks only for functions and only for individual components with a relatively narrow function, referred to as block-level IP. The continuing evolution of electronic products has created significant demand for semiconductor intellectual property providers that add greater value by offering complete digital systems, as well as software, which we refer to as platform-level IP. We believe that this approach provides semiconductor companies and electronic product manufacturers with several key advantages, including improved time to market and a reduction in the risks, costs and complexities in bringing new products and technologies to market.

Digital Signal Processor Cores

A key piece of semiconductor IP in the computer chips driving many electronic products is the DSP core, which processes the digital data derived from converted analog signals. Once a signal (such as the human voice) has been converted to digital form, a DSP core is used to analyze, manipulate and enhance the data. The signal can then be transmitted over a network (such as the cellular telephone network), compressed and stored (such as in answering machines) or recognized as a command (such as through voice recognition). Digital signal processing is used in many fields, including telecommunications, speech and music processing, imaging, medicine and seismology. As the number of electronic devices that require the processing of digital data has grown, so has the demand for reliable DSP cores.

As illustrated in the diagram below, a DSP-based system-on-a-chip includes several components. The DSP core controls the processing of the chip and uses mathematical calculations to process information. Other parts of the system-on-a-chip include data memory components, which host the data before and after it is processed by the DSP core, and the program memory component, which stores the software used to operate the DSP core. A chip designer may add its own specific proprietary technology to provide differentiated functionality (such as special functions and input/output electronics, which control the transfer of data between the DSP core and other electronic devices that are connected to the chip), referred to as “logic” and “input/output” in the diagram below.

Programmable DSP cores are instructed by software programs to process ultra-fast mathematical calculations, including addition, subtraction and multiplication. The math-intensive signal processing performed by the DSP core is generally used for data compression, error correction, voice recognition and security.

A programmable DSP-based design allows the same chip to be programmed and reprogrammed with different software and used for several generations and different applications of products, which reduces the internal development costs for manufacturers and allows them to differentiate their products through varying the software functionality. In addition, a programmable approach allows for “field upgrades” of the technology, such as replacement of software through remote downloading, rather than physical removal and replacement of the entire chip.

According to Forward Concepts, a market research firm, worldwide programmable DSP chip shipments have increased to $6.1 billion in 2000 and then decreased to $4.3 billion in 2001. Forward Concepts predicts that this market will grow at a compound annual rate of 18% from 2000 to 2005.

Licensable DSP cores are typically licensed to semiconductor companies or directly to system OEMs. By using licensable DSP cores, manufacturers of ASSPs (application-specific standard products, which are off-the-shelf chips targeted to a specific type of application for a broad range of system OEMs) and ASICs (application-specific integrated circuits, which are chips that are customized to meet a specific customer’s needs) have multiple sources of DSP technology, thereby enabling competition among their chip suppliers as well as a wider variety of more differentiated products.

The manufacturers of DSP-based system-on-a-chip technologies face a “make or buy” dilemma—whether to develop a given DSP chip design or to license it from a third party. Internal development of a DSP core requires considerable design resources and specialization, which many semiconductor companies do not have. In today’s rapidly evolving markets, the scarcity of engineering talent means that it is usually not cost-effective for most semiconductor companies and designers to devote the engineering resources necessary to develop complicated components such as a programmable DSP core. Therefore, companies may concentrate on the integration of software, hardware and embedded memory, and rely on licensing other intellectual property, such as DSP cores, from third parties.

Licensing also offers a substantial time-to-market advantage, which in most cases is a crucial factor for a manufacturer’s competitive market positioning. Further, the licensee can choose the method and source of chip production. This is a significant advantage for the licensee, as a licensed chip can easily be produced by several manufacturers, eliminating its dependence upon a single source of chip production.

End Markets

Third-party semiconductor intellectual property is licensed and deployed by semiconductor companies and electronic equipment manufacturers serving a wide variety of high-volume end markets. These include the markets for:

•
Second-generation (2G), “second-and-a-half”-generation (2.5G) and third-generation (3G) cellular telephones—cellular telephones that combine voice communications and high-speed data transmission capabilities, permitting access to the Internet and other advanced features;

•	Internet-enabled personal digital assistants, or PDAs—hand-held devices that incorporate electronic calendars, address books and remote access to the Internet and other data networks;

•	“Intelligent” pagers—personal paging devices that incorporate advanced data communications features, such as access to e-mail, news, weather and stock quotes;

•	Global positioning system (GPS) devices—devices used in automobiles, wireless connections for personal computers and industrial controls accessed through wireless Internet connections;

•
Other internet devices—products such as laptop computers, set-top boxes, Internet appliances and gaming consoles, which are increasingly connected to the Internet via either broadband wireless technologies or wireless local area network (W-LAN) technologies;

•	Hard drive controllers—the devices which control the reading and writing of data for personal computers;

•	Voice over packet gateways and clients—products for Voice-Over Internet Protocol (VoIP) and Voice-Over Broadband (VoB) applications;

•	wireline telecommunications applications—applications such as digital subscriber line (DSL);

•	automotive applications;

•	consumer audio devices—products such as MP3 players; and

•	digital still cameras.

Products such as these require state-of-the-art functionality, but generally must also be easy to use and convenient in terms of both size and battery life. Providers of semiconductor intellectual property help address these requirements by focusing on integrated circuit technology that:

•	permits high-data-rate communications in conformity with industry standards;

•	allows the integration of more advanced features at reasonable prices by combining functions on a single system-on-a-chip; and

•	helps speed time to market by reducing product development time through design reuse.

The ParthusCeva Solution

We offer complete, open, integrated DSP cores solutions for semiconductor manufacturers and OEMs, comprising wireless communication, application and multimedia IP platforms built around our DSP processor core architectures. Our IP licensing business model, including royalties, offers a scalable business with multiple revenue streams and solid gross margins.

Our DSP cores licensing business develops and licenses designs of programmable DSP cores. These designs are used in a wide variety of electronic devices, including digital cellular telephones, modems, hard disk drive controllers, MP3 players, voice over packet products and digital cameras, and are critical to the performance of the electronic products in which they are used. Our designs are independent of specific semiconductor manufacturing processes, and can therefore be used by a wide variety of customers. The DSP cores we design are appropriate for use in both current and emerging applications requiring digital signal processing. We market our technology and designs as well as a wide array of software and hardware development tools and technical support services. We license our DSP core designs to leading semiconductor companies throughout the world. These companies incorporate our designs into application-specific chips or custom-designed chips that they manufacture, market and sell to OEMs of a variety of electronic products. We also license our designs to OEMs directly.

Our IP platforms licensing business develops highly integrated semiconductor intellectual property solutions that are crucial to the cost-effective implementation of new generations of consumer electronic devices, including mobile-Internet products. Our IP platforms enable a range of wireless devices that are used by individuals to communicate, transact business and access information easily, flexibly and affordably. Our extensive intellectual property portfolio covers broadband wireless solutions (2G, 2.5G, 3G), wireless local area networking solutions (802.11, Bluetooth) and key application and multimedia solutions (including audio, multimedia, GPS and smartphone technologies). We make our intellectual property available to our customers under licenses, as part of development projects or in silicon chip form.

The key benefits we offer our licensees include:

•
An extensive IP portfolio.    Our IP portfolio spans the bulk of mobile Internet, wireless application and multimedia technologies, as well as a suite of programmable DSP cores. This portfolio often allows us to provide a customer with the required solution with reduced development cost, complexity and risk, therefore reducing the customer’s time to market.

•
The ability to deliver complete system solutions.    Our broad IP portfolio allows us to provide our customers with complete solutions at the system level, including application-specific IP platforms and general-purpose DSP cores. Our company combines the expertise of a provider of DSP architectures with the expertise of a supplier of complete platform level-IP solutions, which we believe strongly positions us to become a leading supplier of open-standard IP solutions to the industry.

•
Flexible IP deployment and support.    To meet specific customer circumstances and requirements, we intend to offer system-level solutions composed of our IP platforms built around our DSP cores, as well as to license our platforms and cores as stand-alone offerings. We make our solutions available in the form of licensed intellectual property rights, dedicated development projects, or “hard IP” embodied in silicon chips or circuit boards. In addition, we offer our licensees specialized intellectual property integration support. We believe that this flexibility facilitates the adoption and integration of our intellectual property.

•
Leading-edge technology.    Our licensing relationships with a number of leading semiconductor companies and OEMs, as well as our communications with potential customers, help to assure that we are developing additional intellectual property that meets market requirements as they evolve. A number of our employees also participate actively in international standards-setting bodies in order to influence and learn about new technological developments.

•
The ability to provide a production-ready solution.    We fully test the platforms and DSP cores we provide so that they are ready for product integration. In addition, we utilize third-party foundries that manufacture chips to our design. These relationships allow us to assure our customers access to low-cost production.

•
A diverse and experienced research and development staff.    We have approximately 227 employees engaged in product development in a broad range of areas, including analog, digital, software, mixed-signal and digital signal processing technology. We believe that the breadth of knowledge, experience, and stability of our workforce allow us to provide better and faster services to our customers, and to maintain and develop our core intellectual property efficiently.

Strategy

The combination of Parthus and Ceva will position us to address what we believe to be two of the major converging trends in our industry. First, we believe that our industry is moving towards open-standard processor architectures and away from traditional proprietary solutions. Second, we believe that increased semiconductor product complexity and demands for reduced time-to-market have led more companies to decide to license complete platform level-IP solutions, rather than licensing individual components from multiple suppliers. ParthusCeva will combine the expertise of a provider of DSP architectures with the expertise of a supplier of complete platform level IP solutions. We believe ParthusCeva will be well positioned to take full advantage of these major industry shifts and become a leading supplier of open-standard DSP solutions to the industry.

Our goal is to become a leading licensor of programmable DSP cores and platform-level IP solutions. To meet these goals we intend to:

•
Provide an integrated solution.    We seek to maximize the competitive advantage provided by our ability to offer an integrated IP solution—including communications, applications and multimedia IP built around our DSP processor core architectures. We believe that this integrated solution will favorably position us to capitalize on what we believe is the industry trend towards the licensing of open-standard IP architectures.

•
Take advantage of the industry shift towards open-standard architectures.    We believe that the industry trend away from proprietary IP towards open-standard architectures creates an opportunity for providers of licensable DSP cores and platform-level IP. As a consequence, we intend to use our expertise in critical open standards fields, such as Bluetooth, GPS and multimedia, in order to position ourselves to take advantage of this trend. Towards this end, we have participated and intend to continue to participate in the development of industry standards in these and other emerging technology areas.

•
Focus on a portfolio approach to the licensing of our IP platforms.    We seek to differentiate ourselves through the breadth of our IP offerings and our capability to integrate these offerings into a single solution built around our family of state-of-the-art DSP cores. We intend to continue to expand our portfolio of broadband wireless solutions (2G, 2.5G, 3G), wireless local area networking solutions (802.11, Bluetooth), and key application and multimedia solutions (including audio, multimedia, GPS and smartphone technologies).

•
Focus on convergence of technologies through an open architecture.    We seek to ensure that our platforms, as well as other third-party IP, can be rapidly integrated into a single integrated circuit through adherence to the specifications of our open, flexible and highly power-efficient architectures.

•
Maximize our expertise.    We seek to maximize our expertise in DSP, analog, mixed-signal and radio frequency technology and to use that expertise to address critical customer demands. We intend to enhance our existing DSP cores and IP platforms with additional features and performance, while developing new offerings that will focus on other emerging applications across the range of end markets we serve.

•
Target top-tier customers.    We seek to strengthen relationships and expand licensing and royalty arrangements with our existing customers and to extend our customer base with key industry companies in order to facilitate the development of our technology. We believe that we can achieve the best rate of return on our investment in technology by targeting our sales and marketing activities at high-volume semiconductor companies and leading electronic product manufacturers with a track record of successful end-user deployments. Parthus and Ceva together have entered into license agreements with nine of the top ten semiconductor companies worldwide.

•
Focus on large and fast-growing markets.    We believe that our expertise in programmable DSP cores and platform-level IP favorably positions us to target fast-growing segments within the consumer electronics market, such as wireless communications, mobile computing, automotive electronics, and consumer entertainment. We intend to strengthen our relationships and expand licensing and royalty arrangements with customers in those markets and to extend our customer base with key industry leaders within each of those segments. We believe that we can achieve the best results by targeting our sales activities at leaders within those markets.

•	Establish, maintain and expand relationships with key technology providers. We have established and seek to expand our close working relationships with:

•
contract semiconductor companies, usually referred to as silicon foundries, in order to assure adequate supplies of chips for our customers who purchase our technology in chip form and in order to give OEMs a means of obtaining competitive manufacturing capabilities;

•	third-party suppliers of block-level semiconductor intellectual property, in order to have access to their most current technologies; and

•	developers of both application-level and system-level software so that we can continue to offer complete platform solutions.

In addition, we have and seek to expand our relationships with companies that offer complementary technologies for designing system-on-a-chip applications based on our DSP core designs. We believe that these relationships will increase the markets for our products.

Products and Technology

DSP Cores Licensing Business

Our DSP cores licensing business develops and licenses designs of programmable DSP cores. A programmable DSP core is a special purpose, software-controlled processor that, through complex mathematical calculations, analyzes, manipulates and enhances digital voice, audio and video signals. The programmable DSP cores we design are used as the central processors in semiconductor chips made for specific applications. These chips are used in a wide variety of electronic devices, including digital cellular telephones, modems, hard disk drive controllers, MP3 players, voice over packet products and digital cameras, and are critical to the performance of the electronic products in which they are used.

Our SmartCores family of cores is currently composed of five offerings: PineDSPCore, OakDSPCore, TeakLite, Teak and PalmDSPCore and a DSP core-based sub-system: the XpertTeak. By offering a range of performance, price and power consumption balances, our cores family addresses a wide range of applications, from low-end, high-volume applications, such as digital answering machines, hard disk controllers, low-speed modems and VoIP terminals, to high-performance applications such as 3G cellular communication devices, broadband modems, consumer multimedia and VoIP gateways. Our current offerings are:

•
PineDSPCore.    Introduced in 1991, the PineDSPCore was the first DSP core we developed. Due to its small die size and compact instruction code, it has been primarily used for low-end, high-volume applications, including digital answering machines, fax machines, low-speed modems and hard disk drive controllers. We currently generate revenues from the PineDSPCore, although we are no longer actively promoting it.

•	OakDSPCore. The OakDSPCore’s hardware units are operative through a set of soft cores known as an instruction set, which is a central processing unit (CPU) type instruction allowing the core to also provide micro-control functionality. The small die size, low-power consumption and balance between cost and performance of our OakDSPCore make it well suited for second generation (2G) digital cellular telephones using GSM, TDMA and CDMA (code-division multiple access) standards, soft modems, voice-over packet network applications and Internet audio devices.

•
TeakLite.    TeakLite is a “soft core” which significantly facilitates its incorporation of its design into a licensee’s chip and foundry specifications. TeakLite offers the same instruction set as OakDSPCore; it is superior to the OakDSPCore in terms of portability, operating speed and power consumption. TeakLite is primarily designed for 2G and 2.5G cellular telephones, modems, consumer multimedia (digital still cameras and audio appliances, including MP3 players), hard disk drive controllers and voice-over IP applications.

•
Teak.    Like TeakLite, Teak is a “soft core” and is designed with a focus on power reduction features. The Teak offers high performance, the ability to process multiple instructions in parallel and excellent code density, making it well suited for 2.5G and 3G cellular telephones, broadband modems and consumer multimedia applications.

•
PalmDSPCore.    With faster processing capabilities and the ability to process multiple instructions in parallel, PalmDSPCore is a sub-family of three DSP soft cores designed to meet the high-performance, low-cost and low-power requirements of a range of applications. These include 2.5G cellular telephones, broadband modems, and voice-over packet network gateways, for which we offer a 16-bit core, and consumer audio and video applications, for which we offer 20-bit and 24-bit cores.

•
XpertTeak.    XpertTeak is a highly integrated, low power Teak core-based DSP sub-system. In addition to the Teak core, it incorporates advanced peripherals and a system interface set, such as direct memory accesses (DMA) controllers, timers, power consumption management units, serial ports and CPU interfaces.

Our designs are independent of specific semiconductor manufacturing processes, and can therefore be used by a wide variety of customers. The DSP cores we design are appropriate for use in both current and emerging applications requiring digital signal processing. We market our technology and designs as well as a wide array of software development tools and technical support services. Revenues from hardware development tools have not been significant to date.

We believe the following to be the key benefits of our DSP cores offerings:

•
Low power consumption.    Our cores have been designed to satisfy low power consumption requirements—a key feature of products that rely on batteries, such as cell phones and portable audio products, or are sensitive to power dissipation, such as telecommunications equipment.

•
Low cost.    Our technology is designed to address the cost requirements for high volume, highly competitive applications through reduced chip size (by carefully selecting functions we offer and also by allowing multiple functions to be placed on one chip) and minimization of the size of required memory.

•
Flexibility.    Our open, “soft-core” DSP architecture allows our licensees to differentiate their products, in particular through software. It allows the licensees to create diversified versions of their embedded intellectual property solutions, reuse the same chip design for multiple generations of products and select different physical library vendors or silicon suppliers. In addition, because of our “soft-core” architecture, our cores can be easily integrated across multiple semiconductor manufacturing processes with different geometry technologies.

•
Improved time to market.    Our technology shortens the typical semiconductor design cycle and improves our customers’ time to market by shortening the process of porting the core design to physical hardware layout, and by providing an efficient environment for designing the software to be used in our core designs.

•
Tightly coupled development tools and architecture.    We provide our licensees with both DSP cores and the related software development and hardware emulation tools to assist in product development, which speeds their development process.

Applications for our DSP Cores

Solutions using DSP cores technology are currently used in a wide variety of applications. We focus our efforts on the following selected high-volume, high-growth markets and applications:

Cellular telephone handsets.    The cellular handset market is currently the largest market for DSP cores technology. Cellular telephones use DSP cores for voice compression, by which the human voice is compressed after being digitized, and channel coding, by which DSP techniques are used to encode the information. Our DSP cores are currently used in all types of digital cellular telephones, and we believe they will continue to be used in the next generations of cellular telephones (2.5G and 3G). These next-generation phones are expected to incorporate video, audio and data features in addition to voice, extending the use of advanced DSP cores in their designs. Our OakDSPCore and TeakLite cores are widely used in current cellular telephones, and our Teak and PalmDSPCore offerings target the next generation of cellular telephones.

Hard disk drives.    Hard disk drive controllers are an important application for DSP cores. A hard disk drive controller is the chip that controls the mechanism that reads and writes data from a memory disk platter. The hard disk drive controller market is characterized by high volume and extreme price sensitivity. Programmable DSP cores are designed to meet the requirements of this market by providing flexibility in the adoption of advanced search algorithms within the controller, resulting in the capability to support higher density, lower cost disks. We believe that the compact code size, heat dissipation characteristics and flexibility of our PineDSPCore, OakDSPCore and TeakLite offerings are particularly well suited to this cost competitive market.

Digital Subscriber Line applications.    Digital subscriber line (DSL) technology significantly increases the bandwidth of copper telephone lines for data transmission. The use of DSL-related applications is driven by the increasing demand for high-speed connectivity to the Internet.

A programmable DSP core is used primarily to improve the quality of the signals received through the telephone line. By offering flexibility across multiple DSL standards, our programmable DSP solution is designed to allow a customer to re-use the same chip for different DSL markets. In addition, a programmable DSP solution allows for field upgrades of the technology as standards evolve or are enhanced. We believe our TeakLite, Teak and PalmDSPCore offerings are well suited to address the different cost and performance requirements of multiple DSL standards.

Voice-over packet network applications.    Voice-over packet network technology enables the transmission of voice, along with video and data, over the same infrastructure in the form of small units of digital information (“packets”). This technology allows telecommunications operators to offer higher-value, unified services that combine fast data access, cheap voice rates and advanced voice and fax services to their customers.

DSP technology is a key element in voice-over packet network applications. Our programmable DSP technology is designed to handle:

•	voice compression, by which digitally encoded speech is processed to take up less storage space and transmission bandwidth;

•	echo cancellation, which involves the elimination of echoes in two-way transmissions;

•	dual-tone multiple frequency (DTMF) algorithms, which produce tones that are generated when pressing buttons on touch-tone telephones;

•	caller ID, which is a telephone company service that identifies the caller’s telephone number to the party that is called; and

•	fax, which involves the processing and transmission of fax information over packet network.

We believe that our SmartCores family (in particular our TeakLite, Teak and PalmDSPCore) is an attractive solution for these applications because they provide a low-power, cost-effective, programmable platform for the local area network (LAN) and packet-based telephony markets. Our Teak and TeakLite cores are designed to provide a low power consumption, low-cost solution for small to middle size residential gateways and integrated accesses devices. Our PalmDSPCore is designed to provide higher performance and can be embedded in multi- channel, multi-service central office gateways, where channel density and heat dissipation are the most important factors.

Consumer audio applications.    Consumer electronics constitute a large market for DSP cores technology. Digital versatile disc (DVD) players and digital set-top boxes require DSP cores for their high fidelity audio features. In addition, recent improvements in the speed of Internet connections have provided the ability to easily download music from the Internet. This has created a significant market for DSP-based portable players (such as MP3 players) that decode high quality audio. Furthermore, we expect demand for digital audio to expand to the home audio market in the future. DSP cores technology is used to decode the compressed data being downloaded from the Internet or retrieved from the on–board memory or disk that stores the high-fidelity audio data. Although not currently deployed for this purpose, DSP cores technology may also be used in the future to enhance the security of digital stored media by preventing unauthorized copies or downloads of audio and visual data.

Our technology can be used in low-power, price-sensitive semiconductor products targeted specifically at the portable audio market. In addition, our 24-bit PalmDSPCore can easily be used for current audio compression algorithms.

Digital still cameras.    Digital still cameras are a relatively new, yet fast-growing, market. Digital still cameras use a DSP chip to adjust the contrast and detail of the image captured by the lens and to compress the digital data for storage on the memory card. Our OakDSPCore, TeakLite and Teak offerings provide a low-power, cost-effective and programmable platform for this application.

IP Platforms Licensing Business

The continuing evolution of the consumer electronics market has created significant demand for semiconductor intellectual property providers that can add greater value by delivering the complete system solutions that combine RF, mixed-signal and DSP cores technology, as well as related software—which we refer to as platform-level IP. This approach permits our customers to introduce feature-rich products while simultaneously minimizing their development cost, risk, complexity and time to market. We also offer our technology in discrete building blocks for specific functions that our customers use to develop complete systems and products.

Our platforms are licensed and deployed by some of the world’s largest semiconductor companies and OEMs in wireless communications devices, Internet appliances, GPS devices, Internet audio products and other consumer electronic devices. Our current platforms include:

•
BlueStream.    BlueStream is highly functional platform supporting Bluetooth communications—an emerging standard for wireless communications among electronic devices over short distances. This platform includes a comprehensive radio component; a digital baseband, offered both in baseband IP and as a full system-on-a-chip; and a complete software stack designed for baseband and host interface.

•
MediaStream.    MediaStream is an advanced Internet audio technology enabling a range of mobile multimedia applications, including mobile phones, MP3 players, game consoles and high-fidelity in-car entertainment systems.

•
NavStream.    NavStream is a complete GPS platform delivering precise location information (less than five meters within five seconds) to any device, including mobile phones, personal digital assistants (PDAs), and GPS-enabled vehicles, anywhere in the world. One of the key differentiators of the NavStream platform is its ability to track GPS signals and determine a user’s location indoors. NavStream is one of the few technologies that comply with the U.S. Federal Communications Commission’s e-911 Location Accuracy Directive, which requires that all mobile telephones enable the location of the caller to be determined to within 150 meters.

•
InfoStream.    InfoStream is a mobile computing platform for the next generation of wireless devices, including 3G “smart” cellular phones, PDAs, Internet appliances and home entertainment/multimedia devices. The platform was developed in conjunction with Psion and delivers high performance, low power consumption and high levels of on-chip integration.

•
MobiStream.    MobiStream is an advanced platform for applications using the GPRS (general packet radio services) mobile communications standard. This platform combines high data rates and integrated multimedia on low baseband power consumption solutions.

•
In8Stream.    In April 2002, we announced the launch of In8Stream, a multi-mode wireless local area network (WLAN) platform employing the 802.11 standard for wireless communications between electronic devices over short distances. In8Stream targets the entire range of 802.11 WLAN standards through a single, flexible architecture.

Each of the IP platforms described above has been developed for a specific end-market. They all adhere, however, to the specifications of our open, flexible and highly power-efficient architecture, which allows the rapid integration of our platforms and various third-party intellectual property into a single integrated circuit. Our solutions are based on a substantial portfolio of intellectual property that we have developed over the past nine years. This broad portfolio includes building blocks for analog integrated circuits, digital integrated circuits, systems software and other functions.

Development and Integration

We have significant expertise in the design and development of high-performance digital, analog, mixed-signal and software technology for our customers. Our development services include complete development activities, such as development of specific systems or technology on a contract basis. Our policy is to retain ownership of, or rights to use, the intellectual property we develop under contract. Our integration services include consulting services to supplement or facilitate the integration of our licensed intellectual property and that of third parties into a customer’s product. In performing either development or integration services, we focus on designing comprehensive systems tailored to specific requirements, making the key design decisions and tradeoffs required to create the most competitive system for the customer while shortening their time-to-market.

We support products through manufacturing and volume production to meet customer requirements. We are able to do this because of our strength in a number of key areas, including:

•
Back-end support.    Our computer aided design (CAD) team develops in-house design flows. The team provides each design group working on a development project a template identifying which CAD tools to use to meet its specific design goals. The team also writes software to assure that the identified tools can be used on an integrated and seamless basis. In addition, a team of layout engineers with experience in digital, analog, radio frequency and system-on-a-chip layout processes determines the physical layout requirements for each project.

•
System integration laboratory.    We have an in-house capacity to test the performance of our intellectual property as embodied in silicon against a variety of parameters. This capability enables us to perform complete system-level product development combining our integrated circuit and software intellectual property.

Customers, Sales, Marketing and Technical Support

ParthusCeva Licensing Business

Our strategy is to engage in licensing and royalty agreements with leading semiconductor manufacturers and OEMs that have a track record of successful adoption and deployment of key next-generation technologies. We intend to offer complete system solutions which will include both our application-level IP platforms and our DSP cores. We anticipate that the terms of the licenses for these solutions will include both a license fee component and a royalty component.

Although the precise terms of our contracts vary from licensee to licensee, they generally require payment of an initial license fee, a re-use license fee, ongoing per-unit royalties or some combination of these fees. Under the terms of these license agreements, we may also provide integration services and technical support to help accelerate the customer’s product development cycle. Key features of these arrangements include:

•
Initial license fees.    Initial license fees are typically non-refundable and are generally paid in installments upon reaching defined development milestones. Our licenses are typically perpetual in duration but may in some cases be limited to fixed terms.

•
Re-use license fees.    A re-use license fee is payable for each new product that incorporates technology previously licensed from us. Re-use license fees are payable when a licensee sends a design using our intellectual property for manufacture in a subsequent product. Alternatively, licensees may pay a one-time buyout fee in lieu of subsequent re-use fees.

•
Per-unit royalties.    A per-unit royalty is paid for each product incorporating our intellectual property that is sold, supplied or distributed by the licensee. These royalties are calculated either as a percentage of the licensee’s sale price per product or as a fixed amount per unit sold. We generally give volume pricing to our licensees, and our per unit royalties rate under a license will go down as more products incorporating our intellectual property are shipped. As products incorporating our technology are brought to market, we expect revenue from royalties to increase. We have no control, however, over when our customers will ultimately bring such products to market. Some of our licenses include prepaid royalties, in which a customer pays the royalties on a certain minimum number of products at the time we sign the license, which are typically non-refundable.

•
Support and maintenance.    We generally require licensees to pay a quarterly support and maintenance fee for a minimum of two years for integrated circuits and three years for software. After that mandatory period, the customer may extend the support and maintenance agreement on an annual basis.

DSP Cores Licensing Business

We license our DSP core designs to leading semiconductor companies throughout the world. These companies incorporate our cores into application-specific chips or custom-designed chips that they manufacture, market and sell to OEMs of a variety of electronic products. We also license our core designs to OEMs directly. Our programmable DSP cores enable semiconductor chip manufacturers and OEMs to design flexible, cost-effective, low-power, application-specific system-on-a-chip solutions. By offering a range of performance, price and power consumption balances, our SmartCore family addresses a wide range of applications. To date, we have licensed our cores to more than 60 licensees, including Atmel, Fujitsu, Infineon Technologies, Kawasaki, LSI

Logic, Mitsubishi, National Semiconductor, NEC, Oki, Philips Semiconductors, Samsung, Seiko-Epson, Sony and Tower Semiconductors.

We generate revenue from license fees and prepaid royalties as well as per-unit royalties. We currently license our cores together with our advanced software development tools to enable our licensees to incorporate our DSP core designs into their semiconductor chip products. In addition, we typically license our SmartCores together with technical support services, for which our licensees pay us an annual support fee.

Technical Support of the DSP Cores Licensing Business

We offer technical support services through our offices in Israel and the United States, as well as through the Japanese subsidiary of DSP Group, which will provide us with dedicated employees to provide various technical support services to our customers. Each of our independent sales representatives in Southeast Asia also maintains engineers who provide technical support services for our products. Our technical support services include:

•
technical support, consisting of assisting with implementation, responding to customer specific inquiries, training and, when and if they become available, distributing updates and upgrades of our products;

•	application support, consisting of providing general hardware and software design examples, ready to use software modules and guidelines to our licensees to assist them in using our technology; and

•	design services, consisting of creating customer specific implementations of our DSP cores. These revenues have not been significant to date.

We believe that our customer technical support services are key factors in our licensees’ ability to embed our SmartCores in their designs and products. Our technology is highly complex, combining a sophisticated DSP cores architecture, integrated circuit designs and development tools. Effective customer support is critical in helping our customers implement programmable DSP core-based solutions and helps to shorten the time to market of their DSP-based applications. To provide this high quality support, our support organization is made up of experienced engineers and professional support personnel. In addition, we conduct detailed technical training for our licensees and their customers and visit our licensees on a regular basis to closely track the implementation of our technology.

IP Platforms Licensing Business

Our strategy is to engage in licensing and royalty agreements with leading semiconductor manufacturers and OEMs that have a track record of successful adoption and deployment of key next generation technologies. In total, our IP platform licensing business has executed 95 licensing agreements through September 2002, 61 of which have royalty components. Licensees include 3Com, Agilent, ARM, Cirrus Logic, Creative Technology, Fujitsu, Hitachi, Infineon Technologies, Macom, Maxim, Motorola, National Semiconductor, nVidia, Prariecomm, Psion, Samsung, Sharp Microelectronics, Sigmatel, Sony, STMicroelectronics, Tripath, Ubinetics, and µ-blox. STMicroelectronics accounted for approximately 67% of Parthus’ total revenue in 1999, 39% in 2000 and 31% in 2001.

Maintaining close relationships with our customers is a core part of our strategy. We typically launch each new platform or platform upgrade with a signed license agreement with a blue-chip customer, which helps ensure that we are clearly focused on viable applications that meet broad industry needs. Strengthening these relationships is a significant part of our strategy. It allows us to create a roadmap for the future development of existing platforms, and it helps us to anticipate the next potential applications for the market. We seek to use these relationships to deliver new platforms in a faster time to market through our research and development base.

We license to our customers complete platform solutions to perform specific application functions. These solutions typically incorporate both intellectual property to be embodied on a silicon chip and intellectual property in the form of software. On occasion, we enter into portfolio licensing agreements whereby a customer licenses multiple platforms. By entering into a portfolio license, our customers have access to multiple technology platforms in our portfolio, enabling them to obtain from one supplier all of the IP required to build next-generation electronic devices. We believe that portfolio license arrangements will generally be larger than other license agreements and will allow us to develop close, strategic long-term relationships with our portfolio license customers. Although the precise terms of each of our contracts vary from licensee to licensee, they generally require payment of an initial license fee, a re-use license fee, ongoing per-unit royalties or some combination of these fees. Under the terms of these license agreements, we may also provide integration services to help accelerate the customer’s product development cycle.

In addition, we enter into collaborative agreements for the sale or distribution of our products where the third party can provide additional access to special expertise or potential customers.

Sales Force of ParthusCeva

The leaders within our targeted markets include a small number of very large organizations. We therefore believe it is essential to maintain a comprehensive and capable direct sales and marketing organization focused on these market leaders. Towards this end, we have chosen to headquarter our combined sales activities in San Jose, California and have established a direct sales force. Each of our sales offices are closely aligned with key customer accounts and supported by a focused central marketing team.

Our combined sales and marketing force numbers 40 people, of whom 11 were originally with DSP Group and 29 were originally with Parthus. We have a total of 15 sales offices, located in Atlanta, Georgia; Austin, Texas; San Diego, California; San Jose, California; Dublin, Ireland; Herzeliya, Israel; Hong Kong, China; Seoul, Korea; Tokyo, Japan; Taipei, Taiwan; Northampton, England; Helsinki, Finland; Stockholm, Sweden; Munich, Germany; and Caen, France. We have also contracted with additional sales representatives to further our coverage of other significant customers in key geographic areas, including Japan and the U.S. We also have independent sales representatives covering Southeast Asia in Hong Kong, South Korea and Taiwan. In addition, we systematically conduct sales prospecting from principal offices, and the sales leads are distributed to our regional offices and representatives.

Marketing of ParthusCeva

We use a variety of marketing initiatives to stimulate demand and brand awareness in our target markets. These marketing efforts include presenting at key industry trade shows and conferences, distributing global press releases, organizing customer seminars, posting information on our website, issuing periodic newsletters and producing marketing materials. In addition, we have established co-marketing programs with our alliance partners and customers.

Our marketing and business development department participates in refining our intellectual property offerings to address new specific market needs and to use our brand name and close relationships to reach and create demand within system OEMs and semiconductor companies.

Our marketing department is responsible for defining the road map for our next generation of our IP platforms and DSP cores and their key features. In defining the road map, the marketing department coordinates with our sales and research and development departments to take into consideration future trends in semiconductor technology, including DSP cores architectures and digital signal processing algorithms and competitive positioning of our products. Our marketing department also runs competitive analyses to help us maintain our competitive position.

Research and Development

Our future competitive position will largely depend on our ability to develop new generations of IP platforms and DSP cores in a timely manner to meet the evolving and rapidly changing requirements of our target markets. Towards this end, we intend to maintain significant research and development teams dedicated to developing new technological solutions and new versions of our existing technology.

As we integrate the businesses and workforces of Parthus and Ceva, we anticipate that we will be able to combine the complementary technical skills of the research and development personnel of the two companies to further enhance our competitive advantage. We also expect to continue to invest substantial funds and personnel resources in research and development activities.

DSP Cores Licensing Business

All of our DSP cores and related development tools have been developed internally by our research and development team. Our first product was introduced in 1991. Since then we have introduced five new generations of products with enhanced performance and one DSP core-based subsystem. We have also continuously sought to improve our existing line of products.

Our DSP cores licensing business research and development team consists of 43 employees. Our research and development expenses, net of related non-refundable research grants from the Office of Chief Scientist magnet programs in Israel, were $5.1 million in 2001, $4.8 million in 2000 and $3.2 million in 1999. Nearly all of the IP for our DSP cores licensing business has been developed internally.

Our research and development team consists of engineers who possess significant experience in developing advanced programmable DSP cores. We believe that our strengths are in our expertise in digital signal processing algorithms coupled with our deep understanding of processor architectures. These strengths allow us to design processors to run licensee-designed software that consumes less power and requires smaller memory space.

Our research and development projects are focused in three areas: product improvement, next generation product evolution and future product revolution.

•
Product improvement is the process of making incremental modifications to our SmartCores designs that enhance their performance and ease of implementation. In addition, we continuously enhance our development tools by adding features to improve the productivity of the software development process.

•
Next-generation product evolution is the process of developing new products, based on the same design concepts as the current generation, with substantially better performance and significant new features.

•
Future product revolution is the process of developing new products that represent a significant departure from previous generation design concepts and which incorporate evolving trends in processor architecture.

Our research and development projects are initiated based on new technology trends, emerging applications and inputs from customers and our sales and marketing personnel. We have a budgeting process in which we assess each project, establish financial goals and targets and assign resources. We monitor our projects through a variety of processes. We have frequent staff meetings to update our staff on progress and share information. We also conduct regular project reviews with the participation of management, sales, marketing and customer support. In these meetings, we review a number of aspects of the project including human, financial and technical resources used and required in the future, achievement of milestones and problems encountered. In addition, we re-evaluate the project in light of the initial definition and current market conditions.

IP Platforms Licensing Business

Since 1993, our IP platform licensing business has developed a core intellectual property portfolio that includes a broad array of high-performance analog, digital and software building blocks that provide optimum cost performance for applications, especially in the mobile-Internet market. This business has approximately 184 full-time research and development staff located at eight development sites in Ireland, the United States and the United Kingdom. A significant number of our IP platforms research and development staff have advanced degrees. These individuals have expertise in all the disciplines required to take a product from conception through design and into volume manufacturing, including:

•	systems architecture, including modeling and partitioning;

•	analog and mixed-signal technology;

•	IP integration for system-on-a-chip development;

•	software development; and

•	systems integration.

Research and development efforts for our IP platforms business are focused on delivering further innovative solutions that offer clear benefits to our customers in the areas of:

•	faster and higher performance, which is essential for the take-up of new services or content;

•	lower power requirements, which is critical for battery life;

•	smaller and lighter chip components, for better overall product design;

•	easier manufacturing of extremely complex technology; and

•	higher value at lower cost.

As a result of the realignment in product development investment announced by Parthus in August 2002, research and development resources will be focused in the areas of DSP and application signal processing, mixed signal and wireline communications IP and wireless communications.

Our IP platforms licensing business is involved in research programs with a number of university and independent research groups worldwide. These include both student sponsorships at undergraduate, masters and doctorate levels, and joint research programs. In addition, several members of our staff work one day per week at affiliated academic institutions, providing a strong link to the faculty and student bodies. We also encourage our research and development personnel to maintain active roles in the various international organizations that develop and maintain standards in the electronics and related industries. This involvement allows us to influence the development of new standards; keeps us informed as to important new developments regarding standards; and allows us to demonstrate our expertise to existing and potential customers who also participate in these standards-setting bodies.

Proprietary Rights

Our success and ability to compete are dependent on our ability to develop and maintain the proprietary aspects of our intellectual property and to operate without infringing the proprietary rights of others. We rely on a combination of patent, trademark, trade secret and copyright laws and contractual restrictions to protect the proprietary aspects of our technology. These legal protections afford only limited protection of our technology. We also seek to limit disclosure of our intellectual property and trade secrets by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements with us and by restricting access to our source code and other intellectual property. Due to rapid technological change, we believe that factors such as the technological and creative skills of our personnel, new product developments and enhancements to existing products are more important than specific legal protections of our technology in establishing and maintaining a technology leadership position.

We have an active program to protect our proprietary technology through the filing of patents:

•
In connection with our DSP cores licensing business, we hold five U.S. patents, with expiration dates between 2013 and 2019, and have 16 patent applications pending in the United States, 12 pending in Israel, four pending in Japan, four pending in Europe and four pending in South Korea.

•
In connection with our IP platform licensing business, we currently hold 19 U.S. patents, with expiration dates between 2011 and 2020, and 11 non-U.S. patents on various aspects of our technology. We also have 35 patent applications pending in the United States and an additional 12 pending in the United Kingdom and other jurisdictions.

We actively pursue foreign patent protection in other countries where we feel it is prudent to do so. Our policy is to apply for patents or for other appropriate statutory protection when we develop valuable new or improved technology. The status of patents involves complex legal and factual questions, and the breadth of claims allowed is uncertain. Accordingly, we cannot assure you that any patent application filed by us will result in a patent being issued, or that our issued patents, and any patents that may be issued in the future, will afford adequate protection against competitors with similar technology; nor can we provide assurance that patents issued to us will not be infringed or that others will not design around our technology. In addition, the laws of certain countries in which our products are or may be developed, manufactured or sold, may not protect our products and intellectual property rights to the same extent as the laws of the United States. We can provide no assurance that our pending patent applications or any future applications will be approved or will not be challenged by third parties, that any issued patents will effectively protect our technology, or that patents held by third parties will not have an adverse effect on our ability to do business.

The semiconductor industry is characterized by frequent litigation regarding patent and other intellectual property rights. Questions of infringement in the semiconductor field involve highly technical and subjective analyses. Litigation may in the future be necessary to enforce our patents and other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. We cannot assure you that we would be able to prevail in any such litigation, or be able to devote the financial resources required to bring such litigation to a successful conclusion.

In any potential dispute involving our patents or other intellectual property, our licensees could also become the targets of litigation. We are generally bound to indemnify licensees under the terms of our license agreements. Although our indemnification obligations are generally subject to a maximum amount, these obligations could nevertheless result in substantial expenses. In addition to the time and expense required for us to indemnify our licensees, a licensee’s development, marketing and sale of products embodying our solutions could be severely disrupted or shut down as a result of litigation.

We also rely on trademark, copyright and trade secret laws to protect our intellectual property. PalmDSPcore, PineDSPcore, OakDSPcore, OCEM, TeakDSPcore, Pine, Teak and Teaklite are United States registered trademarks of ParthusCeva or its affiliates. Parthus, the Parthus logo and BlueStream are European Community trademarks of ParthusCeva or its affiliates. The registration of the following trademarks is pending in the United States: ParthusCeva, the ParthusCeva logo, SmartCores, Assyst, CedarDSPcore, Parthus, the Parthus logo, MachStream, MobiStream, WarpStream, MediaStream, BlueStream, PLLXpert and NavStream. Application for the following trademarks is pending in other jurisdictions: ParthusCeva, the ParthusCeva logo, SmartCores, CedarDSPcore, Parthus, the Parthus logo, MachStream, MobiStream, WarpStream, MediaStream, InfoStream, BlueStream, PLLXpert and NavStream. The following trademarks are in use: PalmASSYST, PINE ASSYST SIMULATOR, XpertDSP, XpertPalm, OpenKey, DSCKey, VoPKey, EDP, SmartCores Enabled, CamStream, VoPStream, PDKit, ODKit, TLDKit, TDKit and In8Stream.

Competition

We believe that the combination of Parthus and Ceva will position us to offer a unique range of solutions, including one of the most comprehensive offerings of DSP cores and IP platforms. We anticipate, however, that we will continue to face much of the same competitive environments historically faced by our separate DSP cores and IP platforms licensing businesses.

DSP Cores Licensing Business

The programmable DSP cores market is highly competitive and is characterized by rapid technological change due to, among other things, the increasing demand for software-based DSP solutions for the emerging wireless, telecommunications and multimedia applications. These trends lead to frequent product introductions, short product life-cycles and increased product capabilities, typically representing significant performance, power consumption and cost improvements in each new generation of products.

We compete with other suppliers of licensed programmable DSP cores and with suppliers of other DSP solutions. We believe that the principal competitive factors of a programmable DSP-based system are processor performance, overall system cost, power consumption, flexibility, reliability, software availability, ease of implementation, customer support and name recognition.

The market is dominated by large, fully integrated semiconductor companies that have significant brand recognition, a large installed base and a large network of support and field application engineers. We face direct and indirect competition from:

•	intellectual property vendors that offer programmable DSP cores;

•	intellectual property vendors of general purpose processors with DSP extensions;

•	internal design groups of large chip companies that develop proprietary DSP solutions for their own application-specific chips; and

•	semiconductor companies that offer off-the-shelf programmable DSP chips.

We face direct competition mainly from various private intellectual property companies such as BOPS, Improv, 3DSP and StarCore, a venture formed by Infineon, Agere and Motorola. In addition, some large chip manufacturing companies such as Infineon Technologies and LSI Logic make their proprietary DSP technology available for license to create a second source for their technology.

In recent years, we have also faced competition from companies that offer microcontroller/ microprocessor intellectual property. These companies’ products are used for control and system functions in various applications, including personal digital assistants and video games. Embedded systems typically incorporate both microprocessors responsible for system management and a programmable DSP that is responsible for communication and video/audio/voice compression. Recently, companies such as ARC, ARM Holdings, MIPS, and Tensilica have added a DSP extension to their products in addition to the microcontroller functions, which may successfully compete with our designs in applications that involve low to moderate DSP performance requirements.

With respect to certain large potential customers, we also compete with their internal engineering teams supplying programmable DSP cores, who may design products for use by other divisions internally, rather than licensing our products. These companies, which include Fujitsu, NEC and Philips, both license our designs for some applications and use their own proprietary cores for other applications. In the future, such companies may choose to license their proprietary DSP cores to third parties and, as a result, become direct competitors.

We also compete indirectly with several general purpose programmable DSP semiconductor companies, such as Agere Systems, Analog Devices, Motorola and Texas Instruments. These companies have proprietary chip technologies that can be accessed only as part of their semiconductor products, while our technology is licensed to multiple vendors. OEMs may prefer to buy general purpose chips from large, established semiconductor companies rather than license our products. In addition, the general purpose semiconductor companies are major competitors of semiconductor companies that license our technologies. It is also possible that in the future these DSP semiconductor companies may choose to license their proprietary DSP cores to third parties and compete directly with us.

Our SmartCores architecture is an independent DSP technology licensed to other companies, which we make available together with a full package of design tools and technical support. We believe that designs using our SmartCores architecture offer high performance along with small memory size and low-power consumption. In addition, our experience in designing and licensing programmable DSP cores can help semiconductor companies and system OEMs to create a competitive system-on-a-chip solution that takes advantage of our licensees’ proprietary intellectual property as well as ours.

IP Platforms Licensing Business

Given the rapid rates of technological change and of new product introductions in our target markets, we believe that a key competitive factor in these markets is whether a solution allows manufacturers to deliver the performance and features demanded by their target markets more quickly than their competitors can. Because of our complete platform approach and our strong resources in key areas such as mixed-signal technology, we believe that we are extremely competitive in delivering complete solutions that meet the requirements of our customers. In addition, we believe that the difficulty of attracting an adequate number of qualified technical staff, particularly in the areas of analog and mixed signal technology, coupled with the difficulty of combining know-how across the range of technologies required to provide a complete solution in this market area, present substantial barriers to entry for new entrants into this area. Other important competitive factors include price, product quality, design cycle time, reliability, performance, customer support, name recognition and reputation and financial strength.

Given our reliance on relationships with a number of leading companies in the semiconductor and electronics industry, our competitive position is dependent on the competitive positions of those companies. In addition, the companies with whom we have relationships do not license our intellectual property exclusively, and several of them also design, develop, manufacture and market products based on their own intellectual property or on other third-party intellectual property. They therefore often compete with each other and with us in various applications.

We compete with a variety of companies, ranging from smaller, niche semiconductor design companies to large semiconductor manufacturers and OEMs, many of whom are our customers. We believe that our principal competition comes from the in-house research and development teams of such manufacturers, many of whom have significantly greater financial and/or technical resources than we do. In addition, we must in such cases overcome any organizational bias against out-sourced solutions before we can compete successfully.

Aside from the in-house research and development groups of such manufacturers, we do not compete with any individual company across the range of our market offerings. Within particular market segments, however, we do face competition to a greater or lesser extent from other industry participants. For example, in the following specific areas we compete with the companies indicated:

•	in the Bluetooth and 802.11 technology arenas—with NewLogic and Tality;

•	in the GPS market—with SiRF, Snaptrack and Trimble;

•	in the GPRS and W-CDMA markets—with TTPcom; and

•	in the Internet audio market—with Micronas, e.Digital and Xaudio.

We cannot be certain that we will have the financial resources, technical expertise, and marketing or support capabilities to compete successfully in the future.

Employees

The table below presents the number of employees of Ceva, Parthus and ParthusCeva (giving effect to the combination of Ceva and Parthus as of September 30, 2002), by function and geographic location.

	Ceva	Parthus	ParthusCeva
Total employees	67	249	316

Function
Research and development	43	184	227
Sales and marketing	11	29	40
Technical support	10	—	10
Administration	3	36	39

Location
Ireland	—	169	169
Israel	62	—	62
United States	1	27	28
United Kingdom	—	45	45
Elsewhere	4	8	12

As reflected in the table set forth above, Parthus has implemented a reduction in workforce in connection with streamlining of two product lines.

Our employees are not represented by any collective bargaining agreements, and neither Parthus nor our DSP cores licensing business has ever experienced a work stoppage. We believe our employee relations are good.

Competition for personnel in the semiconductor and software industries in general has historically been intense. We believe that our future prospects will depend, in part, on our ability to continue to attract and retain highly skilled technical, marketing and management personnel. In particular, there is a limited supply of highly qualified engineers with analog, mixed-signal and digital signal processing experience.

A number of our employees are located in Israel. Certain provisions of Israeli law and of the collective bargaining agreements between the Histadrut (General Federation of Labor in Israel) and the Coordination Bureau of Economic Organizations (the Israeli federation of employers’ organizations) apply to our Israeli employees.

In addition to our own employees, certain employees of DSP Group and its subsidiaries in Japan and France historically have performed sales and technical support activities for us; the costs associated with these employees have been allocated to us. Going forward, the sales and technical support people of DSP Group, Ltd. will continue to provide services to ParthusCeva and will charge ParthusCeva the cost of providing such services at agreed-upon prices and fees.

Facilities

Our headquarters are located in San Jose, California and we have principal offices in Dublin, Ireland and Herzeliya, Israel.

We lease land and buildings for our executive offices, engineering, sales, marketing, administrative and support operations and design centers. The following table summarizes information with respect to the principal facilities leased by us:

Location	Area (Sq. Feet)	Principal Activities
San Jose, CA, U.S. (Headquarters)	10,000	Sales, marketing, engineering, administration.

Dublin, Ireland (Principal Office)	32,700	Executive offices, engineering, sales, marketing, administration.

Herzeliya, Israel (Principal Office)	10,170	Executive offices, engineering, sales, marketing, administration.

Cork, Ireland	10,000	Engineering, administration.

Limerick, Ireland	4,000	Engineering.

Belfast, Northern Ireland	8,000	Engineering.

Northampton, England	18,000	Engineering, marketing, administration.

Austin, TX, U.S.	10,400	Research and development, marketing, administration.

Caen, France	550	Research and development.

Our Israeli facility is subleased from DSP Group; the sublease on this space expires in November 2003 with an option to extend the lease for up to five additional years upon nine months prior notice and an option to terminate it upon three months prior notice.

Legal Proceedings

None of Ceva, Parthus or DSP Group is currently, nor have any of them in the last 12 months been, involved in any legal or arbitration proceedings (including any such proceedings which are pending or threatened of which we are aware) that have or, in the last 12 months have had, a significant effect on our or their financial position or results of operations.

MANAGEMENT

Executive Officers and Directors

Below we identify the people who serve as our executive officers and directors (giving effect to the combination of Ceva and Parthus), as well as their ages as of September 30, 2002:

Name	Age	Position(s)
Eliyahu Ayalon	59	Chairman of the Board of Directors

Brian Long	45	Vice Chairman of the Board of Directors

Kevin Fielding	40	President, Chief Executive Officer and Director

Zvi Limon(1)	43	Director

Bruce A. Mann(2)	67	Director

William McCabe(1)(2)	45	Director

Sven-Christer Nilsson(1)(2)	58	Director

Louis Silver(1)(2)	48	Director

Gideon Wertheizer	45	Executive Vice President—Business Development and Chief Technology Officer

Elaine Coughlan	30	Chief Financial Officer and Secretary

William McLean	45	Vice President—Sales

Issachar Ohana	37	Vice President and General Manager of the DSP Intellectual Property Licensing Division

Bat-Sheva Ovadia	38	Chief Scientist—DSP Technologies

(1)	Member of audit committee
(2)	Member of compensation committee

Eliyahu Ayalon has served as Chairman of our board of directors since the closing of the combination of Parthus and Ceva and as a member of our board of directors since the inception of Ceva, Inc. in November 1999. Mr. Ayalon also served as Ceva’s Chief Executive Officer from November 1999 to January 2001. Mr. Ayalon joined DSP Group in April 1996 as President, Chief Executive Officer and a member of the board of directors. In January 2000, Mr. Ayalon was appointed to serve as Chairman of the board of directors of DSP Group. Mr. Ayalon joined DSP Group from Mennen Medical, a developer and manufacturer of healthcare products, where he served as President and Chief Executive Officer from May 1992 to April 1996. Mr. Ayalon holds a B.Sc. in Electrical Engineering from the Technion-Israel Institute of Technology.

Brian Long has served as Vice Chairman of our board of directors since the closing of the combination of Parthus and Ceva. He also served as Chief Executive Officer and a member of the board of directors of Parthus from 1993 until the combination with Ceva, and was one of the co-founders of Parthus. Mr. Long has more than 20 years’ experience developing intellectual property solutions for the semiconductor industry. Prior to co-founding Parthus, Mr. Long was a chief design engineer with AT&T, a telecommunications company. Mr. Long later held corporate responsibility for mixed-signal technology development at Digital Equipment Corporation, a computer company, coordinating its cooperation with major semiconductor companies in the field of integrated circuit technology design and development. Mr. Long is the named inventor in several U.S. and European integrated circuit design patents and is currently on the board of the National Microelectronics Research Centre, Ireland. He holds undergraduate and masters degrees in Electronic Engineering from Trinity College, Dublin, Ireland.

Kevin Fielding has served as our President, Chief Executive Officer and as a member of our board of directors since the closing of the combination of Parthus and Ceva. He served as President of Parthus from March 2001 until the combination with Ceva, and as a member of the board of directors of Parthus from November 2000 until the combination with Ceva. He served as Chief Operating Officer of Parthus from 1998 to 2001. Mr. Fielding joined Parthus from Digital Semiconductor in Boston, U.S., where he was Managing Director of Digital’s StrongARM business. He has over 18 years’ experience in the semiconductor business in the U.S. and Europe. He holds undergraduate and masters degrees in Electronic Engineering from the National University of Ireland, Cork and an MBA from Northeastern University.

Zvi Limon has served as a member of our board of directors since November 1999. He has also served as a director of DSP Group since February 1999. Mr. Limon is currently self-employed. He served as Chairman of Limon Holdings Ltd., a consulting and investment advisory firm, from October 1993 to July 2000. He holds a B.A. in economics and business administration from Bar Ilan University in France and an MBA from INSEAD Fontainebleu in France.

Bruce A. Mann has served as a member of our board of directors since April 2001. Mr. Mann has been a partner of Morrison & Foerster LLP, our legal counsel, since February 1987, and a Senior Managing Director of WR Hambrecht & Co., an investment banking firm, since October 1999. Mr. Mann holds a B.A. in business administration and a J.D. from the University of Wisconsin.

William McCabe has served as a member of our board of directors since the closing of the combination of Parthus and Ceva. He also served as a non-executive director of Parthus from 1997 until the combination with Ceva. He is the former Chairman of SmartForce plc (formerly CBT Group plc), an Irish company specializing in interactive educational software. He holds a degree in Economics from Queens University, Belfast.

Sven-Christer Nilsson has served as a member of our board of directors since the closing of the combination of Parthus and Ceva. He served as a non-executive director of Parthus from 2000 until the combination with Ceva. He is a co-founder and director of Startupfactory, a venture capital and early-stage investor headquartered in Stockholm, Sweden. Between 1982 and 1999 he held various positions with Ericsson, the telecommunications equipment supplier, including President, Ericsson Radio Systems (Sweden), Vice President, Mobile Switching Systems, Executive Vice President, Cellular Systems-American Standards, and, from 1998, Chief Executive Officer. Mr. Nilsson holds a BSc in Computer Science from the University of Lund, Sweden.

Louis Silver has served as a member of our board of directors since April 2002. He has also served as a director of DSP Group since November 1999. Mr. Silver is currently acting as a corporate business development consultant to DSP Group and has acted as a corporate consultant to DSP Group, including in connection with its separation of the DSP cores licensing business and the combination of this business with Parthus. From September 1996 to July 2002, Mr. Silver served as an advisor and counsel to the Discount Bank & Trust Co., an international bank. From April 1992 to December 1995, Mr. Silver served as Vice President, Secretary and General Counsel of Sapiens International, a provider of enterprise-wide, mission-critical business solutions. He holds an A.B. from Harvard College, an LLB from Tel Aviv University School of Law and an LLM from New York University School of Law.

Gideon Wertheizer has served as our Executive Vice President—Business Development and Chief Technology Officer since the closing of the combination of Parthus and Ceva. He also served as Ceva’s Chief Executive Officer and President from January 2001 until the combination with Parthus. Prior to joining us, Mr. Wertheizer was with DSP Group, starting in September 1990 as Project Manager of the VLSI Design Center and became Vice President of the Design Center in August 1995. In November 1997, Mr. Wertheizer was appointed Vice President—Marketing of DSP Group. In January 2000, Mr. Wertheizer was appointed Executive Vice President of Intellectual Property of DSP Group. Mr. Wertheizer holds a B.S. in Electrical Engineering from Ben Gurion University in Israel and an MBA from University of Bradford in England.

Elaine Coughlan has served as our Chief Financial Officer and Secretary since the closing of the combination of Parthus and Ceva. She served as Chief Financial Officer of Parthus from March 2001 until the combination with Ceva, and had served as Parthus’ Vice President—Finance from August 2000 to March 2001 and as its Corporate Controller from December 1999 to August 2000. Ms. Coughlan joined Parthus from IONA Technologies plc, a provider of enterprise software solutions, where she held senior financial positions, including Vice President of Finance, Acting Corporate Controller, Assistant Corporate Controller and European Financial Controller. Previously she spent eight years at Ernst and Young, a public accounting firm, as a senior audit manager specializing in advising clients registered with the Securities and Exchange Commission in the technology sector and handling public offering transactions. She is an Associate of the Institute of Chartered Accountants in Ireland.

William McLean has served as our Vice President—Sales since the closing of the combination of Parthus and Ceva. He served as President, U.S. Operations and Vice President Worldwide Sales of Parthus from 1998 until the combination with Ceva. He joined Parthus from Authentec, a biometrics firm and spin-off from Harris Semiconductor, where he was Vice President and Chief Marketing Officer. Mr. McLean joined Harris Semiconductor in 1996, serving as Vice President and General Manager of Worldwide Sales and Marketing. Mr. McLean previously served as Vice President of OEM Sales at Fujitsu Microelectronics, and Vice President of Sales and Marketing for the start-up firm, Advanced Telecommunications Modules Ltd., a provider of communications technology. Mr. McLean began his career at Texas Instruments, where he spent 12 years in various sales and marketing positions. Mr. McLean has a B.S. in Electrical Engineering from Christian Brothers University, Memphis, Tennessee.

Issachar Ohana has served as our Vice President and General Manager of the DSP Intellectual Property Licensing Division since the closing of the combination of Parthus and Ceva. Prior to joining us, Mr. Ohana was with DSP Group beginning in August 1994 as a VLSI design engineer. He was appointed Project Manager of DSP Group’s research and development in July 1995, Director of Core Licensing in August 1998, and Vice President—Sales of the Core Licensing Division in May 2000. Mr. Ohana holds a B.Sc. in Electrical and Computer Engineering from Ben Gurion University in Israel and an MBA from University of Bradford in England.

Bat-Sheva Ovadia has served as our Chief Scientist—DSP Technologies since the closing of the combination of Parthus and Ceva. Prior to joining us, she was with DSP Group beginning in September 1988 as a DSP algorithm engineer. She was appointed Chief Architect of the DSP core architectures and served as Department Manager of DSP Group Architecture and Algorithm Department beginning in 1996, the Marketing and Business Development Director beginning in 1998 and Vice President—Marketing and Business Development beginning in May 2000. Ms. Ovadia is the named inventor in several U.S. and Israeli patents and pending patents, and is widely published and has presented on issues relating to DSP technology and applications. Ms. Ovadia holds a BSc. in Electrical Engineering from the Technion Institute of Technology, Israel.

Board Composition and Executive Officers

We currently have authorized eight directors.

Our executive officers are appointed by, and serve at the discretion of, our board of directors. Each of our officers and directors, excluding non-employee directors, devotes substantially full time to our affairs. Our non- employee directors devote such time to our affairs as is necessary to discharge their duties. There are no family relationships among any of our directors, officers or key employees.

Members of our board of directors serve one-year terms. Executive officers are elected by and serve at the discretion of the board of directors.

Board Committees

Our board of directors has established an audit committee and a compensation committee. Our audit committee reviews, acts on and reports to our board of directors with respect to various auditing and accounting matters, including the selection of our independent accountants, the scope of the annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices. Messrs. Zvi Limon, William McCabe, Sven-Christer Nilsson and Louis Silver are the current members of our audit committee.

Our compensation committee establishes salaries, incentives and other forms of compensation for our executive officers and other key employees. This committee also administers our incentive compensation and stock plans. Messrs. Bruce A. Mann, William McCabe, Sven-Christer Nilsson and Louis Silver are the current members of our compensation committee.

Management Committee

Our company has also established a management committee consisting of Messrs. Ayalon, Long, Fielding and Wertheizer. In addition, Ms. Coughlan may attend management committee meetings on a non-voting basis. Our bylaws provide that all material business decisions must be raised before the management committee prior to any action being taken. The management committee holds regular meetings; members of the committee do not receive any compensation for serving on the committee.

Compensation Committee Interlocks and Insider Participation

We had no compensation committee and no officers who received compensation from Ceva, Inc. prior to the separation.

Director Compensation

Directors who are employees of our company do not receive any additional compensation for their services as directors. Directors who are not employees of our company receive an annual retainer of $20,000, payable in quarterly installments of $5,000 each. The retainer contemplates attendance at four board meetings per year. Additional board meetings of a face-to-face nature are compensated at the rate of $500 per meeting. In addition, committee meetings of a face-to-face nature and on a telephonic basis are compensated at the rate of $500 per meeting. All directors are reimbursed for expenses incurred in connection with attending board and committee meetings. Our directors are eligible to participate in our stock plans. As of September 30, 2002, Messrs. Ayalon, Limon and Silver have been granted options to purchase 1,140,000, 90,000 and 80,000 shares of DSP Group common stock, respectively. As of September 30, 2002, Messrs. Ayalon, Limon, Mann and Silver have been granted options to purchase 800,000, 40,000, 40,000 and 40,000 shares of Ceva common stock, respectively. As of September 30, 2002, Messrs. Fielding and Nilsson hold options to purchase 1,962,900 and 258,330 Parthus ordinary shares, respectively. We currently have no specific plans regarding options to be granted to our directors in the future.

Employment Agreements

We expect to enter into employment agreements with Eliyahu Ayalon, Elaine Coughlan, Kevin Fielding, Eoin Gilley, Brian Long, William McLean, Issahar Ohana, Bat-Sheva Ovadia and Gideon Wertheizer. These agreements will be for an indefinite term. The employment of each of the above noted individuals will be terminable at any time by us, other than for cause, upon the determination of our board of directors with not less than 30 days prior written notice, or by the individual with good reason (as defined in the employment agreement), and the individual is then entitled to an amount equal to the compensation to which he or she would otherwise been paid had he or she remained employed for 2 years after such termination. If our board of directors determines that an individual has failed to perform his or her reasonably assigned duties and does not remedy such failure following written notice from us, or if the individual wishes to terminate his or her employment with us, other than for good reason, then the respective employment agreements require us and the individual to give notice of not less than 24 months in the case of Mr. Long, 12 months in the case of Mr. Fielding, 9 months in the case of Mr. Wertheizer and 6 months in the case of each of Ms. Coughlan, Mr. McLean, Mr. Ohana and Ms. Ovadia. With respect to Mr. Ayalon, if our board of directors determines that Mr. Ayalon has failed to perform his reasonably assigned duties and does not remedy such failure following written notice from us, we are required to give him notice of not less than 24 months. If Mr. Ayalon wishes to terminate his employment with us, then he is required to give us notice of not less than 12 months and is then entitled to an amount equal to the compensation to which he would otherwise have been paid had he remained employed for 2 years following such notice period.

Pursuant to the employment agreement we expect to enter into with Mr. Ayalon, Mr. Ayalon will be entitled to an annual salary of $170,000 and a bonus to be determined at the discretion of the compensation committee of our board of directors. Mr. Ayalon’s employment will be terminable at any time by us upon the determination of our board of directors on not less than 24 months notice to Mr. Ayalon, or by him on not less than 12 months notice to us. If Mr. Ayalon is terminated by us or a succeeding corporation following a change in control of us, or if he resigns, he will be entitled to an amount equal to the base salary to which he would otherwise have been entitled had he remained employed by us for an additional two years after the notice period and his options will vest in full. In addition, upon any termination or change in status of Mr. Ayalon as chairman of our board of directors, all options granted to Mr. Ayalon under our 2000 Stock Incentive Plan will immediately vest and remain exercisable for a period of two years after his termination of service to ParthusCeva.

Pursuant to the employment agreement we expect to enter into with Mr. Ohana, Mr. Ohana will be entitled to a salary of $110,000 and a bonus to be determined at the discretion of the compensation committee of our board of directors. In addition, for the first six months of Mr. Ohana’s employment with us, he will be entitled to receive sales commission based on established sales targets. After the initial six months period, we will re-evaluate our arrangement with Mr. Ohana with respect to the sales commission.

Pursuant to the employment agreement we expect to enter into with Ms. Ovadia, Ms. Ovadia will be entitled to a salary of $100,000 and a bonus to be determined at the discretion of the compensation committee of our board of directors.

Pursuant to the employment agreement we expect to enter into with Mr. Wertheizer, Mr. Wertheizer will be entitled to a salary of $160,000 and a bonus to be determined at the discretion of the compensation committee of our board of directors.

The employment agreements we expect to enter into with Ms. Coughlan, Mr. Fielding, Mr. Long, Mr. McLean, Mr. Ohana, Ms. Ovadia and Mr. Wertheizer will also include the following terms. Under each agreement, if we, or an acquiring or succeeding corporation after a change in control of us:

•	terminate the officer’s employment for any reason, other than for cause; or

•	if the officer resigns after we

—	assign him or her to duties inconsistent in any material respect with, or materially diminish, his or her position, authority or responsibilities;

—	reduce the officer’s annual base salary other than through a comparable reduction in salary affecting all similarly situated employees;

—	fail to continue to provide any material compensation or benefit plan or program in which the officer participates or provide such compensation, plan or program on a materially reduced basis;

—
fail to award cash bonuses to the officer in amounts and in a manner substantially consistent with awards to other members of the senior management term in light of the officer’s title and responsibilities; or

—
relocate the officer to a new office that is more than 60 kilometers from the officer’s principal residence and more than 35 kilometers from the location at which the officer performs his or her principal duties for us then the officer will be entitled to an amount equal to the compensation to which the officer would otherwise have been entitled if the officer had remained employed by us for two years after the termination, medical and pension benefits for two years after termination and any other benefits required by law and the officer’s options shall vest in full. If the officer’s employment by us is terminated by death of the officer, his or her options shall vest in full.

Parthus Repayment of Capital

In their capacity as Parthus shareholders, the existing directors and executive officers of Parthus (including Brian Long) and their affiliates, as a group, will receive, in the aggregate, approximately 32% of the $60 million cash repayment of capital to be made to Parthus shareholders immediately prior to the combination. Within this group, those who will also serve as directors or executive officers of ParthusCeva immediately following the combination (including Brian Long) and their affiliates will receive, in the aggregate, approximately 23% of the total repayment and Mr. Long himself will receive approximately 18.5% of the total repayment.

The $60 million cash repayment of capital to be made to Parthus shareholders is being made to provide an interim cash return to the Parthus shareholders and to achieve a capital structure for the combined entity that properly reflects the relative contributions of the two constituent companies.

The Parthus affiliates entitled to receive amounts pursuant to the distribution are Brian Long, Kevin Fielding, Michael Peirce, Peter McManamon, Kelburn Limited and Joan Scully, who will receive approximately $11,213,068, $62,476, $1,871,550, $3,049,669, $2,699,701 and $28,505, respectively.

Executive Compensation

Presented below is certain information for fiscal year 2001 concerning the compensation for Eliyahu Ayalon, a member of our board of directors, Gideon Wertheizer, our Executive Vice President—Business Development and Chief Technology Officer, Issachar Ohana, Vice President and General Manager—DSP Intellectual Property Licensing Division and Bat-Sheva Ovadia, Chief Scientist—DSP Technologies. We had no employees in 2001. Messrs. Ayalon, Wertheizer, Ohana and Ms. Ovadia were the only four of our expected executive officers, a majority of whose compensation with DSP Group was allocated to us for fiscal 2001 (the “Named Executive Officers”).

Summary Compensation Table

	2001 Annual Compensation
Name and Principal Position	Salary($)(1)	Bonus($)(2)
Eliyahu Ayalon Member of the Board of Directors	$191,522	$210,000
Gideon Wertheizer Executive Vice President—Business Development and Chief Technology Officer	$206,787	$100,000
Issachar Ohana Vice President and General Manager of the DSP Intellectual Property Licensing Division	$177,560	$0
Bat-Sheva Ovadia Chief Scientist—DSP Technologies	$128,111	$40,000

(1)	Salaries include social benefit payments and car allowances. With respect to Mr. Ohana, salaries also include sales commission in the aggregate amount of $54,110.
(2)	Includes bonus amounts earned in 2001 and paid in 2002.

The following information relates to the executive compensation received from Parthus by the executive officers of Parthus during 2001, although such individuals received no compensation from Ceva in that period.

The aggregate compensation, including benefits in kind, paid to Parthus directors and senior management for 2001 was $1,134,000. Parthus also granted to Parthus directors and senior management during 2001 options to purchase an aggregate of 16,150,000 Parthus ordinary shares at an average exercise price of $0.45 per share. These options expire in 2008. Parthus executive directors do not receive any additional compensation for their services as members of the Parthus Board, but are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the board of directors.

The following table sets out remuneration, including pension contributions, paid to or accrued for all of the Parthus directors for 2001:

	Salary and fees	Bonuses	Taxable Benefits	Pension contributions	Total 2001	Total 2000
	(in thousands)
Executive Directors
Brian Long	$182	$—	$2	$27	$211	$363
Kevin Fielding*	192	—	1	19	212	20
Non-executive Directors
Michael Peirce	—	—	—	—	—	—
William McCabe	35	—	—	—	35	35
Sven-Christer Nilsson*	40	—	—	—	40	30

	$631	$—	$6	$73	$710	$811

*	Mr. Fielding was appointed a director on November 27, 2000; Mr. Nilsson was appointed a director on March 31, 2000.

Option Grants in Fiscal Year 2001

The following table sets forth certain information for each of our Named Executive Officers concerning stock options of Ceva granted to them during the fiscal year ended December 31, 2001.

	Individual Grants
	Number of Ceva Securities Underlying Options Granted(1)	Percent of Total Options Granted(2)	Exercise Price Per Share(3)	Expiration Date(4)	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(5)
					5%($)	10%($)
Gideon Wertheizer	300,000	29.9%	$5.37	01/22/08	$655,838	$1,528,380

(1)
Options granted pursuant to Ceva’s 2000 Stock Incentive Plan. 25% of the options granted vest one year from the date of grant. Thereafter the remaining 75% of the options granted vest quarterly over the next three years.

(2)	In the last fiscal year, Ceva, Inc. granted options to purchase an aggregate of 1,002,740 shares.
(3)
In determining the fair market value of our common stock, our board of directors considered various factors, including our financial condition and business prospects, our operating results, the absence of a market for our common stock and the risks normally associated with high technology companies and relied significantly upon the report of Ducas Economic Planning Ltd. related to the valuation of the DSP cores licensing business. The exercise price may be paid in cash, check, promissory note, shares of our common stock, through a cashless exercise procedure involving same-day sale of the purchased shares or any combination of such methods.

(4)	Options may terminate before their expiration dates if the optionee’s status as an employee or consultant is terminated or upon the optionee’s death or disability.
(5)
The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock prices.

In addition, as part of the separation of the DSP cores licensing business from DSP Group and the distribution of the equity of Ceva held by DSP Group to its stockholders, each DSP Group option held by our Named Executive Officers entitled them to receive an option to purchase one share of ParthusCeva’s common stock for every three shares of DSP Group common stock covered by the option. As a result, as of June 30, 2002, Messrs. Ayalon, Ohana and Wertheizer and Ms. Ovadia received options to purchase 380,000, 30,000, 23,333 and 23,500 shares of ParthusCeva’s common stock, respectively.

The following information relates to option grants for the executive officers of Parthus during 2001, although such individuals did not receive option grants or hold any options from Ceva in that period. Parthus options will continue with the same terms and conditions after the combination with Ceva, except that they will become options to purchase shares of ParthusCeva’s common stock such that the number of shares of ParthusCeva’s common stock purchasable upon the exercise of each Parthus option will be equal to the number of Parthus shares underlying the option, adjusted to take into account the conversion of Parthus shares into ParthusCeva shares. The exercise price per share will also be adjusted proportionately. Certain Parthus options will also be repriced immediately prior to becoming options to purchase ParthusCeva common stock. See “Combination with Parthus Technologies plc—Adjustment of Exercise Prices of Parthus Options.”

As of October 2002, options to purchase 103,272,839 ordinary shares were outstanding at exercise prices ranging from $0.031 to $2.70 per share. Of these, options to purchase an aggregate of 35,953,370 ordinary shares were held by directors and executive officers of Parthus who will serve as directors or executive officers of ParthusCeva after the combination. Below is a table showing option grants to Parthus officers and directors in fiscal 2001.

	Parthus Options
Name	Number of Ordinary Shares Underlying Options	Exercise Price	Dates of Grant	Expiration Date
Kevin Fielding	4,900,000	$0.285	9/20/01	9/20/08
Elaine Coughlan	3,000,000	$0.285	9/20/01	9/20/08
William McLean	3,000,000	$0.285	9/20/01	9/20/08

Stock Plans

2002 Stock Incentive Plan

Our 2002 Stock Incentive Plan was adopted by our board of directors and sole stockholder in July 2002. Up to 1,800,000 shares of our common stock (which number reflects the adjustments from actions taken in connection with the spin-off of Ceva from DSP Group and is subject to adjustment in the event of future stock splits and other similar events) are reserved for issuance under the 2002 Stock Incentive Plan. No options have been granted to date under the 2002 plan, which became effective as of the date of the combination with Parthus.

The 2002 Stock Incentive Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, nonqualified stock options and restricted stock awards. Our officers, employees, directors, outside consultants and advisors and those of our present and future parent and subsidiary corporations are eligible to receive awards under the 2002 Stock Incentive Plan. Under present law, however, incentive stock options may only be granted to employees.

Optionees receive the right to purchase a specified number of shares of our common stock at a specified option price, subject to the terms and conditions of the option grant. We may grant options at an exercise price less than, equal to or greater than the fair market value of our common stock on the date of the grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant, or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of our voting power. The 2002 Stock Incentive Plan permits our board of directors to determine how optionees may pay the exercise price of their options, including by cash, check or in connection with a “cashless exercise” through a broker, by surrender of shares of common stock to us, or by any combination of the permitted forms of payment.

Our board of directors and our compensation committee have authority to administer the 2002 Stock Incentive Plan. Our board of directors or our compensation committee has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2002 Stock Incentive Plan and to interpret its provisions. Our board of directors may also delegate authority under the 2002 Stock Incentive Plan to one or more committees or subcommittees of our board of directors or to one or more of our executive officers. Subject to any applicable limitations contained in the 2002 Stock Incentive Plan, our board of directors, our compensation committee or any other committee or executive officer to whom our board of directors delegates authority, as the case may be, selects the recipients of awards and determines:

•	the number of shares of common stock covered by options and the dates upon which such options become exercisable;

•	the exercise price of options;

•	the duration of options; and

•	the number of shares of common stock subject to any restricted stock awards and the terms and conditions of such awards, including the conditions for repurchase, issue price, and repurchase price.

Our board of directors determines the effect on an award of the disability, death, retirement, authorized leave of absence or other change in employment or other status of a plan participant.

In the event of a proposed liquidation or dissolution event, all unexercised options will become exercisable in full as of a specified period of time before the event and will terminate immediately prior to the event. Our board of directors may specify the effect of a liquidation or dissolution on any restricted stock award under the 2002 Stock Incentive Plan at the time of the grant of such award.

In the event of a merger, consolidation or exchange of all of our common stock in a share exchange transaction, all outstanding options under the 2002 Stock Incentive Plan may be assumed or substituted for by the acquiring or succeeding corporation. If the options are not assumed or substituted for by the acquiring or succeeding corporation, all unexercised options will become exercisable in full as of a specified period of time before the event and will terminate immediately prior to the event. In the event of a merger, consolidation or exchange of all of our common stock in a share exchange transaction, our rights, including repurchase rights, with respect to outstanding restricted stock awards will become the rights of the acquiring or succeeding corporation and shall apply to the cash, securities or other property into which our common stock was converted in the merger, consolidation or share exchange.

No award may be granted under the 2002 Stock Incentive Plan after July 2012, but the vesting and effectiveness of awards granted before that date may extend beyond that date. Our board of directors may at any time amend, suspend, or terminate the 2002 Stock Incentive Plan. See also “Separation of DSP Cores Licensing Business from DSP Group—Treatment of DSP Group Stock Options.”

2000 Stock Incentive Plan

In July 2000, we adopted our 2000 Stock Incentive Plan. As of September 30, 2002, there were options to purchase 2,581,680 shares of common stock outstanding under the 2000 Stock Incentive Plan with a weighted average exercise prices of $5.25 per share, no shares had been issued pursuant to the exercise of options or equity incentive awards under the 2000 Stock Incentive Plan. No further options grants will be made under the 2000 plan.

Our board of directors or a committee designated by the board administers our 2000 Stock Incentive Plan, including selecting the optionees, determining the number of shares to be subject to each option, determining the exercise price of each option and determining the vesting and exercise periods of each option. The exercise price of all incentive stock options and non-statutory stock options granted under our 2000 Stock Incentive Plan must be at least equal to the fair market value of our common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all our classes of stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the maximum term of any these options must not exceed five years. The maximum term of an incentive stock option granted to any other participant must not exceed ten years. The term of all other awards granted under our 2000 Stock Incentive Plan will be determined by the board or committee designated by the board.

Generally, options granted under the 2000 Stock Incentive Plan (other than those granted to non-employee directors) vest at a rate of 25% of the shares underlying the option after one year and the remaining shares vest in equal portions over the following 12 quarters, such that all shares are vested after four years.

In the event a participant in our 2000 Stock Incentive Plan terminates his or her, employment, or is terminated by us other than for cause, any options which have become exercisable prior to the time of termination shall remain exercisable for twelve months from the date of termination if termination was caused by death or disability, or three months from the date of termination if termination was caused by reasons other than death or disability. In the event a participant in our 2000 Stock Incentive Plan is terminated by us for cause, his or her option shall terminate concurrently with the termination of employment, including options which have become exercisable prior to the time of termination.

In the event we merge with or into another corporation or dispose of all or substantially all of our assets, or in the event of certain other transactions in which our stockholders before the transaction own less than 50% of the total combined voting power of all our outstanding securities after the transaction, all outstanding awards under the 2000 Stock Incentive Plan will become fully vested and exercisable (but will terminate after the completion of any of these events) unless they are assumed or equivalent awards are substituted by the successor corporation or any of its parents or subsidiaries. If the successor corporation or any of its parents or subsidiaries assumes or replaces awards granted under the 2000 Stock Incentive Plan, none of the awards will be subject to accelerated vesting.

Unless terminated sooner, our 2000 Stock Incentive Plan will terminate in 2010. Our board of directors has authority to amend or terminate our 2000 Stock Incentive Plan, provided that this action will not impair the rights of any participant without the written consent of that participant. See also “Separation of DSP Cores Licensing Business from DSP Group—Treatment of DSP Group Stock Options.”

Parthus 2000 Stock Incentive Plan

In connection with our combination with Parthus, we assumed the Parthus 2000 Share Option Plan and the options granted under it. Each option under that plan became an option to purchase the number of shares of our common stock that the holder of such option would have received had such holder exercised the option prior to the combination and held Parthus ordinary shares, and the exercise price per share was adjusted proportionately. Otherwise, the options outstanding under the Parthus 2000 Share Option Plan continue to be governed by the terms of this plan. No further options will be granted or other awards made under this plan. As of September 30, 2002, there were options to purchase 103,617,920 Parthus ordinary shares outstanding under the this plan with a weighted average exercise price of $0.57 per share.

Under the terms of the plan, options may be granted to Parthus employees, consultants or directors and the employees, consultants and directors of any of Parthus’ subsidiaries. The option holder is entitled to exercise an option in respect of 25% of the total number of shares subject to option on the first anniversary of the date of grant. Each successive month thereafter, the option holder is entitled to exercise options in respect of 1/48th of the total number of shares subject to the option. All shares allotted under the plan rank equally in all respects with our ordinary shares.

No option may be sold, pledged, assigned, transferred or otherwise disposed of in any other manner by the option holder during his or her lifetime. Options will lapse to the extent that they have not been exercised by the earliest of the seventh anniversary of its date of grant, the expiration of 12 months from the date of death of the option holder or three months from the date of cessation of the option holder’s status as an employee, consultant or director.

Chicory Systems, Inc. 1999 Employee Stock Option/Stock Issuance Plan

Parthus assumed the Chicory Systems, Inc. 1999 Employee Stock Option/Stock Issuance Plan, which we refer to as the Chicory Plan, and the options granted under it, in May 2001 in connection with Parthus’ acquisition of Chicory Systems, Inc. As of September 30, 2002, there were options to purchase 710,750 Parthus ordinary shares outstanding under the Chicory Plan with a weighted average exercise price of $0.09 per share. No further options will be granted or other awards made under the Chicory Plan. We assumed the Chicory Plan and the options granted under it in connection with the combination of Parthus and Ceva, and all options under that plan have become options to purchase shares of our common stock. Each option under that plan became an option to purchase the number of shares of our common stock that the holder of such option would have received had such holder exercised the option prior to the combination and held Parthus ordinary shares, and the exercise price per share was adjusted proportionately. Otherwise, the options outstanding under the Chicory Plan continue to be governed by the terms of this plan.

In the event a participant in the Chicory Plan terminates his or her employment or is terminated other than for cause, any options which have become exercisable prior to the time of termination remain exercisable for twelve months from the date of termination if termination was caused by death or disability, or three months from the date of termination if termination was caused by reasons other than death or disability. In the event a participant in the Chicory Plan is terminated for cause, or engages in conduct that would warrant termination for cause, his or her option terminates immediately.

In the event ParthusCeva is a party to a merger or consolidation in which securities possessing more than 50% of the total combined voting power of ParthusCeva’s outstanding securities are transferred to persons different from the persons holding those securities immediately prior to that transaction, or if ParthusCeva sells, transfers or otherwise disposes of all or substantially all of its assets in complete liquidation or dissolution, all options under the Chicory Plan shall automatically vest in full (and shall terminate, except to the extent assumed by the successor corporation) unless the options are assumed by the successor corporation or its parent, the options are replaced with a cash incentive program of the successor corporation which preserves the spread existing on the unvested option shares at the time of the transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to those unvested option shares, or the acceleration of the options is subject to other limitations imposed by the administrator of the Chicory Plan at the time of the option grants.

2002 Employee Stock Purchase Plan

Our 2002 Employee Stock Purchase Plan was adopted by our board of directors and sole stockholder in  July 2002. Our Employee Stock Purchase Plan is intended to qualify as an “Employee Stock Purchase Plan” under Section 423 of the U.S. Internal Revenue Code and is intended to provide our employees with an opportunity to purchase common stock through payroll deductions. An aggregate of 1,000,000 shares of common stock (which reflects the adjustments from actions taken in connection with the spin-off of Ceva from DSP Group and is subject to adjustment in the event of future stock splits, future stock dividends or other similar changes in our common stock or our capital structure) have been reserved for issuance and are available for purchase under our Employee Stock Purchase Plan.

All of our employees who are regularly employed for more than five months in any calendar year and work 20 hours or more per week will be eligible to participate in our 2002 Employee Stock Purchase Plan. Non-employee directors, consultants, and employees subject to the rules or laws of a foreign jurisdiction that prohibit or make impractical their participation in an employee stock purchase plan will not be eligible to participate in our 2002 Employee Stock Purchase Plan.

Our 2002 Employee Stock Purchase Plan designates offer periods, purchase periods and exercise dates. Offer periods will generally be overlapping periods of 24 months. Purchase periods will generally be six-month periods. The initial purchase period will commence following the combination on a date designated by our board of directors and will end on a date no later than 27 months following the commencement date of the initial purchase period. Thereafter, purchase periods will commence each February 1 and August 1. Exercise dates are the last day of each purchase period. In the event we merge with or into another corporation, sell all or substantially all of our assets, or enter into other transactions in which all of our stockholders before the transaction own less than 50% of the total combined voting power of our outstanding securities following the transaction, our board of directors or a committee designated by the board may elect to shorten the offer period then in progress.

On the first day of each offer period, a participating employee will be granted a purchase right. A purchase right is a form of option that will be automatically exercised on the appropriate exercise date. During the purchase period, payroll deductions will be made with respect to participating employees and the amounts deducted will be held to purchase our common stock at the end of the purchase period. The price per share at which shares of common stock are to be purchased under our 2002 Employee Stock Purchase Plan during any purchase period is the lesser of:

•	85% of the fair market value of our common stock on the date of the grant of the option, which is the commencement of the offer period; or

•	85% of the fair market value of our common stock on the exercise date, which is the last day of a purchase period.

The participant’s purchase right is exercised in this manner on each exercise date arising in the offer period unless, on the first day of any purchase period, the fair market value of our common stock is lower than the fair market value of our common stock on the first day of the offer period. If so, the participant’s participation in the original offer period will be terminated, and the participant will automatically be enrolled in the new offer period effective the same date.

Payroll deductions may range from 1% to 10% in whole percentage increments of a participant’s regular base pay and sales commissions, exclusive of bonuses, overtime, annual awards, other incentive payments, reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation, third party sick or disability pay, income or gains attributable to restricted stock, stock options, stock appreciation rights or other similar equity-based compensation, imputed income or other non-cash items, such as life insurance premiums and similar items, or contributions under any employee welfare or benefit plan, or certain other items. The maximum number of shares of common stock that any employee may purchase under our 2002 Employee Stock Purchase Plan during an offer period is determined by dividing $50,000 by the fair market value of a share of common stock on the enrollment date for such offer period. No more than 25% of the maximum number of shares which may be purchased during an offer period may be purchased during any single purchase period within the offer period. U.S. tax laws impose additional limitations on the amount of common stock that may be purchased during any calendar year.

Our 2002 Employee Stock Purchase Plan will be administered by our board of directors or a committee designated by our board, which will have the authority to terminate or amend our 2002 Employee Stock Purchase Plan, subject to specified restrictions, and otherwise to administer and resolve all questions relating to the administration of our 2002 Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of September 30, 2002 by:

•	each person known by us to own beneficially more than 5% of the outstanding shares of our common stock after the distribution of our common stock by DSP Group and our combination with Parthus;

•	each of our directors;

•	each Named Executive Officer (see “Management—Executive Compensation”); and

•	all current executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options held by that person that are currently exercisable or exercisable within 60 days of September 30, 2002 are deemed outstanding. Percentage of beneficial ownership in DSP Group is based upon 27,120,763 shares of DSP Group’s common stock outstanding as of September 30, 2002. Percentage of beneficial ownership in Parthus is based upon 592,734,281 ordinary shares of Parthus outstanding as of September 30, 2002. Percentage of beneficial ownership in Ceva prior to the transactions is based upon 20,000,000 shares of Ceva common stock outstanding as of September 30, 2002. Percentage of beneficial ownership in ParthusCeva is based upon 18,044,419 shares of ParthusCeva common stock outstanding as of September 30, 2002 (giving effect to the spin-off and combination). This calculation assumes that immediately upon the closing of the separation of the DSP cores licensing business from DSP group and the combination of Ceva and Parthus, the existing stockholders of DSP Group will hold 50.1% or 9,040,254 shares, and the existing shareholders of Parthus will hold 49.9%, or 9,004,165 shares, of the outstanding common stock of ParthusCeva (and is based on the number of shares of DSP Group common stock and the number of Parthus ordinary shares outstanding as of September 30, 2002).

To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o ParthusCeva, Inc., 2033 Gateway Place, Suite 150, San Jose, CA 95110-1002.

Name of Beneficial Owner	Number of Shares of DSP Group prior to transactions	Percentage ownership in DSP Group prior to transactions	Number of Shares of Ceva prior to transactions(1)	Percentage ownership in Ceva prior to transactions	Number of Shares of Parthus prior to transactions	Percentage ownership in Parthus prior to transactions	Number of Shares of ParthusCeva after transactions(2)(3)	Percentage ownership in ParthusCeva after transactions
Eliyahu Ayalon(4)	844,434	3.0%	600,000	2.9%	—	—	552,672	2.97%
Brian Long(5)	—	—	—	—	110,442,422	18.6%	1,677,420	9.30%
Ollaberry Limited(6)	—	—	—	—	100,492,422	17.0%	1,525,520	8.46%
Kevin Fielding(7)	—	—	—	—	2,862,537	*	43,476	*
Zvi Limon(8)	33,333	*	16,000	*	—	—	7,232	*
Bruce Mann(9)	—	—	8,000	*	—	—	3,616	*
Sven-Christer Nilsson(10)	—	—	—	—	274,990	*	4,177	*
Louis Silver(11)	43,334	*	—	*	—	—	3,333	*
Gideon Wertheizer(12)	150,624	*	131,250	*	—	—	109,532	*
Elaine Coughlan(13)	—	—	—	—	1,900,390	*	28,863	*
William McLean(14)	—	—	—	—	1,908,740	*	28,990	*
Issachar Ohana(15)	21,122	*	32,000	*	—	—	21,504	*
Bat-Sheva Ovadia(16)	63,600	*	32,000	*	—	—	35,664	*
All directors and executive officers as a group(17)	1,156,447	4.1%	819,250	3.9%	117,389,079	19.6%	2,516,459	13.33%

*	Less than 1% of the outstanding shares of DSP Group, Ceva, Parthus or ParthusCeva, as the case may be.

(1)
All shares listed are comprised entirely of stock options granted to these individuals, and show the portion exercisable within 60 days of September 30, 2002. DSP Group granted options to purchase Ceva common stock to these individuals because it believed that the option grants permitted them to have the possibility of participating in any increase in share value of Ceva common stock (or ParthusCeva common stock after the combination) after the separation of the DSP cores licensing business from DSP Group and created better performance incentives for, and thus increased the retention of, these individuals who would be central to the DSP cores licensing business after the separation and combination.

(2)
Number of shares of ParthusCeva after transactions for each individual previously associated with DSP Group is calculated based on an aggregate of (i) shares of ParthusCeva common stock distributed to the individual (using a distribution ratio of one share of Ceva common stock for every three shares of DSP Group common stock held as of September 30, 2002), (ii) shares of ParthusCeva common stock issuable upon exercise of previously granted DSP Group options exercisable within 60 days of September 30, 2002 (adjusted using the distribution ratio of one share of Ceva common stock for every three shares of DSP Group common stock) and (iii) shares of ParthusCeva common stock issuable upon exercise of previously granted Ceva options exercisable within 60 days of September 30, 2002 (adjusted to reflect the surrender for cancellation by DSP Group of approximately 55% of its equity ownership in Ceva to Ceva in connection with the spin- off of Ceva from DSP Group). Number of shares of ParthusCeva after transactions for each individual previously associated with Parthus is calculated based on the aggregate of (i) shares of ParthusCeva common stock distributed to the individual (based on an assumption that former Parthus shareholders will hold 49.9% of the outstanding shares of ParthusCeva common stock after the combination of Ceva and Parthus) and (ii) shares of ParthusCeva common stock issuable upon exercise of previously granted Parthus options exercisable within 60 days of September 30, 2002 (adjusted based on the assumption that former Parthus shareholders will hold 49.9% of the outstanding shares of ParthusCeva common stock after the combination of Ceva and Parthus).

(3)
In connection with the separation of the DSP cores licensing business, DSP Group distributed all outstanding shares of Ceva common stock it held to the DSP Group stockholders, and Ceva granted options to purchase an aggregate of 711,249 shares of its common stock to holders of DSP Group options. In addition, in connection with Ceva’s combination with Parthus, it issued 9,004,165 shares of its common stock to former Parthus shareholders.

(4)
The number of shares of DSP Group prior to transactions includes 840,000 shares of DSP Group common stock subject to options held by Mr. Ayalon that are currently exercisable or will become exercisable within 60 days of September 30, 2002. The number of shares of ParthusCeva after transactions consists of 1,478 shares of ParthusCeva common stock and 551,194 shares of ParthusCeva common stock subject to options held by Mr. Ayalon that are currently exercisable or will become exercisable within 60 days of September 30, 2002.

(5)
The number of shares of Parthus prior to transactions includes (i) 280,000 Parthus ordinary shares held by Mr. Long’s wife and (ii) 100,492,422 Parthus ordinary shares held beneficially and of record by Mr. Long that are subject to a put and call option agreement between Mr. Long and Ollaberry Limited, an Isle of Man limited company that is an affiliate of Mr. Long. The number of shares of ParthusCeva after transactions consists of 1,677,420 shares of ParthusCeva common stock, of which 1,525,520 shares are subject to a put and call option agreement between Mr. Long and Ollaberry Limited.

(6)
The number of shares of Parthus prior to transactions consists entirely of shares held beneficially and of record by Mr. Long that are subject to a put and call option agreement between Mr. Long and Ollaberry Limited, an Isle of Man limited company that is an affiliate of Mr. Long. The number of shares of ParthusCeva after transactions consists of 1,525,520 shares of ParthusCeva common stock held beneficially and of record by Mr. Long that are subject to a put and call option agreement between Mr. Long and Ollaberry Limited. The address of Ollaberry Limited is 41 Athol Street, Douglas, Isle of Man, IM99 1HN.

(7)
The number of shares of Parthus prior to transactions includes 2,856,380 shares of Parthus ordinary shares subject to options held by Mr. Fielding that are currently exercisable or will become exercisable within 60 days of September 30, 2002. The number of shares of ParthusCeva after transactions consists of 94 shares of ParthusCeva common stock and 43,383 shares of ParthusCeva common stock subject to options held by Mr. Fielding that are currently exercisable or will become exercisable within 60 days of September 30, 2002.

(8)
The number of shares of DSP Group prior to transactions consists solely of DSP Group common stock subject to options held by Mr. Limon that are currently exercisable or will become exercisable within 60 days of September 30, 2002. The number of shares of ParthusCeva after transactions consists of solely of shares of ParthusCeva common stock subject to options held by Mr. Limon that are currently exercisable or will become exercisable within 60 days of September 30, 2002.

(9)
The number of shares of Ceva prior to the transactions and of ParthusCeva after transactions consists solely of shares of ParthusCeva common stock subject to options held by Mr. Mann that are currently exercisable or will become exercisable within 60 days of September 30, 2002.

(10)
The number of shares of Parthus prior to transactions consists solely of Parthus ordinary shares subject to options held by Mr. Nilsson that are currently exercisable or will become exercisable within 60 days of September 30, 2002. The number of shares of ParthusCeva after transactions consists solely of shares of ParthusCeva common stock subject to options held by Mr. Nilsson that are currently exercisable or will become exercisable within 60 days of September 30, 2002.

(11)
The number of shares of DSP Group prior to transactions includes (i) 33,334 shares of DSP Group common stock subject to options held by Mr. Silver that are currently exercisable or will become exercisable within 60 days of September 30, 2002, (ii) 2,000 shares of DSP Group common stock held by the Theodore J. Silver Trust of which Mr. Silver disclaims beneficial ownership, and (iii) 8,000 shares of DSP Group common stock held by the Adrienne Silver Trust of which Mr. Silver disclaims beneficial ownership. The number of shares of ParthusCeva after transactions consists solely of shares of ParthusCeva common stock subject to options held by Mr. Silver that are currently exercisable or will become exercisable within 60 days of September 30, 2002.

(12)
The number of shares of DSP Group prior to transactions consists solely of DSP Group common stock subject to options held by Mr. Wertheizer that are currently exercisable or will become exercisable within 60 days of September 30, 2002. The number of shares of ParthusCeva after transactions consists solely of shares of ParthusCeva common stock subject to options held by Mr. Wertheizer that are currently exercisable or will become exercisable within 60 days of September 30, 2002.

(13)
The number of shares of Parthus prior to transactions consists solely of Parthus ordinary shares subject to options held by Ms. Coughlan that are currently exercisable or will become exercisable within 60 days of September 30, 2002. The number of shares of ParthusCeva after transactions consists solely of shares of ParthusCeva common stock subject to options held by Ms. Coughlan that are currently exercisable or will become exercisable within 60 days of September 30, 2002.

(14)
The number of shares of Parthus prior to transactions consists solely of shares of Parthus ordinary shares subject to options held by Mr. McLean that are currently exercisable or will become exercisable within 60 days of September 30, 2002. The number of shares of ParthusCeva after transactions consists solely of shares of ParthusCeva common stock subject to options held by Mr. McLean that are currently exercisable or will become exercisable within 60 days of September 30, 2002.

(15)
The number of shares of DSP Group prior to transactions consists solely of DSP Group common stock subject to options held by Mr. Ohana that are currently exercisable or will become exercisable within 60 days of September 30, 2002. The number of shares of ParthusCeva after transactions consists solely of shares of ParthusCeva common stock subject to options held by Mr. Ohana that are currently exercisable or will become exercisable within 60 days of September 30, 2002.

(16)
The number of shares of DSP Group prior to transactions includes 61,496 shares of DSP Group common stock subject to options held by Ms. Ovadia that are currently exercisable or will become exercisable within 60 days of September 30, 2002. The number of shares of ParthusCeva after transactions consists of 701 shares of ParthusCeva common stock and 34,963 shares of ParthusCeva common stock subject to options held by Ms. Ovadia that are currently exercisable or will become exercisable within 60 days of September 30, 2002.

(17)
Includes an aggregate of (a) 1,139,909 shares of DSP Group common stock, (b) 819,250 shares of Ceva common stock, (c) 6,940,500 ordinary shares of Parthus, and (d) 833,452 shares of ParthusCeva common stock each subject to options that are currently exercisable or will become exercisable within 60 days of September 30, 2002.

TRANSACTIONS WITH RELATED PARTIES

Option Grants, Agreements and Relationships with Executive Officers and Directors

We have entered into indemnification agreements with each of our executive officers and directors, in addition to the indemnification provided in our bylaws. These agreements, among other things, provide for indemnification of our executive officers and directors for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person’s services as an executive officer or director at our request. We believe these provisions and agreements are necessary to attract and retain qualified persons as executive officers and directors.

One of our directors, Bruce Mann, is a partner of Morrison & Foerster LLP, our legal counsel.

Eli Ayalon, Chairman of our board of directors, is also a director and executive officer of DSP Group, which will provide significant transition and other services to us after the separation. See “Separation of DSP Cores Licensing Business from DSP Group.”

For a description of compensation and option arrangements we have with our executive officers and officers, see “Management—Executive Compensation.”

We occupy premises in Dublin under the terms of a lease with Veton Properties Limited. The lease term is 25 years from July 1, 1996 and has an annual rent of €380,922 (approximately $341,000). Brian Long is a minority shareholder of Veton Properties Limited.

We have entered into a license agreement and a licensing and distribution agreement with Silaria Ltd., pursuant to which we have licensed certain intellectual property in Silaria for a license fee of $350,000 and have agreed with Silaria to develop and market certain Silaria products. William McCabe, together with affiliated trusts, is a majority shareholder of Silaria Ltd.

Limitation of Liability and Indemnification Matters

See “Description of Capital Stock—Limitation of Directors’ and Officers’ Liability; Indemnification” for a description of our indemnification obligations with respect to our directors and executive officers.

DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Capital Stock

We are authorized to issue up to 105,000,000 shares of common stock. The following description of our capital stock is a summary only and is qualified in its entirety by our Certificate of Incorporation and Bylaws, both of which were included as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

As of September 30, 2002, there were 20,000,000 shares of common stock outstanding. Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The board of directors may declare a dividend out of funds legally available therefor and, subject to preferences that may be applicable to any then-outstanding preferred stock and the terms of any future agreements with our debtholders, the holders of common stock are entitled to receive ratably any such dividends. In the event of our liquidation, dissolution or winding up, subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our common stock are entitled to share ratably in all of our assets legally available for distribution after payment of all debts and other liabilities. Holders of our common stock have no preemptive rights or other subscription rights to convert their shares into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock that will not be designated as a particular class. Our board of directors will have the authority to issue the undesignated preferred stock in one or more series and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the stockholders. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could decrease the amount of earnings and assets available for distribution to holders of common stock, and may have the effect of delaying, deferring or preventing a change of control of our company without further action by our stockholders and may adversely affect the voting and other rights of the holders of our common stock. At present, we have no plans to issue any shares of preferred stock.

Material Differences between the Certificate of Incorporation and Bylaws of DSP Group and ParthusCeva

The provisions of our certificate of incorporation and bylaws are substantially similar to those of DSP Group except as set forth below:

•
DSP Group’s certificate of incorporation and bylaws provide for the division of its board of directors into three classes. The term of office for each class is three years, with staggered terms so that the term of Class I directors will expire at the annual meeting of stockholders in 2004, the term of Class II directors will expire at the annual meeting of stockholders in 2005 and the term of Class III directors will expire at the annual meeting of stockholders in 2003. Because this system of electing and removing directors generally makes it more difficult for stockholders to replace a majority of the board of directors, it may discourage a third party from making a tender offer or otherwise attempting to gain control of DSP Group’s board of directors. Our certificate of incorporation and bylaws do not provide for any staggered board.

•
Our bylaws provide that our directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote at an election of directors, whereas DSP Group’s certificate of incorporation provides that its directors may be removed with cause by the affirmative vote of the holders of a majority of the then-outstanding shares of stock entitled to vote at an election of directors and without cause by the affirmative vote of the holders of at least 66 2/3% of the then-outstanding shares of stock entitled to vote at an election of directors. The higher percentage vote requirement to remove a DSP Group director without cause may discourage a third party from attempting to gain control of DSP Group’s board of directors.

•
Our bylaws specifically provide that ParthusCeva shall have a management committee, consisting of the Chairman and Vice Chairman of our board of directors, our President and Chief Executive Officer, and our Chief Technology Officer. Our Chief Financial Officer may attend meetings of the management committee on a non-voting basis. No member of the management committee may be removed (with or without cause) and no person may be appointed to fill any vacancy on the management committee, without the affirmative vote of not less than six members of our board of directors. DSP Group’s bylaws do not specifically provide for the establishment of a management committee but its board of directors may establish such committees as may be permitted by Delaware law and those committees shall have such powers and perform the duties as may be prescribed by its board.

•
Our bylaws provide that ParthusCeva shall have a compensation committee consisting of four non-executive members of our board of directors. Except for the appointment of the initial members of the compensation committee, no member of the compensation committee may be removed, with or without cause, and no person may be appointed to fill any vacancy on the compensation committee, without the affirmative vote of not less than six members of our board of directors. DSP Group’s bylaws do not specifically provide for the establishment of a compensation committee but it currently has a compensation committee in existence, whose members may be appointed or removed by a majority of its board.

•
Our bylaws provide that our board of directors may, by a vote of not less than six directors, from time to time appoint such other committees as may be permitted by Delaware law. As discussed above, DSP Group’s bylaws similarly provide that its board of directors may appoint such committees as may be permitted by Delaware law but does not require a vote of not less than six directors to establish any such committees.

•
Our bylaws provide that no persons named to the following positions may be removed, with or without cause, and no person may be named to fill any vacancy in the following positions, without the approval of not less than six members of our board of directors: Chairman of the board of directors; Vice Chairman of the board of directors; President and Chief Executive Officer; Executive Vice President—Business Development and Chief Technology Officer; Chief Operating Officer; Chief Financial Officer; Vice President—Sales; General Manager of the DSP Intellectual Property Licensing Division; and Chief Scientist—DSP Technologies. DSP Group's bylaws do not provide for any such arrangement with respect to appointment and removal of its officers.

Anti-takeover Effects of Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law

Some provisions of Delaware law and some provisions which we have adopted in our certificate of incorporation and bylaws could make the following difficult:

•	acquisition of ParthusCeva by means of a tender offer,

•	acquisition of ParthusCeva by means of a proxy contest or otherwise, or

•	removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

Stockholder Meetings.    Under our bylaws, only the board of directors, the chairman of the board and the president will be able to call special meetings of stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals.    Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Elimination of Stockholder Action By Written Consent.    Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

Undesignated Preferred Stock.    The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company.

Delaware Anti-Takeover Law.    We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of our common stock held by stockholders.

Amendment of Charter Provisions.    The amendment of any of the above provisions would require approval by holders of at least a majority of the outstanding common stock.

Limitation of Directors’ and Officers’ Liability; Indemnification

Our Certificate of Incorporation includes provisions that limit the personal liability of our officers and directors for monetary damages for breach of their fiduciary duties as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law. The Delaware General Corporation Law does not permit a provision in a corporation’s certificate of incorporation that would eliminate such liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for any unlawful payment of a dividend or unlawful stock repurchase or redemption, as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care. The provisions described above apply to an officer of a corporation only if he or she is a director of such corporation and is acting in his or her capacity as director, and do not apply to the officers of the corporation who are not directors.

Our Bylaws provide that, to the fullest extent permitted by the Delaware General Corporation Law, we may indemnify our directors, officers, employees and agents. In addition, we have entered into an indemnification agreement pursuant to which we will indemnify each director and officer to the fullest extent permitted by the Delaware General Corporation Law. These agreements, among other things, provide for the indemnification of our directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of ParthusCeva, arising out of such person’s services as a director or officer of ParthusCeva or any other company or enterprise to which such person provides services at our request to the fullest extent permitted by applicable law. We believe that these provisions and agreements will assist us in attracting and retaining qualified persons to serve as directors and officers. At present, there is no pending litigation or proceeding involving any of our directors or officers in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of ParthusCeva in accordance with the provisions contained in our charter documents, Delaware law or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ParthusCeva in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will follow the court’s determination.

We maintain insurance on behalf of our officers and directors, insuring them against liabilities that they may incur in such capacities or arising out of such status.

Listing

Our common stock has been approved for quotation on the Nasdaq National Market under the symbol “PCVA” and has been approved for listing on the London Stock Exchange under the symbol “PCV.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. Its address is 6201 15th Street, Brooklyn, NY 11215, and its telephone number is +1-718-921-8145 or +1-800-937-5449.

SHARES ELIGIBLE FOR FUTURE SALE

Except as described below, all of the shares of our common stock distributed by DSP Group to its stockholders and issued by us to the former Parthus shareholders will be freely tradable without restriction under the Securities Act unless the shares are distributed or issued to persons deemed to be our “affiliates,” as that term is defined in Rule 144 under the Securities Act or persons who were “affiliates” of Parthus prior to the completion of the combination pursuant to Rule 145 under the Securities Act, each as described in further detail below.

Rule 144

In general, under Rule 144, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the then outstanding shares of our common stock, or

•	the average weekly trading volume during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to the sale.

A person (or persons whose shares are aggregated) who is not deemed to have been our affiliate at any time during the 90 days immediately preceding the sale who has beneficially owned his or her shares for at least two years is entitled to sell these shares pursuant to Rule 144(k) without regard to the limitations described above. Affiliates must always sell pursuant to Rule 144, even after the applicable holding periods have been satisfied.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about ParthusCeva. Sales under Rule 144 will not be permissible until 90 days from the date of effectiveness of the registration statement of which this prospectus forms a part.

We cannot estimate the number of shares that will be sold under Rule 144, as this will depend on the market price for our common stock, the personal circumstances of the sellers and other factors.

Rule 145

The shares of our common stock issued to former Parthus shareholders in connection with the combination are not being registered under the Securities Act or the securities laws of any state of the United States. Such securities are instead being issued in reliance upon the exemption provided by Section 3(a)(10) of the Securities

Act and applicable exemptions under state securities laws. Securities issued in connection with the combination are freely transferable under U.S. federal securities laws, except for securities held by persons who are deemed to be “affiliates” within the meaning of Rule 145 promulgated under the Securities Act. Such securities held by “affiliates” may be resold by them only in compliance with the resale provisions of Rule 145 or as otherwise permitted under the Securities Act.

We will grant shares of our common stock pursuant to our 2002 Stock Incentive Plan. See “Management—Stock Plans—2002 Stock Incentive Plan.” We currently expect to file a registration statement on Form S-8 under the Securities Act to register shares reserved for issuance under our 2000 Stock Incentive Plan, our 2002 Stock Incentive Plan, our 2002 Employee Stock Purchase Plan, the Parthus 2000 Share Option Plan and the Parthus-Chicory Systems, Inc. 1999 Employee Stock Option/Stock Issuance Plan.

ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission (the “Commission”), Washington, D.C. 20549, a Registration Statement on Form S-1 and amendments thereto under the Securities Act of 1933, as amended, with respect to the common stock registered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to ParthusCeva and our common stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this prospectus as to the contents of any agreement or any other document referred to are not necessarily complete, and, in each instance, if such agreement or document is filed as an exhibit, reference is made to the copy of such agreement or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and prospectuss and other information regarding registrants that file electronically with the Commission.

LEGAL MATTERS

The validity of the common stock distributed hereby and certain other legal matters in connection with this distribution will be passed upon for us by Morrison & Foerster LLP, San Francisco, California.

EXPERTS

Kost, Forer & Gabbay, a member of Ernst & Young Global, independent auditors, have audited our consolidated financial statements at December 31, 2000 and 2001, and for each of the three years in the period ended December 31, 2001, as set forth in their report. We have included our financial statements elsewhere in this prospectus and in the registration statement in reliance of Kost, Forer & Gabbay’s report, given on their authority as experts in accounting and auditing.

The consolidated financial statements of Parthus Technologies plc as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been included herein and in the registration statement in reliance upon the report of KPMG, independent chartered accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

CEVA, INC. AND ITS SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS
In U.S. Dollars
Unaudited

CEVA, INC. AND ITS SUBSIDIARIES

INTERIM CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands

	December 31, 2001	June 30, 2002
	Note 1c	Unaudited
ASSETS
Current Assets:
Trade receivables	$8,115	$8,683
Other accounts receivable and prepaid expenses	319	1,592
Deferred income taxes	240	240
Inventories	50	125

Total current assets	8,724	10,640

Long-Term Investment:
Severance pay fund	1,084	1,197
Long-term lease deposits	190	209

	1,274	1,406

Property And Equipment, Net	2,199	2,498

Total assets	$12,197	$14,544

The accompanying notes are an integral part of the interim consolidated financial statements.

CEVA, INC. AND ITS SUBSIDIARIES

INTERIM CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands (except share data)

	December 31, 2001	June 30, 2002
	Note 1c	Unaudited
LIABILITIES, STOCKHOLDERS’ EQUITY AND PARENT COMPANY INVESTMENT
CURRENT LIABILITIES:
Trade payables	$707	$1,582
Employees and payroll accruals	2,006	1,528
Income tax payable	3,496	783
Accrued expenses	519	630
Deferred revenues	—	62

Total current liabilities	6,728	4,585

Accrued Severance pay	1,124	1,221

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY AND PARENT COMPANY INVESTMENT:
Common Stock:
$ 0.001 par value: 100,000,000 and 105,000,000 shares authorized at December 31, 2001, and June 30, 2002, respectively; 20,000,000 shares issued and outstanding at December 31, 2001 and June 30, 2002	20	20
Parent company investment	4,325	8,718
Retained earnings	—	—

Total stockholders’ equity and Parent company investment	4,345	8,738

Total liabilities, stockholders’ equity and Parent company investment	$12,197	$14,544

The accompanying notes are an integral part of the interim consolidated financial statements.

CEVA, INC. AND ITS SUBSIDIARIES

INTERIM CONSOLIDATED STATEMENTS OF INCOME
U.S. dollars in thousands

	Six months ended June 30,		Three months ended June 30,
	2001	2002	2001	2002
	Unaudited
Revenues:
Licenses and royalties	$10,666	$6,995	$5,856	$3,782
Technical support, maintenance and other	2,322	1,687	1,164	804

Total revenues	12,988	8,682	7,020	4,586

Cost of revenues	607	616	341	305

Gross profit	12,381	8,066	6,679	4,281

Operating expenses:
Research and development, net	2,688	3,216	1,481	1,566
Sales and marketing	1,330	1,493	702	790
General and administrative	1,354	1,355	674	662

Total operating expenses	5,372	6,064	2,857	3,018

Operating income	7,009	2,002	3,822	1,263
Financial income, net	221	50	115	32

Income before taxes on income	7,230	2,052	3,937	1,295
Taxes on income	1,123	542	265	300

Net income	$6,107	$1,510	$3,672	$995

The accompanying notes are an integral part of the interim consolidated financial statements.

CEVA, INC. AND ITS SUBSIDIARIES

INTERIM STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
AND PARENT COMPANY INVESTMENT
U.S. dollars in thousands (except share data)

	Common stock		Parent company investment	Retained earnings	Total stockholders’ equity and Parent company investment
	Shares	Amount
Balance as of January 1, 2001 (Note 1c)	20,000,000	$20	$2,000	$—	$2,020
Net income (unaudited)	—	—	—	6,107	6,107
Capital return to Parent Company (unaudited)	—	—	—	(6,107)	(6,107)
Contribution from Parent Company (unaudited)	—	—	3,234	—	3,234

Balance as of June 30, 2001 (unaudited)	20,000,000	$20	$5,234	$—	$5,254

	Common stock		Parent company investment	Retained earnings	Total stockholders’ equity and Parent company investment
	Shares	Amount
Balance as of January 1, 2002 (Note 1c)	20,000,000	$20	$4,325	$—	$4,345
Net income (unaudited)	—	—	—	1,510	1,510
Capital return to Parent Company (unaudited)	—	—	—	(1,510)	(1,510)
Contribution from Parent Company (unaudited)	—	—	4,393	—	4,393

Balance as of June 30, 2002 (unaudited)	20,000,000	$20	$8,718	$—	$8,738

The accompanying notes are an integral part of the interim consolidated financial statements.

CEVA, INC. AND ITS SUBSIDIARIES

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands

	Six months ended June 30,
	2001	2002
	Unaudited
Cash flows from operating activities:
Net income	$6,107	$1,510
Adjustments required to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	244	453
Increase in trade receivables	(437)	(568)
Decrease (increase) in other accounts receivable and prepaid expenses	90	(1,273)
Increase in inventories	(92)	(75)
Increase in trade payables	231	875
Decrease in employees and payroll accruals	(180)	(478)
Increase (decrease) in accrued expenses	(26)	111
Decrease in income tax payable	(2,324)	(2,713)
Increase in deferred revenues	62	62
Increase (decrease) in accrued severance pay, net	11	(16)

Net cash provided by (used in) operating activities	3,686	(2,112)

Cash flows from investing activities:
Purchase of property and equipment	(729)	(752)
Investment in long term lease deposits, net	(84)	(19)

Net cash used in investing activities	(813)	(771)

Cash flows from financing activities:
Capital returned to Parent Company	(6,107)	(1,510)
Contribution from Parent Company	3,234	4,393

Net cash provided by (used in) financing activities	(2,873)	2,883

Changes in cash and cash equivalents	—	—
Cash and cash equivalents at the beginning of the period	—	—

Cash and cash equivalents at the end of the period	$—	$—

The accompanying notes are an integral part of the interim consolidated financial statements.

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands

NOTE 1:—GENERAL

a.    Background:

Ceva, Inc. (the “Company”) is currently a wholly-owned subsidiary of DSP Group, Inc. (the “Parent”). These financial statements reflect the transfer by the Parent of the DSP cores licensing business and operations and the related assets and liabilities of such businesses and operations to the Company immediately prior to the spin-off of the Company to the stockholders of the Parent (the “Separation”).

The Company is engaged in the development and license of designs for programmable digital signal processor cores (“DSP Cores”). A programmable DSP Core is a special purpose, software-controlled processor that, through complex mathematical calculations, analyzes, manipulates and enhances voice, audio and video signals. The programmable DSP Cores that the Company designs are used as the central processor in semiconductor chips made for specific applications. These chips are used in a wide variety of electronic devices, including digital cellular telephones, modems, hard disk drives, MP3 players and digital cameras, and are critical to the performance of the electronic products in which they are used.

The Company licenses its software to semiconductor companies throughout the world. These semiconductor companies then manufacture, market and sell custom-designed chips to system original equipment manufacturers (OEMs) of a variety of electronic products. The Company also licenses its software directly to system OEMs.

The Company was incorporated in Delaware in November 1999. It currently has outstanding 20,000,000 shares of Common Stock, $0.001 par value, all of which are owned by the Parent. The Company was incorporated under the name DSP Cores, Inc. and changed its name to Corage, Inc. in 2001 and changed its name again to Ceva, Inc. in April 2002. The Company had no business or operations prior to the transfer of the DSP cores licensing business and operations from the Parent.

After the Separation, the Company will have two wholly-owned subsidiaries: DSP Ceva, Inc., a Delaware corporation, and Corage, Ltd., an Israeli company, which will be primarily engaged in research and development, marketing, sales, technical support and certain general and administrative functions associated with the Company’s activities.

Prior to the Combination (see Note 5), the Parent will transfer to the Company assets including intellectual property and liabilities related to the DSP cores licensing business and operations, as well as an amount equal to the sum of $40 million in cash plus cash equal to the amount by which the transaction costs of the Separation and Combination exceed $2 million for the issuance by the Company of 1,000 shares of common stock. The identification of the assets and liabilities to be transferred was agreed upon between the parties pursuant to the Separation Agreement (See Note 5) and related documents entered into by and between the Company, the Parent and certain of the Parent’s subsidiaries, and are not necessarily indicative of the balances of the related assets and liabilities presented in the accompanying financial statements.

b.    Basis of presentation:

The Company’s financial statements include the licensing business and operations of the Parent which have been carved out from the financial statements of the Parent using the historical results of operations and historical bases of the assets and liabilities of the DSP Group business that it comprises. The consolidated financial statements reflect the assets, liabilities, results of operations, financial positions, changes in stockholders’ equity, Parent company investment, and cashflows (the “Company’s Business”) as if the Company and its subsidiaries

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
U.S. dollars in thousands

were separate entities for all periods presented. The balances of the assets and liabilities presented in the accompanying financial statements are not necessarily indicative of the balances of the assets and liabilities to be transferred upon the Separation.

Changes in Parent investment represent the Parent’s contribution of its net investment after giving effect to the net income of the Company plus net cash transfers to or from the Parent. Based on the Separation Agreement and related documents between the Company, the Parent and certain of the Parent’s subsidiaries, upon the Separation, Parent and the Company shall jointly calculate the net investment account and the Company shall pay to Parent, or Parent shall pay to the Company, as the case may be, the net amount thereof.

The Company will begin accumulating its retained earnings on the date on which the Parent transfers to the Company all of the assets and liabilities relating to the Company’s Business.

The transfer of assets, liabilities and operations of the Company’s Business from the Parent is a reorganization of entities under common control and has been accounted for in a manner similar to a pooling of interests. Accordingly, the financial statements of the Company have been restated to include the Company Business as if it had always been operated as a separate entity.

Additionally, the consolidated financial statements include allocations of certain Parent corporate headquarters’ assets, liabilities and expenses relating to the Company’s Business. Management believes these allocations are reasonable. All material intercompany transactions and balances between the Company’s subsidiaries have been eliminated.

The Company utilized services from certain employees of the Parent in Japan and France who performed marketing and technical support activities and whose costs were allocated to the Company.

The statements of income include the costs directly attributable to the Company’s Business, including charges for shared facilities, functions and services used by the Company’s Business. Certain costs and expenses have been allocated based on management’s estimates of the costs of services provided to the Company’s Business. Such costs include research and development costs, sales and marketing, and general and administrative expenses. These allocations and charges are based on either a direct cost pass-through or a percentage of total costs for the services provided based on factors such as headcount or the specific level of activity directly related to such costs.

Payroll and related expenses, such as vacation, bonuses and compensation expenses, relating to the Company’s sales and marketing and research and development activities were attributed on a specific identification basis. Depreciation expenses were attributed based on the specific fixed assets attributed to the Company. General and administrative expenses, including corporate and officers’ salaries and related expenses, were attributed to the Company based on estimated weighted ratio composed of the percentage of time that each of the administration employees spent on the Company’s Business. Rent, maintenance and other administrative expenses were attributed based on the relevant ratios such as square footage and headcount. Other general and administrative expenses, such as legal and accounting fees, were attributed based on management estimations.

Management believes that the foregoing allocations were made on a reasonable basis and would not have been materially different if the Company had operated as a stand-alone entity for all periods presented; however, the allocations of costs and expenses do not necessarily indicate the costs that would have been or will be incurred by the Company on a stand-alone basis.

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
U.S. dollars in thousands

Also, the financial information included in the consolidated financial statements may not necessarily reflect the financial position, results of operations and cash flows of the Company in the future or what the financial position and results of operations would have been had it been a separate, stand-alone company during the years presented.

Interest income shown in the consolidated financial statements reflects the interest income associated with the aggregate Parent company investment amount and is based on the Company’s operating income for each period, using weighted average interest rates for the applicable period of 3.51% and 2.5% on an annual basis for the periods ended June 30, 2001 and June 30, 2002, respectively.

All of the Company’s net income recorded during the periods presented was returned to the Parent as part of the Parent company investment account.

c.    The consolidated balance sheet as of December 31, 2001 and the balances of stockholders’ equity and Parent company investment as of December 31, 2000 and 2001, are derived from the audited consolidated financial statements as of December 31, 2001.

d.    For major customers—see Note 4(b).

NOTE 2:—SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies applied in the annual consolidated financial statements of the Company as of December 31, 2001 have been applied consistently in these financial statements.

NOTE 3:—UNAUDITED INTERIM FINANCIAL STATEMENTS

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six and for the three months ended June 30, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002.

NOTE 4:—GEOGRAPHIC INFORMATION AND MAJOR CUSTOMER DATA

a.    Summary information about geographic areas:

The Company manages its business on a basis of one industry segment, the development and license of designs for programmable Digital Signal Processors (DSP) cores (See Note 1 for a brief description of the Company’s Business ) and follows the requirements of Statement of Financial Accounting Standard No. 131, “Disclosures About Segments of an Enterprise and Related Information” (“SFAS 131”).

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(U.S. dollars in thousands)

The following is a summary of operations within geographic areas:

	Six months ended June 30,
	2001	2002
	(Unaudited)
Revenues based on customer location:
United States	$3,175	$2,940
Japan	2,413	705
Europe	4,905	2,610
Asia (Excluding Japan and Israel)	2,472	771
Israel	23	1,656

	$12,988	$8,682

	June 30,
	2001	2002
	(Unaudited)
Long-lived assets by geographical region:
United States	$37	$35
Israel	2,084	2,564
Other	56	108

	$2,177	$2,707

b.    Major customer data as a percentage of total revenues:

	Six months ended June 30,
	2001	2002
	(Unaudited)
Customer A	*) —	19%
Customer B	*) —	14%
Customer C	*) —	12%
Customer D	21%	*) —
Customer E	18%	*) —
Customer F	17%	*) —
Customer G	15%	*) —

*)	Represents a percentage less than 10%

NOTE 5:—COMBINATION WITH PARTHUS

On April 4, 2002, the Parent, the Company and Parthus Technologies plc (“Parthus”) entered into a combination agreement (the “Combination Agreement”) pursuant to which Parthus and the Company agreed to effect a combination of their businesses, whereby the Parent contributes the DSP cores licensing business and operations and the related assets and liabilities of such business and operations to the Company and Parthus is acquired by the Company in exchange for the Common Stock of the Company (the “Combination”). The combined company will be renamed ParthusCeva, Inc. (“ParthusCeva”).

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
U.S. dollars in thousands

The Parent will distribute 100% of the equity of the Company it holds pro-rata to the Parent’s stockholders. Immediately following the separation and distribution of stock to the Parent’s stockholders and pursuant to the Combination, the Company will issue its Common Stock to the existing shareholders of Parthus and Parthus will become a subsidiary of the Company. As a result of these transactions, the stockholders of the Company will hold shares representing approximately 50.1% of the Common Stock of ParthusCeva and the former shareholders of Parthus will hold shares representing approximately 49.9% of the Common Stock of ParthusCeva.

Per a ruling obtained from the U.S. Internal Revenue Service, the separation and distribution of Ceva’s common stock to the stockholders of DSP Group will be a tax-free reorganization. The following agreements were signed with respect to the mentioned transactions:

Separation Agreement:

The separation agreement provides for the transfer to Ceva of assets and liabilities from DSP Group related to the DSP cores licensing business in exchange for the issuance by Ceva to DSP Group of 1,000 shares of Ceva common stock on the separation date. Further, the separation agreement provides for DSP Group’s Israeli subsidiary, DSP Group, Ltd., to transfer all of the share capital of Corage, Ltd, an Israeli company, to DSP Group, which DSP Group then contributed to Ceva. Ceva subsequently contributed all of the Corage, Ltd. share capital to DSP Ceva, Inc., our wholly-owned subsidiary. Upon the closing of the combination, DSP Ceva, Inc. changed its name to DSP ParthusCeva, Inc. and Corage, Ltd. changed its name to ParthusCeva, Ltd.

After its contribution of assets to Ceva, DSP Group surrendered shares of Ceva’s Common Stock it held to Ceva without consideration, to adjust the number of shares of Ceva’s Common Stock held by DSP Group and then distributed the remaining shares of Ceva Common stock it held to the DSP Group stockholders on the basis of one share of Ceva common stock for every three shares of DSP Group’s common stock held by such stockholder on the record dated for the distribution. Following the distribution, Ceva acquired Parthus pursuant to a scheme of arrangement.

The Contribution.

As part of the assets contributed to us in the separation, DSP Group also contributed to us a total of the sum of $40 million as initial working capital plus cash equal to the amount by which the transaction costs of the separation and combination exceeded $2 million. In addition, as part of the separation and distribution and pursuant to the terms of the separation agreement, Ceva and DSP Group agreed to settle the intercompany investment account between them by (i) converting part of DSP Group’s investment account in Ceva (consisting of the value of the property, equipment and inventory) into Ceva’s stockholders’ equity, (ii) allowing DSP Group to retain all rights to Ceva’s accounts receivable existing on the date of the separation, and (iii) having DSP Group retain certain of Ceva’s current liabilities existing on the date of separation, such that the settlement arrangement results in the net amount of assets retained by DSP Group to equal the amount of the intercompany account on the date of separation (as of June 30, 2002, approximately $8.7 million).

The Distribution.

DSP Group distributed all of the shares of Ceva’s common stock outstanding on the separation date to its stockholders on a pro rata basis. No fractional shares was issued in the distribution. Instead, DSP Group stockholders received cash for any fractional shares of Ceva’s common stock held by them.

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(U.S. dollars in thousands)

Representations, warranties, covenants and indemnification regarding the distribution.

The separation agreement contains representations and warranties from DSP Group and Ceva as to the accuracy of facts and representations made by DSP Group, Ceva and Parthus in connection with the tax rulings issued by the Internal Revenue Service in connection with the separation, distribution and combination. Under the separation agreement, ParthusCeva has agreed that (i) during the two-year period following completion of the distribution, ParthusCeva will not liquidate, dispose of or discontinue a substantial portion of the “active trade or business” of the Company, or dispose of any business or assets in a manner inconsistent with the business purpose for the distribution, or (ii) during the one-year period following completion of the distribution, ParthusCeva will not agree to or undertake a proposed acquisition transaction (as defined in the separation agreement), unless the requirements set forth in the separation agreement are satisfied.

Under the terms of the separation agreement, ParthusCeva has agreed to indemnify DSP Group and its affiliates for any tax liability incurred by DSP Group as a result of ParthusCeva’s breach of any representation, warranties or covenants made in the separation agreement with respect to the tax matters listed in the separation agreement.

In addition, each of the parties has agreed to indemnify the other with respect to the failure to pay, perform or discharge any liabilities for which it is responsible under the separation agreement, breach any of the terms of the separation agreement and the ancillary agreements associated with the separation agreement or breach any of the covenants or obligations of the combination agreement.

The rights and obligations detailed above will survive until 30 days following the expiration of the applicable statute of limitations. There are no limitations on the rights and obligations relating to the amount of any claim for indemnification.

Expenses.

Each party to the separation agreement will bear its own respective third party fees, costs and expenses paid or incurred in connection with the transactions.

Various ancillary agreements detail the separation and various interim and ongoing relationships among DSP Group, its subsidiaries, ParthusCeva and its subsidiaries. These agreements are described more fully below.

Ceva Technology Transfer Agreement

The Ceva technology transfer agreement identifies the assets, including intellectual property, that DSP Group transferred to Ceva and the liabilities that Ceva assumed from DSP Group in the separation in exchange for issuance by Ceva to DSP Group of shares of its common stock.

DSP Ceva Technology Transfer Agreement

The DSP Ceva technology transfer agreement implements the transfer from ParthusCeva to its wholly-owned subsidiary, DSP Ceva, of the assets transferred by DSP Group to Ceva and the assumption by DSP Ceva of liabilities assumed by Ceva from DSP Group in the separation in exchange for the issuance by DSP Ceva to Ceva of shares in its share capital.

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(U.S. dollars in thousands)

Transition Services Agreement Between DSP Group, Ltd. and ParthusCeva, Ltd.

The transition services agreement governs the provision of transitional services by DSP Group, Ltd. to ParthusCeva, Ltd. after the separation date. DSP Group, Ltd. is obligated to provide certain general and administrative services, including management and information services and network, hardware and software maintenance and support, to ParthusCeva, Ltd. ParthusCeva, Ltd. is obligated to pay DSP Group, Ltd. an agreed amount.

The term of the transition services agreement commences on the date of the separation agreement and continues until December 31, 2003.

During the first year following the separation date, and until December 31, 2003, ParthusCeva, Ltd. will occupy and utilize portions of DSP Group, Ltd.’s facilities. ParthusCeva, Ltd. is obligated to pay an agreed amount to DSP Group, Ltd. for its pro rata share of the rent and other costs of occupying and operating these facilities.

Tax Indemnification and Allocation Agreement

Ceva was included as part of DSP Group’s consolidated group for federal income tax purposes until the separation date. In general, under the U.S. Internal Revenue Code, each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group.

Pursuant negotiations between DSP Group and Parthus to allocate the responsibilities between ParthusCeva and DSP Group for tax liabilities that may be asserted in the future, in addition to the indemnification provided in the separation agreement, ParthusCeva have entered into a tax indemnification and allocation agreement with DSP Group pursuant to which DSP Group will be liable for, and will indemnify ParthusCeva for, any federal income tax related to the consolidated return for all periods ending on or before the distribution date. Under that agreement, each of ParthusCeva and DSP Group will each be liable for, and shall indemnify the other against, its respective liability for federal income tax for subsequent periods after the distribution.

Voting Agreements

As a condition to the combination of Parthus and Ceva, certain stockholders have entered into individual voting agreements with ParthusCeva. These agreements, which cover approximately 18.2% of the outstanding stock of ParthusCeva as of the date of the combination (although the voting agreements apply to any additional shares subsequently acquired by such stockholders, including upon exercise of options), provide that the stockholders that entered into the voting agreements will vote all of his or her ParthusCeva shares for the ParthusCeva nominees to its board or directors and, with respect to all other matters to be voted on by the stockholders, either in accordance with the recommendations of the ParthusCeva board of directors or, if the board of directors makes no recommendation, for or against such matters in the same proportion as the shares owned by all other stockholders. Each voting agreement terminates upon the earlier of two years from the date of the agreement, the sale of all or substantially all of ParthusCeva assets or a consolidation or merger of ParthusCeva as a result of which its stockholders prior to such a consolidation or merger hold less than 50% of the voting equity of the surviving or resulting entity, a liquidation, dissolution or winding up of the ParthusCeva business operations, the execution by ParthusCeva of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of its property and assets.

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(U.S. dollars in thousands)

Combination Agreement

Pursuant to the terms and conditions of the Combination Agreement, Parthus and the Company will effect a combination of their businesses, whereby, immediately after the separation and distribution of the Company’s Common Stock by the Parent to its stockholders, Parthus will be acquired by the Company in exchange for the Common Stock of the Company. The newly combined company will be renamed ParthusCeva and its Common Stock has been approved for quotation on the Nasdaq National Market under the symbol “PCVA” and has been approved for listing on the London Stock Exchange under the symbol “PCV.”

The combination will be effected through a scheme of arrangement pursuant to the laws of the Republic of Ireland—a form of corporate reorganization that will be approved by the shareholders and sanctioned by the High Court of Ireland. The scheme provided as follows:

•	Immediately prior to the combination with Ceva, Parthus distributed to its shareholders an aggregate cash repayment of capital of $60 million.

•	The existing Parthus shares were then cancelled and each Parthus shareholder received new shares of ParthusCeva’s common stock.

•	Immediately following the combination, the stockholders of DSP Group and the former shareholders of Parthus own approximately 50.1% and 49.9%, respectively, of the common stock of ParthusCeva.

•
ParthusCeva assumed all outstanding Parthus share options and the option plans and option agreements that govern them. These options continue with the same terms and conditions, except that they have become options to purchase shares of ParthusCeva’s common stock and have been adjusted in the manner set forth below. Option holders will no longer be able to obtain Parthus shares or ADSs upon exercise of such options.

•
The number of shares of ParthusCeva’s common stock purchasable upon the exercise of each Parthus option is equal to the number of Parthus shares underlying the option, adjusted to take into account the conversion of Parthus shares into ParthusCeva shares. The exercise price per share was also adjusted proportionately.

NOTE 6:—SHARE CAPITAL

In April 2002, the Company’s Board of Directors approved an amendment to its Certificate of Incorporation which will be amended in connection with the Combination to provide for, among other things, (i) the authorization of one hundred five million (105,000,000) shares of Ceva Common Stock, (ii) the authorization of five million (5,000,000) shares of preferred stock with rights, preferences and privileges to be designated and established by the Board of Directors.

CEVA, INC. AND ITS SUBSIDIARIES

REPORT OF INDEPENDENT AUDITORS

To the Shareholders of

CEVA, INC.

We have audited the accompanying consolidated balance sheets of Ceva, Inc. (the “Company”) and its subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of income, changes in stockholders’ equity and parent company investment and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit in order to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Company’s management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2000 and 2001, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

Tel-Aviv, Israel	KOST FORER & GABBAY
January 22, 2002	A Member of Ernst & Young Global

CEVA, INC. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands

	December 31,
	2000	2001
ASSETS
Current Assets:
Trade receivables	$6,575	$8,115
Other accounts receivable and prepaid expenses	286	319
Deferred income taxes	231	240
Inventories	4	50

Total current assets	7,096	8,724

Long-term Investment:
Severance pay fund	911	1,084
Long term lease deposits	87	190

	998	1,274

Property and Equipment, Net	1,521	2,199

Total assets	$9,615	$12,197

The accompanying notes are an integral part of the consolidated financial statements.

CEVA, INC. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands (except share data)

	December 31,
	2000	2001
LIABILITIES AND STOCKHOLDERS’ EQUITY AND PARENT COMPANY INVESTMENT

CURRENT LIABILITIES:
Trade payables	$463	$707
Employees and payroll accruals	1,728	2,006
Income tax payable	3,669	3,496
Accrued expenses	825	519

Total current liabilities	6,685	6,728

Accrued Severance Pay	910	1,124

STOCKHOLDERS’ EQUITY AND PARENT COMPANY INVESTMENT:
Common Stock:
$0.001 par value: 10,000,000 shares authorized at December 31, 2000, and 100,000,000 at December 31, 2001; 20,000,000 shares issued and outstanding at December 31, 2000 and 2001	20	20
Parent Company’s investment	2,000	4,325
Retained earnings	—	—

Total stockholders’ equity and Parent company investment	2,020	4,345

Total liabilities and stockholders’ equity and Parent company investment	$9,615	$12,197

The accompanying notes are an integral part of the consolidated financial statements.

CEVA, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
U.S. dollars in thousands (Except share and per share data)

	Year ended December 31,
	1999	2000	2001
Revenues:
Licenses and royalties	$16,249	$19,951	$20,959
Technical support, maintenance and other	1,952	2,959	4,285

Total revenues	18,201	22,910	25,244

Cost of revenues	207	410	1,251

Gross profit	17,994	22,500	23,993

Operating expenses:
Research and development, net	3,230	4,835	5,095
Selling and marketing	1,997	2,466	2,911
General and administrative	2,480	2,810	2,839

Total operating expenses	7,707	10,111	10,845

Operating income	10,287	12,389	13,148
Financial income, net	292	322	462

Income before taxes on income	10,579	12,711	13,610
Taxes on income	1,453	3,438	3,255

Net income	$9,126	$9,273	$10,355

The accompanying notes are an integral part of the consolidated financial statements.

CEVA, INC. AND ITS SUBSIDIARIES

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY AND  PARENT COMPANY INVESTMENT
U.S. dollars in thousands

	Common Stock		Parent company investment	Retained earnings	Total stockholders’ equity and Parent company investment
	Shares	Amount
Balance as of January 1, 1999	—	$—	$1,680	$—	$1,680

Issuance of Common Stock	20,000,000	20	(20)	—	—
Net income	—	—	—	9,126	9,126
Capital return to Parent company	—	—	—	(9,126)	(9,126)
Contribution from Parent company	—	—	876	—	876

Balance as of December 31, 1999	20,000,000	20	2,536	—	2,556

Net income	—	—	—	9,273	9,273
Capital return to Parent company	—	—	—	(9,273)	(9,273)
Distribution to Parent company	—	—	(536)	—	(536)

Balance as of December 31, 2000	20,000,000	20	2,000	—	2,020

Net income	—	—	—	10,355	10,355
Capital return to Parent company	—	—	—	(10,355)	(10,355)
Contribution from Parent company	—	—	2,325	—	2,325

Balance as of December 31, 2001	20,000,000	$20	$4,325	$—	$4,345

The accompanying notes are an integral part of the consolidated financial statements.

CEVA, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands

	Year ended December 31,
	1999	2000	2001
Cash flows from operating activities:
Net income	$9,126	$9,273	$10,355
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation	229	533	697
Increase in trade receivables	(2,437)	(1,746)	(1,540)
Decrease (increase) in other accounts receivable and prepaid expenses	138	(156)	(33)
Decrease (increase) in inventories	22	14	(46)
Increase in trade payables	223	60	244
Increase (decrease) in deferred revenues	54	(90)	—
Increase in employees and payroll accruals	564	326	278
Increase (decrease) in accrued expenses	295	370	(306)
Increase (decrease) in income tax payable	895	1,947	(173)
Decrease (increase) in deferred income taxes	(35)	38	(9)
Increase (decrease) in accrued severance pay, net	3	(14)	41

Net cash provided by operating activities	9,077	10,555	9,508

Cash flows from investing activities:
Purchase of property and equipment	(832)	(696)	(1,474)
Proceeds from sale of property and equipment	—	—	99
Investment in long term lease deposits	—	(50)	(103)
Proceeds from long term lease deposits	5	—	—

Net cash used in investing activities	(827)	(746)	(1,478)

Cash flows from financing activities:
Capital return to Parent company	(9,126)	(9,273)	(10,355)
Contribution from (distribution to) Parent company	876	(536)	2,325

Net cash used in financing activities	(8,250)	(9,809)	(8,030)

Changes in cash and cash equivalents	—	—	—
Cash and cash equivalents at the beginning of the year	—	—	—

Cash and cash equivalents at the end of the year	$—	$—	$—

The accompanying notes are an integral part of the consolidated financial statements.

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands

NOTE 1:—GENERAL

a.  Background:

Ceva, Inc. (the “Company”) is currently a wholly-owned subsidiary of DSP Group, Inc. (the “Parent”). These financial statements reflect the transfer by the Parent of the DSP cores licensing business and operations and the related assets and liabilities of such businesses and operations to the Company immediately prior to the spin-off of the Company to the stockholders of the Parent (the “Separation”).

The Company is engaged in the development and license of designs for programmable digital signal processor cores (“DSP cores”). A programmable DSP Core is a special purpose, software-controlled processor that, through complex mathematical calculations, analyzes, manipulates and enhances voice, audio and video signals. The programmable DSP Cores that the Company designs are used as the central processor in semiconductor chips made for specific applications. These chips are used in a wide variety of electronic devices, including digital cellular telephones, modems, hard disk drives, MP3 players and digital cameras, and are critical to the performance of the electronic products in which they are used.

The Company licenses its software to semiconductor companies throughout the world. These semiconductor companies then manufacture, market and sell custom-designed chips to system original equipment manufacturers (OEMs) of a variety of electronic products. The Company also licenses its software directly to system OEMs.

The Company was incorporated in Delaware in November 1999. It currently has outstanding 20,000,000 shares of Common Stock, $0.001 par value, all of which are owned by the Parent. The Company was incorporated under the name DSP Cores, Inc. and changed its name to Corage, Inc. in 2001 and changed its name again to Ceva, Inc. in April 2002. The Company had no business or operations prior to the transfer of the DSP cores licensing business and operations from the Parent.

After the Separation, the Company will have two wholly-owned subsidiaries: DSP Ceva, Inc., a Delaware corporation, and Corage, Ltd., an Israeli company, which will be primarily engaged in research and development, marketing, sales, technical support and certain general and administrative functions associated with the Company’s activities.

Prior to the Combination (see Note 6), the Parent will transfer to the Company assets including intellectual property and liabilities related to the DSP cores licensing business and operations, as well as an amount equal to the sum of $40 million in cash plus cash equal to the amount by which the transaction costs of the separation and Combination exceed $2 million. The identification of assets and liabilities to be transferred was agreed upon between the parties pursuant to the Separation Agreement (See Note 6) and related documents entered into by and between the Company, the Parent and certain of the Parent’s subsidiaries, and are not necessarily indicative of the balances of the related assets and liabilities presented in the accompanying financial statements.

b.  Basis of presentation:

The Company’s financial statements include the licensing business and operations of the Parent which have been carved out from the financial statements of the Parent using the historical results of operations and historical bases of the assets and liabilities of the DSP Group business that it comprises. The consolidated financial statements reflect the assets, liabilities, results of operations, financial positions, changes in stockholders’ equity, Parent company investment, and cashflows (the “Company’s Business”) as if the Company and its subsidiaries were separate entities for all periods presented. The balances of the assets and liabilities presented in the accompanying financial statements are not necessarily indicative of the balances of the assets and liabilities to be transferred upon the Separation.

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
U.S. dollars in thousands

Changes in Parent investment represent the Parent contribution of its net investment after giving effect to the net income of the Company plus net cash transfers to or from the Parent. Based on the Separation Agreement and related documents between the Company, the Parent and certain of the Parent’s subsidiaries, upon the Separation, Parent and the Company shall jointly calculate the net investment account and the Company shall pay to Parent, or Parent shall pay to the Company, as the case may be, the net amount thereof.

The Company will begin accumulating its retained earnings on the date on which the Parent transfers to the Company all of the assets and liabilities relating to the Company’s Business.

The transfer of assets, liabilities and operations of the Company’s Business from the Parent is a reorganization of entities under common control and has been accounted for in a manner similar to a pooling of interests. Accordingly, the financial statements of the Company have been restated to include the Company’s Business as if it had always been operated as a separate entity.

Additionally, the consolidated financial statements include allocations of certain Parent corporate headquarters assets, liabilities and expenses relating to the Company’s Business. Management believes these allocations are reasonable. All material intercompany transactions and balances between the Company’s subsidiaries have been eliminated.

The Company utilized services from certain employees of the Parent in Japan and France who performed marketing and technical support activities and whose costs were allocated to the Company.

The statements of income include the costs directly attributable to the Company’s Business including charges for shared facilities, functions and services used by the Company’s Business. Certain costs and expenses have been allocated based on management’s estimates of the cost of services provided to the Company’s Business. Such costs include research and development costs, sales and marketing, general and administrative expenses. Such allocations and charges are based on either a direct cost pass-through or a percentage of total costs for the services provided based on factors such as headcount or the specific level of activity directly related to such costs.

Payroll and related expenses, such as vacation, bonuses and compensation expenses, relating to the Company’s sales and marketing and research and development activities were attributed on a specific identification basis. Depreciation expenses were attributed based on the specific fixed assets attributed to the Company. General and administrative expenses, including corporate and officers’ salaries and related expenses, were attributed to the Company based on a weighted ratio composed of the percentage of time that each of the administration employees spent on the Company’s Business. Rent, maintenance and other administrative expenses were attributed based on the relevant ratios, such as square footage and headcount. Other general and administrative expenses, such as legal and accounting fees, were attributed based on management estimations.

Management believes that the foregoing allocations were made on a reasonable basis and would not have been materially different if the company had operated as a stand-alone entity for all periods presented; however, the allocations of costs and expenses do not necessarily indicate the costs that would have been or will be incurred by the Company on a stand-alone basis.

Also, the financial information included in the consolidated financial statements may not necessarily reflect the financial position, results of operations and cash flows of the Company in the future or what the financial position and results of operations would have been had it been a separate, stand-alone company during the years presented.

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
U.S. dollars in thousands

Interest income shown in the consolidated financial statements reflects the interest income associated with the aggregate Parent company investment amount and is based on the Company’s operating income for each period, based on weighted average interest rates for the applicable period of 5.5%, 4.9% and 3.5% on an annual basis for the years ended December 31, 1999, 2000 and 2001, respectively.

All of the Company’s net income recorded during the periods presented was returned to the Parent as part of the Parent company investment account.

c.  For major customers—see Note 6(b).

NOTE 2:—SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with Generally Accepted Accounting Principles in the United States (“U.S. GAAP”).

a.  Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

b.  Principles of consolidation:

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany balances and transactions have been eliminated upon consolidation.

c.  Financial statements in U.S. dollars:

The revenues of the Company and Corage, Ltd. are generated in U.S. dollars (“dollars”). In addition, a portion of Corage, Ltd. costs as well as all the costs of the Company are incurred in dollars. Accordingly, the management has determined the dollar as the currency of the primary economic environment of the Company and Corage, Ltd. and, thus, their functional and reporting currency.

Transactions and balances, denominated in dollars, are presented at their original amounts. Non-dollar transactions and balances have been remeasured into dollars, in accordance with Statement of the Financial Accounting Standard No. 52.

“Foreign Currency Translation” (“SFAS No.52”). All transaction gains and losses from remeasurement of monetary balance sheet items denominated in non-dollar currencies are reflected in the statements of income as financial income or expenses, as appropriate, and have not been material to date.

d.  Inventories:

Inventories are stated at the lower of cost or market value. Inventory write-offs are provided for slow items or technologies obsolescence. Cost of inventory is determined using the average cost method.

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
U.S. dollars in thousands

e.  Property and equipment:

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives, at the following annual rates:

%
Computers, software and equipment	20-33
Office furniture and equipment	6
Leasehold improvements	ratably over the term of the lease
Motor vehicles	15

The Company and its subsidiaries periodically assess the recoverability of the carrying amount of property and equipment and provide for any possible impairment loss based upon the difference between the carrying amount and fair value of such assets, in accordance with Statement of Financial Accounting Standard No. 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of” (“SFAS No.121”). As of December 31, 2001, no impairment losses have been identified.

f.  Revenue recognition:

The Company and its subsidiaries generate their revenues from software licensing, pre-paid royalties, unit royalties, and maintenance and technical support fees. The Company licenses its software to semiconductor companies throughout the world. These semiconductor companies then manufacture, market and sell custom-designed chips to original equipment manufacturers (OEMs) of a variety of electronic products. The Company also licenses its technology directly to OEMs which are considered end users.

The Company accounts for its software license revenues in accordance with Statement Of Position (“SOP”) 97-2, “Software Revenue Recognition”, as amended. Under SOP 97-2, revenues are recognized when: (1) collection is probable; (2) delivery has occurred; (3) the license fee is otherwise fixed or determinable; (4) persuasive evidence of an arrangement exists and no further obligation exists. SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair value of the elements. The Company has also adopted SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions,” for all multiple element transactions entered into after January 1, 2000. SOP 98-9 requires that revenue be recognized under the “residual method” when vendor specific objective evidence (“VSOE”) of fair value exists for all undelivered elements and VSOE does not exist for one of the delivered elements. The VSOE of fair value of the undelivered elements (maintenance and technical support) is determined based on the renewal rate or on the price charged for the undelivered element when sold separately.

SOP 97-2 specifies that extended payment terms in a software licensing arrangement may indicate that the software license fees are not deemed to be fixed or determinable. If the fee is not fixed or determinable, or if collection is not considered probable, revenue is recognized as payments become due from the customer, provided that all other revenue recognition criteria have been met. SOP 97-2 specifies that if a company has a standard business practice of using extended payment terms in software licensing arrangements and has a history of successfully collecting the software license fees under the original terms of the software licensing arrangement without making concessions, the company should recognize the software license fees when all other SOP 97-2 revenue recognition criteria are met. The Company has concluded that for certain software arrangements with extended payment terms, the “fixed or determinable” presumption has been overcome and software license fees have been recognized upon meeting the remaining SOP 97-2 revenue recognition criteria.

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(U.S. dollars in thousands)

The Company and its subsidiaries do not grant rights of return.

Certain agreements provide for per-unit royalties to be paid to the Company based on shipments by customers of units containing the Company’s technology. Revenue under such agreements is recognized at the time shipments by the customers are reported to the Company; such reports are prepared by these customers on a periodic basis after units are sold. Non-refundable payments on account of future royalties from similar agreements are recognized upon payment, provided that no future obligation exists.

Revenues from licensing sales are composed as follows:

	Year ended December 31,
	1999	2000	2001
Revenues :
Software licensing	$10,395	$12,550	$13,680
Royalties	5,854	7,401	7,279

	$16,249	$19,951	$20,959

Maintenance and technical support revenues included in multiple element arrangements are deferred and recognized on a straight-line basis over the term of the maintenance and the support agreement or when such services are performed.

Deferred revenues include unearned amounts received under maintenance and technical support contracts and amounts billed to customers not yet recognized as revenues.

g.  Income taxes:

Historically, the Company’s and its subsidiaries’ operations have been included in the consolidated income tax returns filed by the Parent and by DSP Group, Ltd. Income tax expense in the Company’s consolidated financial statements has been calculated on a separate tax return basis.

Ceva, Inc. taxes on income were calculated based on U.S. tax rates. Corage, Ltd. taxes on income were calculated based on Israeli tax rates and laws. These calculations reflect the Parent’s tax strategy, and are not necessarily reflective of the tax strategies that the Company would have followed or will follow as a stand-alone company.

The Company and its subsidiaries account for income taxes in accordance with Statement of Financial Accounting Standard No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). This Statement prescribes the use of the liability method whereby deferred tax assets and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

The Company and its subsidiaries provide a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

h.  Research and development:

Statement of Financial Accounting Standard No. 86 “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed” (“SFAS No. 86”), requires capitalization of certain software development costs subsequent to the establishment of technological feasibility.

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
U.S. dollars in thousands

Based on the Company’s product development process, technological feasibility is established upon completion of a working model. The Company and its subsidiaries do not incur material costs between the completion of the working model and the point at which the product is ready for general release. Therefore, research and development costs are charged to the statement of income as incurred.

i.  Accrued severance pay:

The Israeli subsidiary liability for severance pay is calculated pursuant to Israeli severance pay laws for all employees based on the most recent salary of each employee multiplied by the number of years of employment for that employee as of the balance sheet date. The Israeli subsidiary’s liability is fully provided by monthly deposits with severance pay funds, insurance policies and by an accrual.

The deposited funds include profits accumulated up to the balance sheet date. The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israeli severance pay laws or labor agreements. The value of these policies is recorded as an asset in the Company’s balance sheet.

Severance expenses (income) for the years ended December 31, 1999, 2000 and 2001, were approximately $3, $(14) and $41, respectively.

j.  Accounting for stock-based compensation:

The Company has elected to follow Accounting Principles Board Statement No. 25, “Accounting for Stock Options Issued to Employees” (“APB 25”) and FASB Interpretation No. 44 “Accounting for Certain Transactions Involving Stock Compensation” (“FIN 44”) in accounting for its employee stock option plans. Under APB 25, when the exercise price of an employee stock option is less than the market price of the underlying stock on the date of grant, compensation expense is recognized. The pro-forma information with respect to the fair value of options required under the provisions of Statement of Financial Accounting Standard No. 123 “Accounting for stock based compensation” (“SFAS No. 123”), is provided in Note 5(e). SFAS No. 123 requires use of an option valuation model to measure the fair value of options on the grant date.

k.  Fair value of financial instruments:

The carrying amounts of trade receivables and trade payables approximate their fair values, due to the short-term maturities of these instruments.

l.  Concentration of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. The trade receivables of the Company and its subsidiaries are mainly derived from sales to customers located in the United States, Europe and Asia. The Company and its subsidiaries perform ongoing credit evaluations of their customers and to date have not experienced any material losses. Allowance for doubtful accounts is computed for specific debts for which collectibility is doubtful based upon the Company’s experience.

The Company and its subsidiaries have no off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

m.  Non-royalty-bearing grants:

Non-royalty-bearing grants from the Government of Israel for funding certain approved research and development projects are recognized at the time when the Company is entitled to such grants, on the basis of the related costs incurred, and included as a deduction from research and development costs.

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(U.S. dollars in thousands)

The Company recorded grants participation in the amounts of $70, $578 and $542 for the years ended December 31, 1999, 2000 and 2001, respectively.

n.  Advertising expenses:

Advertising expenses are carried to the statement of operations as incurred.

o.  Impact of recently issued accounting standards:

In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, “Business Combinations”, and No. 142, “Goodwill and Other Intangible Assets”, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill (and intangible assets deemed to have indefinite lives) will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives.

In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of,” and the accounting and reporting provision of APB Opinion No. 30, “Reporting the Results of Operations for a disposal of a segment of a business.” SFAS 144 is effective for fiscal years beginning after December 15, 2001, with earlier application encouraged. The Company expects to adopt FAS 144 as of January 1, 2002 and it does not expect that the adoption of SFAS 144 will have a significant impact, if any, on the Company’s financial position and results of operations.

NOTE 3:—OTHER ACCOUNTS RECEIVABLES AND PREPAID EXPENSES

	December 31,
	2000	2001
Prepaid expenses	$106	$180
Advance payments	148	33
Other account receivables	32	106

Total	$286	$319

NOTE 4:—PROPERTY AND EQUIPMENT, NET

	December 31,
	2000	2001
Cost:
Computers, software and equipment	$2,838	$4,288
Office furniture and equipment	238	243
Leasehold improvements	720	739
Motor vehicles	300	201

	4,096	5,471

Accumulated depreciation	2,575	3,272

Depreciated cost	$1,521	$2,199

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(U.S. dollars in thousands)

NOTE 5:—STOCKHOLDERS’ EQUITY

a.  Parent company investment:

The accompanying financial statements reflect substantially all of the assets and liabilities covering the conduct of the DSP cores licensing business and the results of the operations of that business which had originally been carried out by Parent and which will be transferred to the Company. The identification of the assets and liabilities to be transferred was agreed upon between the Company and the Parent and their related balances are not necessarily presented in the accompanying financial statements. Parent’s equity in the net assets transferred to the Company are reflected in the opening balance of Parent’s investment in the accompanying balance sheet. The net equity balance for each year also includes additional financing received from Parent. The net income of the Company was recorded as capital return to the Parent. As of December 31, 2001, the consolidated financial statements are presented to reflect the transfer of assets and liabilities as if it already occurred. Based on the agreements between the Parent and the Company, upon the Separation, the Parent and the Company shall jointly calculate the net investment account and the Company shall pay to Parent, or Parent shall pay to the Company, as the case may be, the net amount thereof.

During prior periods the Parent handled virtually all of the Company’s cash transactions, as well as collecting the Company’s receivables and settling accounts with the Company’s suppliers and other creditors.

b.  Stock splits and dividends:

On October 26, 2000, the Company’s Board of Directors declared a stock split in a 1:1,000 ratio. On May 31, 2001, the Company’s Board of Directors declared a stock split to be effected as a stock dividend to be distributed from the Parent company investment whereby each holder of record of Common Stock received 19 additional shares of Common Stock for each share owned. The effect of such split in the shareholders equity statements was given retroactively.

All stock and stock option information in the consolidated financial statements has been retroactively restated for all periods presented to reflect the stock split and the stock split effected as a stock dividend.

c.  Employee stock option plan:

In 2000, the Company adopted the 2000 Stock Incentive Plan (the “2000 Plan”). Under the 2000 Plan, employees, officers and directors of the Company and each of its subsidiaries may be granted stock options for the purchase of the Company’s Common Stock. The 2000 Plan expires in 2010 and currently provides for the purchase of up to 4,000,000 shares of the Company’s Common Stock. Each option can be exercised to purchase one share, conferring the same rights as the other shares of Common Stock. Options that are cancelled or forfeited before expiration become available for future grants. The exercise price of options under the 2000 Plan shall not be less than 100% of the fair market value for qualified and for non-qualified stock options as determined by the Board of Directors. The exercise basis will be adjusted from time to time upon the occurrence of a stock split, combination, dividend, and stock dividend, and in other certain events.

Options under the 2000 Plan are generally exercisable over a 48-month period beginning 12 months after issuance or as determined by the Board of Directors. Options under the 2000 Plan expire up to ten years after the date of grant.

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(U.S. dollars in thousands)

A summary of activity of options granted to purchase the Company’s Common Stock under the 2000 Plan is as follows:

	Year ended December 31, 2000			Year ended December 31, 2001
	Shares available for grant	Number of options	Weighted average exercise price	Shares available for grant	Number of options	Weighted average exercise price
Outstanding at the beginning of the year	—	—	$—	2,147,720	1,852,280	$5.37
Authorized	4,000,000	—	—	—	—	—
Granted	(1,882,280)	1,882,280	5.37	(1,002,740)	1,002,740	5.71
Exercised	—	—	—	—	—	—
Forfeited	30,000	(30,000)	5.37	268,990	(268,990)	5.37

Outstanding at the end of the year	2,147,720	1,852,280	$5.37	1,413,970	2,586,030	$5.50

A summary of the weighted average exercise price and the number of options exercisable under the 2000 Plan is as follows:

	December 31,
	2000	2001
Number of options excisable as of December 31	—	601,580

Weighted average exercise price of options excisable as of December 31	$—	$5.37

These options will be measured upon the consummation of the combination of the Company with Parthus based on the then fair value of the Company’s Common Stock.

d.  Parent stock options granted to the Company’s employees:

Since 1991, the Parent has granted options to purchase shares of the Company’s Common Stock to its key employees, directors and shareholders as an incentive to attract and retain qualified personnel under several plans. As part of these grants, options were granted to employees of the Company.

Under the terms of these plans, options generally become exercisable ratably over a period of up to 4 years, commencing 12 months after issuance, or as determined by the Board of Directors. The options generally expire no later than 10 years from the date of the grant and are non-transferable, except under the laws of succession. Each option can be exercised to purchase one share, conferring the same rights as the other shares of the Company’s Common Stock. Options that are cancelled or forfeited before expiration, become available for future grants. The number of shares to be received upon exercise of the options will be adjusted from time to time upon the occurrence of stock splits and combinations, dividends and stock dividends and other certain events. All options under the plan were granted at fair value.

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(U.S. dollars in thousands)

A summary of the share option activity in respect of the Parent’s options that were granted to the Company’s employees, and related information is as follows:

	Year ended December 31,
	1999		2000		2001
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
Outstanding at the beginning of the year	1,265,034	$9.12	1,853,288	$15.65	2,026,975	$20.62
Granted (*)	1,431,000	17.39	577,500	31.74	312,583	18.82
Exercised	(842,746)	8.79	(403,813)	13.76	(108,601)	8.37
Forfeited or cancelled (**)	—	—	—	—	(85,794)	25.76

Outstanding at the end of the year	1,853,288	$15.65	2,026,975	$20.62	2,145,163	$20.77

Options exercisable at the end of the year	97,175	$28.88	406,168	$18.30	1,036,932	$19.81

(*)	Including 35,750 options of employees who were transferred from the Parent to the Company during the year 2001.
(**)	Including 14,167 options of employees who were transferred from the Company to the Parent during the year 2001.

The Parent’s options granted to the employees of the Company outstanding as of December 31, 2001 have been classified into range of exercise price as follows:

Exercise price (range)	Options outstanding as of December 31, 2001	Weighted average remaining contractual life (years)	Weighted average exercise price	Options exercisable as of December 31, 2001	Weighted average exercise price of options exercisable
$ 4.5 – $ 9.44	722,848	4.1	$ 8.99	402,842	$ 9.11
$ 9.63 – $17.3	126,774	3.2	12.38	113,816	12.27
$17.9 – $21.94	402,833	6.3	19.11	98,500	18.87
$22 – $39	666,333	5.5	28.85	335,289	29.76
$40.22 – $54.6	226,375	5.6	42.20	86,485	42.06

	2,145,163		$ 20.77	1,036,932	$ 19.81

Under SFAS No. 123, pro forma information regarding net income (loss) and net earnings (loss) per share is required, and has been determined as if the Parent had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

	1999	2000	2001
Dividend yield	0%	0%	0%
Expected volatility	0.76	0.81	0.81
Risk-free interest	5.55%	4.87%	3.7%
Expected life of up to	2.9 years	2.9 years	2.9 years

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(U.S. dollars in thousands)

Weighted average fair value of the Parent’s options granted to the employees of the Company whose exercise price is equal to market price of the shares of the Parent at date of grant are as follows:

	Weighted average fair value of options grants at an exercise price
	1999	2000	2001
Equal to fair value at date of grants	$10.64	$20.61	$11.47

e.  Pro forma information under SFAS No. 123:

The following pro forma information includes the effect of the options granted to the Company’s employees to purchase the Parent’s shares.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period.

	Year ended December 31,
	1999	2000	2001
Net income as reported	$9,126	$9,273	$10,355

Pro forma net income	$5,761	$2,431	$1,450

f.  Dividend Policy

The Company has never declared or paid any cash dividends on its capital stock and does not anticipate paying any cash dividends in the foreseeable future. In the event that cash dividends are declared in the future, such dividends will be paid in dollars or NIS subject to statutory limitations.

g.  Common Stock

Holders of the Company’s Common Stock are entitled to one vote per share on all matters to be voted upon by the Company’s stockholders. In the event of liquidation, dissolution or winding up, holders of the Common Stock are entitled to share ratably in all of the Company’s assets. The board of directors may declare a dividend out of funds legally available therefor and the holders of Common Stock are entitled to receive ratably any such dividends. Holders of Common Stock have no preemptive rights or other subscription rights to convert their shares into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock.

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
U.S. dollars in thousands

NOTE 6:—GEOGRAPHIC INFORMATION AND MAJOR CUSTOMER DATA

a.  Summary information about geographic areas:

The Company manages its business on a basis of one industry segment, the development and license of designs for programmable Digital Signal Processors (see Note 1 for a brief description of the Company’s business) and follows the requirements of Statement of Financial Accounting Standard No. 131 , “Disclosures About Segments of an Enterprise and Related Information” (“SFAS No. 131”).

The following is a summary of operations within geographic areas:

	Year ended December 31,
	1999	2000	2001
Revenues based on customer location:
United States	$4,493	$11,953	$10,853
Japan	6,679	3,342	3,169
Europe	5,029	4,547	6,984
Asia (Excluding Japan)	1,656	2,790	4,081
Other	344	278	157

	$18,201	$22,910	$25,244

	December 31,
	1999	2000	2001
Long-lived assets by geographic region:
United States	$64	$38	$47
Israel	1,291	1,518	2,281
Other	40	52	61

	$1,395	$1,608	$2,389

b.  Major customer data as a percentage of total revenues:

	Year ended December 31,
	1999	2000	2001
Customer A	* —	* —	15.2%
Customer B	* —	* —	13.7%
Customer C	* —	* —	24%
Customer D	* —	17.6%	* —
Customer E	12.4%	* —	* —
Customer F	14.6%	* —	* —
Customer G	10.2%	* —	* —
Customer H	11.5%	* —	* —

*)	Represents a percentage lower than 10%.

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
U.S. dollars in thousands

NOTE 7:—TAXES ON INCOME

Historically, the Company’s and its subsidiary’s operations have been included in the consolidated income tax returns filed by the Parent and by DSP Group, Ltd. Income tax expense in the Company’s consolidated financial statements has been calculated on a separate tax return basis. These calculations reflect the Parent’s tax strategy, and are not necessarily reflective of the tax strategies that the Company would have followed or will follow as a stand-alone company.

a.  The provision for income taxes is as follows:

	Year ended December 31,
	1999	2000	2001
Domestic taxes:
Current	$788	$2,674	$2,580
Deferred	(35)	38	(9)

	753	2,712	2,571
Foreign taxes:
Current	700	726	684

	700	726	684

Provision for taxes on income	$1,453	$3,438	$3,255

b.  Income (loss) before taxes on income:

	Year ended December 31,
	1999	2000	2001
Domestic	$1,982	$7,532	$6,767
Foreign	8,597	5,179	6,843

	$10,579	$12,711	$13,610

c.  A reconciliation between the Company’s effective tax rate and the U.S. statutory rate:

	Year ended December 31,
	1999	2000	2001
Income before taxes on income	$10,579	$12,711	$13,610

Tax at U.S. statutory rate—35%	3,702	4,449	4,764
Foreign income taxes at rates other than U.S. rate	(2,309)	(1,087)	(1,711)
Other	60	76	202

Provision for taxes on income	$1,453	$3,438	$3,255

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
U.S. dollars in thousands

d.  Deferred income taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows:

	December 31
	2000	2001
Reserve and allowances	$231	$240

Balance at the end of the year (All domestic)	$231	$240

A valuation allowance was not recorded since management believes that these assets will be realized in the future.

e.  Assignment of the tax benefits under the Israeli Law for the Encouragement of Capital Investments, 1959:

DSP Group, Ltd.’s production facilities have been granted “Approved Enterprise” status under Israeli law in connection with four separate investment plans. According to the provisions of such Israeli law, DSP Group, Ltd. has elected to enjoy “Alternative plan benefits,” which is a waiver of grants in return for tax exemption. Accordingly, DSP Group, Ltd.’s income from an “Approved Enterprise” is tax-exempt for a period of two or four years and is subject to a reduced corporate tax rate of 10%–25% (based on percentage of foreign ownership) for an additional period of eight or six years, respectively. The tax benefits under these investment plans are scheduled to gradually expire starting from 2005 through 2009. The period of tax benefits, as detailed above, is subject to limitations of the earlier of 12 years from commencement of production, or 14 years from receipt of approval.

Since DSP Group, Ltd. is operating under more than one approval, its effective tax rates are a weighted combination of the various applicable rates and tax exemptions and the computation is made for income derived from each program on the basis and formulas specified in the law and in the approvals.

The tax exempt income attributable to an “Approved Enterprise” can be distributed to stockholders without subjecting DSP Group, Ltd. to taxes only upon the complete liquidation of DSP Group, Ltd. The Company has determined that such tax exempt income will not be distributed as dividends. Accordingly, no deferred income taxes have been provided on income attributable to DSP Group, Ltd.’s “Approved Enterprise.”

Through December 31, 2001, DSP Group, Ltd. has met all the conditions required under these approvals which include an obligation to invest certain amounts in property and equipment and an obligation to finance a percentage of investments in share capital. Should DSP Group, Ltd. fail to meet such conditions in the future, it could be subject to corporate tax in Israel at the standard rate of 36% and could be required to refund tax benefits already received. Income from sources other than the “Approved Enterprise” during the benefit period will be subject to tax at the standard rate of corporate tax in Israel of 36%.

Under Israeli law, DSP Group, Ltd. is entitled to claim accelerated rates of depreciation on equipment used by an “Approved Enterprise” during the first five tax years from the beginning of such use.

As part of the Separation from the Parent, Corage, Ltd. applied for assignment of the approved plans and for the relevant tax benefits from DSP Group, Ltd. to Corage, Ltd. According to the assignment the above mentioned benefits would be granted to Corage, Ltd.

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
U.S. dollars in thousands

f.  Tax benefits under the Law for the Encouragement of Capital Investments, 1959:

Corage, Ltd. has been granted the status of “Approved Enterprise” under the Law for the Encouragement of Capital Investments, 1959 (the “Investment Law”). According to the provisions of the Investment Law, Corage, Ltd. has elected to enjoy “alternative benefits”—a waiver of grants in return for tax exemption. The “Approved Enterprise” status will allow Corage, Ltd. a tax exemption on undistributed income derived from the “Approved Enterprise” program. The income derived from this “Approved Enterprise” will be tax exempt for a period of two years, and will enjoy a reduced tax rate thereafter of 10% to 25% for an additional five to eight years (depending on the percentage of foreign investment). The five to ten-year period of benefits will commence with the first year in which Corage, Ltd. earns taxable income. The period of tax benefits, detailed above, is subject to limits of the earlier of 12 years from the commencement of production, or 14 years from receiving the approval.

The entitlement to the above benefits is conditional upon the Company’s fulfilling the conditions stipulated by the above law, regulations published thereunder and the instruments of approval for the specific investments in “Approved Enterprises.” In the event of failure to comply with these conditions, the benefits may be canceled and the Company may be required to refund the amount of the benefits, in whole or in part, including interest.

Should Corage, Ltd. derive income from sources other than the “Approved Enterprise” during the period of benefits, such income shall be taxable at the regular corporate tax rate of 36%.

g.  Separation from DSP Group, Ltd.

DSP Group, Ltd. has obtained a tax ruling for the tax exempt split plan pursuant to section 105A(a) to the Israeli Income Tax Ordinance (“section 105”). Under section 105 and according to the ruling, the majority of the assets that will be transferred to Corage, Ltd. and the majority of the assets that will remain in DSP Group, Ltd., cannot be sold for a two-year period and subject to other requirements determined by law.

NOTE 8:—SUBSEQUENT EVENTS (Unaudited)

a.  On April 4, 2002, the Parent, the Company and Parthus Technologies plc (“Parthus”) entered into a combination agreement (the “Combination Agreement”) pursuant to which Parthus and the Company agreed to effect a combination of their businesses, whereby the Parent contributes the DSP core licensing business and operations and the related assets and liabilities of such business and operations to the Company and Parthus will be acquired by the Company in exchange for the Common Stock of the Company (the “Combination”). The new combined company will be renamed ParthusCeva, Inc. (“ParthusCeva”).

The Parent will distribute 100% of the equity of the Company it holds pro-rata to the Parent’s stockholders. Immediately following the Separation and distribution of stock to the Parent’s stockholders and pursuant to the Combination, the Company will issue its Common Stock to the existing shareholders of Parthus and Parthus will become a subsidiary of the Company. As a result of these transactions, the stockholders of the Parent will hold shares representing approximately 50.1% of the Common Stock of ParthusCeva and the former shareholders of Parthus will hold shares representing approximately 49.9% of the Common Stock of ParthusCeva.

Per a ruling obtained from the U.S. Internal Revenue Service, the separation and distribution of Ceva’s common stock to the stockholders of DSP Group will be a tax-free reorganization.

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
U.S. dollars in thousands

The following agreements were signed with respect to the mentioned transactions:

Separation Agreement:

The separation agreement provides for the transfer to Ceva of assets and liabilities from DSP Group related to the DSP cores licensing business in exchange for the issuance by Ceva to DSP Group of 1,000 shares of Ceva common stock on the separation date. Further, the separation agreement provides for DSP Group’s Israeli subsidiary, DSP Group, Ltd., to transfer all of the share capital of Corage, Ltd, an Israeli company, to DSP Group, which DSP Group then contributed to Ceva. Ceva subsequently contributed all of the Corage, Ltd. share capital to DSP Ceva, Inc., our wholly-owned subsidiary. Upon the closing of the combination, DSP Ceva, Inc. changed its name to DSP ParthusCeva, Inc. and Corage, Ltd. changed its name to ParthusCeva, Ltd.

After its contribution of assets to Ceva, DSP Group surrendered shares of Ceva’s Common Stock it held to Ceva without consideration, to adjust the number of shares of Ceva’s Common Stock held by DSP Group and then distributed the remaining shares of Ceva Common stock it held to the DSP Group stockholders on the basis of one share of Ceva common stock for every three shares of DSP Group’s common stock held by such stockholder on the record dated for the distribution. Following the distribution, Ceva acquired Parthus pursuant to a scheme of arrangement.

The Contribution.

As part of the assets contributed to us in the separation, DSP Group also contributed to us a total of the sum of $40 million as initial working capital plus cash equal to the amount by which the transaction costs of the separation and combination exceeded $2 million. In addition, as part of the separation and distribution and pursuant to the terms of the separation agreement, Ceva and DSP Group agreed to settle the intercompany investment account between them by (i) converting part of DSP Group’s investment account in Ceva (consisting of the value of the property, equipment and inventory) into Ceva’s stockholders’ equity, (ii) allowing DSP Group to retain all rights to Ceva’s accounts receivable existing on the date of the separation, and (iii) having DSP Group retain certain of Ceva’s current liabilities existing on the date of separation, such that the settlement arrangement results in the net amount of assets retained by DSP Group to equal the amount of the intercompany account on the date of separation (as of June 30, 2002, approximately $8.7 million).

The Distribution.

DSP Group distributed all of the shares of Ceva’s common stock outstanding on the separation date to its stockholders on a pro rata basis. No fractional shares was issued in the distribution. Instead, DSP Group stockholders received cash for any fractional shares of Ceva’s common stock held by them.

Representations, warranties, covenants and indemnification regarding the distribution.

The separation agreement contains representations and warranties from DSP Group and Ceva as to the accuracy of facts and representations made by DSP Group, Ceva and Parthus in connection with the tax rulings issued by the Internal Revenue Service in connection with the separation, distribution and combination. Under the separation agreement, ParthusCeva has agreed that (i) during the two-year period following the completion of the distribution, ParthusCeva will not liquidate, dispose of or discontinue a substantial portion of the “active trade or business” of the Company, or dispose of any business or assets in a manner inconsistent with the business purpose for the distribution, or (ii) during the one-year period following the completion of the distribution,

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(U.S. dollars in thousands)

ParthusCeva will not agree to or undertake a proposed acquisition transaction (as defined in the separation agreement) unless the requirements set forth in the separation agreement are satisfied.

Under the terms of the separation agreement, ParthusCeva has agreed to indemnify DSP Group and its affiliates for any tax liability incurred by DSP Group as a result of ParthusCeva’s breach of any representation, warranties or covenants made in the separation agreement with respect to the tax matters listed in the separation agreement.

In addition, each of the parties has agreed to indemnify the other with respect to the failure to pay, perform or discharge any liabilities for which it is responsible under the separation agreement, breach any of the terms of the separation agreement and the ancillary agreements associated with the separation agreement or breach any of the covenants or obligations of the combination agreement.

The rights and obligations detailed above will survive until 30 days following the expiration of the applicable statute of limitations. There are no limitations on the rights and obligations relating to the amount of any claim for indemnification.

Expenses.

Each party to the separation agreement will bear its own respective third party fees, costs and expenses paid or incurred in connection with the transactions.

Various ancillary agreements detail the separation and various interim and ongoing relationships among DSP Group, its subsidiaries, ParthusCeva and its subsidiaries. These agreements are described more fully below.

Ceva Technology Transfer Agreement

The Ceva technology transfer agreement identifies the assets, including intellectual property, that DSP Group transferred to Ceva and the liabilities that Ceva assumed from DSP Group in the separation in exchange for issuance by Ceva to DSP Group of shares of its common stock.

DSP Ceva Technology Transfer Agreement

The DSP Ceva technology transfer agreement implements the transfer from ParthusCeva to its wholly-owned subsidiary, DSP Ceva, of the assets transferred by DSP Group to Ceva and the assumption by DSP Ceva of liabilities assumed by Ceva from DSP Group in the separation in exchange for the issuance by DSP Ceva to Ceva of shares in its share capital.

Transition Services Agreement Between DSP Group, Ltd. and ParthusCeva, Ltd.

The transition services agreement governs the provision of transitional services by DSP Group, Ltd. to ParthusCeva, Ltd. after the separation date. DSP Group, Ltd. is obligated to provide certain general and administrative services, including management and information services and network, hardware and software maintenance and support, to ParthusCeva, Ltd. ParthusCeva, Ltd. is obligated to pay DSP Group, Ltd. an agreed amount.

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(U.S. dollars in thousands)

The term of the transition services agreement commences on the date of the separation agreement and continues until December 31, 2003.

During the first year following the separation date, and until December 31, 2003, ParthusCeva Ltd. will occupy and utilize portions of DSP Group, Ltd.’s facilities. ParthusCeva, Ltd. is obligated to pay an agreed amount to DSP Group, Ltd. for its respective pro rata shares of the rent and other costs of occupying and operating these facilities.

Tax Indemnification and Allocation Agreement

Ceva was included as part of DSP Group’s consolidated group for federal income tax purposes until the separation date. In general, under the U.S. Internal Revenue Code, each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group.

Pursuant negotiations between DSP Group and Parthus to allocate the responsibilities between ParthusCeva and DSP Group for tax liabilities that may be asserted in the future, in addition to the indemnification provided in the separation agreement, ParthusCeva have entered into a tax indemnification and allocation agreement with DSP Group pursuant to which DSP Group will be liable for, and will indemnify ParthusCeva for, any federal income tax related to the consolidated return for all periods ending on or before the distribution date. Under that agreement, each of ParthusCeva and DSP Group will each be liable for, and shall indemnify the other against, its respective liability for federal income tax for subsequent periods after the distribution.

Voting Agreements

As a condition to the combination of Parthus and Ceva, certain stockholders have entered into individual voting agreements with ParthusCeva. These agreements, which cover approximately 18.2% of the outstanding stock of ParthusCeva as of the date of the combination (although the voting agreements apply to any additional shares subsequently acquired by such stockholders, including upon exercise of options), provide that the stockholders that entered into the voting agreements will vote all of his or her ParthusCeva shares for the ParthusCeva nominees to its board or directors and, with respect to all other matters to be voted on by the stockholders, either in accordance with the recommendations of the ParthusCeva board of directors or, if the board of directors makes no recommendation, for or against such matters in the same proportion as the shares owned by all other stockholders. Each voting agreement terminates upon the earlier of two years from the date of the agreement, the sale of all or substantially all of ParthusCeva assets or a consolidation or merger of ParthusCeva as a result of which its stockholders prior to such a consolidation or merger hold less than 50% of the voting equity of the surviving or resulting entity, a liquidation, dissolution or winding up of the ParthusCeva business operations, the execution by ParthusCeva of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of its property and assets.

Combination Agreement

Pursuant to the terms and conditions of the Combination Agreement, Parthus and the Company will effect a combination of their businesses, whereby, immediately after the separation and distribution of stock by the Parent, Parthus will be acquired by the Company in exchange for the Common Stock of the Company. The newly combined company will be renamed ParthusCeva and its Common Stock has been approved for quotation on the Nasdaq National Market under the symbol “PCVA” and has been approved for listing on the London Stock Exchange under the symbol “PCV.”

CEVA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(U.S. dollars in thousands)

The combination will be effected through a scheme of arrangement pursuant to the laws of the Republic of Ireland—a form of corporate reorganization that will be approved by the shareholders and sanctioned by the High Court of Ireland. The scheme provided as follows:

•	Immediately prior to the combination with Ceva, Parthus distributed to its shareholders an aggregate cash repayment of capital of $60 million.

•	The existing Parthus shares were then cancelled and each Parthus shareholder received new shares of ParthusCeva’s common stock.

•	Immediately following the combination, the stockholders of DSP Group and the former shareholders of Parthus own approximately 50.1% and 49.9%, respectively, of the common stock of ParthusCeva.

•
ParthusCeva assumed all outstanding Parthus share options and the option plans and option agreements that govern them. These options continue with the same terms and conditions, except that they have become options to purchase shares of ParthusCeva’s common stock and have been adjusted in the manner set forth below. Option holders will no longer be able to obtain Parthus shares or ADSs upon exercise of such options.

•
The number of shares of ParthusCeva’s common stock purchasable upon the exercise of each Parthus option is equal to the number of Parthus shares underlying the option, adjusted to take into account the conversion of Parthus shares into ParthusCeva shares. The exercise price per share was also adjusted proportionately.

b.  In April 2002 the Company’s Board of Directors approved an amendment to its Certificate of Incorporation which will be amended in connection with the Combination to provide for, among other things, (i) the authorization of one hundred five million (105,000,000) shares of Corage Common Stock, (ii) the authorization of five million (5,000,000) shares of preferred stock of the Corporation with rights, preferences and privileges to be designated and established by the Board.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS  OF PARTHUS TECHNOLOGIES PLC

Consolidated Financial Statements of Parthus Technologies plc and subsidiaries:

PARTHUS TECHNOLOGIES PLC

CONDENSED CONSOLIDATED BALANCE SHEETS

	Audited December 31,	Unaudited June 30,
	2001	2002
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$121,503	$114,101
Short term investments—available for sale	1,800	—
Accounts receivable	3,541	5,421
Prepayments and other current assets	3,365	3,968
Inventory	797	517

Total current assets	131,006	124,007
Property, plant and equipment, net	7,691	6,617
Investments	—	4,500
Goodwill, net	62,691	63,579
Intangible assets, net	4,432	3,752

Total assets	$205,820	$202,455

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$5,672	$4,680
Accrued liabilities	11,178	12,718
Deferred revenue	4,759	3,914
Taxes payable	2,124	1,554

Total current liabilities	23,733	22,866
Shareholders’ equity
Ordinary shares, par value €0.000317 per share; 8,000,000,000 shares authorized at December 31, 2001 and June 30, 2002; 581,180,431 and 590,605,690 shares issued and outstanding at December 31, 2001 and June 30, 2002	205	207
Additional paid in capital	239,138	241,127
Deferred stock compensation	(5,052)	(4,002)
Accumulated other comprehensive income	(3,065)	(3,047)
Retained earnings	(49,139)	(54,696)

Total shareholders’ equity	182,087	179,589

Total liabilities and shareholders’ equity	$205,820	$202,455

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PARTHUS TECHNOLOGIES PLC

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Six months ended June 30,
	2001	2002
	(in thousands
	except share and per share data )
Revenue
IP license	$13,016	$18,766
IP creation	4,302	1,427
Hard IP	2,625	1,298

Total revenue	19,943	21,491

Cost of revenue
IP license	2,149	2,943
IP creation	3,034	1,002
Hard IP	1,423	699

Total cost of revenue	6,606	4,644

Gross margin	13,337	16,847
Research and development	13,744	13,516
Sales and marketing	5,604	4,554
General and administrative	3,790	3,100
Amortization of goodwill & intangible assets	1,674	680
ParthusCeva Merger costs	—	1,463
Loss on disposal of facility	—	213

Total operating expenses	24,812	23,526
Loss from operations	(11,475)	(6,679)
Interest income	3,784	1,337
Foreign exchange loss	(89)	(215)
Minority interest	(100)	—

Loss before provision for income taxes	(7,880)	(5,557)
Provision for income taxes	(300)	(—)

Net loss available to ordinary shareholders	$(8,180)	$(5,557)

Net loss per ordinary share
Basic and diluted	$(0.015)	$(0.010)

Weighted average number of ordinary shares Outstanding
Basic and diluted	538,661,930	583,404,690

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PARTHUS TECHNOLOGIES PLC

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF
SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

	Number of Ordinary Shares	Amount	Additional Paid-in Capital	Deferred Stock Compensation	Accumulated Other Comprehensive Income	Retained Earnings	Total Share- holders’ Equity
	(in thousands, except share data)
Balance at December 31, 2001	581,180,431	$205	$239,138	$(5,052)	$(3,065)	$(49,139)	$182,087
Comprehensive income:
Net loss	—	—	—	—	—	(5,557)	(5,557)
Currency translation adjustment	—	—	—	—	18	—	18

Total comprehensive income							(5,539)
Exercise of share options	6,149,690	1	786	—	—	—	787
Issue of ordinary shares	3,275,569	1	1,215	—	—	—	1,216
Share issuance costs	—	—	(12)	—	—	—	(12)
Stock compensation expense	—	—	—	1,050	—	—	1,050

Balance at June 30, 2002	590,605,690	$207	$241,127	$(4,002)	$(3,047)	$(54,696)	$179,589

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PARTHUS TECHNOLOGIES PLC

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended June 30,
	2001	2002
	(in thousands)
Cash flows from operating activities
Net loss	$(8,180)	$(5,557)
Adjustments to reconcile net loss to net cash used in operating activities
Loss on disposal of facility	—	213
Depreciation	1,228	1,579
Amortization of goodwill and intangible assets	1,674	680
Undistributed earnings of minority interest	100	—
Unrealized foreign exchange (gains) losses	(307)	288
Non-cash stock compensation expense	756	1,050
Changes in assets and liabilities
Increase in accounts receivable	(2,298)	(1,434)
Increase in prepayments and other current assets	(1,003)	(537)
Decrease in inventory	272	288
Increase in accrued liabilities	848	1,992
Increase (decrease) in deferred revenue	2,297	(883)
Increase (decrease) in taxes payable	915	(586)
Increase (decrease) in accounts payable	115	(1,123)

Net cash used in operating activities	(3,583)	(4,030)
Cash flows from investing activities
Purchase of fixed assets	(3,745)	(1,080)
Disposal of facility	—	(445)
Purchase of business and intangible assets	(25,108)	—
Cash acquired with subsidiary undertaking	1,061	—
Sale of short term investments	—	1,800
Other investments	—	(4,900)

Net cash used in investing activities	(27,792)	(4,625)
Cash flows from financing activities
Proceeds from issuance of share capital	1,859	1,115
Share issuance costs	(762)	(12)

Net cash provided by financing activities	1,097	1,103
Effect of exchange rate movements on cash	(586)	150

Net decrease in cash and cash equivalents	(30,864)	(7,402)
Cash and cash equivalents at beginning of period	159,865	121,503

Cash and cash equivalents at end of period	$129,001	$114,101

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PARTHUS TECHNOLOGIES PLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.    Basis of preparation

These condensed consolidated financial statements, which have been prepared in accordance with United States generally accepted accounting principles, have not been audited. These interim consolidated financial statements reflect all normal and recurring adjustments which are, in the opinion of management, necessary to present this data fairly. The six month periods ended June 30, 2001 and 2002 are regarded as distinct financial periods for accounting purposes with the exception of tax where the periods are allocated as appropriate proportions of the expected amounts of the total annual charge. The results for those periods are not necessarily indicative of the expected results for the full financial year. The preparation of the condensed consolidated financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and judgments that affect reported amounts and disclosures in these unaudited condensed consolidated financial statements. Actual results could differ from those estimates. These unaudited financial statements should be read in conjunction with the audited financial statements included elsewhere within this prospectus. There have been no significant changes in the Company’s accounting policies from those outlined in the audited financial statements for the year ended December 31, 2001.

Certain information and footnote disclosure normally included in financial statements prepared in accordance with United States generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The condensed consolidated financial statements should be read in conjunction with the accounting policies and notes to the consolidated financial statements included in this prospectus.

2.    Net loss per ordinary share

Basic net loss per ordinary share has been computed by dividing net loss available to ordinary shareholders by the weighted average numbers of ordinary shares outstanding during the period. Diluted net loss per ordinary share is computed by adjusting the weighted average number of ordinary shares outstanding during the period for all potentially dilutive shares outstanding and adjusting net loss for any changes in loss that would result from the conversion of such potential ordinary shares.

There is no difference, for the periods presented, in net loss used for basic and diluted net loss per ordinary share. The reconciliation of the number of shares used in the computation of basic and net loss per share is as follows:

	Six months ended June 30,
	2002	2001
Weighted average number of ordinary shares outstanding for basic net loss per ordinary share	583,404,690	538,661,930
Effect of dilutive share options outstanding	—	—

Weighted average number of ordinary shares for diluted net loss per ordinary share	583,404,690	538,661,930

PARTHUS TECHNOLOGIES PLC

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS—(Continued)

3.    Business segment information

Management is of the opinion that the Company operates in a single industry segment. The analysis of the Company’s operations by geographical area is as follows:

	Six months ended June 30,
Revenue by destination	2002	2001
	(in thousands)
United States	$9,848	$9,612
Europe, Middle East and Africa	9,751	8,397
Asia	1,892	1,934

Total	$21,491	$19,943

4.    New accounting pronouncements

In July 2001 the Financial Accounting Standards Board (“FASB”) introduced two new statements: SFAS No. 141, “Business Combinations” and Statement No. 142, “Goodwill and Other Intangible Assets”. Those statements change the accounting for business combinations and goodwill in two significant ways. First, SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. The adoption of the purchase method of accounting had no impact on the Company for the periods presented. Second, SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. The Company adopted SFAS No. 142 effective January 1, 2002 and, accordingly, goodwill amortization ceased on that date.

The Company completed its transitional assessment of goodwill impairment in the second quarter of fiscal 2002 as required under SFAS No. 142 and the assessment indicates that there is no charge for impairment.

The following table reconciles the reported net loss for the six months ended June 30, 2001 to the respective pro forma balance adjusted to exclude goodwill amortization, which is no longer recorded under SFAS No. 142:

Six months ended June 30, 2001

Reported net loss:	$(8,180)
Add back goodwill amortization	942

Adjusted net income	$(7,238)

Basic and diluted net loss per ordinary share:
Reported	$(0.015)
Add back goodwill amortization	$0.004

Adjusted net loss per ordinary share	$(0.011)

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” (“SFAS No. 144”) addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The provisions

PARTHUS TECHNOLOGIES PLC

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS—(Continued)

of this statement are effective for financial statements issued for fiscal years beginning after December 15, 2001. The adoption of this standard did not have any impact on the Company’s consolidated financial statements.

5.    Investments

On March 14, 2002 the Company entered into an agreement with UbiNetics to subscribe for 3,966,000 ordinary shares of UbiNetics, representing a minority investment in the shares of that company, for cash consideration of $4.5 million. The investment has been accounted for under the cost method.

On the same date the Company completed an asset purchase agreement with UbiNetics, pursuant to which the Company disposed of certain assets and liabilities to UbiNetics. The loss recorded on the disposal amounted to $213,000.

6.    Foreign currencies

On January 1, 2002, following a review of the economic facts and circumstances in which Parthus operates, the Company and certain subsidiaries adopted the US dollar as the functional currency. The impact of this change was not material to the reported results of operations.

7.    Shareholders’ equity

Following the announcement of the Company’s intention to enter into a combination agreement with Ceva, Inc., the Company agreed to issue an aggregate of 2,114,109 Parthus ordinary shares effective May 28, 2002 to the former shareholders of Chicory Systems, Inc., in full satisfaction of the Company’s obligations with respect to a contingent issuance of a further 21.9 million ordinary shares in connection with the Company’s acquisition of Chicory. The 2,114,109 share issuance was accounted for as additional purchase consideration and recorded as additional goodwill of $887,926.

During the six months ended June 30, 2002, the Company issued a total of 116,146 ADSs (equivalent to 1,161,460 ordinary shares) to employees under the Company’s Employee Share Purchase Plan for consideration of $327,000.

8.    Combination with Ceva, Inc.

In April 2002, the Company announced that it had entered into an agreement with DSP Group, Inc. and Ceva, Inc., providing for the merger of Parthus and Ceva, the intellectual property subsidiary of DSP Group. This combination, to be effected as a merger of equals, has been unanimously approved by the board of directors of both companies. The new combined company, to be called ParthusCeva, Inc., will be incorporated in Delaware and headquartered in San Jose, California, with principal executive offices in Dublin, Ireland and Herzeliya, Israel.

Prior to the combination, Parthus is to distribute $60 million cash to shareholders by means of a repayment of capital.

REPORT OF INDEPENDENT CHARTERED ACCOUNTANTS

To the Directors and Shareholders of Parthus Technologies plc

We have audited the accompanying consolidated balance sheets of Parthus Technologies plc and subsidiaries as of December 31, 2000 and 2001 and the related consolidated statements of operations, shareholders’ equity and comprehensive income and cash flows for each of the years in the three year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Parthus Technologies plc and subsidiaries as of December 31, 2000 and 2001, and the consolidated results of their operations and their cash flows for each of the years in the three year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

KPMG
Chartered Accountants

Dublin, Ireland
January 25, 2002

PARTHUS TECHNOLOGIES PLC

CONSOLIDATED BALANCE SHEETS

	December 31,
	2000	2001
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$159,865	$121,503
Short term investments—available for sale (note 4)	—	1,800
Accounts receivable	3,245	3,541
Government grants receivable	904	—
Prepayments and other current assets (note 5)	2,851	3,365
Inventory (note 6)	1,250	797

Total current assets	168,115	131,006
Property, plant and equipment, net (note 7)	4,891	7,691
Goodwill, net (note 9)	—	62,691
Intangible assets, net (note 10)	6,240	4,432

Total assets	$179,246	$205,820

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,802	$5,672
Accrued liabilities (note 11)	9,438	11,178
Deferred revenue	5,680	4,759
Taxes payable	1,809	2,124

Total current liabilities	20,729	23,733
Minority interests (note 12)	1,001	—
Shareholders’ equity
Ordinary shares, par value €0.000317per share; 8,000,000,000 shares authorized at December 3l, 2000 and 2001; 530,595,999 and 581,180,431 shares issued and outstanding at December 31, 2000 and 2001 (note 14)	191	205
Additional paid in capital	177,657	239,138
Deferred stock compensation	(4,147)	(5,052)
Accumulated other comprehensive income	(1,705)	(3,065)
Retained earnings	(14,480)	(49,139)

Total shareholders’ equity	157,516	182,087

Total liabilities and shareholders’ equity	$179,246	$205,820

The accompanying notes are an integral part of these consolidated financial statements.

PARTHUS TECHNOLOGIES PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	1999	2000	2001
	(in thousands, except share and per share data)
Revenue
IP license	$5,214	$16,059	$29,998
IP creation	13,826	12,433	6,756
Hard IP	—	3,428	4,165

Total revenue	19,040	31,920	40,919

Cost of revenue
IP license	983	2,960	5,052
IP creation	8,325	8,334	4,751
Hard IP	—	2,116	2,261

Total cost of revenue	9,308	13,410	12,064

Gross margin	9,732	18,510	28,855
Research and development (note 15)	7,128	19,090	29,994
Sales and marketing (note 15)	2,479	9,012	11,054
General and administrative (note 15)	2,994	9,741	7,364
Amortization of goodwill and intangible assets	—	1,081	9,195
In-process research and development charge (note 8)	—	—	10,895
Restructuring charge (note 17)	—	—	765

Total operating expenses	12,601	38,924	69,267
Loss from operations	(2,869)	(20,414)	(40,412)
Interest income	172	5,346	6,394
Interest expense (note 16)	(27)	—	—
Foreign exchange gain (loss)	241	434	(241)
Minority interest (note 12)	(75)	(204)	(100)

Loss before provision for income taxes	(2,558)	(14,838)	(34,359)
Provision for income taxes (note 18)	—	(1,205)	(300)

Net loss	(2,558)	(16,043)	(34,659)
Preference dividends (note 13)	(54)	(15)	—

Net loss available to ordinary shareholders	$(2,612)	$(16,058)	$(34,659)

Net loss per ordinary share
Basic and diluted	$(0.007)	$(0.034)	$(0.062)

Weighted average number of ordinary shares
Outstanding
Basic and diluted	362,473,760	471,389,525	558,946,827

The accompanying notes are an integral part of these consolidated financial statements.

PARTHUS TECHNOLOGIES PLC

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME

	Number of Ordinary Shares	Amount	Additional Paid-in Capital	Deferred Stock Compensation	Accumulated Other Comprehensive Income	Retained Earnings	Total Share- holders’ Equity
	(in thousands, except share data)
Balance at December 31, 1998	362,473,760	$143	$7,876	$—	$(100)	$4,190	$12,109
Comprehensive income:
Net loss	—	—	—	—	—	(2,558)	(2,558)
Currency translation adjustment	—	—	—	—	(1,668)	—	(1,668)

Total comprehensive Income							(4,226)
Non cash stock compensation	—	—	2,726	(2,726)	—	—	—
Stock compensation Expense	—	—	—	52	—	—	52
Preference dividends	—	—	—	—	—	(54)	(54)

Balance at December 31, 1999	362,473,760	143	10,602	(2,674)	(1,768)	$1,578	$7,881

Comprehensive income:
Net loss	—	—	—	—	—	(16,043)	(16,043)
Currency translation adjustment	—	—	—	—	63	—	63

Total comprehensive Income							(15,980)
Exercise of share options	39,477,264	11	1,377	—	—	—	1,388
Issue of ordinary shares	128,644,975	37	172,858	—	—	—	172,895
Share issue costs	—	—	(14,193)	—	—	—	(14,193)
Non cash stock compensation	—	—	7,013	(7,013)	—	—	—
Stock compensation Expense	—	—	—	5,540	—	—	5,540
Preference dividends	—	—	—	—	—	(15)	(15)

Balance at December 31, 2000	530,595,999	$191	$177,657	$(4,147)	$(1,705)	$(14,480)	$157,516

Comprehensive income:
Net loss	—	—	—	—	—	(34,659)	(34,659)
Currency translation adjustment	—	—	—	—	(1,360)	—	(1,360)

Total comprehensive Income							(36,019)
Exercise of share options	7,976,400	2	1,160	—	—	—	1,162
Issue of ordinary shares	42,608,032	12	58,372	—	—	—	58,384
Share issue costs	—	—	(762)	—	—	—	(762)
Non-cash stock compensation	—	—	2,711	(2,711)	—	—	—
Stock compensation expense	—	—	—	1,806	—	—	1,806

Balance at December 31, 2001	581,180,431	$205	$239,138	$(5,052)	$(3,065)	$(49,139)	$182,087

The accompanying notes are an integral part of these consolidated financial statements.

PARTHUS TECHNOLOGIES PLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	1999	2000	2001
	(in thousands)
Cash flows from operating activities
Net loss	$(2,558)	$(16,043)	$(34,659)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Loss on disposal of fixed assets	—	1	1
Depreciation	1,089	1,944	2,668
Amortization of goodwill and intangible assets	—	1,081	9,195
In-process research and development charge	—	—	10,895
Non-cash interest expense	27	—	—
Undistributed earnings of minority interest	75	204	100
Unrealized foreign exchange gains	(143)	(341)	(556)
Non-cash stock compensation expense	52	5,540	1,806
Changes in assets and liabilities
Increase in accounts receivable	(1,396)	(249)	(472)
(Increase) decrease in prepayments and other current assets	(375)	(2,575)	455
(Increase) decrease in related party receivables	(425)	400	—
(Increase) decrease in inventory	—	(288)	425
Increase in accrued liabilities	2,096	5,563	838
Increase (decrease) in deferred revenue	874	3,940	(946)
(Decrease) increase in taxes payable	(358)	1,232	404
Increase in accounts payable	654	2,456	1,930

Net cash (used in) provided by operating activities	(388)	2,865	(7,916)
Cash flows from investing activities
Purchase of fixed assets	(1,281)	(3,428)	(5,538)
Sale of fixed assets	—	1	—
Purchase of business and intangible assets	—	(7,453)	(25,108)
Cash acquired with subsidiary undertaking	—	—	1,061
Purchase of short term investments	—	—	(1,800)

Net cash used in investing activities	(1,281)	(10,880)	(31,385)
Cash flows from financing activities
Proceeds from issuance of share capital	—	172,424	2,209
Share issuance costs	—	(12,535)	(762)
Redemption of redeemable shares	(664)	(1,623)	—
Proceeds from (repayment of) bank overdraft	84	(84)	—
Preference dividends paid	(54)	(15)	—

Net cash (used in) provided by financing activities	(634)	158,167	1,447
Effect of exchange rate movements on cash	(1,733)	(601)	(508)

Net (decrease) increase in cash and cash equivalents	(4,036)	149,551	(38,362)
Cash and cash equivalents at beginning of year	14,350	10,314	159,865

Cash and cash equivalents at end of year	$10,314	$159,865	$121,503

The accompanying notes are an integral part of these consolidated financial statements.

PARTHUS TECHNOLOGIES PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.    Business Overview

Parthus Technologies plc and its subsidiary companies (collectively known as the ‘‘Company’’) is a leading supplier of platform-level intellectual property solutions to the mobile Internet market. The Company offers businesses significant time-to-market advantages by delivering system level solutions for mobile Internet devices that can be integrated quickly and easily with customer owned technology and third party industry standards. The Company’s customers consist primarily of leading electronic product and semiconductor manufacturers.

2.    Significant accounting polices

(a)  Basis of preparation

The accounting policies noted below were applied in the preparation of the accompanying financial statements and are in conformity with accounting principles generally accepted in the United States (“US GAAP”).

(b)  Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

(c)  Principles of consolidation

The consolidated financial statements incorporate the financial statements of the Company and all of its subsidiaries. All significant intercompany balances and transactions have been eliminated on consolidation.

(d)  Revenue recognition

The Company recognizes revenue in accordance with the provisions of the American Institute of Certified Public Accountants’ Statement of Position No. 97-2 and No. 98-4 ‘‘Software Revenue Recognition’’ (SOP 97-2 and SOP 98-4) as follows:

Intellectual Property (IP) Licence revenue consists of license fees received under the terms of license agreements with customers to enable them to use the Company’s IP which is customized to each customer’s specific requirements. The Company licenses its IP to leading semiconductor manufacturers and electronic product manufacturers for applications in the Mobile-Internet market. The Company’s IP consists of software and related documentation that enable a customer to produce integrated circuits and related technology and software. In general the time between the signing of a license and final customer acceptance is between three and twelve months with most time allocated to the period between delivery and acceptance of the technology. Delivery generally occurs within a short time period after signing.

Fees are payable upon completion of agreed upon milestones, such as delivery of specifications and technical documentation. Each licence is designed to meet the specific requirements of the particular customer and can vary from rights to incorporate Company technology into a customer’s own application specific product to the complete design of a ‘‘system on a chip’’.

No upgrades or modifications to the licensed IP are provided. Following customer acceptance, the Company has no further obligations under the license agreement.

PARTHUS TECHNOLOGIES PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Revenues from initial license fees are recognized based on the percentage to completion method over the period from signing of the license through to customer acceptance. Initial license fees are recognized using the percentage of completion method as software requires significant modification or customization. The amount of revenue recognized is based on the total license fees under the license agreement and the percentage to completion achieved. The percentage to completion is measured by monitoring progress using records of actual time incurred to date in the project compared to the total estimated project requirement, which corresponds to the costs related to earned revenues. Estimates of total project requirements are based on prior experience of customization, delivery and acceptance of the same or similar technology and are reviewed and updated regularly by management. After delivery, if uncertainty exists about customer acceptance of the software, license revenue would not be recognized until acceptance. Under the percentage to completion method, provisions for estimated losses on uncompleted contracts are recognized in the period in which the likelihood of such losses is determined.

The Company believes that the use of the percentage of completion method is appropriate as the Company has the ability to make reasonably dependable estimates of the extent of progress towards completion, contract revenues and contract costs. In addition, contracts executed include provisions that clearly specify the enforceable rights regarding services to be provided and received by the parties to the contracts, the consideration to be exchanged and the manner and terms of settlement. In all cases the Company expects to perform its contractual obligations and its licensees are expected to satisfy their obligations under the contract.

The excess of license fees received over revenue recognized in respect of such fees is recorded as deferred revenue.

In addition to the license fees, contracts generally contain an agreement to provide post contract (support, maintenance and training) which consists of an identified customer contact at the Group and telephone or e-mail support. Fees for post contract support which take place after customer acceptance are specified in the contract. Revenue for post contract support is recognized on a straight-line basis over the period for which support and maintenance and training is contractually agreed by the Company with the licensee.

IP creation is the development and design of integrated circuits. Revenues from IP creation comprise revenues arising from fee for service contracts based on time and materials. Revenue from IP creation is recognized when the service has been provided and all obligations to the customer under the contract have been fulfilled.

Hard IP is the incorporation of intellectual property into reference designs (either as silicon chips or printed circuit boards). Revenues from Hard IP are recognized when reference designs are complete, delivery has occurred and all obligations to the customer are fulfilled.

(e)  Research and development

Research and development expenditure is expensed in the period in which it is incurred.

(f)  Government grants

Government grants received relating to capital expenditure are offset against the cost of the related property, plant and equipment.

Grants relating to categories of operating expenditures are credited to income in the period in which the expenditure to which they relate is charged.

PARTHUS TECHNOLOGIES PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(g)  Pension costs

The Company contributes to defined contribution plans covering all eligible employees. The Company contributes to these plans based upon various fixed percentages of employee compensation, and such contributions are expensed as incurred. The amounts of contributions expensed by the Company for the years ended December 31, 1999, 2000 and 2001 were $848,000, $1,529,000 and $1,727,000, respectively.

(h)  Cash equivalents

The Group considers all highly liquid investments with original maturity dates of three months or less to be cash equivalents.

(i)  Property, plant and equipment

The cost of property, plant and equipment is their purchase cost, together with any incidental costs of acquisition.

Depreciation is calculated so as to write off the cost of property, plant and equipment, less estimated residual values, on a straight line basis over the expected useful economic lives of the assets concerned. The principal economic lives used for this purpose are:

Work stations	3—4 years
Plant and machinery	3—5 years
Office equipment	4—5 years
Motor vehicles	4 years

(j)  Intangible assets

Intangible assets represent the acquisition of intellectual property and patents which are amortized over five years on a straight line basis, representing the estimated period over which benefits are expected to accrue. Where events and circumstances are present which indicate that the carrying amount of an intangible asset may not be recoverable, the Company estimates the future undiscounted cash flows expected to result from use of the asset and its eventual disposition. Where future undiscounted cash flows are less than the carrying amount of the asset, the Company will recognize an impairment loss, otherwise no loss is recognized. This impairment loss is measured by comparing the fair value of the asset with its carrying value.

(k)  Goodwill

Goodwill arising on acquisition is capitalized and amortized over five years on a straight line basis, representing the estimated period over which benefits are expected to accrue. Where events and circumstances are present which indicate that the carrying amount of goodwill may not be recoverable, the Company estimates the future undiscounted cash flows expected to result from use of the goodwill and its eventual disposition. Where future undiscounted cash flows are less than the carrying amount of the asset, the Company will recognize an impairment loss, otherwise no loss is recognized. The impairment loss is measured by comparing the fair value of the asset with its carrying value. The Company adopted SFAS No. 142 “Goodwill and Intangible Assets” effective from January 1, 2002. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment only approach. Amortization of goodwill ceases on adoption of SFAS No. 142.

(l)  Investments—available for sale

The Company has classified short term investments as available for sale in accordance with the terms of SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities”. The investments are reported at fair value with unrealized gains and losses reported in a separate component of shareholder equity. No unrealized gain or loss arose in the year ended December 31, 2001.

PARTHUS TECHNOLOGIES PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(m)  Inventory

Inventory is valued at the lower of cost and net realizable value and after provisions for obsolescence. Cost in the case of raw materials comprises the purchase price and attributable costs, less trade discounts. Cost in the case of work in progress and finished goods, comprises fixed labor, raw materials costs and attributable overheads.

(n)  Operating leases

Costs in respect of operating leases are charged on a straight line basis over the lease term.

(o)  Accounting for stock based compensation

The Company has elected to use the intrinsic value-based method to account for all of its employee stock based compensation plans under APB Opinion No. 25, “Accounting for Stock Issued to Employees”.

Stock compensation is amortized on a straight-line basis over the vesting period of the options, typically four years. The Company has adopted the disclosure requirements of the Statement of Financial Accounting Standards (‘‘SFAS’’) No. 123, “Accounting for Stock Based Compensation” (see note 15).

The Company has not granted options to non employees.

(p)  Foreign currencies and translation of subsidiaries

The Company reporting currency is the US dollar ($).

The functional currency of the Company is Euro and the functional currency of the Company’s overseas operations is the local currency in which its operations conduct their business.

The assets and liabilities of subsidiaries denominated in foreign currencies are translated into Euro at rates of exchange at the balance sheet date.

Statements of income of overseas subsidiaries are translated into Euro at the average exchange rate for the period. Translation differences are taken to the cumulative translation adjustment.

Assets and liabilities so determined are translated into the Company’s reporting currency at the exchange rate at the balance sheet date. Revenues, expenses, gains and losses are translated at a weighted average of the exchange rates during the period, and all translation effects of exchange rate changes are included in the cumulative translation adjustment as a separate component of shareholders’ equity.

Transactions in currencies other than the functional currency are recorded at the rate at the date of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated at exchange rates prevailing at the balance sheet date. Adjustments resulting from these translations are taken to income and, where material, are separately disclosed.

Dividends declared by the Company will be declared in Euro.

PARTHUS TECHNOLOGIES PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(q) Disclosure about fair value of financial instruments

The following methods and assumptions were used to estimate the fair value of each material class of financial instrument:

The carrying amount of cash, cash equivalents, short term investments, unbilled revenue, other receivables, prepayments and other current assets and accounts receivable approximates fair value due to the short term maturities of these instruments.

The carrying amount of accounts payable, payments received on account, accrued liabilities and taxes payable approximates fair value due to the short term maturities of these instruments.

(r) Income taxes

The Company applies SFAS’ No. 109, ‘‘Accounting for Income Taxes’’, which requires the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates that will apply to taxable income in the years in which these temporary differences are expected to be recovered or settled.

(s) Advertising costs

All costs associated with advertising and promotion are expensed as incurred. The advertising and promotion expense was $78,000, $1,566,000 and $753,000 for the years ended December 31, 1999, 2000 and 2001, respectively.

(t) Net loss per ordinary share

Basic net loss per ordinary share has been computed by dividing net loss available to ordinary shareholders by the weighted average numbers of ordinary shares outstanding during the period. Diluted net loss per ordinary share is computed by adjusting the weighted average number of ordinary shares outstanding during the period for all potentially dilutive ordinary shares outstanding during the period and adjusting net loss for any changes in loss that would result from the conversion of such potential ordinary shares.

There is no difference, for the years presented, in net loss used for basic and diluted net loss per ordinary share. The reconciliation of the number of shares used in the computation of basic and diluted net income loss per ordinary share is as follows:

	Year ended December 31,
	1999	2000	2001
Weighted average number of ordinary shares outstanding for basic net loss per ordinary share	362,473,760	471,389,525	558,946,827
Effect of dilutive share options outstanding	—	—	—

Weighted average number of ordinary shares for diluted net loss per ordinary share	362,473,760	471,389,525	558,946,827

In the years ended December 31, 1999, 2000 and 2001, share options (see note 15) are anti dilutive.

PARTHUS TECHNOLOGIES PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(u) Allowance for bad debts

The Company recorded an allowance for bad debts in the year ended December 31, 2001 of $232,000. No such allowance was recorded at December 31, 2000.

(v)  Comprehensive income

Total comprehensive income includes net income and other comprehensive income which, for the Company, is comprised of currency translation adjustments.

(w) Recently issued accounting standards

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, “Business Combinations”. This statement requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. The adoption of this standard did not have any impact on the Company’s consolidated financial statements.

In July 2001, the FASB issued SFAS No. 142 “Goodwill and Other Intangible Assets” which revises the accounting for purchased goodwill and other intangible assets. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001, with earlier adoption permitted. The Company will adopt SFAS No. 142 effective from January 1, 2002. Under SFAS No. 142, purchased goodwill and intangible assets with indefinite lives are no longer amortized, but instead tested for impairment at least annually. Accordingly, the Company has ceased amortization of all goodwill as of January 1, 2002. Goodwill amortization amounted to $7,824,000 for the year ended December 31, 2001. No goodwill amortization arose in either of the years ended December 31, 1999 and 2000. The Company does not have any intangible assets, other than goodwill, with indefinite lives. Intangible assets with finite lives, primarily patents and intellectual property, will continue to be amortized over their useful lives, currently estimated at five years. The Company recorded amortization of intangible assets of $Nil, $1,081,000 and $1,371,000 for the years ended December 31, 1999, 2000 and 2001 respectively.

SFAS No. 142 requires a two step impairment test for goodwill. The first step is to compare the carrying amount of the reporting unit’s assets to the fair value of the reporting unit. If the carrying amount exceeds the fair value then the second step is required to be completed, which involves the fair value of the reporting unit being allocated to each asset and liability with the excess being implied goodwill. The impairment loss is the amount by which the recorded goodwill exceeds the implied goodwill. The Company is required to complete a “transitional” impairment test for goodwill as of the beginning of the fiscal year in which the statement is adopted. This transitional impairment test requires that the Company complete step one of the goodwill impairment test within six months from December 31, 2001. The Company is currently completing this transitional impairment test and does not expect to incur any impairment charges to goodwill.

SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”), addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalised as part of the carrying amount of the long-lived asset. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company does not expect that SFAS No. 143 will have a material impact on the financial statements.

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” (“SFAS No. 144”) addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The provisions

PARTHUS TECHNOLOGIES PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of this statement are effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company does not expect that SFAS No. 144 will have a material impact on the financial statements.

In April 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 145 “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 provides for the rescission of several previously issued accounting standards, new accounting guidance for the accounting for certain lease modifications and various technical corrections that are not substantive in nature to existing pronouncements. SFAS No. 145 will be adopted beginning January 1, 2003, except for the provisions relating to the amendment of SFAS No. 13, which will be adopted for transactions occurring subsequent to May 15, 2002. Adoption of SFAS No. 145 will not have a material impact on the consolidated financial statements.

3.    Related party transactions

The Company trades in the normal course of business with STMicroelectronics Srl., which held 20% of the equity of Silicon Systems Design Limited, a subsidiary undertaking, until June 29, 2001. On that date, Parthus acquired the STMicroelectronics Srl. 20% shareholding in Silicon Systems Design for consideration of $38,640,000 (see note 8).

During the year ended December 31, 2001 Parthus and STMicroelectronics Srl. entered into a multi-technology portfolio licensing and royalty agreement for the complete suite of Parthus mobile Internet IP Platforms. Revenue generated from STMicroelectronics Srl. during the years ended December 31, 1999, 2000 and 2001 was $12,879,000, $12,442,000 and $12,592,000, respectively. The account receivables balances with STMicroelectronics Srl. at December 31, 2000 and 2001 were $12,500 and $404,500 respectively.

William McCabe and Sven-Christer Nilsson, our non-executive directors receive directors fees of approximately $10,000 and $40,000 per annum, plus reasonable expenses. Mr. McCabe is also entitled to approximately $25,000 per annum for consulting services rendered to us.

On July 1, 1996 the Group entered into a property lease agreement with Veton Properties Limited to lease its head office. The lease term is 25 years from July 1, 1996 subject to annual rent of €380,922 ($341,000). Brian Long and Peter McManamon are minority shareholders in the equity of Veton Properties Limited.

During the year ended December 31, 1999, the Group advanced an interest free loan of $400,000 to William McLean, president of US operations and vice president of world-wide sales. The loan was repaid in full in March 2000.

4.    Short term investments—available for sale

The Company has classified its investment portfolio, comprising short term minimum “AA” rated securities, as available for sale. The investments are reported at fair value. The balance was converted into cash in January 2002.

5.    Prepayments and other current assets

	December 31,
	2000	2001
	(in thousands)
VAT taxes recoverable	$456	$201
Prepayments	1,538	859
Accrued income	483	2,087
Other current assets	374	218

	$2,851	$3,365

PARTHUS TECHNOLOGIES PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6.    Inventory

	December 31,
	2000	2001
	(in thousands)
Raw materials	$964	$635
Work in progress	261	103
Finished goods	25	59

	$1,250	$797

7.    Property, plant and equipment

	December 31,
	2000	2001
	(in thousands)
Cost
Work stations	$7,847	$11,611
Office equipment	1,356	2,775
Plant and machinery	476	539
Motor vehicles	50	—

	9,729	14,925
Less accumulated depreciation	(4,838)	(7,234)

Property, plant and equipment (net)	$4,891	$7,691

Depreciation charged to income for the years ended December 31, 1999, 2000 and 2001 was $1,089,000, $1,944,000 and $2,668,000 respectively.

8.    Acquisitions

Acquisition of Chicory Systems Inc.

On May 22, 2001 the Company acquired 100% of the outstanding shares in Chicory Systems Inc., a company incorporated in the United States of America. The results of Chicory Systems Inc have been included in the consolidated financial statements since May 22, 2001. Chicory Systems Inc. delivers innovative, silicon-based intellectual property that accelerates critical mobile Internet applications.

The aggregate purchase price was $43,441,000, comprising cash of $11,708,000 and the issuance of 22,221,442 new ordinary shares with a fair market value of $31,733,000. The fair market value of the issued shares was determined based on the average market price of Parthus’ shares over the 5-day period before and after the terms of the acquisition were agreed to and announced.

The acquisition agreement provides for the issuance of a maximum of 21.9 million additional Parthus ordinary shares contingent upon the achievement by Chicory of certain performance targets over the period to December 31, 2002. Such potential additional purchase consideration will be recorded as goodwill.

All outstanding unvested options over ordinary shares in Chicory Systems Inc. were exchanged for a total of 1,950,167 options over ordinary shares in the Company, the intrinsic value of which was recorded as deferred stock compensation of $2,711,000 and is being amortized on a straight line basis over the remaining option vesting period of two to four years.

PARTHUS TECHNOLOGIES PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The purchase price exceeded the amounts allocated to the assets acquired and liabilities assumed by $32,884,000 and this excess has been classified as goodwill. The following table summarises the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

$’000
Cash	1,061
Prepayments	76
Property, plant and equipment	132
In-process research and development	10,895
Accounts payable and accrued liabilities	(1,243)

Net assets acquired	10,921
Purchase consideration including costs of acquisition	43,805

Goodwill	32,884

The value assigned to purchased in-process technology relates to two microprocessor architecture projects (Project A and Project B) valued at $7,370,000 and $3,525,000 respectively. The estimated fair value of the acquired in-process research and development projects that had not yet reached technological feasibility and had no alternative future use amounted to $10,895,000.

Technological feasibility or commercial viability of these projects was not established at the acquisition date. These products were considered to have no alternative future use other than the technological indications for which they were in development. Accordingly, these amounts were immediately expensed in the consolidated statement of operations on the acquisition date in accordance with FASB Interpretation No. 4, “Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method.” The estimated fair values of these projects were determined using discounted cash flow models. Projects A and B were estimated to be 80% and 50% complete, respectively; estimated costs to completion of these products were approximately $570,000 and $700,000, respectively, and discount rates of 35% and 40%, respectively, were used. Both projects involve completion of hardware and software elements. The hardware component must be finalized before the software piece (consisting of validation work, completion of the driver code, etc.) can be started. At the valuation date, Project A had not completed the software element and the Project B had not completed the hardware component. These projects were expected to be completed by the end of 2001, when the company expected to commence sales of the products. The principal risks relating to the development of the Project A product technology include completing the hardware solutions, developing the reference software and reference manual, testing and debugging. The principal risks relating to the development of the Project B product technology include completing the micro-architecture, developing the driver code and software for the end product, debugging and testing. Each of these steps must be completed before the products can be released into the market.

The primary focus of Parthus was on the completion of Project A, not only as a stand alone architecture but also with the ability to fully integrate it with existing and future Parthus technology platforms. Costs of approximately $700,000 were incurred on the completion of the Project A architecture. Project A was completed, in line with expectations, in the fourth quarter of fiscal 2001 and is the primary architecture used in Parthus’ Machstream platform technology which Parthus is currently licensing.

In the third quarter of fiscal 2001, following a strategic review, Parthus decided to suspend further investment in Project B.

PARTHUS TECHNOLOGIES PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Acquisition of minority interest in Silicon Systems Design Limited

On June 29, 2001 the Company acquired the remaining 20% minority interest in Silicon Systems Design Limited, a subsidiary of the Company, from STMicroelectronics Srl.

The purchase price was $38,602,000 before acquisition costs of $38,000, comprising cash of $12,998,000 and the issuance of 18,393,670 new ordinary shares with a fair market value of $25,604,000. The fair market value of the issued shares was determined based on the average market price of Parthus’ shares over the 5-day period before and after the terms of the acquisition were agreed to and announced. The excess of total purchase consideration of $38,640,000 including acquisition costs over the fair value of the minority interest acquired of $1,009,000 (note 12) has been allocated to goodwill.

Proforma information

The proforma effect of the acquisitions of Chicory Systems Inc. and the minority interest in Silicon Systems Design Limited if completed on January 1, 2001, would have resulted in revenues, net loss and basic and diluted loss per ordinary share of $40,919,000, $43,769,000 and $0.076 respectively for the year ended December 31, 2001. The proforma effect of the acquisitions, if completed on January 1, 2000 would have resulted in revenues, net loss and basic and diluted loss per ordinary share of $31,920,000, $32,690,000 and $0.064 respectively for the year ended December 31, 2000. The unaudited proforma information does not purport to represent what the Company’s results of operations would actually have been had the acquisition occurred on such dates, nor does it purport to represent the results of operations of the Company for any future period.

Acquisition of the UK based GPS business of Symmetricom Limited

On March 29, 2000 the Company acquired the UK based GPS business of Symmetricom Limited, a wholly owned subsidiary of Symmetricom, Inc., for cash consideration of $6,453,000. On the same date, Symmetricom Inc. subscribed for 2,045,000 ordinary shares for consideration of $1,859,000. The business combination has been accounted for as a purchase. The total purchase consideration of $8,312,000 was allocated as follows:

(in thousands)
Plant and equipment	$896
Inventory	1,095
Intangible assets—patents	6,321

$8,312

The patents acquired have an estimated life of five years.

9.    Goodwill

	December 31,
	2000	2001
	(in thousands)
Acquired during year (note 8)	$—	$70,515
Less: accumulated amortization	—	(7,824)

	$—	$62,691

PARTHUS TECHNOLOGIES PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10.    Intangible assets

	December 31,
	2000	2001
	(in thousands)
Cost	$7,321	$6,793
Less: accumulated amortization	(1,081)	(2,361)

	$6,240	$4,432

Intangible assets represent the acquisition of certain intellectual property from Frontier Design on May 4, 2000 for cash consideration of $1,000,000 together with the value of patents acquired on the purchase of the UK based GPS business of Symmetricom Limited in 2000.

11.    Accrued liabilities

	December 31,
	2000	2001
	(in thousands)
Salary accruals	$2,429	$4,047
CAD rental	1,094	312
Professional fees	374	1,052
Amount due to Forbairt, an Irish Government Agency	314	167
Share issue costs accruals	1,658	51
Other accruals	3,569	5,549

	$9,438	$11,178

12.    Minority interest

	December 31,
	2000	2001
	(in thousands)
Opening balance	$909	$1,001
Share of profit for year	204	100
Currency translation adjustment	(112)	(92)
Minority interest acquired (note 8)	—	(1,009)

	$1,001	$—

13.    Redeemable shares

The Company paid dividends of $15,000 during the year ended December 31, 2000 to holders of 4% cumulative redeemable preference shares. These shares were redeemed for cash at par on April 7, 2000.

The Company redeemed 50,000 redeemable preference shares of €1.269738 each and 16,527,600 “B” redeemable preference shares of €0.031743 each for cash at par on April 7, 2000.

In 1994 and 1995 the Company raised finance through the issue of 29,230,400 redeemable ordinary shares with put and call option arrangements to enable the investors to call upon the Company to buy out the investors’

PARTHUS TECHNOLOGIES PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

redeemable ordinary shares at a price to be determined based upon a multiple of ten times one year’s average of the after tax profits in a specified three year period prior to the exercise of the option. In the year to December 31, 1999, 19,000,000 redeemable ordinary shares were repurchased for cash of $664,000. The difference between the carrying amount and the estimated repurchase price of the redeemable ordinary shares was accreted to income over the term of the related financing. The Company redeemed the remaining 10,230,400 redeemable ordinary shares in April 2000 for cash of $295,000.

14.    Equity share capital

On April 7, 2000 the Company reorganized its equity share capital. The Company reclassified 96,901,920 “A” convertible preferred ordinary shares and 14,022,800 “C” deferred ordinary shares in issue into an equal number of ordinary shares. Following the reorganization, the Company had one class of shares in issue. All references to ordinary shares, “A” convertible preferred ordinary shares and “C” deferred ordinary shares were restated to reflect the capital reorganization of April 7, 2000.

On February 29, 2000 the Company effected a stock split of four ordinary shares for each one ordinary share outstanding at that date.

On April 20, 2000 the Company effected a stock split of 10 ordinary shares for each one ordinary share outstanding at that date.

All references to share and per share amounts have been restated to reflect these stock splits.

Holders of ordinary shares will be entitled to receive such dividends as may be recommended by the board of directors of the Company and approved by the shareholders as the board of directors of the Company may decide.

On March 29, 2000 Symmetricom, Inc. subscribed for 2,045,000 ordinary shares as part of the acquisition by the Company of the UK based GPS business of Symmetricom Limited (see note 8).

On March 29, 2000 3 Com Ventures Inc. subscribed for 4,398,720 ordinary shares for cash consideration of $4 million.

On March 31, 2000 ARM Limited subscribed for 2,199,360 ordinary shares for cash consideration of $2 million.

On May 19, 2000 the Company completed an initial public offering (“IPO”) of its shares on both the Nasdaq National Market and London Stock Exchange. The Company issued a total of 111,309,328 ordinary shares for gross proceeds of $140.2 million. Expenses incurred in connection with the offering amounted to $12.5 million.

On November 8, 2000 the Company completed an offering of 8,300,705 ordinary shares for gross proceeds of $23.9 million. Expenses incurred in connection with the offering amounted to $1.7 million.

In June 2000, the Company approved the introduction of an Employee Share Purchase Plan (“ESPP”) which provides eligible employees with the opportunity to purchase ordinary shares in the form of American Depositary Shares (“ADSs”) at a price of 85% of the ADS market value over a designated period. Substantially all employees are eligible to participate and shares are offered based on a percentage of salary up to a specified maximum value. Employees may exercise their purchase right on a twice yearly basis. A total of 500,000 ADSs

PARTHUS TECHNOLOGIES PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

have been reserved for issuance under this plan. On December 30, 2000 the Company issued 39,186 ADSs to employees under the ESPP. During the year ended December 31, 2001, the Company issued a total of 199,292 ADSs (equivalent to 1,992,920 ordinary shares) to employees under the ESPP for consideration of $1 million.

During the years ended December 31, 2000 and 2001 employees exercised 39,477,264 and 7,976,400 options to purchase ordinary shares for gross proceeds of $1.4 million and $1.2 million respectively.

On May 22, 2001 the Company issued 22,221,442 ordinary shares with a fair market value of $31,733,000 as part consideration for the purchase of Chicory Systems Inc. (see note 8).

On June 29, 2001 the Company issued 18,393,670 ordinary shares with a fair market value of $25,604,000 as part consideration for the acquisition of the 20% interest in Silicon Systems Design Limited not owned by the Company (see note 8).

15.    Share options

Non cash stock compensation expenses of $52,000, $5,540,000 and $1,806,000 for the years ended December 31 1999, 2000 and 2001 have been recorded as follows:

	Year Ended December 31,
	1999	2000	2001
	(in thousands)
Research and development	$36	$923	$1,416
Sales and marketing	12	120	197
General and administrative	4	4,497	193

	$52	$5,540	$1,806

The Company granted 23,705,600 options over ordinary shares of €0.000317 each to employees in December 1996 at an exercise price of €0.007936 ($0.008) per share, the estimated market value of an ordinary share in the Company at that date. All of these options were exercised during the year ended December 31, 2000.

On March 30, 1998, the Board of Directors approved the introduction of a fixed share option plan (“the plan”), to include previous option grants. At the annual general meeting held on May 10, 2001, the shareholders approved an increase in the number of options that may be granted to 20% of the enlarged fully diluted share capital as at that date.

Under the terms of the plan, options may be granted to employees, consultants, or directors of the Company and any of its subsidiaries. The option holder shall be entitled, to exercise an option in respect of 25% of the total number of shares which are subject to option on the first anniversary of the date of grant. On each successive month thereafter, the option holder shall be entitled to exercise options in respect of 1/48th of the total number of shares subject to option. All unexercised options shall lapse on the seventh anniversary of the date of grant. All shares allotted under the plan rank pari passu in all respects with the ordinary shares of the Company.

No option may be sold, pledged, assigned, transferred or otherwise disposed of in any other manner by the optionee during his lifetime. Options will lapse to the extent that they have not been exercised by the earliest of the seventh anniversary of its date of grant, the expiration of twelve months from the date of death of the optionee or the date of cessation of the optionee as an employee or Director of the Company. The plan will be administered by the Remuneration Committee of the Board of the Company.

PARTHUS TECHNOLOGIES PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During 1999, the Company recognized deferred compensation cost of $2,726,000, which is being amortized on a straight line basis over the vesting period of the options, and compensation expense of $52,000 for those instances in which the exercise price of the Company’s options were less than the estimated fair market value of the underlying shares on the date of grant.

In 2000, the Company recognized total deferred compensation cost of $7,013,000, of which $2,633,000 is being amortized on a straight line basis. Compensation expense of $5,540,000 was recorded for the year ended December 31, 2000 including an amount of $4,380,000 arising from the grant in December 1998, of an option to purchase 2,000,000 shares to each of Mr. Brian Long and Mr. Peter McManamon at an exercise price of $0.165115 per ordinary share. The options were exercisable in a two year period from the occurrence of an Option Event as defined in the option agreements. The option agreements were amended in April 2000 to provide that an Option Event was the date on which final agreement was reached between the Company and the underwriters on the offer price of the Company’s shares in its initial public offering and the underwriting agreement was signed. The compensation cost of $4,380,000 was established on the date the Option Event occurred, May 19, 2000 and was recorded as an expense at that time as the options fully vested on that date.

        The Company recognized deferred compensation cost of $2,711,000 during the year ended December 31, 2001 on the purchase of Chicory Systems Inc. representing the intrinsic value arising on the grant of options over ordinary shares in the Company in exchange for unvested shares in the acquired company. This cost is being amortized on a straight line basis.

Other than the assumption of options on the acquisition of Chicory Systems Inc., all options granted subsequent to the IPO on May 19, 2000 have been granted at exercise prices equal to market value on the date of grant.

The following table summarizes the transactions for the Company’s share option plans for the years ended December 31, 2001:

	Options outstanding	Weighted average exercise price
Outstanding at December 31, 1998	52,575,600	$0.032
Cancelled	(1,648,000)	$0.032
Granted	18,162,000	$0.165

Outstanding at December 31, 1999	69,089,600	$0.067
Cancelled	(3,056,050)	$2.236
Granted	30,212,000	$1.638
Exercised	(39,477,264)	$0.038

Outstanding at December 31, 2000	56,768,286	$0.806
Cancelled	(6,949,350)	$1.132
Granted	40,979,537	$0.446
Exercised	(7,976,400)	$0.146

Outstanding at December 31, 2001	82,822,073	$0.664

PARTHUS TECHNOLOGIES PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes information concerning outstanding and exercisable share options as of December 31, 2001:

		Options Outstanding		Options Exercisable
Exercise Price	Number of Shares	Average Remaining Contractual Life	Weighted Average Excercise Price	Number of Shares	Weighted Average Exercise Price
$0.031—$0.165	22,589,353	3.5 years	$0.120	12,478,984	$0.119
$0.285—$0.750	41,667,160	6.5 years	$0.437	3,155,280	$0.750
$0.909—$1.126	6,513,160	5.7 years	$0.972	2,338,090	$0.967
$1.150—$2.700	12,052,400	5.5 years	$2.302	4,048,070	$2.390

The weighted average fair value of the options granted in fiscal 1999, 2000 and 2001 was $0.034, $0.842 and $0.352 respectively. The fair value was estimated using the minimum value method in 1999 and the Black-Scholes option pricing method in 2000 and 2001 with the following assumptions: no expected dividend yield, expected volatility of 80%, risk free interest rate of 5% and an expected life of 5 years.

Had the Company determined compensation expense based on the fair value at the grant date for these options under SFAS No. 123, the Company’s net income for the three years ending December 31, 2001 would have been reduced to the pro-forma amounts indicated below.

	Year ended December 31,
	1999	2000	2001
	(in thousands, except per share data)
Net loss as reported
— as reported	$(2,612)	$(16,058)	$(34,659)
— pro-forma	$(2,706)	$(14,898)	$(32,853)
Basic and diluted net loss per Ordinary Share
— as reported	$(0.007)	$(0.034)	$(0.062)
— pro-forma	$(0.007)	$(0.032)	$(0.059)

16.    Interest expense

	Year ended December 31,
	1999	2000	2001
	(in thousands)
Accretion of redeemable preference shares	$27	$—	—

	$27	$—	$—

17.    Restructuring charge

Restructuring charges of $765,000, representing severance costs, arise from the Company’s headcount reduction in December 2001.

18.    Income taxes

The Irish, US and UK subsidiaries file tax returns in Ireland, the United States and the United Kingdom, respectively.

PARTHUS TECHNOLOGIES PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The components of income before provision for income tax expenses are as follows:

	Year ended December 31,
	1999	2000	2001
	(in thousands)
Ireland	$—	$(21,045)	$(41,654)
Other	—	6,207	7,295

	$—	$(14,838)	$(34,359)

Provision for income taxes:

	Year ended December 31,
	1999	2000	2001
	(in thousands)
Ireland	$—	$—	$—
Other	—	1,205	300

	$—	$1,205	$300

The Company’s consolidated effective tax rate differed from the statutory rate as set forth below:

	Year ended December 31,
	1999	2000	2001
	(in thousands)
Taxes at Irish statutory rate of 20% in 2001; (24% in 2000) (28% in 1999);	$(716)	$(3,561)	$(6,872)
Income taxed at reduced rates	—	284	(1,026)
Losses at reduced rates	498	2,297	5,571
Movement in valuation allowance	229	2,264	2,707
Other	(11)	(79)	(80)

	$—	$1,205	$300

The tax effects of temporary differences that give rise to significant portions of deferred tax assets are as follows:

	As of December 31,
	2000	2001
	(in thousands)
Deferred tax assets:
Benefit of tax operating losses	$2,548	$5,255
Less: Valuation allowance	(2,548)	(5,255)

	$—	$—

The Company has provided a valuation allowance for the total amount of deferred tax assets as realization of these assets is not deemed likely principally due to the occurrence of operating losses.

Some of the Company’s operating subsidiaries are taxed at rates substantially lower than US and UK rates. Two Irish subsidiary companies currently qualify for a 10% tax rate, which under current legislation will remain

PARTHUS TECHNOLOGIES PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

in force until December 31, 2010. Three other Irish subsidiaries qualify for an exemption from income tax as their revenue source is licence fees from qualifying patents within the meaning of Section 234 of the Irish Taxes Consolidation Act 1997.

19.    Employee benefits

Certain Group employees are eligible to participate in a defined contribution pension plan (the ‘‘plan’’). Participants in the plan may elect to defer a portion of their pre-tax earnings into the plan, which is run by an independent party. The Group makes pension contributions at rates varying between 10% and 15% of the participant’s pensionable salary. Contributions to this plan are recorded as an expense in the consolidated statement of operations.

The Group’s US operations maintain a retirement plan (the ‘‘US Plan’’) that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Participants in the US Plan may elect to defer a portion of their pre-tax earnings, up to the Internal Revenue Service annual contribution limit. The Company matches 100% of each participant’s contributions up to a maximum of 6% of employee’s base pay. Each participant may contribute up to 15% of base remuneration. Contributions to this plan are recorded in the year contributed as an expense in the consolidated statement of operations.

Total contributions for the years ended December 31, 1999, 2000 and 2001 were $848,000, $1,529,000 and $1,727,000, respectively.

20.    Business Segment Information

The directors are of the opinion that the Company operates in a single industry segment. The analysis of the Company’s operations by geographical area is as follows:

Revenue by destination

	Year ended December 31,
	1999	2000	2001
	(in thousands)
United States	$6,161	$15,095	$19,369
Europe, Middle East and Africa	12,879	14,903	17,012
Asia	—	1,922	4,538

Total	$19,040	$31,920	$40,919

Other than $4,444,000 of revenue which originates in the UK, all of the Company’s revenue originates in Ireland. ST Microelectronics Srl., a company based in Italy, accounts for a significant portion of the Company’s revenues. (See note 3).

Loss from operations by origin

	Year ended December 31,
	1999	2000	2001
	(in thousands)
Ireland	$(2,818)	$(21,287)	$(41,366)
United Kingdom	(165)	37	219
United States	114	(86)	419
Rest of world	—	922	316

Total	$(2,869)	$(20,414)	$(40,412)

PARTHUS TECHNOLOGIES PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property, plant and equipment by origin

	Year ended December 31,
	2000	2001
	(in thousands)
Ireland	$3,315	$5,027
United Kingdom	917	1,226
United States	659	1,438

Total	$4,891	$7,691

Depreciation by origin

	Year ended December 31,
	1999	2000	2001
	(in thousands)
Ireland	$973	$1,360	$1,670
United Kingdom	93	460	575
United States	23	124	423

Total	$1,089	$1,944	$2,668

Capital expenditures by origin

	Year ended December 31,
	1999	2000	2001
	(in thousands)
Ireland	$997	$2,676	$3,555
United Kingdom	48	230	911
United States	236	522	1,072

Total	$1,281	$3,428	$5,538

The following table sets forth the clients which represented 10% or more of the Company’s net revenue in each of the periods set out below.

	Year ended December 31,
	1999	2000	2001
	(in thousands)
Client A	$12,879	$12,442	$12,592
Client B	$—	$3,379	$—

21.    Commitments and Contingencies

The Company is not party to any litigation or other legal proceedings that the Company believes could reasonably be expected to have a material adverse effect on the Company’s business, results of operations and financial condition.

Under the terms of capital grant agreements, amounts received of $1,034,000 may become repayable in full should certain circumstances specified within the grant agreements occur. The Company has not recognized any loss contingency, having assessed as remote the likelihood of these events arising.

PARTHUS TECHNOLOGIES PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company has several non-cancellable operating leases, primarily for equipment. These leases generally contain renewal options and require the Company to pay all executory costs such as maintenance and insurance.

The Company paid $ 631,000, $1,176,641 and $1,699,309 in rental expense for the fiscal years ended December 31, 1999, 2000 and 2001, respectively.

Future minimum rental commitments for operating leases with non-cancellable terms in excess of one year are as follows:

Minimum rental payments
(in thousands)
2002	$1,746
2003	$1,407
2004	$1,215
2005	$919
2006	$908

22.    Supplemental Disclosure of Cash Flow Information

	Year ended December 31,
	1999	2000	2001
	(in thousands)
Cash paid for interest	$—	$—	$—
Cash paid for income taxes	$249	$4	$395
Shares issued as non cash consideration	$—	$1,859	$57,337

23.    Subsequent Events—Unaudited Information

In April 2002, the company announced that it had entered into an agreement with DSP Group, Inc and Ceva Inc., providing for the merger of Parthus with Ceva, the intellectual property subsidiary of DSP Group. This combination to be effected by a merger of equals, has been unanimously approved by the board of directors of both companies. The new combined company, to be called Parthus Ceva, Inc., will be incorporated in Delaware and headquartered in San Jose, California, with principal executive offices in Dublin, Ireland and Herzeliya, Israel.

Following the announcement of the company’s intention to enter into a combination agreement with Ceva, Inc., the company agreed to issue an aggregate of 2,114,109 Parthus ordinary shares effective May 28, 2002 to the former shareholders of Chicory Systems, Inc., in full satisfaction of the company’s obligations with respect to a contingent issuance of a further 21.9 million ordinary shares in connection with the Company’s acquisition of Chicory. The 2,114,109 share issuance will be accounted for as additional purchase consideration and recorded as additional goodwill of $887,926 in the second quarter of 2002.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

The expenses to be paid by the Registrant in connection with the distribution of the securities being registered, other than underwriting discounts and commissions, are as follows:

Amount+
Securities and Exchange Commission Filing Fee	$381.28
NASD Filing Fee	—
Nasdaq National Market Listing Fee	$100,000
London Stock Exchange Listing Fee	$70,000
Accounting Fees and Expenses	$200,000
Blue Sky Fees and Expenses	1,000
Legal Fees and Expenses	$500,000
Transfer Agent and Registrar Fees and Expenses	25,000
Printing Expenses	$200,000
Miscellaneous Expenses	20,000

Total	$1,116,381

+	All amounts are estimates except the SEC filing fee, the Nasdaq National Market listing fee and the London Stock Exchange listing fee.

Item 14.    Indemnification of Directors and Officers

Our Certificate of Incorporation includes provisions that limit the personal liability of our officers and directors for monetary damages for breach of their fiduciary duties as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law. The Delaware General Corporation Law does not permit a provision in a corporation’s certificate of incorporation that would eliminate such liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for any unlawful payment of a dividend or unlawful stock repurchase or redemption, as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care. The provisions described above apply to an officer of a corporation only if he or she is a director of such corporation and is acting in his or her capacity as director, and do not apply to the officers of the corporation who are not directors.

Our Bylaws provide that, to the fullest extent permitted by the Delaware General Corporation Law, we may indemnify our directors, officers, employees and agents. In addition, we have entered into an indemnification agreement pursuant to which we will indemnify these persons to the fullest extent permitted by the Delaware General Corporation Law. These agreements, among other things, provide for the indemnification of our directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of ParthusCeva, arising out of their services as a director or officer of ParthusCeva or any other company or enterprise to which they provide services at our request to the fullest extent permitted by applicable law. We believe that these provisions and agreements will assist us in attracting and retaining qualified persons to serve as directors and officers. At present, there is no pending litigation or proceeding involving any of our directors or officers in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of ParthusCeva in accordance with the provisions contained in our charter documents, Delaware law or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ParthusCeva in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will follow the court’s determination.

We maintain insurance on behalf of our officers and directors, insuring them against liabilities that they may incur in such capacities or arising out of such status.

Item 15.    Recent Sales of Unregistered Securities

1. On November 22, 1999, the Registrant issued 20,000,000 shares of its common stock to DSP Group, Inc. (as adjusted to reflect stock splits and stock dividends to date) for aggregate consideration of $1,000. The issuance was made in accordance with Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).

2. In connection with the contribution of assets by DSP Group to the Registrant, on             , 2002 the Registrant issued 1,000 shares of its common stock to DSP Group. The issuance was made in accordance with Section 4(2) of the Securities Act.

3. Between November 1999 and June 30, 2002, the Registrant granted options to purchase 2,517,020 shares of its common stock at prices ranging from $5.37 to $6.53 per share to employees and directors pursuant to its 2000 Stock Incentive Plan (all numbers as adjusted to reflect stock splits and dividends prior to the date hereof). Such grants were made in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act.

Appropriate legends were affixed to the stock certificate issued in the above transactions. No underwriters were employed in any of the above transactions.

Item 16.    Exhibits and Consolidated Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description

2.1	Combination Agreement, dated as of April 4, 2002, among DSP Group, Inc., Ceva, Inc. and Parthus Technologies plc†

2.2	Amendment No. 1 to Combination Agreement, dated as of August 29, 2002, among DSP Group, Inc., Ceva, Inc. and Parthus Technologies plc**

3.1	Amended and Restated Certificate of Incorporation of the Registrant†

3.2	Amended and Restated Bylaws of the Registrant**

4.1	Specimen Common Stock Certificate**

Exhibit Number	Description

5.1	Opinion of Morrison & Foerster LLP, as to the Validity of the Shares*

8.1	Opinion of Morrison & Foerster LLP, as to Certain Tax Matters*

9.1	Form of Voting Agreement†

10.1	Form of Separation Agreement among DSP Group, Inc., DSP Group, Ltd., Ceva, Inc., DSP Ceva, Inc. and Corage, Ltd.**

10.2	Form of Tax Indemnification and Allocation Agreement between DSP Group, Inc. and the Registrant†

10.3	Form of Technology Transfer Agreement between DSP Group, Inc. and the Registrant†

10.4	Form of Technology Transfer Agreement between DSP Group, Ltd. and Corage, Ltd.†

10.5	Form of Technology Transfer Agreement between DSP Ceva, Inc. and Registrant†

10.6	Ceva, Inc. 2000 Stock Incentive Plan**

10.7	ParthusCeva, Inc. 2002 Stock Incentive Plan**

10.8	ParthusCeva, Inc. 2002 Employee Stock Purchase Plan**

10.9	Parthus 2000 Share Option Plan(1)

10.10	Parthus’ Chicory Systems, Inc. 1999 Employee Stock Option / Stock Issuance Plan†

10.11	Form of Indemnification Agreement†

10.12	Form of Employment Agreement with Eliyahu Ayalon*

10.13	Form of Transition Services Agreement between DSP Group, Ltd. and Corage, Ltd.**

10.14	Form of Employment Agreement with Brian Long*

10.15	Form of Employment Agreement with Kevin Fielding*

10.16	Form of Employment Agreement with Gideon Wertheizer*

10.17	Form of Employment Agreement with Elaine Coughlan*

10.18	Form of Employment Agreement with William McLean*

10.19	Form of Employment Agreement with Issachar Ohana*

10.20	Form of Employment Agreement with Bat-Sheva Ovadia*

21.1	Subsidiaries of the Registrant†

23.1	Consent of Kost Forer & Gabbay, a Member of Ernst and Young Global*

23.2	Consent of KPMG, independent chartered accountants*

23.3	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)*

24.1	Power of Attorney**

24.2	Power of Attorney for Zvi Limon**

99.1	Consent of Prospective Directors of the Registrant**

†	Filed as an exhibit to the Registrant’s registration statement on Form 10, as amended, filed with the Commission on June 3, 2002.
*	Filed herewith.
**	Previously filed
***	To be filed

(1)	Filed as an exhibit to the registration statement on Form S-8 of Parthus Technologies plc, filed with the Commission on June 6, 2000.

(b) Consolidated Financial Statement Schedules

No schedules have been included because they are not required or are not applicable or the required information is shown in the financial statements or related notes.

Item 17.    Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time the Commission declared it effective.

(2)    For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California on the 15th of October 2002.

CEVA, INC.

By:	/s/ YANIV ARIELI
Yaniv Arieli Treasurer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Eliyahu Ayalon	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	October 15, 2002

/s/ YANIV ARIELI Yaniv Arieli	Treasurer and Secretary (Principal Financial and Accounting Officer)	October 15, 2002

* Zvi Limon	Director	October 15, 2002

* Bruce A. Mann	Director	October 15, 2002

* Louis Silver	Director	October 15, 2002

*By:	/s/ YANIV ARIELI

Yaniv Arieli Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

2.1	Combination Agreement, dated as of April 4, 2002, among DSP Group, Inc., Ceva, Inc. and Parthus Technologies plc†

2.2	Amendment No. 1 to Combination Agreement, dated as of August 29, 2002, among DSP Group, Inc., Ceva, Inc. and Parthus Technologies plc**

3.1	Amended and Restated Certificate of Incorporation of the Registrant†

3.2	Amended and Restated Bylaws of the Registrant**

4.1	Specimen Common Stock Certificate**

5.1	Opinion of Morrison & Foerster LLP, as to the Validity of the Shares*

8.1	Opinion of Morrison & Foerster LLP, as to Certain Tax Matters*

9.1	Form of Voting Agreement†

10.1	Form of Separation Agreement among DSP Group, Inc., DSP Group, Ltd., Ceva, Inc., DSP Ceva, Inc. and Corage, Ltd.**

10.2	Form of Tax Indemnification and Allocation Agreement between DSP Group, Inc. and the Registrant†

10.3	Form of Technology Transfer Agreement between DSP Group, Inc. and the Registrant†

10.4	Form of Technology Transfer Agreement between DSP Group, Ltd. and Corage, Ltd.†

10.5	Form of Technology Transfer Agreement between DSP Ceva, Inc. and Registrant†

10.6	Ceva, Inc. 2000 Stock Incentive Plan**

10.7	ParthusCeva, Inc. 2002 Stock Incentive Plan**

10.8	ParthusCeva, Inc. 2002 Employee Stock Purchase Plan**

10.9	Parthus 2000 Share Option Plan(1)

10.10	Parthus’ Chicory Systems, Inc. 1999 Employee Stock Option / Stock Issuance Plan†

10.11	Form of Indemnification Agreement†

10.12	Form of Employment Agreement with Eliyahu Ayalon*

10.13	Form of Transition Services Agreement between DSP Group, Ltd. and Corage, Ltd.**

10.14	Form of Employment Agreement with Brian Long*

10.15	Form of Employment Agreement with Kevin Fielding*

10.16	Form of Employment Agreement with Gideon Wertheizer*

10.17	Form of Employment Agreement with Elaine Coughlan*

10.18	Form of Employment Agreement with William McLean*

10.19	Form of Employment Agreement with Issachar Ohana*

10.20	Form of Employment Agreement with Bat-Sheva Ovadia*

21.1	Subsidiaries of the Registrant†

23.1	Consent of Kost Forer & Gabbay, a Member of Ernst and Young Global*

23.2	Consent of KPMG, independent chartered accountants*

23.3	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)*

24.1	Power of Attorney**

24.2	Power of Attorney for Zvi Limon**

99.1	Consent of Prospective Directors of the Registrant**

†	Filed as an exhibit to the Registrant’s registration statement on Form 10, as amended, filed with the Commission on June 3, 2002.
*	Filed herewith.
**	Previously filed
***	To be filed
(1)	Filed as an exhibit to the registration statement on Form S-8 of Parthus Technologies plc, filed with the Commission on June 6, 2000.